   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1996

                                                       REGISTRATION NO. 333-643
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         TRUMP ATLANTIC CITY ASSOCIATES
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NEW JERSEY                    7011                   22-3213714
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                      MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               NICHOLAS L. RIBIS
                                 VICE PRESIDENT
                           TRUMP PLAZA HOLDING, INC.
                      MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                       TRUMP ATLANTIC CITY FUNDING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     9999                   22-3418939
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                      MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               NICHOLAS L. RIBIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       TRUMP ATLANTIC CITY FUNDING, INC.
                      MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                                        (continued on next page)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(continued from previous page)
                                --------------

                             TRUMP PLAZA ASSOCIATES
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NEW JERSEY                    7011                  22-3241643
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                      MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               NICHOLAS L. RIBIS
                            CHIEF EXECUTIVE OFFICER
                             TRUMP PLAZA ASSOCIATES
                      MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                WITH COPIES TO:
  DANIEL D. RUBINO, ESQ.     ROBERT M. PICKUS, ESQ.  NICHOLAS P. SAGGESE, ESQ.
 WILLKIE FARR & GALLAGHER   EXECUTIVE VICE PRESIDENT   SKADDEN, ARPS, SLATE,
   ONE CITICORP CENTER                                     MEAGHER & FLOM
                      TRUMP HOTELS & CASINO RESORTS, INC.
   153 EAST 53RD STREET
                      MISSISSIPPI AVENUE AND THE BOARDWALK
                                                       300 SOUTH GRAND AVENUE
 NEW YORK, NEW YORK 10022
                        ATLANTIC CITY, NEW JERSEY 08401      SUITE 3400
      (212) 821-8000             (609) 441-6060       LOS ANGELES, CALIFORNIA
                                                               90071
                                                           (213) 687-5000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  On February 1, 1996, a fee of $406,897 was paid in connection with the registration of up to $1,180,000,000 principal amount of First Mortgage Notes.

                                --------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         TRUMP ATLANTIC CITY ASSOCIATES
                       TRUMP ATLANTIC CITY FUNDING, INC.
                             TRUMP PLAZA ASSOCIATES

                             CROSS-REFERENCE SHEET

  Cross-reference sheet furnished pursuant to Item 501(b) of Regulation S-K showing location in the Prospectus of information required by Items of Form S-1.

              ITEM IN FORM S-1                      LOCATION IN PROSPECTUS
              ----------------                      ----------------------
  1. Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus...........................   Facing Page; Cross-Reference
                                                Page; Outside Front Cover Page
  2. Inside Front and Outside Back Cover
      Pages of Prospectus..................   Inside Front and Outside Back
                                               Cover Pages; Available
                                               Information
  3. Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges...   Prospectus Summary; Risk Factors
  4. Use of Proceeds.......................   Prospectus Summary; Use of
                                               Proceeds
  5. Determination of Offering Price.......   Not Applicable
  6. Dilution..............................   Not Applicable
  7. Selling Security Holders..............   Not Applicable
  8. Plan of Distribution..................   Outside Front Cover Page;
                                               Underwriting
  9. Description of Securities to be
      Registered...........................   Prospectus Summary; Risk Factors;
                                               Description of the First
                                               Mortgage Notes; Certain Federal
                                               Income Tax Considerations
 10. Interests of Named Experts and
      Counsel..............................   Experts
 11. Information with Respect to the
      Registrant...........................   Prospectus Summary; Risk Factors;
                                               Use of Proceeds; Capitalization;
                                               Selected Historical Financial
                                               Information; Management's
                                               Discussion and Analysis of
                                               Financial Condition and Results
                                               of Operations; Unaudited Pro
                                               Forma Financial Information;
                                               Business; Regulatory Matters;
                                               Management; Certain
                                               Transactions; Security Ownership
                                               of Certain Beneficial Owners and
                                               Management; Description of the
                                               Trump Atlantic City Partnership
                                               Agreement; Legal Matters
 12. Disclosure of Commission Position on
      Indemnification of Securities Act
      Liabilities..........................    Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED April 9, 1996
APRIL  , 1996
                                 $1,100,000,000
                         TRUMP ATLANTIC CITY ASSOCIATES
                       TRUMP ATLANTIC CITY FUNDING, INC.
                         % FIRST MORTGAGE NOTES DUE 2006
  The   % First Mortgage Notes due 2006 (the "First Mortgage Notes") are being issued (the "First Mortgage Note Offering") by Trump Atlantic City Associates ("Trump AC") and its wholly owned subsidiary Trump Atlantic City Funding, Inc. ("Trump AC Funding" and, together with Trump AC, the "Issuers"). The First Mortgage Notes are joint and several obligations of the Issuers.
  The First Mortgage Note Offering is part of a comprehensive plan (the "Merger Transaction") relating to the acquisition (the "Merger") by Trump Hotels & Casino Resorts, Inc. ("THCR") of Trump Taj Mahal Associates ("Taj Associates"), the partnership that owns and operates the Trump Taj Mahal Casino Resort, and the refinancing of the debt obligations of Taj Associates and Trump Plaza Associates ("Plaza Associates"), the partnership that owns and operates Trump Plaza Hotel and Casino. Upon consummation of the Merger Transaction, Taj Associates and Plaza Associates will become wholly owned subsidiaries of Trump AC. Trump AC is a wholly owned subsidiary of Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), which in turn is a subsidiary of THCR. The Issuers' payment obligations under the First Mortgage Notes will be fully and unconditionally guaranteed on a senior secured basis by Plaza Associates, Taj Associates and all other existing and future Subsidiaries (as defined) of Trump AC (collectively, the "Guarantors"), other than Trump AC Funding, which is one of the Issuers. THCR is concurrently issuing shares of its common stock (the "THCR Common Stock") in an underwritten public offering (the "Stock Offering") and may issue shares pursuant to the Merger. Consummation of the First Mortgage Note Offering is conditioned upon the consummation of the other elements of the Merger Transaction (including the Stock Offering).
  Interest on the First Mortgage Notes is payable in cash, semiannually in
arrears on April    and October    of each year, commencing on October  , 1996.
The First Mortgage Notes will mature on April , 2006. The First Mortgage Notes are not redeemable prior to April , 2001, other than pursuant to a Required Regulatory Redemption (as defined). Thereafter, the First Mortgage Notes may be redeemed at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. Upon the occurrence of a Change of Control (as defined), each holder of the First Mortgage Notes may require the Issuers to repurchase such holder's First Mortgage Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase. See "Description of the First Mortgage Notes." Trump AC's consolidated outstanding indebtedness at December 31, 1995 would have been, on a pro forma basis after giving effect to the transactions comprising the Merger Transaction (including the First Mortgage Note Offering and the application of the net proceeds thereof), approximately $1.1 billion, consisting of $1.1 billion of principal amount of First Mortgage Notes and approximately $3.0 million of senior indebtedness.
  The Issuers' payment obligations under the First Mortgage Notes, and the guarantees thereof, will be secured on a senior basis by substantially all of the real and personal property owned or leased by Plaza Associates and Taj Associates. The liens securing the First Mortgage Notes (i) are subordinate to the liens securing approximately $3.0 million of senior indebtedness, and (ii) would be pari passu to liens permitted to secure an up to $25 million working capital facility and up to $75 million principal amount of expansion debt which may be incurred in the future. The First Mortgage Notes will not be secured by a pledge of the equity of any subsidiary of THCR Holdings, which equity has been pledged for the exclusive benefit of the Senior Notes (as defined).
  SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE FIRST MORTGAGE NOTES OFFERED HEREBY.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND  EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.
   NEITHER THE NEW JERSEY CASINO CONTROL COMMISSION NOR ANY OTHER REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
- --------------------------------------------------------------------------------

                                               PRICE    UNDERWRITING   PROCEEDS
                                              TO THE   DISCOUNTS AND    TO THE
                                             PUBLIC(1) COMMISSIONS(2) ISSUERS(3)
- --------------------------------------------------------------------------------
Per First Mortgage Note.....................      %            %            %
Total.......................................  $           $            $
- --------------------------------------------------------------------------------

(1)Plus accrued interest, if any, from the date of issuance.
(2) Trump AC and its Subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses estimated at $   , payable by Trump AC.

  The First Mortgage Notes are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the First Mortgage Notes will be made in New York, New York on or about April , 1996.

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
    SALOMON BROTHERS INC                             BT SECURITIES CORPORATION

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE FIRST MORTGAGE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information and financial statements, and notes thereto, contained elsewhere in this Prospectus. Unless otherwise indicated, (i) the term "Trump AC" as used in this Prospectus includes Trump AC and its subsidiaries and gives effect to the Merger Transaction, and (ii) the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option in connection with the Stock Offering. Prospective investors are urged to read this Prospectus carefully in its entirety. This Prospectus contains forward-looking information that involves risks and uncertainties and such information is subject to the assumptions set forth in connection therewith and the information contained herein.

                         TRUMP ATLANTIC CITY ASSOCIATES

  Upon consummation of the Merger Transaction, Trump Atlantic City Associates ("Trump AC"), an indirect subsidiary of Trump Hotels & Casino Resorts, Inc., will own and operate two "Four Star" Atlantic City casino hotels (the "Atlantic City Properties"): the Trump Taj Mahal Casino Resort (the "Taj Mahal") and Trump Plaza Hotel and Casino ("Trump Plaza"). The Taj Mahal is currently Atlantic City's largest casino, and Trump Plaza will have the largest casino in Atlantic City upon completion of its ongoing expansion program (the "Trump Plaza Expansion"). Through its ownership of two successful land-based casino hotels, Trump AC will have a leading presence in the growing Atlantic City market, which, in terms of gaming revenues, has demonstrated a ten-year compound annual growth rate of approximately 5.8% and a growth rate of approximately 9.5% for calendar year 1995 versus calendar year 1994. After giving effect to the Merger Transaction and the Trump Plaza Expansion, Trump AC will have approximately one-quarter of Atlantic City's casino square footage, slot machines, table games and hotel room inventory. In addition, the combination of the Taj Mahal with Trump Plaza's existing operations will also provide opportunities for operational efficiencies, economies of scale and other benefits from the expertise and experience of management at the two operating entities. Trump AC also plans to undertake an expansion program at the Taj Mahal designed to increase its hotel room inventory and casino floor space and expand its entertainment and parking facilities (the "Taj Mahal Expansion").

  Management believes Trump AC will benefit from the following factors:

  . LEADING ATLANTIC CITY FACILITIES. Upon consummation of the Trump Plaza
    Expansion, Trump AC will own and operate the two largest casino hotel properties in Atlantic City, both of which are strategically located on The Boardwalk. Trump AC believes that the Atlantic City Properties' prime locations, reputations for high quality amenities and first-class customer service and targeted marketing strategies are ideally suited to capitalize on the expected continued growth in the Atlantic City gaming market. Management believes that its leading size and market share in Atlantic City following the consummation of the Merger Transaction will provide it with a competitive advantage in marketing the Atlantic City Properties, particularly to large convention groups and multi-day stay destination resort visitors.

  . ATLANTIC CITY PROPERTIES EXPANSION. Trump AC has nearly completed the
    Trump Plaza Expansion and is developing the plans for the Taj Mahal Expansion, which projects will increase the Atlantic City Properties' gaming space and hotel room capacity, allowing Trump AC to meet both existing demand and the anticipated demand from the increased number of available rooms and infrastructure improvements that are currently under development to enhance further the "vacation destination appeal" of Atlantic City.

    The following table profiles Trump AC's casino and hotel capacity following the planned expansions at the Atlantic City Properties:

                             TRUMP     TAJ      TRUMP PLAZA   TAJ MAHAL
                            PLAZA(a)  MAHAL     EXPANSION(b) EXPANSION(c)  TOTAL
                            -------- -------    ------------ ------------ -------
   Casino square footage...  75,395  120,000(d)    64,158       60,000    319,553
   Slot machines...........   2,368    3,550        1,898        2,500     10,316
   Table games.............      97      169           44          --         310
   Hotel rooms.............     555    1,250          849          800      3,454

  --------------------
  (a) Includes the 2,000 square foot area connecting the existing facility with Trump Plaza East (as defined) and the 75 slot machines included in this area.

  (b) Includes the 15,000 square foot casino with 400 slot machines and 13 table games and 326 hotel rooms which have already opened at Trump Plaza East. The remaining 14 hotel rooms and suites at Trump Plaza East are scheduled to be opened by the end of April 1996. Also reflects nine super suites scheduled to open early in 1997 and not otherwise included in the "Trump Plaza Expansion." The remaining portion of the Trump Plaza Expansion, Trump World's Fair (as defined), is scheduled to open in the second quarter of 1996.
  (c) Plans for the Taj Mahal Expansion, scheduled to be completed in phases from the first quarter of 1997 through early 1998, are subject to modification.
  (d) Excludes a 12,000 square foot poker, keno and race simulcasting room which contains 64 poker tables.

  . OPERATING SYNERGIES. Trump AC intends to capitalize on the opportunities for efficiencies which can be generated by integrating certain operations of the Atlantic City Properties, which previously have been operated separately. Management has identified cost savings which management estimates, by the end of the second year following the Merger Transaction, to be approximately $18-20 million on an annual basis, although no assurance may be made as to the amount which will be realized. Management believes that it will be able to consolidate certain departments at the Atlantic City Properties, reduce general and administrative expenses through possible personnel reductions and the consolidation of certain marketing efforts, and reduce operating costs through efficiencies that are expected to result from the combined purchasing power of the Atlantic City Properties.

  . THE "TRUMP" NAME. Trump AC capitalizes on the widespread recognition of the "Trump" name and its association with high quality amenities and first-class service. To this end, Trump AC provides a broadly diversified gaming and entertainment experience consistent with the "Trump" name and reputation for quality.

ATLANTIC CITY PROPERTIES

  Trump Plaza. Management believes that Trump Plaza's "Four Star" Mobil Travel Guide rating and "Four Diamond" American Automobile Association rating reflect the high quality amenities and services that Trump Plaza provides to its casino patrons and hotel guests. These amenities and services include a broad selection of dining choices, headline entertainment, deluxe accommodations, tennis courts and swimming and health spa facilities.

  Trump Plaza Expansion. Management is seeking to enhance further Trump Plaza's position as an industry leader through the Trump Plaza Expansion, scheduled to be completed in the second quarter of 1996, which involves expanding and renovating Trump Plaza's gaming space, increasing its hotel capacity and constructing retail operations and entertainment venues. As part of the Trump Plaza Expansion, management has renovated and integrated into Trump Plaza a hotel located adjacent to Trump Plaza's main tower ("Trump Plaza East"), the grand opening for which was held on February 16, 1996, and is in the process of renovating and integrating the former Trump Regency Hotel ("Trump World's Fair"), located on The Boardwalk adjacent to the existing Atlantic City Convention Center, which is next to Trump Plaza.

  In February 1996, Trump Plaza East opened the 15,000 square foot Ocean View Casino and Bar, and has to date opened 326 of its 349 hotel rooms. The Ocean View Casino and Bar is the first gaming room in Atlantic City to combine a casino, bar and entertainment area and features a 70-foot long bar with 27 bar-top slot machines, live entertainment and a 58 square foot video wall. With its high ceilings and windows overlooking the Atlantic Ocean and The Boardwalk, Trump Plaza is creating a new and exciting entertainment environment for its casino patrons.

  Upon completion of the Trump Plaza Expansion, Trump Plaza's casino floor space will be the largest in Atlantic City, increasing from approximately 75,000 square feet to an aggregate of approximately 140,000 square feet, housing a total of approximately 4,270 slot machines and 140 table games. Trump Plaza's hotel capacity will increase to a total of 1,404 guest rooms from 555 guest rooms, making Trump Plaza's guest room inventory one of the largest in Atlantic City. Management believes the increased hotel capacity as a result of the Trump Plaza Expansion will better enable Trump Plaza to meet demand and accommodate its casino guests, as well as to host additional and larger conventions and corporate meetings. The following table details plans for the Trump Plaza Expansion:

                                                                  TRUMP
                                       TRUMP PLAZA     TRUMP     WORLD'S
                                       FACILITY(a) PLAZA EAST(b) FAIR(c) TOTAL
                                       ----------- ------------- ------- ------
Casino square footage.................   75,395       14,886     49,272  139,553
Slot machines.........................    2,368          405      1,493   4,266
Table games...........................       97           12         32     141
Hotel rooms...........................      555          349        500   1,404

- --------------------
(a) Includes the 2,000 square foot area connecting the existing facility with Trump Plaza East (as defined) and the 75 slot machines included in their area.

(b) The casino and 326 hotel rooms have already opened. The remaining 14 hotel rooms and suites are scheduled to be opened by the end of April 1996. Also reflects nine super suites scheduled to open early in 1997 and not otherwise included in the "Trump Plaza Expansion."
(c) Scheduled to open in the second quarter of 1996.

  The Trump Plaza Expansion will increase Trump Plaza's prime central frontage on The Boardwalk to nearly a quarter of a mile. Furthermore, Trump World's Fair will add approximately 50,000 square feet of casino floor space, approximately 16,000 of which will be directly accessible from The Boardwalk, and Trump Plaza has been reconfigured to provide a new entranceway to Trump Plaza directly off the Atlantic City Expressway. Management believes that the construction of a new convention center and "tourist corridor" linking the new convention center with The Boardwalk will enhance the desirability of Atlantic City generally and, as a result of Trump Plaza's central location, will benefit Trump Plaza in particular. Trump Plaza's location on The Boardwalk at the end of the main highway into Atlantic City makes it highly accessible for both "drive-in" and "walk-in" patrons.

  The Taj Mahal. The Taj Mahal currently has the largest casino in Atlantic City and has ranked first among all Atlantic City casinos in terms of total gaming revenues, table revenues and slot revenues since it commenced operations in 1990. The Taj Mahal capitalizes on the widespread recognition and marquee status of the "Trump" name and its association with high quality amenities and first-class service as evidenced by its "Four Star" Mobil Travel Guide rating. Management believes that the breadth and diversity of the Taj Mahal's casino, entertainment and convention facilities and its status as a "must-see" attraction will enable the Taj Mahal to benefit from the expected continued growth in the Atlantic City market. In order to enhance its status as a "must-see" attraction, the Taj Mahal has recently signed agreements for the development of Hard Rock Cafe(R), Rainforest Cafe(R) and All Star Cafe(R) themed restaurants on the property. In addition, in order to continue to attract high end players, the Taj Mahal has recently opened the Dragon Room, a new Asian themed table game area, and plans to open the Sultan's Palace, a new high-end "slots only" lounge and private club in the second quarter of 1996.

  The Taj Mahal Expansion. The Taj Mahal Expansion is scheduled to be completed in phases from the first quarter of 1997 through early 1998. The Taj Mahal Expansion, the plans for which are subject to modification, involves the construction of an approximately 2,000 space expansion of the Taj Mahal's existing self-parking facilities and a new 10,000 seat arena adjacent to the Taj Mahal, each scheduled to be completed in the first quarter of 1997; the conversion of the current site of the Mark Etess Arena into a new 60,000 square-foot circus-themed casino with 2,500 slot machines, scheduled to be completed in mid-1997; and the construction of an approximately 800 room hotel tower adjacent to the Taj Mahal's existing hotel tower, which is scheduled to be completed early in 1998.

  THE ATLANTIC CITY MARKET. The Atlantic City gaming market has demonstrated continued growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels in Atlantic City generated approximately $3.75 billion in gaming revenues in 1995, an approximately 9.5% increase over 1994 gaming revenues of approximately $3.42 billion. During 1995, all 12 casinos experienced increased gaming revenues compared to 1994.

  The approximately $3.75 billion of gaming revenues produced by the 12 Atlantic City casino hotels in 1995 exceeded the approximately $3.12 billion of gaming revenues produced by the 18 largest (based on net revenues) casino hotels on the Las Vegas Strip for the same period, even though the 12 Atlantic City casino hotels have less than one-quarter the number of hotel rooms of such Las Vegas Strip casino hotels. Management believes, however, that given current high occupancy levels, future casino revenue growth in the Atlantic City market will be dependent in part upon expansion in hotel capacity.

  Due principally to an improved regulatory environment, the general improvement of economic conditions in 1993, 1994 and 1995 and existing high occupancy rates, significant investment in the Atlantic City market has been initiated and/or announced. For example, Trump Plaza will be located at the end of the planned "tourist corridor" featuring an entertainment and retail complex that will link The Boardwalk with downtown Atlantic City. In addition, The New Jersey Casino Redevelopment Authority ("CRDA") is currently overseeing the development of a new convention center. When completed, the approximately $250 million convention center will be the largest exhibition space between New York City and Washington, D.C. The new convention center, currently scheduled to open in January 1997, will be located at the base of the Atlantic City Expressway. Trump Plaza is adjacent to the existing Atlantic City Convention Center and will also be one of the closest casino hotels to the new convention center, which as currently planned would hold approximately 500,000 square feet of exhibit and pre-function space, 45 meeting rooms, various food-service facilities and a 1,600-car underground parking garage. An additional planned infrastructure improvement is the State of New Jersey's approximately $125 million capital plan to upgrade and expand the Atlantic City International Airport. Trump AC believes that the Taj Mahal's and Trump Plaza's positions as leading Atlantic City attractions will enable them to attract a large portion of any increase in the number of potential casino hotel patrons.

                        THE FIRST MORTGAGE NOTE OFFERING

ISSUERs.....................  Trump AC and Trump AC Funding as joint and several obligors.

PRINCIPAL AMOUNT............  $1,100,000,000 aggregate principal amount of   %
                              First Mortgage Notes due 2006.

MATURITY....................  April   , 2006.

INTEREST....................   % per annum, payable in cash, semi-annually in
                              arrears, calculated on the basis of a 360-day year consisting of twelve 30-day months.

INTEREST PAYMENT DATES......  April    and October   , commencing October   ,
                              1996.

GUARANTORS..................  The First Mortgage Notes will be fully and unconditionally guaranteed on a joint and several, senior secured basis by Plaza Associates, Taj Associates, TTMC and each other present and future majority owned or controlled subsidiary (other than "unrestricted subsidiaries," a "Subsidiary") of Trump AC, other than Trump AC Funding (which is one of the Issuers).

OPTIONAL REDEMPTION.........  The First Mortgage Notes will be redeemable in cash at the option of the Issuers, in whole or in
                              part, at any time on or after    , 2001 at the
                              redemption prices set forth herein, together with accrued and unpaid interest through the redemption date. In addition, the First Mortgage Notes are subject at any time to redemption in accordance with an order of a governmental authority having jurisdiction over Taj Associates or Plaza Associates' casino licenses.

SINKING FUND................  None.

CHANGE OF CONTROL...........
                              Upon the occurrence of a Change in Control (as defined in "Description of the First Mortgage Notes--Certain Covenants--Repurchase of the First Mortgage Notes at the Option of the Holder Upon a Change in Control"), each holder of First Mortgage Notes may require Trump AC to repurchase such holder's First Mortgage Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase.

SECURITY....................
                              The First Mortgage Notes will be secured by one or more mortgages (the "Mortgage") representing a first lien and security interest (subject to approximately $3.0 million of indebtedness secured by mortgages) on substantially all of the assets comprising Trump Plaza and the Taj Mahal, including the Specified Parcels (as defined in "--Use of Proceeds") and related facilities. The security interest held by a collateral agent on behalf of, among others, the Trustee also includes assignments of leases and rents and operating assets and encumbers furniture, fixtures, machinery and equipment. However, THCR Holdings' direct and indirect equity interests in Trump Atlantic City and its subsidiaries, including Plaza Associates and Taj Associates, will be pledged exclusively for the benefit of the holders of the 15 1/2% Senior Secured Notes due 2005 issued by THCR Holdings and its subsidiary, Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding") (the "Senior Notes").

NON-RECOURSE................  No direct or indirect stockholder, partner, employee, officer or director, as such, past, present or future, of either the Issuers, any

                              Guarantor or any successor entity shall have any personal liability in respect of the obligations of the Issuers or any Guarantor under the indenture under which the First Mortgage Notes will be issued (the "First Mortgage Note Indenture"), the First Mortgage Notes or the guarantees thereof by reason of the status as such stockholder, partner, employee, officer or director except to the extent such party is an Issuer or Guarantor.

CERTAIN COVENANTS...........  The First Mortgage Note Indenture will contain certain covenants which, among other things, will
                              (i) limit Trump AC's and its Subsidiaries' ability to incur certain indebtedness unless, among other things, Trump AC's Consolidated Coverage Ratio (as defined) for the four fiscal quarters immediately preceding such event, taken as one period, would have been at least equal to the ratios set forth in the First Mortgage Note Indenture, subject to certain exceptions; (ii) limit the making of certain dividends, distributions and other restricted payments by Trump AC and its Subsidiaries, (iii) limit the lines of business in which Trump AC and its Subsidiaries may engage to those relating to the casino hotel business in AC; (iv) limit the existence of certain liens on assets of Trump AC and its Subsidiaries; (v) restrict the use of proceeds from certain asset sales by Trump AC and its Subsidiaries; (vi) limit transactions by Trump AC and its Subsidiaries with affiliates of Trump AC (other than wholly-owned Subsidiaries);
                              (vii) restrict Trump AC and its Subsidiaries from engaging in certain leasing activities; (viii) limit the Issuers' ability to merge, sell or consolidate; (ix) limit the obligations of Trump AC Funding to those incident to its obligations under the First Mortgage Note Indenture; (x) prohibit Trump AC and its Subsidiaries from paying services fees under a certain services agreement with a corporation wholly owned by Trump, or any expenses relating thereto, under certain circumstances, including if a Default (as defined) or an Event of Default (as defined) has occurred and is continuing; (xi) prohibit Trump AC and its Subsidiaries from paying any other amounts pursuant to other management, services or similar agreements with Trump; (xii) require the maintenance of insurance; and (xiii) limit the issuing or selling of equity interests by any of Trump AC's Subsidiaries (except to Trump AC or a wholly-owned Subsidiary thereof).

EVENTS OF DEFAULT...........  Events of Default will include (i) default in payment of interest when due for a period of 30 days; (ii) default in payment of principal or premium, if any, when due; (iii) default in the performance or breach of certain specified covenants, including those relating to merger, consolidation or sale of assets, failure to make or consummate a Change of Control Offer (as defined) or an Asset Sale Offer (as defined) as required; (iv) default in the performance or breach of certain other covenants of the Issuers (other than those specifically covered elsewhere in the First Mortgage Note Indenture) for 30 days after notice; (v) certain events of bankruptcy, insolvency or reorganization relating to the Issuers or significant subsidiaries, which, if involuntary, continue for 60 days, (vi) revocation, suspension or loss of certain permits resulting in a cessation of a substantial portion of the operations of Trump Plaza or the Taj Mahal for more than 90 consecutive days; (vii) acceleration prior to the maturity of certain indebtedness or the default in the payment when due of certain indebtedness of Trump AC or its subsidiaries;
                              (viii) except as permitted by the First Mortgage
                              Note Indenture or the First Mortgage Notes, the cessation of any guarantee in any material respect or the finding by any judicial proceeding that the guarantee is unenforceable or invalid in any material respect or the denial or disaffirmation by any Guarantor of its obligations under its guarantee; and (ix) certain events of default under the documents governing the Mortgage (as defined). An Event of Default under the First Mortgage Note Indenture could permit acceleration of the First Mortgage Notes and acceleration of certain other existing or future indebtedness of the Issuers and their affiliates under other instruments that may contain cross-acceleration or cross-default provisions. See "Risk Factors--Restrictions on Certain Activities."

MODIFICATION OF INDENTURE...  Amendments to the First Mortgage Note Indenture
                              will be permitted with the consent of the holders of not less than a majority of the principal amount of the outstanding First Mortgage Notes; provided, however, that the consent of all holders will be required to release any of the collateral from the Liens created by the documents governing the Mortgage other than in accordance with the terms thereof or to make certain changes, including those that would change the time of payment of interest or principal or reduce the principal amount or interest rate payable on any First Mortgage Note or that would reduce the percentage in principal amount of outstanding First Mortgage Notes, the consent of whose holders is required for any such modification or waiver; and provided further, that the holders of at least two-thirds in aggregate principal amount will be required to approve any change in the obligations of the Issuers to make an offer to repurchase holders' First Mortgage Notes upon a Change of Control. Certain changes may be made without the consent of the holders, for example to cure any ambiguities in the documents that do not materially adversely affect the rights of the holders.

                               THE STOCK OFFERING
        (Offered by THCR exclusively pursuant to a separate prospectus.)

  Concurrently with and as a condition to consummation of the First Mortgage Note Offering, THCR, Trump AC's indirect corporate parent, will issue up to
12.5 million shares of its THCR Common Stock in an underwritten public offering (together with up to an additional 1.875 million shares subject to an over-allotment option) pursuant to the Stock Offering.

  The Stock Offering and the First Mortgage Note Offering (collectively, the "Offerings") are part of a comprehensive plan relating to the merger (the "Merger") of a subsidiary of THCR with and into Taj Mahal Holding Corp. ("Taj Holding"), which currently beneficially owns a 50% equity interest in Taj Associates; the contribution by THCR to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of its direct and indirect ownership interests in Taj Associates acquired in the Merger; the contribution by Donald
J. Trump ("Trump") of the remaining 50% equity interest in Taj Associates to Trump AC (on behalf, and at the direction, of THCR Holdings); and the refinancing of substantially all of the outstanding indebtedness of Taj Associates and Plaza Associates.

  The consummation of the First Mortgage Note Offering is conditioned upon the consummation of each transaction contemplated by the Merger Transaction, including the Senior Note Consent Solicitation (as defined), the Plaza Note Consent Solicitation (as defined), the Plaza Note Purchase (as defined) and the Stock Offering.

                                  RISK FACTORS

  Prospective investors should carefully evaluate the matters set forth herein, including those under the heading "Risk Factors." Factors to be considered include:
  .  the high leverage and fixed charges of Trump Atlantic City

  .  Trump AC's holding company structure

  . the risk in refinancing and repaying indebtedness, and Trump AC's need for additional financing

  .  the risks associated with changes of control

  . the restrictions imposed on certain activities by certain debt instruments

  .  the non-recourse nature of the First Mortgage Notes

  .  the historical results and net losses of Trump Plaza and the Taj Mahal

  .  conflicts of interest

  .  control by and the involvement of Trump

  .  risks associated with financial forecasts

  .  risks associated with the Atlantic City Properties expansions

  . the absence of a public trading market, and the potential volatility of market prices, for the First Mortgage Notes

  .  competition in the gaming industry

  .  reliance on certain key personnel

  . the strict regulation by gaming authorities, including the potential disqualification of holders of First Mortgage Notes

  .  limitations on the license of the "Trump" name

  .  fraudulent transfer considerations.

                                USE OF PROCEEDS

  The net proceeds to Trump AC from the First Mortgage Note Offering, after payment of underwriting discounts and expenses of the First Mortgage Note
Offering, are estimated to be $    billion. The proceeds from the First
Mortgage Note Offering, together with the proceeds from the Stock Offering, which will be paid as Merger consideration or contributed to Trump AC (on behalf, and at the direction, of THCR Holdings), and available cash, will be used as set forth below:

  (i) pay cash to those holders of Class A Common Stock, par value $.01 share, of Taj Holding (the "Taj Holding Class A Common Stock") electing to receive cash in the Merger (see note (b) below);

  (ii) redeem the outstanding 11.35% Mortgage Bonds, Series A, due 1999 of Taj Funding (the "Taj Bonds") (the "Taj Bond Redemption"), at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption;

  (iii) redeem the outstanding shares of the Class B Common Stock, par value $.01 per share, of Taj Holding (the "Taj Holding Class B Common Stock"), as required in connection with the Taj Bond Redemption at the redemption price of $.50 per share;

  (iv) retire the outstanding 10 7/8% First Mortgage Notes due 2001 (the "Plaza Notes") of Trump Plaza Funding, Inc. ("Plaza Funding") (the "Plaza Note Purchase");

  (v) satisfy the indebtedness of Taj Associates under a loan agreement with National Westminster Bank USA ("NatWest") (the "NatWest Loan");

  (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump and satisfy certain related indebtedness owed to First Fidelity Bank, National Association (now known as First Union National Bank) ("First Fidelity") (the "First Fidelity Loan");

  (vii) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party, pursuant to the purchase option (the "Trump Plaza East Purchase Option") held by Plaza Associates;

  (viii) pay Bankers Trust Company ("Bankers Trust") $10 million to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust (the "Trump Indebtedness"); and

  (ix) pay related fees and expenses and provide for working capital.

  The following table sets forth the anticipated sources and uses of funds for the Merger Transaction (assuming an April 15, 1996 consummation):

                             (DOLLARS IN MILLIONS)

ANTICIPATED SOURCES OF FUNDS



CASH SOURCES
First Mortgage Note Offering....  $1,100.0
THCR Stock Offering(b)(d).......     300.0
Available Cash..................       9.8
                                  --------
 Total Cash Sources.............   1,409.8
NON-CASH SOURCES
THCR Common Stock Equivalents to
 be issued to Trump(c)..........      40.5
THCR Common Stock to be issued
 to First Fidelity(d)...........      12.0
                                  --------
 Total Non-Cash Sources.........      52.5
                                  --------
TOTAL SOURCES...................  $1,462.3
                                  ========

ANTICIPATED USES OF FUNDS


CASH USES
Redeem Taj Bonds(a).............  $  794.4
Retire Plaza Notes..............     370.0
Satisfy NatWest Loan............      36.5
Exercise Trump Plaza East
Purchase Option.................      28.0
Financing Fees and Expenses.....      49.4
Payment to First Fidelity.......      50.0
Payment to Bankers Trust........      10.0
Payment to Holders of Taj
Holding Class A Common
  Stock(b)......................      40.5
Redeem Taj Holding Class B
Common Stock....................       0.4
Transaction Fees and Expenses
and Working Capital.............      30.6
                                  --------
  Total Cash Uses...............   1,409.8
NON-CASH USES
Acquisition of Trump's direct
  and indirect equity interests
  in Taj Associates.............      40.5
THCR Common Stock issued to
First Fidelity(d)...............      12.0
                                  --------
  Total Non-Cash Uses...........      52.5
                                  --------
TOTAL USES......................  $1,462.3
                                  ========

(a) Includes the Additional Amount (as defined) through April 15, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(b) Assumes all holders of Taj Holding Class A Common Stock elect Cash Consideration (as defined) in the Merger. In the event that any holder of Taj Holding Class A Common Stock elects Stock Consideration (as defined), THCR may decrease the size of the Stock Offering. See "--The Merger Transaction."
(c) Represents the value as of the effective time of the Merger of the shares of THCR Common Stock into which the limited partnership interests in THCR Holdings to be issued to Trump and Trump Taj Mahal, Inc., a corporation wholly owned by Trump, in connection with the Merger Transaction will be convertible.
(d) Assumes a price of $24.00 per share of THCR Common Stock.

                         SUMMARY FINANCIAL INFORMATION

SUMMARY FINANCIAL INFORMATION OF TRUMP AC

  The following tables set forth (a) certain historical consolidated financial information of Trump AC (formerly Trump Plaza Holding Associates) and Plaza Associates for each of the five years ended December 31, 1991 through 1995 and
(b) certain unaudited pro forma financial information of Trump AC. The unaudited pro forma financial information also gives effect to the Merger Transaction (including the Offerings, the Taj Bond Redemption, the Plaza Note Purchase and the consolidation of Taj Associates in Trump AC's financial statements). The historical financial information of Trump AC and Plaza Associates as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates included elsewhere in this Prospectus. The historical financial information of Trump AC and Plaza Associates as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 as set forth has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates not included in this Prospectus. Trump AC Funding was recently formed and has had no operations to date.

  The pro forma Statement of Operations Data and Other Data give effect to the Merger Transaction as if it had occurred on January 1, 1995 and the pro forma Balance Sheet Data gives effect to the same as if the same had occurred on December 31, 1995. The pro forma financial information should not be considered indicative of actual results that would have been achieved had the transactions occurred on the date or for the period indicated and does not purport to indicate results of operations as of any future date or for any future period. All financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                HISTORICAL
                          ---------------------------------------------------------------
                                         YEARS ENDED DECEMBER 31,
                          ---------------------------------------------------------------
                             1991         1992         1993         1994          1995
                          ----------   ----------   ----------   ----------    ----------
                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net revenues...........  $  279,684   $  313,318   $  300,491   $  295,063    $  333,321
 Depreciation and amor-
  tization..............      16,193       15,842       17,554       15,653        16,213
 Income from opera-
  tions.................      16,087       35,003       49,640       43,415        59,787
 Interest expense, net..      33,363       31,356       39,889       48,219        43,261
 Extraordinary gain
  (loss) (a)............         --       (38,205)       4,120          --         (9,250)
 Net income (loss) (b)..     (29,230)     (35,787)       9,338       (8,870)        1,533
OTHER DATA:
 EBITDA (c).............  $   44,000   $   60,399   $   68,241   $   60,524    $   75,290
 Capital expenditures
  (d)...................       5,509        8,643       10,052       20,489       109,756
 Ratio of earnings to
  fixed charges (defi-
  ciency) (e)...........     (32,094)         1.1x         1.1x      (9,735)          1.2x
 Cash flows provided by
  (used in)
 Operating activities...       9,514       26,191       21,820       19,950        26,923
 Investing activities...      (6,175)     (10,469)     (12,679)     (21,691)     (112,934)
 Financing activities...      (2,870)      (7,367)     (13,550)      (1,508)       90,804
BALANCE SHEET DATA (AT
 END OF PERIODS):
 Total assets...........  $  378,398   $  370,349   $  374,498   $  375,643    $  480,024
 Total long-term debt,
  net of current
  maturities (f)........      33,326      249,723      395,948      403,214       332,721
 Total capital (defi-
  cit)..................      54,043       11,362      (54,710)     (63,580)      110,812
OPERATING DATA (AT END
 OF PERIOD): (g)
 Casino square footage
  (h)...................      60,000       60,000       60,000       73,000(h)     73,604
 Number of hotel rooms..         557          557          557          555           732
 Hotel occupancy rate...        87.1%        86.9%        87.6%        88.6%         89.7%
TABLE GAMES:
 Total Atlantic City
  table drop (i)........  $7,219,192   $7,055,034   $6,835,572   $6,832,517    $7,110,612
 Atlantic City table
  drop growth...........        (8.7)%       (2.3)%       (3.1)%        0.0%          4.1%
 Trump Plaza table drop
  (i)...................  $  646,480   $  689,919   $  626,621   $  599,881    $  626,832
 Trump Plaza table games
  market share (j)......         9.0%         9.8%         9.2%         8.8%          8.8%
 Trump Plaza table games
  fair share (k)........         8.5%         8.2%         7.8%         8.0%          8.6%
 Trump Plaza table games
  efficiency (l)........       105.1%       118.8%       118.0%       110.6%        102.5%
 Trump Plaza table
  units.................         112           98           87           89            97
 Trump Plaza table
  revenue...............  $   98,905   $   95,864   $   93,392   $   92,770    $   96,518
 Trump Plaza table
  revenue per unit per
  day (actual dollars)..  $    2,419   $    2,679   $    2,940   $    2,855    $    2,726
SLOTS:
 Total Atlantic City
  slot revenue..........  $1,851,070   $2,113,829   $2,214,638   $2,297,280    $2,572,719
 Atlantic City slot
  revenue growth........         7.4%        14.2%         4.8%         3.7%         12.0%
 Trump Plaza slot
  revenue (m)...........  $  136,128   $  168,388   $  173,215   $  170,316    $  204,230
 Trump Plaza slot market
  share (j).............         7.4%         8.0%         7.8%         7.4%          7.9%
 Trump Plaza slot fair
  share (k).............         7.8%         7.8%         7.6%         8.0%          8.2%
 Trump Plaza slot
  efficiency (l)........        94.5%       102.6%       103.1%        92.5%         96.7%
 Trump Plaza slot
  units.................       1,659        1,727        1,812        2,076         2,339
 Trump Plaza slot
  revenue per unit per
  day (actual
  dollars) (m)..........  $      225   $      267   $      262   $      225    $      239

                                                   (footnotes on following page)

                                                         PRO FORMA (n)
                                                --------------------------------
                                                YEAR ENDED DECEMBER 31, 1995
                                                ----------------------------
                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:                           (UNAUDITED)
 Net revenues.................................           $  887,069
 Depreciation and amortization................               64,747
 Income from operations.......................              156,942
 Interest expense, net (o) (excludes
  amortization of deferred financing costs)...              117,586
 Net income...................................               29,884
OTHER DATA:
 EBITDA (c)(o)................................           $  224,069
 Ratio of earnings to fixed charges (e).......                 1.23x
 Cash flows provided by (used in)
 Operating activities.........................              129,068
 Investing activities.........................             (145,505)
 Financing activities.........................               89,775
BALANCE SHEET DATA (AT END OF PERIOD):
 Total assets.................................           $1,531,410
 Total long-term debt, net of current
  maturities..................................            1,106,378
 Total capital................................              338,198

- --------------------
(a) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating Plaza Funding's Preferred Stock issued at fair value as compared to the carrying value of these securities and the write off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related repaid expenses in the amount of $4,120,000 has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9,250,000 for the period from January 1, 1995 through June 12, 1995 relates to the redemption of the 12 1/2% Pay-in-Kind Notes due 2003 of Trump AC ("PIK Notes") and related warrants to acquire PIK Notes (the "PIK Note Warrants") and the write off of related unamortized deferred financing costs.
(b) Net loss for the year ended December 31, 1991, includes a $10.9 million charge associated with the rejection of the lease of the former Trump Regency Hotel and $4.0 million of costs associated with certain litigation. Net loss for 1992 includes $1.5 million of costs associated with certain litigation. Net income (loss) for the years ended December 31, 1993, 1994, and 1995, includes $3.9, $4.9, and $3.7 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East.
(c) EBITDA represents income from operations before interest expense, taxes, depreciation, amortization, restructuring costs, and the non-cash write-down of CRDA investments. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Trump AC's operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA as management understands that it is used by certain investors as one measure of Trump Atlantic City's historical ability to service its debt.
(d) Capital expenditures attributable to Trump Plaza East were approximately $2.8 million, $8.7 million and $24.9 million for the years ended December 31, 1993, 1994 and 1995, respectively. Capital expenditures for improvements to existing facilities were $7.3 million, $11.8 million and $11.2 million for the years ended December 31, 1993, 1994 and 1995.
(e) For purposes of computing this ratio, earnings consist of income (loss) before income taxes, extraordinary items, and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, preferred partnership distribution requirements and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense). Earnings were insufficient to cover fixed charges for the years ended 1991 and 1994, and, on a pro forma basis, for the year ended 1994.
(f) Reflects reclassification in 1991 of indebtedness relating to outstanding mortgage bonds as a current liability due to then existing events of default.
(g) Atlantic City industry data has been compiled from information filed with and published by the New Jersey Casino Control Commission (the "CCC") and is unaudited.
(h) The expansion of 13,000 square feet was commenced in April 1994 and completed at the end of that year.
(i) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(j) Market share represents the total Trump Plaza table drop or slot revenues, as applicable, expressed as a percentage of total Atlantic City gaming table drop or slot revenues, as applicable.
(k) Fair share is the percentage of the total number of gaming units (table games or slot machines, as applicable) in Trump Plaza to the total number of such units in casino hotels in Atlantic City.
(l) Efficiency is the ratio of Trump Plaza's market share to its fair share.
(m) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.
(n) The Pro Forma Statement of Operations Data and Other Data give effect to the Merger Transaction as if the same had occurred on January 1, 1995 and the Pro Forma Balance Sheet Data gives effect to the Merger Transaction as if the same had occurred on December 31, 1995.
(o) Does not give effect to any return on investment of the net proceeds of the June 1995 Offerings (as defined) for the period in 1995 prior to the June 1995 Offerings.

SUMMARY FINANCIAL INFORMATION OF TAJ ASSOCIATES

  The following table sets forth certain historical consolidated financial information of Taj Associates for each of the five years ended December 31, 1991 through 1995. The financial information of Taj Associates as of December 31, 1991, 1992, 1993, 1994 and 1995 for the years then ended set forth below has been derived from the audited consolidated financial statements of Taj Associates. The audited financial information as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 are included elsewhere in this Prospectus. The audited financial information as of December 31, 1991, 1992, 1993 and for the years ended December 31, 1991 and 1992 has been derived from the audited consolidated financial statements of Taj Associates not included herein. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Taj Associates," "Unaudited Pro Forma Financial Information" and the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                         YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------
                           1991(A)        1992         1993         1994        1995
                          ----------   ----------   ----------   ----------  ----------
                                          (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
 DATA:
 Net Revenues...........  $  438,313   $  469,753   $  498,911   $  517,182  $  553,748
 Depreciation and
  amortization..........      36,202       36,388       36,858       39,750      43,387
 Income from
  operations............      31,828       68,027       84,458       76,634      89,890
 Interest expense, net..    (100,683)    (103,126)    (106,997)    (113,292)   (116,513)
 Extraordinary gain ....     259,618            0            0            0           0
 Net income (loss)......     188,513      (35,099)     (22,539)     (36,658)    (26,623)
OTHER DATA:
 EBITDA(b)..............  $   99,883   $  111,022   $  128,371   $  127,796  $  140,835
 Capital expenditures...      17,045       12,111       16,752       23,030      26,498
 Ratio of earnings to
  fixed charges
  (deficiency)(c).......     (71,105)     (35,099)     (22,539)     (36,658)    (26,623)
 Cash flows provided by
  (used in)
  Operating activities..      35,126       31,786       48,634       33,422      62,899
 Investing activities...     (18,901)     (17,759)     (22,160)     (27,231)    (32,571)
 Financing activities...     (16,170)      (2,500)      (2,492)      (3,039)     (2,583)
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Total assets...........  $  814,051   $  802,556   $  811,508   $  807,612  $  821,793
 Total long-term debt,
  net of current
  maturities(d).........     573,844      595,682      625,765      656,701     694,192
 Total capital..........     167,837      130,913      106,641       67,812      39,635
OPERATING DATA (AT END
 OF PERIOD)(E):
 Casino square
  footage(f)............     120,000      120,000      130,110      132,317     132,856
 Number of hotel rooms..       1,250        1,250        1,250        1,250       1,250
 Hotel occupancy rate...        87.3 %       91.3 %       92.3 %       92.4%       91.2%
TABLE GAMES:
 Total Atlantic City
  table drop(g).........  $7,219,192   $7,055,034   $6,835,572   $6,832,517  $7,110,612
 Atlantic City table
  drop growth...........        (8.7)%       (2.3)%       (3.1)%        0.0%        4.1%
 Taj Mahal table
  drop(g)...............  $1,160,714   $1,067,595   $1,062,042   $1,125,029  $1,192,200
 Taj Mahal table games
  market share(h).......        16.1 %       15.1 %       15.5 %       16.5%       16.8%
 Taj Mahal table games
  fair share(i).........        12.7 %       13.3 %       14.5 %       14.2%       13.3%
 Taj Mahal table games
  efficiency(j).........       126.8 %      113.5 %      106.9 %      116.2%      126.3%
 Taj Mahal table units..         166          159          163          159         150
 Taj Mahal table
  revenue...............  $  186,644   $  169,112   $  173,432   $  184,774  $  201,817
 Taj Mahal table revenue
  per unit per day
  (actual dollars)......       3,080        2,913        2,915        3,184       3,686

                                        YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------------
                          1991(b)       1992        1993        1994        1995
                         ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS)
SLOTS:
 Total Atlantic City
  slot revenue(k)....... $1,851,070  $2,113,829  $2,214,638  $2,297,280  $2,572,719
 Atlantic City slot rev-
  enue growth...........        7.4%       14.2%        4.8%        3.7%       12.0%
 Taj Mahal slot
  revenue(k)............ $  197,383  $  246,947  $  264,504  $  259,114  $  285,248
 Taj Mahal slot market
  share(h)..............       10.7%       11.7%       11.9%       11.3%       11.1%
 Taj Mahal slot fair
  share(i)..............       13.0%       12.7%       13.1%       12.6%       12.3%
 Taj Mahal slot
  efficiency(j).........       82.3%       92.1%       90.8%       89.7%       90.2%
 Taj Mahal slot units...      2,778       2,840       3,146       3,342       3,514
 Taj Mahal slot revenue
  per unit per day (ac-
  tual dollars)(k)...... $      195  $      238  $      230  $      213  $      222

- --------
(a) Taj Associates and Taj Funding completed the 1991 Taj Restructuring (as defined) on October 4, 1991, which may affect the comparability of prior periods.
(b) EBITDA represents income from operations before depreciation, amortization, restructuring costs, the non-cash write-down of CRDA investments, a nonrecurring cost of a litigation settlement in 1994, lease payments on the Specified Parcels and payments under the Taj Services Agreement. In connection with the Merger Transaction, the lease payments and payments under the Taj Services Agreement will be terminated. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Taj Associates' operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA, as management understands that it is used by certain investors as one measure of Taj Associates' historical ability to service its debt.
(c) For purposes of computing this ratio, earnings consist of loss before income taxes and extraordinary items and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, partnership distribution requirements and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense).
(d) The years ended December 31, 1991, 1992, 1993, 1994 and 1995 include approximately $528,124, $550,140, $580,464, $611,533 and $649,139 of Taj
    Bonds, net of discount of approximately $201,334, $188,162, $172,417, $153,597 and $131,103, respectively, which is being accreted as additional interest expense to maturity and results in an effective interest rate of approximately 18.0%. See Note 2 of Notes to Consolidated Financial Statements of Taj Associates. The carrying value of the Taj Bonds was $611,533 and $649,139, at December 31, 1994 and 1995, respectively, with a face value of $765,130 and $780,242, respectively.
(e) Atlantic City industry data has been compiled from information filed with and published by the CCC and is unaudited.
(f) 1993, 1994 and 1995 casino square footage includes an approximately 12,000 square foot poker, keno and race simulcasting room.
(g) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(h) Market share represents the total Taj Mahal table drop or slot revenues, as applicable, expressed as a percentage of total Atlantic City table drop or slot revenues, as applicable.
(i) Fair share is the percentage of the total number of gaming units (table games or slot machines, as applicable) in the Taj Mahal to the total number of such units in casinos in Atlantic City.
(j) Efficiency is the ratio of the Taj Mahal's market share to its fair share.
(k) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.

                             THE MERGER TRANSACTION

  Upon consummation of the Merger Transaction, THCR Holdings, through subsidiaries of Trump AC, will own and operate Trump Plaza and the Taj Mahal. Pursuant to the Agreement and Plan of Merger, dated as of January 8, 1996, as amended on January 31, 1996, among THCR, Taj Holding and THCR Merger Corp. ("Merger Sub") (the "Merger Agreement"), each outstanding share of Taj Holding Class A Common Stock will be converted into the right to receive, at each holder's election, either (i) $30.00 in cash ("Cash Consideration") or (ii) that number of shares of THCR Common Stock as is determined by dividing $30.00 by the Market Value of such shares ("Stock Consideration"). Market Value is defined as the average of the high and low per share sales price on the NYSE of a share of THCR Common Stock on a random selection of ten trading days within the fifteen trading day period ending five trading days immediately preceding the effective time of the Merger (the "Effective Time"). In addition to the Merger, the Stock Offering and the First Mortgage Note Offering, the Merger Transaction includes the transactions discussed below.

  Real Property Purchases. Upon consummation of the Merger Transaction, Trump AC intends to purchase from Trump Taj Mahal Realty Corp. ("Realty Corp."), a corporation wholly owned by Trump, certain real property used in the operation of the Taj Mahal, including land underlying a 20,000 square-foot multi-purpose entertainment complex known as the Xanadu Theater with a seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall (the "Taj Entertainment Complex"), land adjacent to the Taj Mahal used by it for surface parking and bus terminals, the pier located across The Boardwalk from the Taj Mahal (the "Steel Pier"), and a warehouse complex (collectively, the "Specified Parcels"). The Specified Parcels are currently leased by Taj Associates from Realty Corp. for approximately $3.3 million per year. See "Business--Certain Indebtedness--Taj Associates--First Fidelity Loan/Specified Parcels." Realty Corp. has outstanding indebtedness of approximately $78 million under the First Fidelity Loan, which is due November 15, 1999. The First Fidelity Loan is currently secured by a mortgage on the Specified Parcels, and Taj Associates has previously guaranteed the repayment of the First Fidelity Loan up to a maximum of $30 million. Trump has also previously personally guaranteed (up to a maximum of approximately $19.2 million), and pledged his direct and indirect equity interests in Taj Associates as collateral for, the First Fidelity Loan. As mortgagee, First Fidelity has the right to terminate the lease on the Specified Parcels under certain circumstances. See "Business--Certain Indebtedness--Taj Associates--First Fidelity Loan/Specified Parcels."

  In order to secure future use of the Specified Parcels and eliminate all future lease payments on the Specified Parcels, Taj Associates expects to satisfy the First Fidelity Loan through the payment of $50 million in cash and 500,000 shares of THCR Common Stock and purchase the Specified Parcels from Realty Corp. for ten dollars by exercising a purchase option with respect to the Specified Parcels. Upon consummation of the purchase of the Specified Parcels, (i) the lease relating to the Specified Parcels will be terminated, thus eliminating Taj Associates' rental obligations thereunder; (ii) the $30 million guaranty by Taj Associates of the First Fidelity Loan will be released; and (iii) Trump's guaranty of such indebtedness will be released and First Fidelity will relinquish its lien on Trump's direct and indirect equity interests in Taj Associates. The Specified Parcels will be part of the collateral securing the First Mortgage Notes. See "Business--Certain Indebtedness--Taj Associates--First Fidelity Loan/Specified Parcels."

  Pursuant to the Trump Plaza East Purchase Option, Plaza Associates has the right to purchase Trump Plaza East for a purchase price of $28.0 million through December 31, 1996, increasing by $1.0 million annually thereafter until expiration on June 30, 1998. Plaza Associates intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction and purchase Trump Plaza East, thereby eliminating approximately $3.1 million of annual lease payments associated with Trump Plaza East. Plaza Associates will thereby secure future use of Trump Plaza East. As a result of such purchase, Trump will obtain a release of a contingent debt obligation, which, if the conditions thereunder are not satisfied (including, without limitation, the failure by Plaza Associates to exercise the Trump Plaza East Purchase Option), would result in an obligation of Trump for approximately $18 million of contingent indebtedness owed by him, which obligation was associated with Trump's original purchase of Trump Plaza East. Should Plaza Associates be unable to finance the purchase price of Trump Plaza East pursuant to the Trump Plaza East Purchase Option and its leasehold interest therein is terminated, any amounts expended with respect to Trump Plaza East and any improvements thereon would inure to the benefit of the unaffiliated third party that owns Trump Plaza East and not to Plaza Associates. See "Business--Properties--Trump Plaza--Trump Plaza East."

  Consent and Release Payment. The Trump Indebtedness is currently secured by, among other things, a lien on Trump's direct and indirect equity interests in Taj Associates, as well as the pledge of a promissory note from Trump Taj Mahal, Inc. ("TTMI"), a corporation wholly owned by Trump and the holder of a 49.995% general partnership interest in Taj Associates, to Trump (the "TTMI Note"). As part of the Merger Transaction, Taj Associates will pay $10 million to Bankers Trust to obtain the consent of Bankers Trust to the Merger Transaction and to obtain releases of certain liens on Trump's direct and indirect equity interests in Taj Associates and related guarantees, and on the TTMI Note, all of which secure a portion of the Trump Indebtedness. See "Business--Certain Indebtedness--Taj Associates--TTMI Note."

  Plaza Note Purchase; Consent Solicitations. As part of the Merger Transaction, Plaza Funding will retire the Plaza Notes. Any such purchase of Plaza Notes will be conditioned upon, among other things, the concurrent consummation of the other transactions contemplated by the Merger Transaction. Plaza Associates and Plaza Funding are soliciting the consent of holders of a majority in aggregate principal amount of the Plaza Notes (the "Plaza Note Consent Solicitation") to amend certain provisions in the indenture pursuant to which the Plaza Notes were issued (the "Plaza Note Indenture"). The requisite number of consents has been obtained.

  To effect the Merger Transaction, THCR Holdings and its subsidiary THCR Funding, the issuers of the Senior Notes, solicited from the holders of the Senior Notes the waiver of, and consent to modify, certain provisions of the indenture pursuant to which the Senior Notes were issued (the "Senior Note Indenture") (the "Senior Note Consent Solicitation"). Consent of holders of a majority in aggregate principal amount of outstanding Senior Notes is required in connection with the Senior Note Consent Solicitation. The holders of approximately $154 million principal amount of Senior Notes, representing approximately 99.6% of the outstanding Senior Notes, have consented.

  The successful completion of both the Plaza Note Consent Solicitation and the Senior Note Consent Solicitation are conditions to the consummation of the First Mortgage Note Offering.

  Trump Contribution and Consideration. In connection with the Merger Transaction, Trump will contribute or cause to be contributed all of his direct and indirect equity interests in Taj Associates (representing a 50% economic interest) to Trump AC (on behalf, and at the direction of, THCR Holdings). Trump will contribute to Trump AC his shares (consisting of 50% of the outstanding capital stock) of The Trump Taj Mahal Corporation, the holder of a
 .01% general partnership interest in Taj Associates ("TTMC"), and will cause TTMI to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) TTMI's 49.995% general partnership interest in Taj Associates.

  In addition, Trump will contribute to Taj Holding all of his Class C Common Stock of Taj Holding ("Taj Holding Class C Common Stock") which will be canceled pursuant to the Merger Agreement. The Taj Holding Class C Common Stock provides Trump with the ability to elect a majority of the members of the Board of Directors of, and thereby control, Taj Holding. It also affords Trump separate class voting rights in certain events, including in connection with the Merger. The Taj Services Agreement (as defined herein), pursuant to which Trump has received or will receive approximately $1.7 million, $1.4 million and $1.6 million (less $575,000 which was paid annually by Trump to First Fidelity to reduce the amount owed by Taj Associates under the lease for the Specified Parcels) in respect of the years ended 1995, 1994 and 1993, respectively, as compensation for services rendered to Taj Associates, will also be terminated in connection with the Merger Transaction.

  In exchange for the contribution by Trump and TTMI to Trump AC (on behalf, and at the direction, of THCR Holdings), Trump's directly held limited partnership interest in THCR Holdings will be modified and TTMI will receive a limited partnership interest in THCR Holdings. As a result of the Merger Transaction, Trump's aggregate beneficial ownership of limited partnership interests in THCR Holdings will decrease from approximately 40% to approximately 27%, of which an approximately 5% interest will be held directly by TTMI (assuming a price of $24.00 per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the Stock Offering).

  Trump's current limited partnership interest in THCR Holdings represents his economic interest in the assets and operations of THCR Holdings and is convertible, at Trump's option, into 6,666,667 shares of THCR Common Stock (representing approximately 40% of the outstanding shares of THCR Common Stock after giving effect to such conversion). Upon consummation of the Merger Transaction (assuming a price of $24.00 per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the Stock Offering). Trump's and TTMI's limited partnership interests in THCR Holdings will be convertible into an aggregate of 8,354,167 shares of THCR Common Stock, representing approximately 27% of the then outstanding shares of THCR Common Stock (after giving effect to the Merger Transaction and such conversion). At the time that TTMI becomes a limited partner of THCR Holdings, Trump will contribute 200 shares of Class B Common Stock of THCR, par value $.01 per share ("THCR Class B Common Stock") to TTMI. THCR Class B Common Stock has voting power equivalent to the voting power of the THCR Common Stock into which a THCR Class B Common Stockholder's limited partnership interest in THCR Holdings is convertible. The THCR Class B Common Stock is not entitled to dividends or distributions. Upon conversion of all or any portion of a holder's THCR Holdings limited partnership interest into shares of THCR Common Stock, the corresponding voting power of the THCR Class B Common Stock (equal in voting power to the number of shares of THCR Common Stock issued upon such conversion) will be proportionately diminished.

  Concurrent with the consummation of the Merger Transaction, THCR will issue to Trump a warrant to purchase an aggregate of 1.8 million shares of THCR Common Stock, (i) 600,000 of such underlying shares of which may be purchased on or prior to the third anniversary of the issuance of the warrant at $30.00 per share, (ii) 600,000 of such underlying shares of which may be purchased on or prior to the fourth anniversary of the issuance of warrant at $35.00 per share and (iii) 600,000 of such underlying shares of which may be purchased on or prior to the fifth anniversary of the issuance of the warrant at $40.00 per share.

  Trump, through TTMI, has the right to reduce the equity interest of the Taj Holding Class A Common Stock in Taj Associates from 50% to 20% by causing Taj Associates to make a payment to the holders of the Taj Bonds in an amount calculated to provide them with a cumulative return equal to approximately 14% per annum (the "14% Payment"). If the 14% Payment is made (which can occur only if the Taj Bonds are retired, redeemed or paid in full), Trump would beneficially own 80% of Taj Associates. Moreover, the 14% Payment is permitted to be financed with Taj Associates' borrowings. In connection with the Merger Transaction, TTMI will not exercise its right to cause Taj Associates to make such payment and such right will terminate upon the redemption of the Taj Bonds.

  THCR Contribution and Consideration. In connection with the Merger Transaction, THCR will cause TM/GP Corporation ("TM/GP"), which will become an indirect wholly owned subsidiary of THCR after the Effective Time and which holds a 49.995% general partnership interest in Taj Associates, to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) its general partnership interest in Taj Associates, and will cause Taj Holding, which will become a direct wholly owned subsidiary of THCR after the Effective Time, to contribute to TM/GP and will then cause TM/GP to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) its shares (consisting of 50% of the outstanding capital stock) of TTMC (the holder of a .01% general partnership interest in Taj Associates). As a result of the Merger Transaction, THCR's beneficial equity interest in THCR Holdings will increase from approximately 60% to approximately 73%, of which an approximately 5% interest will be held directly by TM/GP (assuming a $24.00 price per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the Stock Offering).

  Redemption of the Taj Bonds and the Taj Holding Class B Common Stock. The Taj Holding Class B Common Stock is essentially a nonparticipating stock issued as part of a unit ("Unit"), consisting of $1,000 principal amount of Taj Bonds and one share of Taj Holding Class B Common Stock, that entitles the holders thereof to elect the Class B Directors, to vote on matters presented to the stockholders of Taj Holding and to separately approve certain matters. The Taj Holding Certificate of Incorporation provides that the outstanding shares of Taj Holding Class B Common Stock must be redeemed at such time as the principal amount of Taj Bonds are redeemed, defeased or paid, at the redemption price of $.50 per share. In connection with the Merger Transaction, Taj Funding will redeem the outstanding Taj Bonds at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption and Taj Holding will cause each outstanding share of Taj Holding Class B Common Stock to be redeemed at the redemption price of $.50 per share in accordance with the provisions of the Taj Holding Certificate of Incorporation.


                       MANAGEMENT AND CORPORATE STRUCTURE

  Trump AC is an indirect subsidiary of THCR. THCR is a holding company with no independent operations, the principal asset of which is its general partnership interest in THCR Holdings. THCR Holdings is also a holding company with no independent operations, the principal assets of which are its ownership interests in subsidiary corporations and partnerships, including Trump AC. Trump AC holds THCR Holdings' 100% equity interest in Trump Plaza Associates, the partnership that owns and operates Trump Plaza. Trump is THCR's Chairman of the Board and Nicholas L. Ribis is THCR's President, Chief Executive Officer and Chief Financial Officer. The partnership agreement governing THCR Holdings provides that all business activities of THCR must be conducted through THCR Holdings or its subsidiary corporations and partnerships. As the sole general partner of THCR Holdings, THCR generally has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. Neither THCR nor THCR Holdings will be an obligor or a guarantor with respect to the First Mortgage Notes.

  THCR Holdings' subsidiary corporations and partnerships currently include Plaza Associates, Plaza Funding, Trump Indiana, Inc. ("Trump Indiana"), Trump AC (formerly Trump Plaza Holding Associates ("Plaza Holding")), Trump Plaza Holding, Inc. ("Plaza Holding Inc."), Trump AC Funding and Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding"). THCR Funding and THCR Holdings are the co-obligors of the Senior Notes. Plaza Associates owns and operates Trump Plaza and is the guarantor of Plaza Funding's 10 7/8% First Mortgage Notes due 2001 (the "Plaza Notes"). Plaza Funding is the issuer of the Plaza Notes and currently owns a 1% equity interest in Plaza Associates which will be transferred to TTMC in connection with the Merger Transaction. The Plaza Notes will be repurchased or defeased in connection with the Merger Transaction. See "--The Merger Transaction--Plaza Note Purchase; Consult Solicitations." Trump AC currently owns a 99% equity interest in Plaza Associates, and Plaza Holding Inc. owns a 1% equity interest in Trump AC. Trump Indiana is in the process of developing a riverboat casino project to be located at Buffington Harbor on Lake Michigan. Trump Indiana will not be an obligor or a guarantor with respect to the First Mortgage Notes.

  Upon consummation of the Merger Transaction, Trump AC will indirectly wholly own each of Plaza Associates and Taj Associates through its ownership of a 99% equity interest in each of Plaza Associates and Taj Associates, and its ownership of all of the capital stock of TTMC, which will own a 1% equity interest in each of Plaza Associates and Taj Associates. In connection with the consummation of the Merger Transaction, THCR will cause the amendment of the Amended and Restated Partnership Agreement of Taj Associates to increase TTMC's equity interest in Taj Associates from .01% to 1.0% and to reduce Trump AC's equity interest from 99.99% to 99%. In connection with the Merger Transaction, Plaza Funding will contribute its 1% interest in Plaza Associates to TTMC, which would assume Plaza Funding's obligations on the defeased Plaza Notes. Trump AC and its subsidiary Trump AC Funding will be the issuers and co-obligors of the First Mortgage Notes.

  Trump AC, a New Jersey general partnership, was formed under the name Trump Plaza Holding Associates on February 17, 1993. Trump AC Funding, a Delaware corporation, was formed on January 30, 1996 for the purpose of acting as co-issuer of the First Mortgage Notes. Plaza Associates was organized as a New Jersey general partnership in June 1992. The principal executive offices of each of Trump AC, Trump AC Funding and Plaza Associates are located at Mississippi Avenue and The Boardwalk, Atlantic City, New Jersey 08401, and their telephone number is (609) 441-6060. Taj Associates was originally formed as a limited partnership under the laws of the State of New Jersey on June 23, 1988. On December 11, 1990, Taj Associates was converted to a general partnership. The principal executive offices of Taj Associates are located at 1000 The Boardwalk, Atlantic City, New Jersey 08401, and its telephone number is (609) 449-5540.

                OWNERSHIP STRUCTURE AFTER THE MERGER TRANSACTION



                             [CHART APPEARS HERE]



(1) Trump's and TTMI's economic interest in the Company will be held through limited partnership interests in THCR Holdings. The Class B Common Stock will represent Trump's and TTMI's non-economic voting interest in the Company, which will be proportionate to their respective economic interest in THCR Holdings.
(2) Assumes a price of $24.00 per share of Common Stock as the Market Value in connection with the Merger and as the public offering price in the Stock Offering.
(3) Co-issuers of the Mortgage Notes.
(4) Guarantors of the Mortgage Notes.

                                 RISK FACTORS

  Each prospective investor should consider carefully all information contained in this Prospectus and should give particular consideration to the following factors before deciding to purchase the First Mortgage Notes offered hereby.

HIGH LEVERAGE AND FIXED CHARGES

  Upon consummation of the Merger Transaction, Trump AC and its subsidiaries will have a substantial amount of indebtedness on a consolidated basis. At December 31, 1995, after giving pro forma effect to the Merger Transaction, Trump AC's consolidated indebtedness for borrowed money would have totaled approximately $1.1 billion, principally representing the First Mortgage Notes. See "Use of Proceeds" and "Business--Certain Indebtedness." Assuming that the Merger Transaction had been consummated on January 1, 1995, Trump AC's ratio of consolidated earnings to fixed changes on a pro forma basis was 1.23x for the year ended December 31, 1995.

  Interest on the First Mortgage Notes will be payable semiannually in cash. The ability of the Issuers to pay interest on the First Mortgage Notes will be dependent upon the ability of Plaza Associates and Taj Associates to generate enough cash from operations sufficient for such purposes. See "--Holding Company Structure;" "Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing," "--Historical Results; Past Net Losses--Trump Plaza," and "--Recent Results--Taj Mahal."

  Taj Associates has a working capital facility (the "Working Capital Facility") which matures in 1999 and permits borrowings of up to $25 million. During 1994 and 1995, no amounts were borrowed under the Working Capital Facility. Taj Associates will terminate the Working Capital Facility in connection with the Merger Transaction and Trump AC anticipates replacing it with a new $25 million facility which would be available to Trump AC and its subsidiaries, although there can be no assurance that a replacement facility could be obtained on acceptable terms, if at all. See "--Business--Certain Indebtedness--Taj Associates--Working Capital Facility" and "Description of the First Mortgage Notes."

  The substantial consolidated indebtedness and fixed charges of Trump AC may limit its ability to respond to changing business and economic conditions, to fund capital expenditures for future expansion or otherwise, either through cash flow or additional indebtedness, to absorb adverse operating results or to maintain its facilities at an operating level that will continue to attract patrons. Although management believes that the Merger Transaction will allow Trump AC to realize certain cost savings (expected by management to be approximately $18-$20 million per year by the end of the second year following the Merger Transaction), no assurance can be given as to the amount, if any, that will be realized from these cost savings. Future operating results are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are outside its control. Trump AC may be required to reduce or delay planned capital expenditures, sell assets, restructure debt or raise additional equity to meet principal repayment and other obligations of it and its Subsidiaries in later years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Plaza Associates--Liquidity and Capital Resources." There is no assurance that any of these alternatives could be effected on satisfactory terms, if at all. See "--Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing." Furthermore, such alternatives could impair Trump AC's competitive position, reduce cash flow and/or have a material adverse effect on its results of operations. See "--Atlantic City Properties Expansion."

HOLDING COMPANY STRUCTURE

  Trump AC Funding has no material assets, and Trump AC is a holding company, the principal asset of which is its direct and indirect ownership of partnership interests in Taj Associates and Plaza Associates, and it has no independent means of generating revenue. As a holding company, Trump AC depends on distributions and other permitted payments from Taj Associates and Plaza Associates to meet its cash needs. The ability of such entities to make such payments may be restricted by, among other things, the regulations of the CCC. See "Regulatory Matters."

RISK IN REFINANCING AND REPAYMENT OF INDEBTEDNESS; NEED FOR ADDITIONAL
FINANCING

  The ability of the Issuers to pay their indebtedness when due will depend upon the ability of Plaza Associates and Taj Associates to generate cash from operations sufficient for such purpose or to refinance such indebtedness on or before the date on which it becomes due. Management does not currently anticipate being able to generate sufficient cash flow from operations to repay a substantial portion of the principal amount of the First Mortgage Notes. Thus, the repayment of the principal amount of the First Mortgage Notes will likely depend primarily upon the ability to refinance the First Mortgage Notes when due. The future operating performance and the ability to refinance the First Mortgage Notes will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of Trump AC. There can be no assurance that the future operating performance of Trump AC and its subsidiaries will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry and to Trump AC will be conducive to refinancing the First Mortgage Notes or other attempts to raise capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Management contemplates obtaining an aggregate of approximately $17.5 million of equipment financing in connection with the acquisition of slot machines and related gaming equipment for Trump Plaza's existing facilities, Trump World's Fair and Trump Plaza East. Plaza Associates has obtained commitments for $7.2 million of such financing and is seeking commitments for the remainder of the financing. The Taj Mahal Expansion is expected to depend in part on additional debt financing, for which no commitments are in place. In addition, no assurances may be made that Trump AC will successfully replace the Working Capital Facility. Finally, Taj Associates' obligations to make certain improvements to the Steel Pier may require additional financing. See "Business--Properties." The failure of management to obtain all or a significant portion of the financings discussed above may have a material adverse effect on Trump AC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH A CHANGE OF CONTROL

  The First Mortgage Note Indenture will contain provisions relating to certain changes of control of THCR, THCR Holdings, Trump AC, Plaza Associates and Taj Associates. Upon the occurrence of such a change of control, Trump AC would be obligated to make an offer to purchase all of the First Mortgage Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that funds necessary to effect such a purchase would be available if such an event were to occur. See "Description of the First Mortgage Notes."

RESTRICTIONS ON CERTAIN ACTIVITIES

  The First Mortgage Note Indenture will impose restrictions on Trump AC and its subsidiaries. Generally, the restrictions contained in these instruments relate to the incurrence of additional indebtedness, the distribution of cash and/or property to partners, the repayment or repurchase of pari passu or junior securities, investments, mergers and sales of assets and the creation of liens. These restrictions could limit the ability of Trump AC (including Plaza Associates and Taj Associates) to respond to changing business and economic conditions. A failure to comply with any of these obligations could also result in an event of default under the First Mortgage Note Indenture, which could permit acceleration of the First Mortgage Notes and acceleration of certain other indebtedness of THCR and its subsidiaries under other instruments that may contain cross-acceleration or cross-default provisions.

NON-RECOURSE NATURE OF THE FIRST MORTGAGE NOTES

  No direct or indirect partner, employee, officer, stockholder or director, as such, past, present or future, of either of the Issuers, any Guarantor, or any successor entity of any Issuer or Guarantor, will have any personal liability in respect of the obligations of the Issuers under the First Mortgage Note Indenture, the First Mortgage Notes or any guarantees thereof by reason of the status as such partner, employee, officer, stockholder or director unless such person is an Issuer or Guarantor of the First Mortgage Notes.

HISTORICAL RESULTS; PAST NET LOSSES

  Trump Plaza. Plaza Associates had net losses of $29.2 million, $35.8 million (including an extraordinary loss of $38.2 million) and $8.9 million for the years ended December 31, 1991, 1992 and 1994, respectively, and net income of $9.3 million and $1.5 million (including an extraordinary gain of $4.1 million) for the years ended December 31, 1993 and 1995, respectively. In 1991, Plaza Associates began to experience liquidity problems, principally due to amortization requirements of its long-term debt. On May 29, 1992, Plaza Associates and Plaza Funding completed a restructuring (the "1992 Plaza Restructuring"), the purpose of which was to improve the amortization schedule and extend the maturity of Plaza Associates' indebtedness. Management believes that the deterioration in results experienced in 1990 and 1991 was attributable primarily to a recession in the Northeast and increased industry competition, primarily due to the opening of the Taj Mahal in April 1990, which had a disproportionate impact on Trump Plaza as compared to certain other Atlantic City casinos due in part to the common use of the "Trump" name. In June 1993, Plaza Associates, Plaza Funding and Trump AC completed a refinancing, the purpose of which was to enhance Plaza Associates' liquidity and to position Plaza Associates for a subsequent deleveraging transaction. See "Business--Restructurings--The 1992 Plaza Restructuring." A portion of the proceeds from the June 1995 Offerings was contributed to Plaza Associates to help reduce its indebtedness.

  Taj Mahal. Taj Associates had net losses of $35.1 million, $22.5 million, $36.7 million and $26.6 million for the years ended December 31, 1992, 1993, 1994 and 1995, respectively. From the opening of the Taj Mahal in April 1990 through the spring of 1991, cash generated from Taj Associates' operations was insufficient to cover its fixed charges. As a result, Taj Associates failed to provide Taj Funding with sufficient funds to meet its debt servicing needs. During 1991, Taj Funding, Taj Associates and Taj Associates' then existing general partners (TTMI and TTMC) restructured their existing indebtedness (the "1991 Taj Restructuring"). Pursuant to the terms of the 1991 Taj Restructuring, Taj Funding's 14% First Mortgage Bonds, Series A, due 1998 (the "Old Taj Bonds") were exchanged for the Taj Bonds and certain modifications were made to the terms of bank borrowings and amounts owed to both Trump and his affiliates. In addition, approximately 50% of the ownership interest in Taj Associates was transferred indirectly to the holders of the Old Taj Bonds. See "Business--Restructurings--The 1991 Taj Restructuring."

CONFLICTS OF INTEREST

  Conflicts Relating to Trump's Ownership of Trump's Castle. Trump is currently the beneficial owner of 100% of Trump's Castle Casino Resort ("Trump's Castle"), which competes directly with the Taj Mahal and Trump Plaza, and Trump could, under certain circumstances, have an incentive to operate Trump's Castle to the competitive detriment of the Taj Mahal and Trump Plaza. Trump and TC/GP, Inc. ("TC/GP"), a corporation beneficially owned by Trump, have entered into a services agreement (the "Trump's Castle Services Agreement") with Trump's Castle Associates ("TCA"), the partnership that owns and operates Trump's Castle, pursuant to which TC/GP has agreed to provide marketing, advertising and promotional and other similar and related services to Trump's Castle. Pursuant to the Trump's Castle Services Agreement, in respect of any matter or matters involving employees, contractors, entertainers, celebrities, vendors, patrons, marketing programs, promotions, special events, or otherwise, Trump will, and will cause his affiliates to the best of his ability and consistent with his fiduciary obligations to TCA, Trump Plaza and the Taj Mahal to act fairly and in a commercially reasonable manner so that on an annual overall basis (x) neither Trump Plaza nor the Taj Mahal shall realize a competitive advantage over Trump's Castle, by reason of any activity, transaction or action engaged in by Trump or his affiliates and
(y) Trump's Castle shall not be discriminated against.

  Conflicts Relating to Common Officers. Nicholas L. Ribis, the Chief Executive Officer of THCR and Taj Associates, is also the Chief Executive Officer of TCA. Messrs. Robert M. Pickus and John P. Burke, officers of THCR and Plaza Associates, are each executive officers of TCA, and Mr. Pickus is an officer of Taj Associates.

In addition, Messrs. Trump, Ribis, Pickus and Burke serve on one or more of the governing bodies of THCR, Plaza Associates, Taj Holding, TCA and their affiliated entities. As a result of Trump's interests in three competing Atlantic City casino hotels, the common chief executive officer and other common officers, a conflict of interest may be deemed to exist, including by reason of such persons' access to information and business opportunities possibly useful to any or all of such casino hotels. Furthermore, Trump has agreed that he will pursue, develop, control and conduct all new gaming activities through THCR. Although no specific procedures have been devised for resolving conflicts of interest confronting, or which may confront, Trump, such persons and all the casinos affiliated with Trump, Messrs. Trump, Ribis, Pickus and Burke have informed THCR that they will not engage in any activity which they reasonably expect will harm THCR or its affiliates (including Trump) or is otherwise inconsistent with their obligations as officers and directors of THCR, or its affiliates. See "Management--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

CONTROL AND INVOLVEMENT OF TRUMP

  Trump's Substantial Voting Power. Upon consummation of the Merger Transaction, through his beneficial ownership of the THCR Class B Common Stock, Trump will continue to exercise considerable influence over the affairs of THCR and will control approximately 27% of the total voting power of THCR (assuming a price of $24.00 per share of THCR Common Stock as Market Value in connection with the Merger and as the public offering price in the Stock Offering). Management believes that the involvement of Trump in the affairs of THCR is an important factor that will affect the prospects of Trump AC. Following the Merger Transaction, Trump will continue to pursue, develop, control and conduct all of his gaming business (except for Trump's Castle) through THCR. See "--Conflicts of Interest."

  Trump's Personal Indebtedness. Although Trump has no obligation to contribute funds to THCR, THCR Holdings or Trump AC and is not providing any personal guarantees in connection with the Merger Transaction, management believes that Trump's financial condition and general business success together with the public's perception of such success may be relevant to the success of Trump AC due, in part, to the marquee value of the "Trump" name. The association of the "Trump" name with high quality amenities and first class service at Trump AC's properties could be diminished in the event that Trump experienced business reversals or the public perceived such reversals, and accordingly, the value of a holder's First Mortgage Notes could be adversely affected. Trump is engaged, through various enterprises, in a wide range of business activities. During 1989 through 1992, certain of Trump's businesses, including businesses for which Trump supplied personal guarantees, experienced financial difficulties that necessitated a comprehensive financial restructuring of certain of his properties and holdings, including Trump's interest in Trump Plaza, Trump's Castle and the Taj Mahal, and his personal indebtedness. See "Management." Since 1990, Trump has engaged in a series of transactions designed to reduce his personal indebtedness. However, Trump will continue to have a substantial amount of personal indebtedness following the Merger Transaction. See "Business--Properties."

  Trump will have ongoing requirements to make payments of principal and interest on his outstanding indebtedness following the consummation of the Merger Transaction. In addition, the agreements with respect to Trump's indebtedness generally contain comprehensive covenants and events of default which relate to the operations of certain of his affiliates. If such covenants are breached or if events of default otherwise occur, either of which could occur at any time, such indebtedness could be subject to acceleration by the applicable lenders. Any such acceleration could have a material adverse effect on Trump. Furthermore, a substantial portion of Trump's assets consist of real property or interests in regulated enterprises, which may affect the liquidity of such assets. Trump has advised Trump AC that he is actively pursuing all reasonable means of providing for the repayment or rescheduling of such indebtedness. There can be no assurance that Trump will be successful in repaying or rescheduling his indebtedness or that his assets will appreciate sufficiently to provide a source of repayment for such indebtedness. Trump's ability to repay his indebtedness is subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond his control. Any failure by Trump to repay or reschedule his indebtedness or to otherwise maintain financial stability may have a material adverse effect on Trump AC. Moreover, if the CCC at any time finds Trump to be financially unstable under the New Jersey Casino Control Act (the "Casino Control Act"), the CCC is authorized to take any necessary public action to protect the public interest, including the suspension or revocation of the casino licenses of Plaza Associates and/or Taj Associates. See "--Strict Regulation by Gaming Authorities" and "Regulatory Matters."

  Trump has informed Trump AC that certain of his current or proposed lenders, including an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), are expected to refinance certain of his personal indebtedness, which new indebtedness would have covenants and events of default similar in scope to those contained in his existing indebtedness. As security for some or all of the new indebtedness, it is anticipated that Trump will pledge, and cause TTMI to pledge, all of their interests in THCR and THCR Holdings. In the event that Trump is unable to pay such indebtedness when due, subject to applicable regulatory approval, such lenders would have the right to foreclose on the pledged THCR Class B Common Stock and the pledged limited partnership interests in THCR Holdings and cause such limited partnership interests to be converted into shares of THCR Common Stock and to have such shares registered for resale under the Securities Act. Trump is currently subject to certain loan agreements which contain covenants that relate to his equity interests in Taj Associates. In connection with the Merger Transaction, Trump is seeking to obtain from his personal creditors, among other things, releases of liens on his equity interests in Taj Associates, which releases are required to consummate the Merger Transaction. See "The Merger Transaction" and "Business--Certain Indebtedness--Taj Associates." Bankers Trust, an affiliate of BT Securities Corporation ("BT Securities"), is a significant creditor of Trump and will be receiving a payment of $10 million in connecting with the Merger Transaction in order to release certain liens and guarantees. See "Business--Certain Indebtedness--Taj Associates--TTMI Note." Both DLJ and BT Securities have rendered financial advisory services to THCR, Trump AC and Taj Associates in the past, acted as a co-manager in the June 1995 Offerings and are serving as underwriters in the Offerings. See "Underwriting."

FINANCIAL FORECAST

  The forecasted financial information included this Prospectus (the "Financial Forecast") represents, to the best of management's knowledge and belief, the expected results of operations for Plaza Associates, Taj Associates and Trump AC for the fiscal years ending December 31, 1996 and December 31, 1997. The Financial Forecast, which consists of forward-looking statements, was prepared by management of Trump AC and is qualified by, and subject to, the assumptions set forth herein and the other information contained in this Prospectus. These assumptions are inherently uncertain and, though considered reasonable by Trump AC, are subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict accurately, and many of which are beyond the control of Trump AC. Accordingly, there can be no assurance that the Financial Forecast will be realized or that actual results will not be significantly lower. Trump AC was the sole preparer of the Financial Forecast, which was prepared in accordance with standards established by the American Institute of Certified Public Accountants, except that it omits the effects of non-operating items, income taxes, extraordinary items and the calculation of net income. The Financial Forecast has not been audited by, examined by, compiled by or subjected to agreed-upon procedures by, independent accountants, and no third-party (including the Underwriters) has independently verified or reviewed the Financial Forecast. Prospective investors in the First Mortgage Notes should consider this fact in evaluating the Financial Forecast and information contained in this Prospectus.

  The assumptions disclosed in the Financial Forecast are those that Trump AC believes are significant to the Financial Forecast and reflects management's subjective judgment as of the date hereof (which is subject to change). However, not all assumptions used in the preparation of the Financial Forecast have been set forth. There will be differences between the values used by management in deriving the key assumptions and the actual results causing differences between forecasted and actual results. Events and circumstances usually do not occur as expected, and the differences between actual, and expected results may be material. In addition, as disclosed elsewhere in this Prospectus under "Risk Factors," the business and operations of Trump AC are subject to substantial risks which increase the uncertainty inherent in the Financial Forecast. Many of the factors disclosed under "Risk Factors" in this Prospectus could cause actual results to differ materially from those expressed in the Financial Forecast. Trump AC does not intend to update or otherwise revise the Financial Forecast to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of the Financial Forecast in this Prospectus should not be regarded as a representation by Trump AC or any other person (including the Underwriters) that the Financial Forecast will be achieved.

  In light of the foregoing, prospective investors in the First Mortgage Notes are cautioned not to place undue reliance on the Financial Forecast.

ATLANTIC CITY PROPERTIES EXPANSION

  Construction and Regulatory Approvals. The Trump Plaza Expansion is expected to be completed in the second quarter of 1996, and the Taj Mahal Expansion, the plans for which are subject to modification, is expected to be completed in phases from the first quarter of 1997 through early 1998. Construction projects, however, such as those contemplated by the Trump Plaza Expansion and the Taj Mahal Expansion, can entail significant development and construction risks including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, environmental problems, geological problems, construction, demolition, excavation, zoning or equipment problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. There can be no assurance that Plaza Associates and Taj Associates will receive the licenses and regulatory approvals necessary to undertake, in the case of the Taj Mahal Expansion, and to complete, in the case of each of the renovation of Trump World's Fair and the Taj Mahal Expansion, their respective expansion plans, or that such licenses and regulatory approvals will be obtained within the anticipated time frames.

  The Trump World's Fair and the Taj Mahal Expansion will each require various licenses and regulatory approvals, including the approval of the CCC. Furthermore, the Casino Control Act requires that the additional guest rooms contemplated by the Taj Mahal Expansion and at Trump Plaza East be put in service within a specified time period after any such casino expansion and that the Trump World's Fair open all guest rooms prior to or at the time of opening its casino. If Plaza Associates, with respect to Trump Plaza East, or Taj Associates completed any casino expansion and subsequently did not complete the requisite number of additional guest rooms within the specified time period, such party might have to close all or a portion of the expanded casino in order to comply with regulatory requirements, which could have a material adverse effect on the results of operations and financial condition of Plaza Associates or Taj Associates, as applicable. In addition, in order to operate the additional casino space contemplated by the Taj Mahal Expansion, Taj Associates must obtain, among other regulatory approvals, the approval of the CCC and determinations by the CCC that the Taj Mahal's additional casino space, together with its current casino space, is a "single room" under the Casino Control Act and that the operation of this additional casino space by Taj Associates will not constitute undue economic concentration of Atlantic City casino operations. Taj Associates will file a petition with the CCC seeking such determinations. See "Regulatory Matters--New Jersey Gaming Regulations--Casino Licensee" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities," and "Management--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  Trump Plaza East. Plaza Associates has opened the casino and 326 hotel rooms at Trump Plaza East and intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction. If Plaza Associates were unable to finance the purchase price of Trump Plaza East pursuant to the Trump Plaza East Purchase Option and its leasehold interest therein were terminated, any amounts expended with respect to Trump Plaza East, including payments under the Trump Plaza East Purchase Option and the lease pursuant to which Plaza Associates leases Trump Plaza East, and any improvements thereon, would inure to the benefit of the unaffiliated third party that owns Trump Plaza East and not to Plaza Associates and would increase the cost of demolition of any improvements for which Plaza Associates would be liable. As of December 31, 1995, Plaza Associates had capitalized approximately $35.7 million in construction costs related to Trump Plaza East. If the development of Trump Plaza East is not successful, Plaza Associates would be required to write off the capitalized construction costs associated with the project. See "Management--Compensation Committee Interlocks and Insider Participation-- Certain Related Party Transactions of Trump."

  In September 1993, Trump (as predecessor in interest to Plaza Associates under the lease for Trump Plaza East) entered into a sublease (the "Time Warner Sublease") with Time Warner pursuant to which Time Warner subleased the entire first floor of retail space at Trump Plaza East for a Warner Brothers Studio Store which opened in July 1994. Rent under the Time Warner Sublease is currently accruing and will not become due and payable to Plaza Associates until the satisfaction of certain conditions designed to protect Time Warner from the termination of the Time Warner Sublease by reason of the termination of Plaza Associates' leasehold estate in Trump Plaza East or the foreclosure of a certain mortgage (which will be extinguished by the exercise of the Trump Plaza East Purchase Option) and until Time Warner's unamortized construction costs are less than accrued rent. No assurances can be made that such conditions will be satisfied. In addition, Time Warner may terminate the Time Warner Sublease at any time after July 1996 in the event that gross sales for the store do not meet certain threshold amounts or if, at any time after July 1996, Plaza Associates fails to operate a first-class hotel on Trump Plaza East. No assurances can be made that Trump Plaza East will continually be operated as a first-class hotel or that sales for the Warner Brothers Studio Store will exceed the threshold amounts. See "Management--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  Trump World's Fair. The ongoing renovation of Trump World's Fair is currently expected to be completed in the second quarter of 1996, although there can be no assurance that the project will be completed by such time. Upon the completion of such renovation, management intends to operate Trump World's Fair as a casino hotel. In order to operate the casino space in Trump World's Fair, Plaza Associates must obtain all necessary regulatory approvals, including approval of the CCC, which approval cannot be assured. Plaza Associates has applied for a separate casino license with respect to Trump World's Fair. The CCC was required to determine that the operation of the casino by Plaza Associates will not result in undue economic concentration in Atlantic City. On May 18, 1995, the CCC ruled that the operation of Trump World's Fair by Plaza Associates will not result in undue economic concentration. Although this determination is a required condition precedent to the CCC's ultimate issuance of a casino license for Trump World's Fair, and management believes that a casino license will ultimately be issued for Trump World's Fair, there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto. See "Regulatory Matters--New Jersey Gaming Regulations--Casino Licensee" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities." Although construction at Trump World's Fair has commenced, if the costs of developing, constructing, equipping and opening Trump World's Fair exceed the proceeds allocated from the June 1995 Offerings for such expenditures, Plaza Associates may be forced to rely on alternative methods of financing, which may not be available and which could impair the competitive position of Trump Plaza and reduce Plaza Associates' cash flow. See "--High Leverage and Fixed Charges," "--Need for Additional Financing" and "-- Restrictions on Certain Activities."

  The Taj Mahal. It is expected that the Taj Mahal Expansion, the plans for which are subject to modification, will be principally funded out of the cash from the operations of the Taj Mahal and Trump Plaza. The ability to complete such expansion may depend in part on the ability to obtain debt financing for such purpose. There can be no assurance that Taj Associates and Plaza Associates will be able to generate sufficient cash flow from operations or that financing could be obtained on terms satisfactory to Trump AC, if at all. In addition, any indebtedness to be incurred in connection with the Taj Mahal Expansion would be subject to the limitations set forth in the Senior Note Indenture and the First Mortgage Note Indenture. See "--High Leverage and Fixed Charges," "--Holding Company Structure," "Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing," "--Restrictions on Certain Activities" and "Business--Business Strategy--The Taj Mahal."

ABSENCE OF PUBLIC MARKET; POTENTIAL VOLATILITY OF MARKET PRICES

  The Issuers do not intend to list the First Mortgage Notes on a national securities exchange or to seek the admission thereof for trading in the National Association of Securities Dealers Automated Quotation System. The Underwriters have advised the Issuers that, following the consummation of the First Mortgage Note Offering, they intend to make a market in the First Mortgage Notes, but are not obligated to do so and may discontinue any such market making at any time without notice. Further, there can be no assurance as to the liquidity of, or that an active trading market will develop for, the First Mortgage Notes.

  In addition, factors such as quarterly fluctuations in Taj Associates' and Plaza Associates' financial and operating results, announcements by the Issuers or others and developments affecting Taj Associates and Plaza Associates, their customers or Atlantic City market or the gaming industry generally could cause the market price of the First Mortgage Notes to fluctuate substantially.

COMPETITION

  The Atlantic City Market. Competition in the Atlantic City casino hotel market is intense. Trump Plaza and the Taj Mahal compete with each other and with the other casino hotels located in Atlantic City, including the other casino hotel owned by Trump, Trump's Castle. See "--Conflicts of Interest." Trump Plaza and the Taj Mahal are located on The Boardwalk, approximately 1.2 miles apart from each other. At present, there are 12 casino hotels located in Atlantic City, including the Taj Mahal and Trump Plaza, all of which compete for patrons. In addition, there are several sites on The Boardwalk and in the Atlantic City Marina area on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time (including a proposal by Mirage Resorts, Inc.), although management is not aware of any current construction on such sites by third parties. No new casino hotels have commenced operations in Atlantic City since 1990, although several existing casino hotels have recently expanded or are in the process of expanding their operations. While management believes that the addition of hotel capacity would be beneficial to the Atlantic City market generally, there can be no assurance that such expansion would not be materially disadvantageous to either Trump Plaza or the Taj Mahal. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

  Total Atlantic City gaming revenues have increased over the past four years, although at varying rates. Although all 12 Atlantic City casinos reported increases in gaming revenues in 1992 as compared to 1991, management believes that this was due, in part, to the depressed industry conditions in 1991. In 1993, nine casinos experienced increased gaming revenues compared to 1992 (including the Taj Mahal), while three casinos (including Trump Plaza) experienced decreased revenues. In 1994, ten casinos experienced increased gaming revenues compared to 1993 (including the Taj Mahal), while two casinos (including Trump Plaza) experienced decreased revenues. During 1995, all 12 casinos experienced increased gaming revenues compared to 1994.

  In 1990, the Atlantic City casino industry experienced a significant increase in room capacity and in available casino floor space, including the rooms and floor space made available by the opening of the Taj Mahal. The effects of such expansion were to increase competition and to contribute to a decline in 1990 in gaming revenues per square foot of casino floor space. In 1990, the Atlantic City casino industry experienced a decline in gaming revenues per square foot of 5.0%, which trend continued in 1991, although at the reduced rate of 2.9%. In 1992, however, the Atlantic City casino industry experienced an increase of 6.9% in gaming revenues per square foot from 1991. Gaming revenues per square foot increased by 1.4% for 1993 (excluding poker and race simulcast rooms, which were introduced for the first time in such year), compared to 1992. In 1994, gaming revenues per square foot decreased 2.5% (or 4.5% including square footage devoted to poker, keno and race simulcasting). The 1994 decline was due, in part, to the increase in casino floor space in Atlantic City as a result of expansion of a number of casinos and to the severe weather conditions which affected the Northeast during the winter of 1994. Between April 30, 1993 and December 31, 1995, many operators in Atlantic City expanded their facilities in anticipation of and in connection with the June 1993 legalization of simulcasting and poker, increasing total gaming square footage by approximately 181,200 square feet (23.3%) of which approximately 83,700 square feet is currently devoted to poker, keno and race simulcasting. During this same period, 172 poker tables and 5,500 slot machines were added. See "Business--Atlantic City Market."

  Trump Plaza and the Taj Mahal also compete, or will compete, with facilities in the northeastern and mid- Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, Trump Plaza and the Taj Mahal face competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, Trump Plaza and the Taj Mahal compete directly with each other and with Trump's Castle for gaming patrons. Although management does not intend to operate Trump Plaza and the Taj Mahal to the competitive detriment of each other, the effect may be that Trump Plaza or Taj Mahal will operate to the competitive detriment of the other.

  Other Competition. In addition, Trump Plaza and the Taj Mahal face competition from casino facilities in a number of states operated by federally recognized Native American tribes. Pursuant to the Indian Gaming Regulatory Act ("IGRA"), which was passed by Congress in 1988, any state which permits casino style gaming (even if only for limited charity purposes) is required to negotiate gaming compacts with federally recognized Native American tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including Trump Plaza and the Taj Mahal. In March 1996, the United States Supreme Court struck down a provision of IGRA which allowed Native American tribes to sue states in federal court for failing to negotiate gaming compacts in good faith. Trump AC cannot predict the impact of this decision on the ability of Native American tribes to negotiate compacts with states. See "Business--Competition."

  Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Plans to begin operating slot machines at race tracks in the State of Delaware are underway, including the slot machines currently operating at the Dover Downs and Delaware Park race tracks. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania, and New York City is considering a plan under which it would be the embarking point for gambling cruises into international waters three miles offshore. Several states are considering or have approved large scale land-based casinos. Additionally, since 1993, gaming floor space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of Trump Plaza and the Taj Mahal could be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over two years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut, was voted down by that state's Senate. A New York State Assembly plan has the potential of legalizing non-Native American gaming in portions of upstate New York. Essential to this plan is a proposed New York State constitutional amendment that would legalize gambling. To amend the New York Constitution, the next elected New York State Legislature must repass a proposal legalizing gaming and a statewide referendum, held no sooner than November 1997, must approve the constitutional amendment. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In particular, in the past, proposals have been introduced to legalize gaming in other locations, including Philadelphia, Pennsylvania. In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Management is unable to predict whether any such legislation, in New Jersey or elsewhere, will be enacted or whether, if passed, it would have a material adverse impact on Trump AC's results of operations or financial condition.

RELIANCE ON KEY PERSONNEL

  The ability of Trump AC to operate successfully is dependent, in part, upon the continued services of certain of its employees, including Nicholas L. Ribis, the President and Chief Executive Officer of THCR, the Chief Executive Officer of THCR Holdings and the Chief Executive Officer of Taj Associates. Mr. Ribis' employment agreements with THCR and THCR Holdings on the one hand and Taj Associates on the other will expire on June 7, 2000 and September 25, 1996, respectively (subject to earlier termination upon the occurrence of certain events). There can be no assurance that a suitable replacement for Mr. Ribis could be found in the event of a termination of his employment. A shortage of skilled management-level employees currently exists in the gaming industry which may make it difficult and expensive to attract and retain qualified employees. In addition, Mr. Ribis and certain other executives of THCR and Taj Associates currently allocate their time among THCR's and Taj Associates' various operations as well as certain other enterprises owned by Trump. Following the consummation of the Merger Transaction, Mr. Ribis will devote approximately 75% of his professional time to the affairs of THCR and its subsidiaries. See "Management."

STRICT REGULATION BY GAMING AUTHORITIES

  The ownership and operation of the gaming-related businesses of Plaza Associates and Taj Associates are subject to strict state regulation under the Casino Control Act. Plaza Associates and Taj Associates and their various officers and other qualifiers have received the licenses, permits and authorizations required to operate Trump Plaza and the Taj Mahal, respectively. Failure to maintain or obtain the requisite casino licenses would have a material adverse effect on Trump AC. On June 22, 1995, the CCC renewed Taj Associates' casino license through March 31, 1999 and renewed Plaza Associates' casino license through June 30, 1999, subject to revocation or suspension upon the occurrence of certain events. No assurance can be given as to the term for which the CCC will renew these licenses or as to what license conditions, if any, may be imposed by the CCC in connection with any future renewals. The Merger Transaction is subject to approval by the CCC. See "Regulatory Matters--New Jersey Gaming Regulation."

  The Casino Control Act imposes substantial restrictions on the ownership of securities of Trump AC and its subsidiaries. See "Regulatory Matters." A holder of First Mortgage Notes may be required to meet the qualification provisions of the Casino Control Act relating to financial sources and/or security holders. The CCC will determine the qualification of specific security holders, including Institutional Investors (as defined in the Casino Control Act) subsequent to consummation of the First Mortgage Note Offering. The First Mortgage Note Indenture will provide that if the CCC requires a holder of securities (whether the record or beneficial owner) to qualify under the Casino Control Act and such holder does not so qualify, then such holder must dispose of his interest in the First Mortgage Notes within 30 days after receipt by the Issuers of notice of such finding that such holder does not so qualify, or the Issuers may redeem such First Mortgage Notes at the lower of outstanding principal amount or their value calculated as if the investment had been made on the date of disqualification of such First Mortgage Notes (or such lesser amount as may be required by the CCC).

  Trump AC's current gaming operations are, and any future gaming operations are likely to be, subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect Trump AC.

LIMITATIONS ON LICENSE OF THE TRUMP NAME

  Subject to certain restrictions, THCR has the exclusive right (except with respect to the Taj Mahal (during the period prior to the consummation of the Merger Transaction) and Trump's Castle) to use the "Trump" name and likeness in connection with gaming and related activities pursuant to a trademark license agreement between

Trump and THCR (the "License Agreement"). See "Business--Trademark/Licensing." THCR's rights under the License Agreement are secured by a security interest in the names "Trump," "Donald Trump" and "Donald J. Trump" (including variations thereon, the "Trump Names") and related intellectual property rights (collectively, the "Marks") for use in connection with casino services, pursuant to a security agreement (the "Trademark Security Agreement"). If there were a default under the License Agreement or the Trademark Security Agreement, THCR would have rights, subject to the requirements of applicable state law, to enforce the rights and remedies contained in the Trademark Security Agreement. In the event of a foreclosure sale of the Marks, the net amount realized in such sale by THCR might not yield the full amount of damages that THCR could sustain as a result of the default. In addition, the existence of rights of others to the use of the Trump Names, including pursuant to the existing security interests with respect to trademarks associated with Trump's Castle as well as to any other security interests in trademarks for non-gaming hotels, could adversely affect the ability of THCR to realize the benefits of the Trademark Security Agreement. THCR's right to repossess and dispose of the Marks upon a breach of the License Agreement may be significantly impaired if the owner of the Marks were to become the subject of a case under the United States Bankruptcy Code (the "Bankruptcy Code") prior to THCR's having repossessed and disposed of the Marks. Under the Bankruptcy Code, secured creditors, such as THCR, are automatically stayed from repossessing or disposing of their collateral without bankruptcy court approval. Moreover, the Bankruptcy Code permits a defaulting debtor to retain and continue to use the collateral if the secured creditor is given "adequate protection" of its interest in the collateral. Such adequate protection under the Bankruptcy Code may take various forms, including the granting of a replacement lien or other relief that will enable the secured creditor to realize the "indubitable equivalent" of its interest in the collateral. Accordingly, it is impossible to predict whether or when THCR would repossess or dispose of the Marks, or whether or to what extent THCR would then be compensated for any delay in payment or loss of value of the Marks through the requirement of "adequate protection" if the owner of the Marks were to become the subject of a bankruptcy or reorganization case. Furthermore, the License Agreement could be rejected in connection with a bankruptcy of the licensor if, in the business judgment of a trustee or the licensor, as debtor-in-possession, rejection of the contract would benefit the licensor's estate. In the event of such rejection, THCR could assert a claim for damages, secured by THCR's lien on the Marks.

FRAUDULENT TRANSFER CONSIDERATIONS

  The obligations of Trump AC under the First Mortgage Notes may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of Trump AC. Under those laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of Trump AC, such as a trustee in bankruptcy, or Trump AC as debtor-in-possession, were to find that at the time Trump AC incurred its obligations under the First Mortgage Notes, it (a) did so with actual intent to hinder, delay or defraud its creditors or (b) did not receive reasonably equivalent value or fair consideration therefor, and either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or
(iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such court could avoid Trump AC's obligations under the First Mortgage Notes and direct the return of any amounts paid thereunder to Trump AC or to a fund for the benefit of its creditors.

  Similarly, the obligations of Taj Associates, Plaza Associates or any other Guarantor under its guarantee of the First Mortgage Notes, as well as the security interest granted by such Guarantor in its assets to secure the First Mortgage Notes and such guarantee, may be subject to review under such laws in the event of the bankruptcy or other financial difficulty of such Guarantor. In the event that a court were to find that at the time such Guarantor incurred such obligations or granted such security interest the factors set forth in either clause (a) or (b) in the foregoing paragraph applied to such Guarantor, such court could avoid such Guarantor's obligations under its guarantee, as well as the security interests securing such guarantee, and direct the return of any amounts paid under such guarantee to such Guarantor or to a fund for the benefit of its creditors. The First Mortgage Notes do not have the benefit of a pledge of the equity interests of the Subsidiaries of Trump AC, which interests are exclusively pledged for the benefit of the Senior Notes.

  Among other things, a court might conclude that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent that the economic benefits realized by it in the Merger Transaction (including the payment of its outstanding obligations) were less than the aggregate amount of its liability under its guarantee.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

                                USE OF PROCEEDS

  The net proceeds to Trump AC from the First Mortgage Note Offering, after payment of underwriting discounts and expenses, are estimated to be $ billion. In connection with the Merger Transaction, the net proceeds from the First Mortgage Note Offering, together with the proceeds from the Stock Offering and available cash, will be used as set forth below.

  The following table sets forth the anticipated sources and uses of funds for the Merger Transaction (assuming an April 15, 1996 consummation):

                             (DOLLARS IN MILLIONS)

ANTICIPATED SOURCES OF FUND


CASH SOURCES
First Mortgage Note Offering....        $1,100.0
THCR Stock Offering (b)(d)......           300.0
Available Cash..................             9.8
                                        --------
 Total Cash Sources.............         1,409.8
                                        --------
NON-CASH SOURCES
THCR
 Common Stock Equivalents to be issued
 to Trump(c)....................            40.5
THCR Common Stock to be issued
 to First Fidelity(d)...........            12.0
                                        --------
 Total Non-Cash Sources.........            52.5
                                        --------
TOTAL SOURCES...................        $1,462.3
                                        ========

ANTICIPATED USES OF FUNDS

CASH USES
Redeem Taj Bonds(a)............  $ 794.4
Retire Plaza Notes.............    370.0
Satisfy NatWest Loan...........     36.5
Exercise Trump Plaza East
 Purchase Option...............     28.0
Financing fees and expenses....     49.4
Payment to First Fidelity......     50.0
Payment to Bankers Trust and
 Working Capital...............     10.0
Payments to Holders of Taj
 Holding Class A Common
 Stock(b)......................     40.5
Redeem Taj Holding Class B
 Common Stock..................      0.4
Transaction Fees and Expenses..     30.6
                                 -------
 Total Cash Uses...............  1,409.8
                                 -------
NON-CASH USES
Acquisition of Trump's direct
 and indirect equity interests
 in Taj Associates.............     40.5
THCR Common Stock issued to
 First Fidelity(d).............     12.0
                                 -------
 Total Non-Cash Uses...........     52.5
                                 -------
TOTAL USES.....................  1,462.3
                                 =======

- ---------------------
(a) Includes the additional Amount (as defined) through April 15, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(b) Assumes all holders of Taj Holding Class A Common Stock elect Cash Consideration in the Merger. To the extent holders of Taj Holding Class A Common Stock elect to receive Stock Consideration, THCR may reduce the size of the THCR Stock Offering. See "Summary--The Merger Transaction."
(c) Represents the value as of the effective time of the Merger of the shares of THCR Common Stock into which the limited partnership interests in THCR Holdings to be issued to Trump and TTMI in connection with the Merger Transaction will be convertible.
(d) Assumes a price of $24.00 per share of THCR Common Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization as of December 31, 1995 of Taj Associates, Trump AC, Taj Associates and Trump AC on a combined basis, and Trump AC as adjusted to give effect to the Merger Transaction. This table should be read in conjunction with Trump AC's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                        AS OF DECEMBER 31, 1995
                             ---------------------------------------------------
                                     ACTUAL
                             -----------------------
                             TAJ ASSOCIATES TRUMP AC     COMBINED     PRO FORMA
                             -------------- --------    ----------    ----------
                                        (DOLLARS IN THOUSANDS)
   Cash: ..................     $ 88,941    $ 15,937    $  104,878    $   55,225
                                ========    ========    ==========    ==========
   Debt:
     First Mortgage Notes..     $    --     $    --     $      --     $1,100,000
     Plaza Notes...........          --      330,000(b)    330,000(b)        --
     Taj Bonds.............      780,242(a)      --        780,242(a)        --
     Other debt............       45,973       8,970        54,943         9,999
                                --------    --------    ----------    ----------
   Total debt..............      826,215     338,970     1,165,185     1,109,999
                                --------    --------    ----------    ----------
   Partners' capital:
     Contributed capital...      123,765      94,087       217,852       375,587
     Retained earnings
      (deficit)............      (84,130)     16,725       (67,405)      (37,389)
                                --------    --------    ----------    ----------
   Total partners'
    capital................       39,635     110,812       150,447       338,198
                                --------    --------    ----------    ----------
     Total capitalization..     $865,850    $449,782    $1,315,632    $1,448,197
                                ========    ========    ==========    ==========

- ---------------------
(a)Does not include unamortized discount of $131,103.
(b)Does not include unamortized discount of $3,348.

                              SELECTED HISTORICAL
                      CONSOLIDATED FINANCIAL INFORMATION

TRUMP PLAZA ASSOCIATES

  The following table sets forth certain historical consolidated financial information of Plaza Associates and Trump AC for each of the five years ended December 31, 1991 through 1995. The historical financial information of Trump AC and Plaza Associates as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates included elsewhere in this Prospectus. The historical financial information of Trump AC and Plaza Associates as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates not included in this Prospectus. Trump AC Funding was recently formed and has had no operations to date.

  All financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Prospectus.

                                        YEARS ENDED DECEMBER 31,
                               -----------------------------------------------
                                 1991      1992      1993      1994     1995
                               --------  --------  --------  --------  -------
                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Revenues:
 Gaming......................  $233,265  $265,448  $264,081  $261,451  298,073
 Other.......................    66,411    73,270    69,203    66,869   74,182
 Trump World's Fair (formerly
  Trump Regency Hotel).......    11,547     9,465       --        --       --
                               --------  --------  --------  --------  -------
  Gross revenues.............   311,223   348,183   333,284   328,320  372,255
 Promotional allowances......    31,539    34,865    32,793    33,257   38,934
                               --------  --------  --------  --------  -------
  Net revenues...............   279,684   313,318   300,491   295,063  333,321
                               --------  --------  --------  --------  -------
 Costs and expenses:
 Gaming......................   133,547   146,328   136,895   139,540  164,839
 Other.......................    23,404    23,670    24,778    23,380   23,932
 General and administrative..    69,631    75,459    71,624    73,075   68,550
 Depreciation and
  amortization...............    16,193    15,842    17,554    15,653   16,213
 Restructuring charges.......       943     5,177       --        --       --
 Trump World's Fair (formerly
  Trump Regency Hotel).......    19,879    11,839       --        --       --
                               --------  --------  --------  --------  -------
  Total costs and expenses...   263,597   278,315   250,851   251,648  273,534
                               --------  --------  --------  --------  -------
 Income from operations......    16,087    35,003    49,640    43,415   59,787
                               --------  --------  --------  --------  -------
 Interest expense, net.......    33,363    31,356    39,889    48,219   43,261
 Other non-operating (income)
  expense(a).................    14,818     1,462     3,873     4,931    5,743
 Extraordinary (loss)
  gain(b)....................       --    (38,205)    4,120       --    (9,250)
 Provision (benefit) for
  income taxes...............    (2,864)     (233)      660      (865)     --
                               --------  --------  --------  --------  -------
 Net income (loss)...........  $(29,230) $(35,787) $  9,338  $ (8,870) $ 1,533
                               ========  ========  ========  ========  =======
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Cash and cash equivalents...  $ 10,474  $ 18,802  $ 14,393  $ 11,144  $15,937
 Property and equipment,
  net........................   306,834   300,266   293,141   298,354  395,942
 Total assets................   378,398   370,349   374,498   375,643  480,024
 Total long-term debt, net of
  current maturities(c)......    33,326   249,723   395,948   403,214  332,721
 Preferred partnership
  interest...................       --     58,092       --        --       --
 Total capital (deficit).....    54,043    11,362   (54,710)  (63,580) 110,812

- -------
(a) Other non-operating (income) expense for the year ended December 31, 1991 includes a $10.9 million charge associated with the rejection of the lease associated with the former Trump Regency Hotel and $4.0 million of costs associated with certain litigation. Other non-operating (income) expense for 1992 includes $1.5 million of costs associated with certain litigation. Other non-operating (income) expense for the years ended December 31, 1993, 1994 and 1995 includes $3.9, $4.9, and 3.7 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East.
(b) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating Plaza Funding's Preferred Stock issued at fair value as compared to the carrying value of these securities and the write off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4,120,000 has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9,250,000 for the period from January 1, 1995 through June 12, 1995 relates to the redemption of the PIK Notes and PIK Note Warrants and the write off of related unamortized deferred financing costs.
(c) Reflects reclassification in 1991 of indebtedness relating to outstanding mortgage bonds as a current liability due to then existing events of default.

TAJ ASSOCIATES

  The following table sets forth certain historical consolidated financial information of Taj Associates for each of the five years ended December 31, 1991 through 1995. The historical financial information of Taj Associates as of December 31, 1994 and 1995, and for the years ended December 31, 1993, 1994 and 1995 as set forth below has been derived from the audited consolidated financial statements of Taj Associates included elsewhere in this Prospectus. The historical financial information of Taj Associates as of December 31, 1991, 1992 and 1993, and for the years ended December 31, 1991 and 1992 as set forth below has been derived from the audited consolidated financial statements of Taj Associates not included in this Prospectus.

  All financial information should be read in conjunction with "Management's Discussion and Analysis and Results of Operations--Taj Associates," and "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and related notes thereto included elsewhere in this Prospectus.

                                       YEAR ENDED DECEMBER 31,
                           ----------------------------------------------------
                             1991       1992       1993       1994       1995
                           ---------  ---------  ---------  ---------  --------
                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
 Gaming..................  $ 380,997  $ 414,045  $ 442,064  $ 461,622  $501,378
 Other...................    111,251    116,958    113,291    117,738   116,368
                           ---------  ---------  ---------  ---------  --------
  Gross Revenues.........    492,248    531,003    555,355    579,360   617,746
 Promotional allowances..     53,935     61,250     56,444     62,178    63,998
                           ---------  ---------  ---------  ---------  --------
  Net Revenues...........    438,313    469,753    498,911    517,182   553,748
 Costs and Expenses:
 Gaming..................    204,513    227,394    237,566    260,472   283,786
 Other...................     39,181     39,125     40,605     40,697    39,842
 General and
  Administrative.........    100,191     98,819     99,424     99,629    96,843
 Depreciation and
  Amortization...........     36,202     36,388     36,858     39,750    43,387
 Restructuring costs.....     26,398        --         --         --        --
                           ---------  ---------  ---------  ---------  --------
 Income from Operations..     31,828     68,027     84,458     76,634    89,890
 Net interest expense....   (100,683)  (103,126)  (106,997)  (113,292) (116,513)
 Extraordinary gain(a)...    259,618        --         --         --        --
                           ---------  ---------  ---------  ---------  --------
 Net Income (loss).......  $ 188,513  $ (35,099) $ (22,539) $ (36,658) $(26,623)
                           =========  =========  =========  =========  ========
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Cash and cash
  equivalents............  $  22,535  $  34,062  $  58,044  $  61,196  $ 88,941
 Property and equipment-
  net....................    766,135    742,129    722,834    706,785   690,987
 Total assets............    814,051    802,556    811,508    807,612   821,793
 Total long-term debt,
  net of current
  maturities.............    573,844    595,682    625,765    656,701   694,192
 Total capital...........    167,837    130,913    106,641     67,812    39,635

- --------
(a) The extraordinary gain of $259,618 for the year ended December 31, 1991 reflects a $204,276 accounting adjustment to carry the Old Taj Bonds at fair market value based on current interest rates at the date of issuance (effective rate of approximately 18%), and $20,000 related to settlement of the subcontractors' note payable, with the balance representing a discharge of accrued interest on indebtedness.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  Set forth below is a discussion and analysis of the financial condition and results of operations of Plaza Associates. Also set forth below is a discussion and analysis of the financial condition and results of operations of Taj Associates.

PLAZA ASSOCIATES

 RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

  Gaming revenues were $298.1 million for the year ended December 31, 1995, an increase of $36.6 million or 14.0% from gaming revenues of $261.5 million in 1994. This increase in gaming revenues consisted of an increase in both table games and slot revenues. While 1994 was adversely affected by unfavorable winter weather, construction and management turnover, management believes that the increase in gaming revenues in 1995 is also due to an increased level of demand evident in the Atlantic City market generally, as well as to management's marketing and other initiatives, including the introduction of new slot machines and table games, the addition of bill acceptors on slot machines, an increase in casino floor square footage and an increase in promotional allowances.

  Slot revenues were $201.7 million for the year ended December 31, 1995, an increase of $33.0 million or 19.5% from $168.7 million in 1994. This increase was primarily due to certain factors mentioned in the foregoing paragraph including the implementation of an aggressive slot marketing program.

  Table games revenues were $96.4 million for the year ended December 31, 1995, an increase of $3.6 million or 3.9% from table games revenues of $92.8 million in 1994. This was primarily due to an increase in table games drop (i.e., the dollar value of chips purchased) by $27.0 million or 4.5% for the year ended December 31, 1995 from 1994.

  During the year ended December 31, 1995, gaming credit extended to customers was approximately 17.7% of overall table play, an increase of approximately 0.7% from 1994. At December 31, 1995, gaming receivables amounted to approximately $13.8 million, an increase of approximately $0.1 million from 1994, with allowances for doubtful gaming receivables of approximately $7.9 million, a decrease of approximately $0.6 million from 1994.

  Other revenues were $74.2 million for the year ended December 31, 1995, an increase of $7.3 million or 10.9% from other revenues of $66.9 million in 1994. Other revenues include revenues from rooms, food and beverage and miscellaneous items. This increase primarily reflects increases in food and beverage revenues attendant to higher levels of gaming activity and promotional allowances and expenses.

  Promotional allowances were $38.9 million for the year ended December 31, 1995, an increase of $5.6 million or 16.8% from $33.3 million in 1994. This increase is primarily attributable to an increase in gaming activity.

  Gaming costs and expenses were $164.8 million for the year ended December 31, 1995, an increase of $25.3 million or 18.1% from gaming costs and expenses of $139.5 million in 1994. This increase is primarily due to increased promotional and operating expense and taxes associated with increased levels of gaming revenues from 1994.

  General and administrative expenses were $68.6 million for the year ended December 31, 1995, a decrease of $4.5 million or 6.2% from general and administrative expenses of $73.1 million in 1994. This decrease is primarily the result of cost containment measures.

  Income from operations was $59.8 million for the year ended December 31, 1995, an increase of $16.4 million or 37.8% from income from operations of $43.4 million in 1994.

  Net interest expense was $43.3 million for the year ended December 31, 1995, a decrease of $4.9 million or 10.2% from net interest expense of $48.2 million in 1994. This decrease is attributable to the retirement of the PIK Notes in June 1995 partly offset by the increased interest expense associated with equipment financing and capital leases incurred during 1995.

  Other non-operating expense was $5.7 million for the year ended December 31, 1995, an increase of $0.8 million or 16.3% from non-operating expense of $4.9 million in 1994. This increase is primarily attributable to costs associated with Trump World's Fair.

  The extraordinary loss of $9,250,000 for the year ended December 31, 1995 relates to the redemption and write-off of unamortized deferred financing costs relating to the repurchase and redemption on June 12, 1995 of all of the PIK Notes and related PIK Note Warrants.

 RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

  Gaming revenues were $261.5 million for the year ended December 31, 1994, a decrease of $2.6 million or 1.0% from gaming revenues of $264.1 million in 1993, although gaming revenues increased for the industry generally in Atlantic City for the year ended December 31, 1994 compared to the year ended December 31, 1993. This decrease in gaming revenues consisted of a reduction in both table games and slot revenues. These results were impacted by a number of major ice and snow storms throughout the northeastern United States during the three months ended March 31, 1994 which severely restricted travel in the region. Bad weather also impacted the Atlantic City market's results for the three months ended March 31, 1993; however, the weather during the comparable period in 1994 was much more severe. The decrease in gaming revenues was also due in part to disruptions caused by an expansion of the casino floor which created operating inefficiencies by temporarily disrupting the normal flow of patrons upon entrance to the casino, as well as detracting from the overall appearance of the casino floor. Also, in 1994 Trump Plaza experienced turnover of certain key management positions which had a negative impact on operations. This negative impact was mitigated by the end of 1994 as new management was hired and began implementing new policies and marketing programs. See "Business--Business Strategy" and "Management--Employment Agreements."

  Slot revenues were $168.7 million for the year ended December 31, 1994, a decrease of $1.8 million or 1.1% from slot revenues of $170.5 million in 1993. This decrease was due in part to the sensitivity of slot revenues to certain of the factors specified in the foregoing paragraph. Plaza Associates elected to discontinue certain progressive slot programs, thereby reversing certain accruals into revenue which had the effect of improving slot revenue by $0.6 million for the year ended December 31, 1994.

  Table games revenues were $92.8 million for the year ended December 31, 1994, a decrease of $0.8 million or 0.9% from table games revenues of $93.6 million in 1993. This decrease was primarily due to a reduction in table games drop by $26.7 million or 4.3% for the year ended December 31, 1994 from 1993, offset by an increase in the table game hold percentage (the percentage of table drop retained by Plaza Associates) to 15.5% for the year ended December 31, 1994 from 14.9% in 1993.

  During the year ended December 31, 1994, gaming credit extended to customers was approximately 17% of overall table play, a decrease of 1% from 1993. At December 31, 1994, gaming receivables amounted to approximately $13.7 million, a decrease of approximately $2.3 million from 1993, with allowances for doubtful gaming receivables of approximately $8.5 million, a decrease of approximately $1.9 million from 1993.

  Other revenues were $66.9 million for the year ended December 31, 1994, a decrease of $2.3 million or 3.3% from other revenues of $69.2 million in 1993. This decrease in other revenues primarily reflects decreases in food and beverage revenue resulting from changes in bus couponing.

  Promotional allowances were $33.3 million for the year ended December 31, 1994, an increase of $0.5 million or 1.5% from $32.8 million in 1993. This increase is attributable to increased marketing and promotional activities.

  Gaming costs and expenses were $139.5 million for the year ended December 31, 1994, an increase of $2.6 million or 1.9% from gaming costs and expenses of $136.9 million in 1993. This increase was primarily due to increased marketing costs instituted toward the end of 1994. These marketing programs consisted of increased bus programs and direct marketing activities. The increase in marketing costs was offset by decreased gaming taxes associated with the decreased levels of gaming activity and revenues from 1993.

  General and administrative expenses were $73.1 million for the year ended December 31, 1994, an increase of $1.5 million or 2.1% from the general and administrative expenses of $71.6 million in 1993. This increase resulted primarily from $1.1 million in cash associated with donations to the CRDA for the year ended December 31, 1994.

  Income from operations was $43.4 million for the year ended December 31, 1994, a decrease of $6.2 million or 12.5% from income from operations of $49.6 million for 1993.

  Net interest expense was $48.2 million for the year ended December 31, 1994, an increase of $8.3 million or 20.8% from net interest expense of $39.9 million in 1993. This increase is primarily attributable to increased interest expenses associated with the Plaza Notes and the PIK Notes which were outstanding for all of 1994.

  Other non-operating expense was $4.9 million (including $3.1 million of leasing costs) for the year ended December 31, 1994, an increase of $1.0 million or 25.6% from other non-operating expense of $3.9 million in 1993. This increase is directly attributable to twelve months of costs associated with Trump Plaza East. See Note 6 to the accompanying Financial Statements of Trump AC and Plaza Associates.

TAJ ASSOCIATES

  The following information has been prepared by Taj Associates and provides historical information regarding Taj Associates' operations.

 RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

  Net revenues were approximately $553.7 million for the year ended December 31, 1995, an increase of $36.5 million or 7.1% from net revenues of $517.2 million for the year ended December 31, 1994. This increase was primarily due to an increase in gaming revenues.

  Gaming revenues comprise the major component of net revenues and consist of win from table games, poker, slot machines, horserace simulcasting and keno. Total gaming revenues were $501.4 million for the year ended December 31, 1995, an increase of $39.8 million or 8.6% from total gaming revenues of $461.6 million for the year ended December 31, 1994. These revenues represent a market share of 13.5% of the Atlantic City gaming market in each of 1995 and 1994, based on figures filed with the CCC.

  Table game win was approximately $201.8 million for the year ended December 31, 1995, an increase of $17.1 million or 9.3% from table game win of $184.7 million for the year ended December 31, 1994. Dollars wagered at table games were $1,192.2 million for the year ended December 31, 1995, an increase of $67.2 million or 6.0% from dollars wagered at table games of $1,125.0 million for the year ended December 31, 1994. Table win percentage was 16.9% for the year ended December 31, 1995, an increase from 16.4% in 1994. Table win percentage, which represents the percentage of dollars wagered retained by Taj Associates, tends to be fairly constant over the long term, but may vary significantly in the short term, due to large wagers by "high rollers." The win percentage for the year ended December 31, 1995 is significantly above Taj Associates' and the industry's historical win percentage, and Taj Associates' win percentage could decrease in the future. During the twelve months ending December 31, 1994 and 1993, Taj Associates' win percentage was approximately 16.4% and 16.3% respectively. The Atlantic City average for the years ended December 31, 1995, 1994 and 1993 was approximately 15.8%, 15.8% and 15.6%
respectively. Management believes that a significant factor in Taj Associates' table game win being higher than the Atlantic City average is its mix of higher hold table games.

  Slot revenues were approximately $279.2 million for the year ended December 31, 1995, an increase of $21.3 million or 8.3% from slot revenues of $257.9 million for the year ended December 31, 1994. Dollars wagered in slot machines was $3,376.5 million for the year ended December 31, 1995, an increase of $436.4 million or 14.8% from dollars wagered in slot machines of $2,940.0 million for the year ended December 31, 1994. This increase was offset by a decrease in slot win percentage to 8.3% in 1995 from 8.8% in 1994. The increase in slot machine wagering and the reduced slot win percentage is consistent with the industry trend in Atlantic City in recent years.

  In addition to table game and slot revenues, Taj Associates' keno/poker/simulcasting operations generated approximately $17.2 million in poker revenues, $1.4 million of simulcasting revenue and $1.8 million of keno revenue in 1995, compared to $16.3 million of poker revenue, $1.4 million of simulcasting revenue and $1.3 million of keno revenue in 1994. Keno operations commenced June 15, 1994.

  Increases in gaming revenues during the year ended December 31, 1995 as compared to the year ended December 31, 1994 were attributable primarily to
(i) the increase in dollars wagered on slots relative to the depressed 1994 levels caused by severe winter weather during the first three months of the year, (ii) the increase in dollars wagered on table games and the improved win percentage, both of which were substantially attributable to international high level players and (iii) the general growth of the Atlantic City market.

  Nongaming revenues consist primarily of room, food, beverage and entertainment. For the years ended December 31, 1995 and 1994, these revenues totaled $116.4 million and $117.8 million, respectively. Room revenue of approximately $43.3 million in 1995 was the result of an occupancy rate of 91.2% and an average room rate of $104.04. In 1994, room revenue of $41.8 million was the result of an occupancy rate of 92.4% and an average room rate of $99.19.

  In the food and beverage outlets, Taj Associates generated revenues of approximately $57.2 million and $58.0 million during 1995 and 1994, respectively. The approximately $0.8 million decrease is primarily attributable to the decrease in the average food check to $11.62 in 1995 from $11.68 in 1994 and the elimination of the private bar in guest rooms. The decrease in food and beverage revenue reflects both fewer complimentaries offered to patrons (which are recorded both as revenue and as a promotional allowance) and reduced food prices designed to stimulate cash sales.

  The decrease in other revenue of approximately $2.0 million was primarily attributable to a decrease in entertainment revenue of approximately $1.6 million resulting from fewer in-house sponsored events and an increased emphasis on promoter sponsored entertainment events in 1995 versus events sponsored by Taj Associates in 1994.

  Promotional allowances were $64.0 million for the year ended December 31, 1995, an increase of $1.8 million from promotional allowances of $62.2 million for the year ended December 31, 1994. Promotional allowances were 10.4% of gross revenues in 1995 compared to 10.7% in 1994, reflecting Taj Associates' efforts to increase control over complimentaries while increasing gaming revenues.

  Gaming expenses increased approximately $23.3 million or 9.0% for the year ended December 31, 1995 from the year ended December 31, 1994, primarily due to increased marketing/promotional costs associated with increased gaming revenues. Both room and food and beverage expenses remained generally constant. General and administrative expenses decreased primarily due to the nonrecurrence of costs for settlement of litigation which were incurred during 1994. Costs for settlement of litigation for the year ended December 31, 1995 decreased by approximately $3.7 million or 100% to $0 from the year ended December 31, 1994. Depreciation expense increased in 1995 compared to 1994 due to increased capital expenditures on replacement furniture, fixtures and equipment and the shorter lives associated therewith.

  Total operating expenses as a percentage of net revenue decreased to 83.8% for the year ended December 31, 1995 compared to 85.2% for the year ended December 31, 1994.

  As a result of the foregoing factors, income from operations was $89.9 million for the year ended December 31, 1995, an increase of $13.3 million or 17.3% from income from operations of $76.6 million for the year ended December 31, 1994.

  The $5.1 million or 4.4% increase in interest expense is attributable to (i) the increased amount of principal outstanding resulting from the issuance of Taj Bonds to satisfy the Additional Amount (as defined in the Taj Bond Indenture) and (ii) the increased accretion of the discount on the Taj Bonds as they approach maturity.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

  Net revenues were $517.2 million for the year ended December 31, 1994, an increase of $18.3 million or 3.7% from net revenues of $498.9 million for the year December 31, 1993.

  Gaming revenues, which comprise the major component of total revenues and consist of win from table games, poker, slot machines, horse race simulcasting and keno, were approximately $461.6 million in 1994, an increase of $19.5 million or 4.4% from gaming revenues of $442.1 million in 1993. The increase in gaming revenues occurred while the overall Atlantic City gaming industry experienced an increase in gaming revenue of 3.9%. These revenues represent a market share of the Atlantic City market of approximately 13.5% in each of 1994 and 1993, based on figures filed with the CCC.

  Table game win was approximately $184.7 million for the year ended December 31, 1994, an increase of $11.3 million or 6.5% from table game win of $173.4 million in 1993. Dollars wagered at table games was $1,125.0 million in 1994, an increase of $63.0 million or 5.9% from dollars wagered at table games of $1,062.0 million in 1993. Table win percentage (i.e., percentage of dollars wagered that were retained by Taj Associates) increased to 16.4% in 1994 from 16.3% in 1993.

  For the year ended December 31, 1994, slot win was approximately $257.9 million, a decrease of $2.4 million or 0.9% from slot win of $260.3 million in 1993. The decrease was largely due to a decrease in the slot win percentage. Slot win percentages were 8.8% in 1994 and 9.3% in 1993. Dollars wagered at slot machines were $2,940.1 million in 1994, an increase of $82.2 million or 2.9% from the dollars wagered at slot machines of $2,857.9 million in 1993. The decrease in slot win percentage and the increase in slot machine wagering is consistent with the industry trend in Atlantic City in recent years.

  In addition to table game and slot revenues, Taj Associates' newly opened keno room and expanded poker/simulcasting operations generated approximately $16.3 million of revenues from poker, $1.4 million of revenues from simulcasting and $1.3 million of revenues from keno in 1994 compared to approximately $7.5 million in poker revenue and $0.8 million in simulcasting revenue for the year ended December 31, 1993. Poker/simulcasting operations commenced in June 1993 while keno operations commenced on June 15, 1994.

  Nongaming revenues consist primarily of room, food, beverage and entertainment revenues. Nongaming revenues were $117.7 million for the year ended December 31, 1994, an increase of $4.4 million or 3.9% from nongaming revenues of $113.3 million in 1993. This increase was attributable primarily to an increase in food and beverage revenue of approximately $2.1 million or 3.8%, and an increase in room revenue of approximately $1.2 million or 2.9%. Food and beverage revenue and room revenue were $58.0 million and $41.8 million, respectively, for the fiscal year ended December 31, 1994, an increase from food and beverage revenue and room revenue of $56.0 million and $40.7 million, respectively, in 1993. The increase in food and beverage revenue was partially attributable to the increase of the average food check to $11.68 in 1994 from $10.82 in 1993 and the increased banquet functions associated with gaming promotions. Room occupancy was 92.4% and 92.5% and the average room rate was $99.19 and $96.38 for the years ended December 31, 1994 and 1993, respectively.

  Promotional allowances were $62.2 million in 1994, an increase of $5.8 million from promotional allowances of $56.4 million in 1993. Promotional allowances were 10.7% of gross revenues in 1994 compared to 10.2% of gross revenues in 1993, reflecting the more aggressive marketing posture necessary in order to maintain or achieve increases in gaming revenues comparable to 1993.

  Gaming expenses were $260.5 million in 1994, an increase of $22.9 million or 9.6% from gaming expenses of $237.6 million in 1993, primarily due to increased marketing promotional costs directed at slot machine and table game play and operating expenses associated with the new or expanded games of poker, simulcasting and keno.

  During the year ended December 31, 1994, room expenses increased slightly and food and beverage expenses decreased slightly over the comparable period in 1993, reflecting continuing cost controls in this area. General and administrative expenses increased slightly, primarily due to costs associated with a settlement of outstanding litigation, offset by decreases in real property taxes resulting from settlement of appeals. Costs for settlement of litigation were approximately $3.7 million in 1994, an increase of $3.7 million or 100% from 1993. Real property taxes were $12.2 million in 1994, a decrease of approximately $4.9 million or 28.7% from real property taxes of $17.1 million for 1993. Were it not for these items, costs in this category would have increased approximately $2.0 million over the comparable period in 1993. Depreciation expense increased in 1994 compared to 1993 due to increased capital expenditures on replacement furniture, fixtures and equipment and the shorter lives associated therewith.

  Total operating expenses as a percentage of net revenue increased to 85.2% in 1994 from 83.1% in 1993.

  Interest expense was $115.3 million in 1994, an increase of $6.9 million or 6.4% from interest expense of $108.4 million in 1993. The increase is attributable to the increased amount of principal outstanding resulting from the issuance of the Taj Bonds to satisfy the Additional Amount (as defined), the increased accretion of discount on the Taj Bonds as they approach maturity and professional fees incurred during the first six months of 1994 related to a proposed recapitalization, which was not consummated.

  As a result of the foregoing factors, income from operations was $76.6 million in 1994, a decrease of $7.9 million or 9.3% from income from operations of $84.5 million in 1993.

  Taj Associates experienced a net loss of $36.7 million for 1994 as compared to a net loss of $22.5 million for 1993.

LIQUIDITY AND CAPITAL RESOURCES

  General. On June 12, 1995, THCR consummated the initial public offering by THCR of 10 million shares of THCR Common Stock at an offering price of $14.00 per share (the "June 1995 Stock Offering"), resulting in aggregate gross proceeds to THCR of $140,000,000, and THCR Holdings and THCR Funding consummated the public offering by THCR and THCR Holding of $155,000,000 Senior Notes (the "June 1995 Note Offering" and, together with the June 1995 Stock Offering, the "June 1995 Offerings"). The proceeds to THCR from the June 1995 Stock Offering were contributed by THCR to THCR Holdings in return for an approximately 60% general partnership interest in THCR Holdings. THCR Holdings, in turn, has used net proceeds from the June 1995 Offerings through December 31, 1995 for the following Plaza Associates--related purposes: (a) repurchase and redemption of the PIK Notes and PIK Note Warrants (including accrued interest payable) for $86,209,000, (b) exercise of the option to acquire Trump World's Fair (the "Trump World's Fair Purchase Option") for $58,150,000, (c) construction costs for Trump World's Fair of $13,346,000, (d) construction costs at Trump Plaza East for $15,150,000 and (e) construction and land acquisition costs of $29,999,000 for THCR Holdings' Indiana riverboat project. A portion of the balance of the proceeds have been and will be used for the completion of the construction at Trump Plaza, Trump Plaza East and Trump World's Fair and THCR's Indiana riverboat project, as well as for general corporate purposes.

  Plaza Associates. Cash flow from operating activities is Plaza Associates' principal source of liquidity. Cash flow from operating activities was $26.9 million for the year ended 1995. The increase of $6.9 million in net cash provided by operating activities as compared to 1994 principally reflects increased income from operations.

  Capital expenditures of $109.8 million for the year ended December 31, 1995 increased approximately $89.3 million from 1994. Capital expenditures attributable to Trump Plaza East were approximately $8.7 million and $24.9 million for the years ended December 31, 1994 and 1995. Capital expenditures attributable to Trump World's Fair were approximately $73.7 million for 1995. Capital expenditures for improvements to existing facilities were $11.8 million and $11.2 million for the years ended December 31, 1994 and 1995. See "Business--Facilities and Amenities--Trump Plaza."

  Plaza Associates has approximately $2.9 million of indebtedness maturing through December 31, 1996. Management expects that this debt will be repaid with cash from operating activities.

  At December 31, 1995, Plaza Associates had combined working capital of $6.6 million, which included a receivable from the CRDA for $6.0 million for reimbursable improvements made to the Trump Plaza East, which receivable is currently the subject of litigation. See "Business--Legal Proceedings." At December 31, 1994, Plaza Associates had a combined working capital deficit totalling $7.1 million, which also included such receivable.

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of its hotel facilities at Trump Plaza East. As part of the Trump Plaza Expansion, management commenced the expansion and renovation of rooms at Trump Plaza East and as of the date hereof, the casino and 326 (of 349) hotel rooms and suites had opened. Trump World's Fair renovations are scheduled for completion during the second quarter of 1996. See "Risk Factors--High Leverage and Fixed Charges" and "--Atlantic City Properties Expansion."

  As a result of the Trump Plaza Expansion, Plaza Associates will be permitted, subject to certain conditions, to increase, and is in the process of increasing, Trump Plaza's casino floor space to 90,000 square feet. Plaza Associates petitioned the CCC to permit it to increase such space to 100,000 square feet pursuant to a statutory amendment which became effective January 25, 1995. In its May 18, 1995 declaratory rulings with respect to this petition, the CCC determined, among other things, that the approved hotel comprised of Trump Plaza's main tower and Trump Plaza East is permitted to contain a maximum of 100,000 square feet of casino space. Plaza Associates added to Trump Plaza approximately 9,000 square feet in April 1994, 1,000 square feet in July 1994, and 3,000 square feet in December 1994. At December 31, 1995, the total casino square footage was approximately 73,600 square feet. On February 16, 1996, an additional approximately 17,000 square feet of casino space was opened at Trump Plaza and Trump Plaza East.

  Pursuant to the Trump Plaza East Purchase Option, which expires on June 30, 1998, Plaza Associates may purchase both the fee and leasehold interest comprising Trump Plaza East. See "Management--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump." Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates is obligated to pay the net expenses associated with Trump Plaza East, including, without limitation, current real estate taxes (approximately $1.2 million per year based upon current assessed valuation) and annual lease payments of $3.1 million per year. Under the Trump Plaza East Purchase Option, Plaza Associates has the right to acquire Trump Plaza East for a purchase price of $28.0 million through December 31, 1996, increasing by $1.0 million annually thereafter until expiration on June 30, 1998. In addition, Plaza Associates has the right of first offer upon any proposed sale of all or any portion of the fee interest in Trump Plaza East during the term of the Trump Plaza East Purchase Option (the "Right of First Offer"). Under the terms of the Trump Plaza East Purchase Option, if Plaza Associates defaults in making payments due under the terms of the Trump Plaza East Purchase Option, Plaza Associates would be liable to the grantor of the Trump Plaza East Purchase Option for the sum of (a) the present value of all remaining payments to be made by Plaza Associates pursuant to the Trump Plaza East Purchase Option during the term thereof and (b) the cost of demolition of all improvements then located at Trump Plaza East unless such improvements had been accepted in writing by the grantor. See "Risk Factors-- Atlantic City Properties Expansion." Plaza Associates intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction.

  Management believes that the net proceeds of the June 1995 Offerings and equipment financings allocated to Trump Plaza East and cash flow from operations should be sufficient to complete the planned renovations of Trump Plaza East at a remaining cost, at December 31, 1995, of approximately $8.7 million. Pursuant to the Right of First Offer, Plaza Associates has ten days after receiving written notice from the grantor of the proposed sale to commit to exercise the right to acquire Trump Plaza East at the lesser of the proposed sale price and the applicable exercise price under the Trump Plaza East Purchase Option. If Plaza Associates commits to exercise the Right of First Offer, it has ten days from the date of the commitment to deposit $3,000,000 with the grantor, to be credited towards the purchase price or to be retained by the grantor if the closing, through no fault of the grantor, does not occur within 90 days (or, subject to certain conditions, 120 days) of the date of the commitment. There can be no assurance that Plaza Associates would have the liquidity necessary to exercise its Right of First Offer on a timely basis should it be required; however, a portion of the proceeds from the Offerings will be used to exercise the Trump Plaza East Purchase Option.

  Approximately $58 million of the net proceeds of the June 1995 Offerings were used to exercise the Trump World's Fair Purchase Option. Management believes that the net proceeds of the June 1995 Offerings, together with additional equipment financing, will be sufficient to fund the additional approximately $42.5 million required to complete renovation of and open Trump World's Fair in the second quarter of 1996, although there can be no assurance given to that effect. Associated with the opening of Trump World's Fair, management anticipates incurring approximately $5.3 million of pre-opening costs, which will be expensed at the time of its opening.

  Pursuant to the terms of an agreement dated January 24, 1993 by and between Plaza Associates and Trump Plaza Management Corp. ("TPM") (the "TPM Services Agreement"), in consideration for services provided, Plaza Associates pays TPM each year an annual fee of $1.0 million in equal monthly installments and reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under the TPM Services Agreement, up to certain amounts. Approximately $1.3 million, $1.3 million and $1.2 million of payments under the TPM Services Agreement were expensed for the years ended December 31, 1995, 1994 and 1993, respectively. Payments received under the TPM Services Agreement are currently pledged by TPM to secure lease payments for a helicopter that TPM makes available to Plaza Associates. Pending approval by the lessor of the helicopter, it is currently contemplated that the stock of TPM will be transferred by Trump to THCR Holdings, which will in turn assume the lease and related obligations. See "Management--Compensation Committee Interlocks and Insider Participation-- Certain Related Party Transactions of Trump."

  In addition, Plaza Associates may be obligated to comply with certain proposed regulations of the Occupational Safety and Health Administration ("OSHA"), if adopted. Trump AC is unable to estimate the cost, if any, to Plaza Associates of such compliance. See "Regulatory Matters--Other Laws and Regulations."

  Giving pro forma effect to the consolidation of Taj Associates and the other elements of the Merger Transaction, Trump AC will have approximately $1.1 billion of indebtedness for borrowed money on a consolidated basis, principally representing the First Mortgage Notes. See "Capitalization" and "Unaudited Pro Forma Financial Information."

  Taj Associates. Following the consummation of the Merger Transaction, the Taj Mahal plans to undertake an expansion plan of its existing operations, which plans are subject to modification. It is currently expected that the expansion will be funded principally out of cash from the operations of the Atlantic City Properties and is scheduled to be completed in phases from the first quarter of 1997 through early 1998. The Taj Mahal Expansion is expected to involve the construction of an approximately 800 room hotel tower adjacent to the Taj Mahal's existing hotel tower, each containing at least 640 rooms, an approximately 2,000 space expansion of the Taj Mahal's existing self-parking facilities, conversion of the Mark Etess Arena into a new 60,000 square foot circus-themed casino with 2,500 slot machines, and construction of a new arena on a surface parking area located adjacent to the Taj Mahal.

  In addition, the Taj Mahal is adding three new nationally recognized themed restaurants: the Hard Rock Cafe, the Rainforest Cafe and the All Star Cafe. Construction costs for each of the three themed restaurants will be the obligation of the lessees. However, the lease for the Rainforest Cafe will require Taj Associates to contribute $2.5 million towards construction after the project is completed and the restaurant opens for business.

  Capital expenditures by Taj Associates totaled approximately $26.5 million, $23.0 million and $16.8 million for the years ended 1995, 1994 and 1993, respectively. Major 1995 capital expenditures included the replacement of slot machines with new slot machines having bill acceptors, hotel room renovations, opening the Dragon Room (an Asian themed table gaming area), new telephone reservation equipment, continued casino floor reconfiguration, carpet replacement, casino signage and limousine replacements. Major 1994 capital expenditures included the expansion of the poker room, the addition of the game of keno to the casino floor, relocation of the lobby cocktail lounge, construction of a new slot player's club, continued casino floor reconfiguration, purchase of new slot machines and hotel room renovations. Major 1993 capital expenditures included parking garage upgrades, restaurant and room renovations, carpet replacement, and ongoing casino floor reconfiguration, including additional slot machines, completion of the Taj Entertainment Complex and modification of existing space to accommodate the new games of race simulcasting and poker.

  Taj Associates' capital budget for fiscal 1996 is approximately $28.6 million (excluding any amounts to be expended for the Taj Mahal Expansion) and is expected to be financed principally by cash from operations. The budget includes provisions for hotel tower and room renovations, completion of a program to replace older slot machines, construction of a high end slot player gaming area and club, ongoing casino floor reconfiguration and limousine replacements. Taj Associates may be obligated to expend up to $30 million in improvements to the Steel Pier in order to maintain its Coastal Area Facilities Review Act ("CAFRA") permit, which is a condition to its casino license. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extension of the required commencement and completion dates of these improvements for one year based upon an interim use of the Steel Pier for an amusement park. Taj Associates received additional one-year extensions, most recently through March 1997, of the required commencement and completion dates of the improvements based upon the same interim use of the Steel Pier for an amusement park pursuant to a sublease with an amusement park operator. See "Business--Properties--Steel Pier." In addition, Taj Associates may be obligated to comply with certain proposed regulations of the OSHA, if adopted. Taj Associates is unable to estimate the cost, if any, to Taj Associates of such compliance. See "Regulatory Matters--Other Laws and Regulations."

  Taj Associates' capital expenditures historically included a component to expand the facility as well as maintain its first-class operation. Historically, amounts necessary to maintain the first class nature of the facility were approximately $24.0 million, $19.2 million and $6.4 million for the years ended 1995, 1994 and 1993, respectively. Taj Associates' capital budget for fiscal 1996 is approximately $28.6 million (excluding any amounts to be expended for the Taj Mahal Expansion) and approximately $24.3 million to maintain Taj Associates' facilities. The capital budget is expected to be financed principally by cash from operations.

  Except with respect to the Taj Mahal Expansion, management believes that following the Merger Transaction, cash from the Atlantic City Properties' operations, together with equipment financings, should be sufficient to meet anticipated capital and debt service requirements through 1999. Commitments are currently in place for only a portion of necessary equipment financings, although management believes that it will be able to obtain the remainder of such financings on customary terms acceptable to Trump AC. The Taj Mahal Expansion is expected to depend in part on additional debt financing, for which no commitments are in place. In addition, no assurances may be made that Trump AC will successfully replace the Working Capital Facility. Finally, Taj Associates' obligations to the CCC with respect to the Steel Pier may require additional financing. See "Business--Prospectus." See "Risk Factors--Holding Company Structure," "--Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing" and "--Atlantic City Properties Expansion."

SEASONALITY

  The gaming industry in Atlantic City is seasonal, with the heaviest activity at Trump Plaza and the Taj Mahal occurring during the period from May through September. Consequently, Trump AC's operating results during the two quarters ending in March and December would not likely be as profitable as the two quarters ending in June and September.

INFLATION

  There was no significant impact on Plaza Associates' or Taj Associates' respective operations as a result of inflation during 1995, 1994 or 1993.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        TRUMP ATLANTIC CITY ASSOCIATES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The Unaudited Pro Forma Consolidated Balance Sheet of Trump AC as of December 31, 1995 and the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 (the "Unaudited Pro Forma Consolidated Financial Statements") are set forth below.

  The Unaudited Pro Forma Consolidated Balance Sheet has been prepared assuming the Merger Transaction had occurred on December 31, 1995. The Unaudited Pro Forma Consolidated Statements of Operations have been prepared assuming that the Merger Transaction had occurred on January 1, 1995.

  The Unaudited Pro Forma Financial Statements are presented for informational purposes only and do not purport to present what the Balance Sheet would have been had the Merger Transaction, in fact, occurred on December 31, 1995 or what the results of operations for the year ended December 31, 1995 would have been had the Merger Transaction, in fact, occurred on January 1, 1995, or to project the results of operations for any future period.

  The Unaudited Pro Forma Financial Statements of Trump AC give effect to (a) consolidation of Taj Associates, which will be an indirect wholly owned subsidiary of Trump AC after the Merger Transaction, (b) the redemption of the Taj Bonds and the Taj Holding Class B Common Stock and the retirement of the Plaza Notes, (c) the First Mortgage Note Offering, (d) the contribution by THCR of a portion of the net proceeds of the Stock Offering to Trump AC, (e) the "push down" by THCR of the purchase accounting adjustments associated with the Merger with Taj Associates, (f) the termination of the Taj Services Agreement, (g) the cancellation of payments to Realty Corp. and First Fidelity in connection with the acquisition of the Specified Parcels and (h) the payment to Bankers Trust to obtain releases of the liens and guarantees that Bankers Trust has with respect to the Trump Indebtedness. See "Summary--The Merger Transaction."

  The pro forma financial statements do not include (i) the financial statements of Taj Holding as Taj Holding will not be an operating entity or incur any further costs and (ii) the financial statements of Merger Sub, TM/GP, TTMI and TTMC as such companies are not operating entities and have incurred no prior costs.

  The Merger is expected to be accounted for as a "purchase" for accounting and reporting purposes.

  The Unaudited Pro Forma Financial Statements should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                         TRUMP ATLANTIC CITY ASSOCIATES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                     MORTGAGE        THCR         OTHER
                                           TAJ         NOTE         STOCK         MERGER       TRUMP AC
                            TRUMP AC    ASSOCIATES   OFFERING      OFFERING    TRANSACTIONS   PRO FORMA
                          ------------ ------------ ----------     --------    ------------   ----------
                          (HISTORICAL) (HISTORICAL)
Current Assets:
 Cash and cash
  equivalents...........    $ 15,937     $ 88,941   $1,100,000 (a) $200,000(j)   $(10,000)(k) $   55,225
                                                      (780,243)(b)                (50,000)(l)
                                                          (390)(c)                 (9,900)(g)
                                                      (370,900)(d)
                                                       (28,000)(e)
                                                       (18,775)(f)
                                                       (43,450)(g)
                                                       (36,500)(h)
                                                        (1,495)(i)
Investment in THCR
 Common Stock...........                                             10,500(j)    (10,500)(l)
Accounts receivable,
 net....................      14,058       17,215                                                 31,273
Inventories.............       2,609        7,161                                                  9,770
Due from affiliates.....       1,298                                                               1,298
Prepaid expenses and
 other current assets...       5,045        3,864                                                  8,909
                            --------     --------                                             ----------
 Total current assets...      38,947      117,181                                                106,475
Property and Equipment,
 net....................     395,942      690,987       28,000 (e)                  9,900 (g)  1,332,591
                                                                                   43,347 (l)
                                                                                   40,500 (m)
                                                                                   40,500 (m)
                                                                                   83,415 (n)
Land rights.............      29,320                                                              29,320
Deferred loan costs.....       9,866                    43,450 (g)                                43,450
                                                        (9,866)(d)
Other assets............       5,949       13,625                                                 19,574
                            --------     --------                                             ----------
 Total assets...........    $480,024     $821,793                                             $1,531,410
                            ========     ========                                             ==========
Current Liabilities:
 Current maturities of
  long-term debt........    $  2,901     $    920         (200)(h)                            $    3,621
 Accounts payable and
  accrued expenses......      22,655        8,335                                                 30,990
 Accrued interest
  payable...............       1,497        9,154       (9,144)(f)                                    12
                                                        (1,495)(i)
 Due to affiliates,
  net...................                      974                                                    974
 Other current
  liabilities...........       5,257       35,210                                                 40,467
                            --------     --------                                             ----------
 Total current liabili-
  ties..................      32,310       54,593                                                 76,064
Other long-term
 liabilities............                   33,373       (9,631)(f)                (17,153)(l)      6,589
Taj Bonds, net of
 discount...............                  649,139     (649,139)(b)
Plaza Notes, net of
 discount...............     326,652                  (326,652)(d)
First Mortgage Notes....                             1,100,000 (a)                             1,100,000
Other long term debt....       6,069       45,053      (44,744)(h)                                 6,378
Distribution payable to
 Plaza Funding..........       3,822                                                               3,822
Deferred state income
 taxes..................         359                                                                 359
                            --------     --------                                             ----------
 Total liabilities......     369,212      782,158                                              1,193,212
Partners' Capital:
 Contributed capital....      94,087      123,765                   210,500(j)    (10,000)(k)    375,587
                                                                                   40,500 (m)
                                                                                   40,500 (m)
                                                                                 (123,765)(o)
 Retained Earnings
  (Deficit).............      16,725      (84,130)    (131,104)(b)                 83,415 (n)    (37,389)
                                                          (390)(c)                123,765 (o)
                                                       (54,114)(d)
                                                         8,444 (h)
                            --------     --------                                             ----------
 Total Partners' capi-
  tal...................     110,812       39,635                                                338,198
                            --------     --------                                             ----------
  Total Liabilities and
   Capital..............    $480,024     $821,793                                             $1,531,410
                            ========     ========                                             ==========

            See Notes to Unaudited Pro Forma Financial Information.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                         TRUMP ATLANTIC CITY ASSOCIATES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                             TAJ       PRO FORMA    TRUMP AC
                              TRUMP AC    ASSOCIATES  ADJUSTMENTS   PRO FORMA
                            ------------ ------------ -----------   ---------
                            (HISTORICAL) (HISTORICAL)
Revenues:
  Gaming...................   $298,073     $501,378                 $ 799,451
  Rooms....................     19,986       43,309                    63,295
  Food and Beverage........     44,602       57,195                   101,797
  Other....................      9,594       15,864                    25,458
                              --------     --------                 ---------
   Gross Revenues..........    372,255      617,746                   990,001
  Less--Promotional
   Allowances..............     38,934       63,998                   102,932
                              --------     --------                 ---------
   Net Revenues............    333,321      553,748                   887,069
                              --------     --------                 ---------
Cost and Expenses:
  Gaming...................    164,839      283,786                   448,625
  Rooms....................      2,263       15,230                    17,493
  Food and Beverage........     18,306       24,612                    42,918
  General and
   Administrative..........     68,550       96,843     $(2,725)(l)   152,981
                                                         (1,743)(r)
                                                         (7,944)(s)
  Depreciation and
   Amortization............     16,213       43,387         416 (l)    64,747
                                                          4,731 (t)
  Other....................      3,363                                  3,363
                              --------     --------                 ---------
                               273,534      463,858                   730,127
                              --------     --------                 ---------
Income from Operations.....     59,787       89,890                   156,942
Interest Income............      1,003        3,922                     4,925
Interest Expense...........    (44,264)    (120,435)     30,281 (p)  (129,360)
                                                          5,058 (q)
Other non-operating
 expense...................     (5,743)                   3,120 (e)    (2,623)
                              --------     --------                 ---------
Income (loss) before
 Extraordinary Loss and
 state income taxes........     10,783      (26,623)                   29,884
Provision for state income
 taxes(u)..................          0            0                         0
                              --------     --------                 ---------
Income (loss) before
 Extraordinary Loss........   $ 10,783     $(26,623)                $  29,884
                              ========     ========                 =========

            See Notes to Unaudited Pro Forma Financial Information.

   NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION(DOLLARS IN THOUSANDS,
                           EXCEPT SHARE INFORMATION)

PRO FORMA ADJUSTMENTS:

  (a) To record the issuance of $1,100,000 aggregate principal amount of Mortgage Notes issued by Trump AC and Trump AC Funding.

  (b) To record the redemption of the Taj Bonds at par which had a face value of $780,243 and a book value of $649,139 as of December 31, 1995, and an extraordinary loss of $131,494 which includes the redemption of the Taj Holding Class B Common Stock (see note (c) below).

  (c) To record the payment of $.50 for the redemption of the 780,243 outstanding shares of Taj Holding Class B Common Stock as an extraordinary loss.

  (d) To record the retirement of the Plaza Notes which have a face value of $330,000 and a book value of $326,652 as of December 31, 1995 for $370,900 and related deferred loan costs, resulting in an extraordinary loss of $54,114.

  (e) To record the payment of $28,000 in connection with exercise of the Trump Plaza East Purchase Option and the effect of the termination of the Trump Plaza East Lease (as defined) and the $3,120 of associated annual expenses.

  (f) To record the payment of accrued interest on the redemption of the Taj Bonds as of December 31, 1995, including $9,631 of the Additional Amount.

  (g) To record the payment of fees and expenses associated with the Merger Transaction.

  (h) To record the satisfaction of indebtedness under the NatWest Loan which had a book value of $44,944 for $36,500 and an extraordinary gain of $8,444 resulting from such satisfaction.

  (i) To record the payment of accrued interest on the retirement of the Plaza Notes as of December 31, 1995.

  (j) To record the contribution by THCR to Trump AC (on behalf of and at the direction of THCR Holdings) of a portion of the net proceeds from the Stock Offering and 500,000 shares of THCR Common Stock for the purchase of the Specified Parcels (see note (l) below). Assumes the underwriters' over-allotment option is not exercised.

  (k) To record the payment to Bankers Trust to obtain certain releases of the liens and guarantees that Bankers Trust has in connection with certain indebtedness owed by Trump to Bankers Trust. The obligation under this indebtedness is a personal liability of Trump and, accordingly, the release of indebtedness is considered a payment to Trump and a reduction of the interests attributable to him as such payment would only occur as part of the Merger Transaction.

  (l) To record the purchase of the Specified Parcels and the release of the Taj Associates-First Fidelity Guarantee, the elimination of the lease payments on the Specified Parcels and the additional depreciation associated with the purchase. The aggregate cost of acquiring the Specified Parcels is $50,000 in cash and the contribution by THCR to Trump AC (on behalf of and at the direction of THCR Holdings) of 500,000 shares of THCR Common Stock valued at $10,500 (an average value of $21 per share of THCR Common Stock based on the price of the THCR Common Stock several days before and after the date of the amended Agreement and Plan of Merger). Taj Associates had accrued $17,153 with respect of its obligations under the Taj Associates - First Fidelity Guarantee.

  (m) To record the contribution by Trump to Trump AC (on behalf and at the direction of THCR Holdings) of all of his direct and indirect ownership interest in 50% of Taj Associates and the purchase of the Taj Holding Class A Common Stock by THCR which is pushed down to Taj Associates. THCR will pay $30 for each of the 1,350,000 outstanding shares of Taj Holding Class A Common Stock which is payable at the option of the holder in cash or shares of THCR Common Stock. It is assumed herein that all holders elect to receive cash. As Trump's ownership interest is 50%, the amount of

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

             (DOLLARS IN THOUSANDS EXCEPT SHARE INFORMATION)

PRO FORMA ADJUSTMENTS:


     consideration paid for the publicly held 50% (represented by Taj Holding Class A Common Stock, has been described as the value of his contribution.

  (n) To record the historical book value of Taj Associates and Taj Funding ($39,635), as adjusted for the pro forma extraordinary loss on the redemption of the Taj Bonds ($131,494) and the extraordinary gain resulting from the satisfaction of indebtedness under the NatWest Loan ($8,444), which results in a negative book value of $83,415, as part of the push down of the cost of the purchase of the Taj Holding Class A Common Stock by THCR.

  (o) To reclassify the remaining capital deficit of Taj Associates to contributed capital as the carryforward accumulated deficit should be that of the Company in accordance with purchase accounting.

  (p) To record adjustments to historical interest expense to give effect to the Merger Transaction as follows:

                                                                 DECEMBER 31,
                                                                     1995
                                                                 ------------
   (i)  Elimination of interest and discount accretion on the redemption of the Taj Bonds and the Plaza Notes.........  $ (146,714)
   (ii)  Elimination of accretion on the Taj Associates--First
         Fidelity
         Guarantee..............................................      (2,375)
   (iii) Elimination of interest on the NatWest Loan............      (4,281)
   (iv) Elimination of refinancing transaction expenses.........      (1,787)
   (v) Elimination of amortization of deferred offering costs...      (2,973)
   (vi) Reflects interest and amortization of deferred loan
    costs on the Mortgage Notes.................................     127,849
                                                                  ----------
   Pro Forma Adjustment.........................................  $  (30,281)
                                                                  ==========

  For every 0.5% change in interest rate, the correlative change in interest expense for the period would be $5,500 on a pre-tax basis, with an identical change to the denominator in debt service coverage ratios.

  (q) To eliminate interest expense (including amortization of deferred financing costs) on the PIK Notes which were redeemed with the proceeds contributed by THCR Holdings to Trump AC from the offering of the Senior Notes.

  (r) To record the elimination of the fee resulting from the termination of the Taj Services Agreement.

  (s) To reflect the reduction of identifiable costs resulting from the consolidation of departments and the reduction of personnel. Management believes that within two years annual cost savings from the Merger Transaction will total $18-20 million, although there can be no assurance made as to the amount that can be realized.

  (t) To record the additional depreciation expense resulting from the allocation of the purchase price ($174,315--see notes (g), (m) and (n) above) to property and equipment based on an appraisal. Amounts are being allocated to land ($8,715) and building ($165,600) on a pro rata basis and are being depreciated over the remaining life of the building (35 years).

  (u) A provision for state taxes is not required as the state tax net operating losses are used to offset pro forma taxable income.

                                   BUSINESS

GENERAL

  Upon consummation of the Merger Transaction, Trump Atlantic City Associates, an indirect subsidiary of Trump Hotels & Casino Resorts, Inc., will own and operate two "Four Star" Atlantic City casino hotels: the Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino. The Taj Mahal is currently Atlantic City's largest casino (in terms of casino square footage), and Trump Plaza will have the largest casino in Atlantic City (in terms of casino square footage) upon completion of its ongoing expansion program. Through its ownership of two successful land-based casino hotels, Trump AC will have a leading presence in the growing Atlantic City market, which, in terms of gaming revenues, has demonstrated a ten-year compound annual growth rate of approximately 5.8% and a growth rate of approximately 9.5% for calendar year 1995 versus calendar year 1994. After giving effect to the Merger Transaction and the Trump Plaza Expansion, Trump AC will have approximately one-quarter of Atlantic City's casino square footage, slot machines, table games and hotel room inventory. In addition the combination of the Taj Mahal with Trump Plaza's existing operations will also provide opportunities for operational efficiencies, economies of scale and other benefits from the expertise and experience of management at the two operating entities. Trump AC also plans to undertake an expansion program at the Taj Mahal designed to increase its hotel room inventory and casino floor space and expand its entertainment and parking facilities.

  Management believes Trump AC will benefit from the following factors:

  . LEADING ATLANTIC CITY FACILITIES. Upon consummation of the Trump Plaza
    Expansion, Trump AC will own and operate the two largest casino hotel properties in Atlantic City (in terms of casino square footage), both of which are strategically located on The Boardwalk. Trump AC believes that the Atlantic City Properties' prime locations, reputations for high quality amenities and first-class customer service and targeted marketing strategies are ideally suited to capitalize on the expected continued growth in the Atlantic City gaming market. Management believes that its leading size and market share in Atlantic City following the consummation of the Merger Transaction will provide it with a competitive advantage in marketing the Atlantic City Properties, particularly to large convention groups and multi-day stay destination resort visitors.

  . ATLANTIC CITY PROPERTIES EXPANSION. Trump AC has nearly completed the
    Trump Plaza Expansion and is developing the plans for the Trump Taj Mahal Expansion, which projects will increase the Atlantic City Properties' gaming space and hotel room capacity, allowing Trump AC to meet both existing demand and the anticipated demand from the increased number of available rooms and infrastructure improvements that are currently under development to enhance further the "vacation destination appeal" of Atlantic City.

    The following table profiles Trump AC's casino and hotel capacity following the expansion of the Atlantic City Properties:

                             TRUMP     TAJ      TRUMP PLAZA   TAJ MAHAL
                            PLAZA(a)  MAHAL     EXPANSION(b) EXPANSION(c)  TOTAL
                            -------- -------    ------------ ------------ -------
   Casino square footage...  75,395  120,000(d)    64,158       60,000    319,553
   Slot machines...........   2,368    3,550        1,898        2,500     10,316
   Table games.............      97      169           44          --         310
   Hotel rooms.............     555    1,250          849          800      3,454

  ---------------------
  (a) Includes the 2,000 square foot area which connects the existing facility with Trump Plaza East and the 75 slot machines included in this area.

  (b) Includes the 15,000 square foot casino with 400 slot machines and 13 table games and 326 hotel rooms which have already opened at Trump Plaza East. The remaining 14 hotel rooms and suites at Trump Plaza East are scheduled to be opened by the end of April 1996. Also reflects nine super suites scheduled to open early in 1997 and not otherwise included in the "Trump Plaza Expansion." The remaining portion of the Trump Plaza Expansion, Trump World's Fair (as defined), is scheduled to open in the second quarter of 1996.
  (c) Plans for the Taj Mahal Expansion, scheduled to be completed in phases from the first quarter of 1997 through early in 1998, are subject to modification.
  (d) Excludes a 12,000 square foot poker, keno and race simulcasting room which contains 64 poker tables.

  . OPERATING SYNERGIES. Trump AC intends to capitalize on the opportunities for efficiencies which can be generated by integrating certain operations of the Atlantic City Properties which have previously been operated separately. Management has identified certain potential cost savings which management estimates, by the end of the second year following the Merger Transaction, to be approximately $18-20 million on an annual basis, although no assurance may be made as to the amount which will be realized. Management believes that it will be able to consolidate certain departments at the Atlantic City Properties, reduce general and administrative expenses through possible personnel reductions and the consolidation of certain marketing efforts, and reduce operating costs through efficiencies that are expected to result from the combined purchasing power of the Atlantic City Properties.

  . THE "TRUMP" NAME. Trump AC capitalizes on the widespread recognition of the "Trump" name and its association with high quality amenities and first-class service. To this end, Trump AC provides a broadly diversified gaming and entertainment experience consistent with the "Trump" name and reputation for quality, tailored to the gaming patron in the Atlantic City market.

ATLANTIC CITY PROPERTIES

 TRUMP PLAZA

  Management believes that Trump Plaza's "Four Star" Mobil Travel Guide rating and "Four Diamond" American Automobile Association rating reflect the high quality amenities and services that Trump Plaza provides to its casino patrons and hotel guests. These amenities and services include a broad selection of dining choices, headline entertainment, deluxe accommodations, tennis courts and swimming and health spa facilities.

  Trump Plaza Expansion. Management believes that as a result of the Trump Plaza Expansion and Trump Plaza's strategic location, Trump Plaza is well positioned to become one of the premier host properties in Atlantic City. The Trump Plaza Expansion is currently scheduled to be completed in the second quarter of 1996 and would increase Trump Plaza's prime central frontage on The Boardwalk to nearly a quarter of a mile. Management also believes that the construction of the new convention center and tourist corridor linking the new convention center with The Boardwalk will enhance the desirability of Atlantic City generally and, as a result of Trump Plaza's central location, will benefit Trump Plaza in particular. In addition, management expects to be able to take advantage of recent gaming regulatory changes that will allow casino space to be directly visible and accessible from The Boardwalk. Trump Plaza's location on The Boardwalk at the end of the main highway into Atlantic City makes it highly accessible for both "drive-in" and "walk-in" patrons.

  Trump AC is in the process of renovating and integrating into Trump Plaza, Trump World's Fair, located on The Boardwalk adjacent to the existing Atlantic City Convention Center, which is next to Trump Plaza, at a remaining cost of $42.5 million. Upon completion, Trump World's Fair would add 49,272 square feet of casino floor space, approximately 16,000 of which will be directly accessible from The Boardwalk and 500 hotel rooms, connected with the current Trump Plaza's main tower by an enclosed walkway overlooking The Boardwalk. Renovations are ongoing at Trump World's Fair and management expects, although there can be no assurances, that the renovations at Trump World's Fair will be completed in the second quarter of 1996. See "Risk Factors--Atlantic City Properties Expansion."

  Trump Plaza has opened the casino and 326 rooms at Trump Plaza East. Management intends to open the remaining 14 hotel rooms and suites at Trump Plaza East by the end of April 1996. Trump Plaza East has approximately 15,000 square feet of casino space and, when fully opened, will have 349 hotel rooms, including nine super suites scheduled to be opened early in 1997. Trump Plaza currently leases Trump Plaza East and intends to exercise its option to acquire it from an unaffiliated entity. See "Management--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump." Trump Plaza has been reconfigured to provide a new entranceway to Trump Plaza directly off the Atlantic City Expressway. Management believes the increased hotel capacity as a result of the Trump Plaza Expansion will enable Trump Plaza to better meet demand and accommodate its casino guests, as well as to host additional and larger conventions and corporate meetings.

  The following table details plans for the Trump Plaza Expansion:

                                   TRUMP PLAZA TRUMP PLAZA TRUMP WORLD'S
                                   FACILITY(a)   EAST(b)      FAIR(c)     TOTAL
                                   ----------- ----------- ------------- -------
Casino square footage.............   75,395      14,886       49,272     139,553
Slot machines.....................    2,368         405        1,493       4,266
Table games.......................       97          12           32         141
Hotel rooms.......................      555         349          500       1,404

- ---------------------
(a) Includes the 2,000 square foot area connecting the existing facility with Trump Plaza East and the 75 slot machines included in this area.

(b) The casino and 326 hotel rooms have already opened. The remaining 14 hotel rooms and suites are scheduled to be opened by the end of April 1996. Also reflects the nine super suites are scheduled to be opened early in 1997 and not otherwise included in the "Trump Plaza Expansion."
(c) Scheduled to open in the second quarter of 1996.

   Management commenced the Trump Plaza Expansion in 1995 and has recently launched a variety of new initiatives designed to increase the level of casino gaming activity generally at its casino and, in particular, to attract casino patrons who tend to wager more frequently and in larger denominations than the typical Atlantic City patron. These initiatives include targeted marketing and advertising campaigns directed to select groups of customers in the Boston-New York-Washington, D.C. corridor, the introduction of new slot machines and table games and the addition of bill acceptors on slot machines.

 THE TAJ MAHAL

  The Taj Mahal is currently the largest casino hotel facility in Atlantic City (in terms of casino floor square footage) and has ranked first among all Atlantic City casinos in terms of total gaming revenues, table revenues and slot revenues since it commenced operations in 1990. The Taj Mahal capitalizes on the widespread recognition and marquee status of the "Trump" name and its association with high quality amenities and first-class service as evidenced by its "Four Star" Mobil Travel Guide rating. Management believes that the breadth and diversity of the Taj Mahal's casino, entertainment and convention facilities and its status as a "must see" attraction will enable the Taj Mahal to benefit from the expected continued growth of the Atlantic City market.

  In recent years, under the direction of Trump and the management team led by Nicholas L. Ribis, its Chief Executive Officer, Taj Associates has completed construction of the Taj Entertainment Complex, reconfigured and expanded the casino floor to provide race simulcasting, poker wagering and the recently introduced game of keno, opened a Asian themed table game area and increased the number of poker tables and slot machines. The Taj Mahal's poker room is the largest in Atlantic City, which management believes adds to its overall gaming mix. Taj Associates continually monitors operations to adapt to and anticipate industry trends. Since 1994, the Taj Mahal has embarked on a strategy to refurbish all of its hotel guest rooms and corridors by April 1996 and to replace all of its existing slot machines by April 1996 with new, more efficient machines with bill collectors. Moreover, to further attract high-end players, the Taj Mahal has recently opened the Dragon Room, an Asian themed table gaming area with 16 table games, and is currently in the process of constructing the Sultan's Palace, a separate 5,900 square-foot high-end slot lounge and private club to be completed in the second quarter of 1996.

  The Taj Mahal Expansion. Following the consummation of the Merger Transaction, management plans to undertake an expansion plan at the Taj Mahal to meet both existing demand and the increase in demand that management anticipates will result from the increased number of rooms and infrastructure improvements that are currently being implemented to enhance further the "vacation destination appeal" of Atlantic City. It is currently expected that the Taj Mahal Expansion will be funded principally out of the Atlantic City Properties' cash from operations and is scheduled to be completed in phases from the first quarter of 1997 through early 1998. The Taj Mahal Expansion, the plans for which are subject to modification, involves the construction of an approximately 2,000 space expansion of the Taj Mahal's existing self-parking facilities and a new 10,000 seat arena adjacent to the Taj Mahal, each scheduled to be completed in mid-1997; the conversion of the current site of the Mark Etess Arena into a new 60,000 square foot circus-themed casino with 2,500 slot machines, scheduled to be completed in 1997; and the construction of an approximately 800 room hotel tower adjacent to the Taj Mahal's existing hotel tower, scheduled to be completed early in 1998. See "Risk Factors-- Atlantic City Properties Expansion--The Taj Mahal."

  The following table details the plans for the Taj Mahal Expansion:

                                                    CURRENT        TAJ
                                                   TAJ MAHAL      MAHAL
                                                   FACILITIES   EXPANSION  TOTAL
                                                   ----------   --------- -------
Casino square footage.............................  120,000(a)   60,000   180,000
Slot machines.....................................    3,550       2,500     6,050
Table games.......................................      169         --        169
Hotel rooms.......................................    1,250         800     2,050

- ---------------------
(a) Excludes a 12,000 square-foot poker, keno and race simulcasting room which contains 64 poker tables.

  The following table summarizes the different phases of the Taj Mahal Expansion with their associated cost estimates:

                                                                      PROJECT
       PROJECT                                                         COST
       -------                                                        -------
                                                                   (IN MILLIONS)
   Parking facility, approximately 2,000 spaces...................    $ 26.0
   New arena......................................................      15.0
   Circus themed casino...........................................      53.3
   Hotel tower, 800 rooms.........................................     100.9
                                                                      ------
   Total..........................................................    $195.2
                                                                      ======

  It is expected that the Taj Mahal Expansion, the plans for which are subject to modification, will be principally funded out of the cash from operations of the Atlantic City Properties. If the operations of the Atlantic City Properties do not generate the anticipated cash flow to fund the Taj Mahal Expansion, the ability to complete such expansion will depend on the ability to obtain debt financing for such purposes in addition to that currently contemplated. There can be no assurance that Taj Associates and Plaza Associates will be able to generate sufficient cash flow from operations or to obtain debt financing on terms satisfactory to Trump AC, if at all.

ATLANTIC CITY MARKETING STRATEGY

  In order to provide a sharpened marketing focus at the different properties and appeal to a variety of segments in the Atlantic City marketplace, management intends to pursue a targeted marketing approach with respect to the Atlantic City Properties:

  Trump Plaza. Trump Plaza East has been integrated into Trump Plaza and together are operated as a single casino hotel facility. Trump Plaza will continue the marketing strategies it has found successful in the past, including targeting lucrative high-end drive-in slot customers. Management believes the additional hotel rooms and gaming facilities at Trump Plaza East will better enable Trump Plaza to accommodate the more profitable weekend drive-in patron, who tends to wager more per play and per visit than the typical walk-in or bus patron.

  Trump World's Fair. Trump World's Fair, which will be part of Trump Plaza, will seek to attract the "middle market" segment (primarily bus customers and Boardwalk pedestrian traffic) by offering high value food and entertainment attractions in a festive "World's Fair" atmosphere. The first floor of Trump's World's Fair will feature a Boardwalk level casino offering walk-in customers direct access from The Boardwalk to 581 slot machines. In addition, Trump World's Fair is constructing a new bus terminal that will have a dedicated escalator leading directly to a separate casino entertainment area. The separate casino entertainment area will contain a 500-seat buffet-style restaurant, an Oriental Pavilion and a casino with 538 slot machines. The new bus terminal and dedicated casino facilities will allow Trump World's Fair to efficiently serve a high volume of bus customers. A smoke-free casino with approximately 385 slot machines and 32 table games along with additional restaurants will be located on the second floor of Trump World's Fair. Moreover, with its prime location adjoining the current Atlantic City Convention Center and near the new Atlantic City Convention Center, and with its newly refurbished room base of 500 rooms and approximately 50,000 square feet of total gaming space, management believes that Trump World's Fair is ideally suited to attract convention visitor traffic.

  The Taj Mahal. The Taj Mahal will continue to capitalize on its status as Atlantic City's "must see" casino entertainment facility by offering "something for everyone." The Taj Mahal has been successful in attracting all segments of the gaming market because of the size and diversity of its entertainment and gaming facilities. The Taj Mahal has been particularly successful in attracting the segments of the Atlantic City gaming market that tend to wager more frequently and in larger denominations than the typical Atlantic City gaming customer. To attract these high-end players, the Taj Mahal offers international musical and entertainment attractions and has recently opened the Dragon Room, an Asian themed gaming table game area, and is in the process of constructing the Sultan's Palace, a high-end slot lounge and private club.

BUSINESS STRATEGY

  "Comping" Strategy. In order to compete effectively with other Atlantic City casino hotels, the Atlantic City Properties offer complimentary drinks, meals, room accommodations and/or travel arrangements to their patrons ("complimentaries" or "comps"). Management focuses the Atlantic City Properties' promotional activities, including complimentaries, on middle and upper middle market "drive in" patrons who visit Atlantic City frequently and have proven to be the most profitable market segment. Additionally, as a result of increased regulatory flexibility, the Taj Mahal has implemented a cash comping policy to high-end players in order to compete with similar practices in Las Vegas and to attract international business.

  Entertainment. Management believes headline entertainment, as well as other entertainment and revue shows, are effective in attracting and retaining gaming patrons. Trump Plaza offers headline entertainment as part of its strategy to attract high-end and other patrons. Trump Plaza offers headline entertainment weekly during the summer and monthly during the off-season, and also features other entertainment and revue shows. The Xanadu Theater allows the Taj Mahal to offer longer running, more established productions that cater to the tastes of the Taj Mahal's high-end international guests. The Taj Mahal's facilities also include the Mark Etess Arena, an approximately 63,000 square-foot exhibition hall and entertainment facility. The Xanadu Theater, together with the Mark Etess Arena, and subsequent to the conversion of the Mark Etess Arena, the new arena that is intended to be constructed in connection with the Taj Mahal Expansion, afford, and are expected to afford, the Taj Mahal more flexibility in the use of its facilities for sporting and other headline programs. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend "marquee" events such as Broadway revues, high visibility sporting events, festivals and contemporary concerts to maintain the highest level of glamour and excitement. Mid-week uses for the facilities include convention events and casino marketing sweepstakes.

  Player Development/Casino Hosts. The Atlantic City Properties currently employ gaming representatives in New Jersey, New York and other states, as well as several international representatives, to promote the Atlantic City Properties to prospective gaming patrons. Player development personnel host special events, offer incentives and contact patrons directly in an effort to attract high-end table game patrons from the United States, Canada and South America. The Atlantic City Properties' casino hosts assist patrons on the casino floor, make room and dinner reservations and provide general assistance. In addition, targeted marketing to international clientele will be continued and expanded at the Taj Mahal through new sales representatives in Latin America, Mexico, Europe, the Far East and the Middle East. As a special bonus to high-end players, the Taj Mahal offers three clubs for the exclusive use of select customers: the Maharajah Club for table game players, the Presidents

Club for high-end slot players, and the Bengal Club for other preferred slot players. The Atlantic City Properties also plan to continue the development of their slot and coin programs through direct mail and targeted marketing campaigns emphasizing the high-end player.

  Promotional Activities. The Trump Card constitutes a key element in the Atlantic City Properties' direct marketing program. Subject to regulatory constraints, the Trump Card will be used in all of THCR's gaming facilities so as to build a national database of gaming patrons. Slot machine players are encouraged to register for and utilize their personalized Trump Card to earn various complimentaries based upon their level of play. The Trump Card is inserted during play into a card reader attached to the slot machine for use in computerized rating systems. THCR's computer systems record data about the cardholders, including playing preferences, frequency and denomination of play and the amount of gaming revenues produced. The Atlantic City Properties design promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Trump Card and on table game wagering by the casino game supervisors. Promotional activities include the mailing of vouchers for complimentary slot play. The Atlantic City Properties also utilize a special events calendar (e.g., birthday parties, sweepstakes and special competitions) to promote its gaming operations.

  Bus Program. Trump Plaza and the Taj Mahal each have bus programs which transport approximately 2,400 and 2,700 gaming patrons per day during the week and 3,500 and 3,600 gaming patrons per day on the weekends, respectively. Trump Plaza's Transportation Facility (as defined) contains 13 bus bays and is connected by an enclosed pedestrian walkway to Trump Plaza, and the Taj Mahal has an 18 bay bus terminal.

  Credit Policy. Historically, the Atlantic City Properties have extended credit to certain qualified patrons. For the years ended December 31, 1993, 1994 and 1995, credit play as a percentage of total dollars wagered at Trump Plaza was approximately 18%, 17%, and 18%, respectively. As part of Trump Plaza's business strategy, Trump Plaza has imposed stricter standards on applications for new or additional credit. For the years ended December 31, 1993, 1994 and 1995, the Taj Mahal's credit play as a percentage of total dollars wagered was approximately 23.5%, 22.8% and 24.5%, respectively.

FACILITIES AND AMENITIES

  Trump Plaza. The casino in the existing facility of Trump Plaza currently offers 97 table games and 2,368 slot machines. In addition to the casino, Trump Plaza's main tower consists of a 31-story tower with 555 guest rooms, including 62 suites. Trump Plaza's main tower also offers 10 restaurants, a 750-seat cabaret theater, four cocktail lounges, 28,000 square feet of convention, ballroom and meeting room space, a swimming pool, tennis courts and a health spa.

  In February 1996, Trump Plaza East opened the 15,000 square foot Ocean View Casino and Bar, and has to date opened 326 of its 349 hotel rooms. The Ocean View Casino and Bar is the first gaming room in Atlantic City to combine a casino, bar and entertainment area and features a 70-foot long bar with 27 bar-top slot machines, live entertainment and a 58 square foot video wall. With its high ceilings and windows overlooking the Atlantic Ocean and The Boardwalk, Trump Plaza provides a new and exciting entertainment environment for its casino patrons.

  The entry level of Trump Plaza's main tower includes a cocktail lounge, two gift shops, a deli, a coffee shop, an ice cream parlor and a buffet. The casino level houses the casino, a fast food restaurant, an exclusive slot lounge for high-end patrons and a new oceanfront baccarat gaming area. Upon completion, an enclosed walkway will connect Trump Plaza at the casino level with the Atlantic City Convention Center and with Trump World's Fair.

  Trump Plaza's guest rooms are located in two towers which afford most guest rooms a view of the ocean. While rooms are of varying size, a typical guest room consists of approximately 400 square feet. Trump Plaza also features 16 one-bedroom suites, 28 two-bedroom suites and 18 "Super Suites." The Super Suites are located on the top two floors of Trump Plaza's main tower and offer luxurious accommodations and 24-hour butler and maid service. The Super Suites and certain other suites are located on the "Club Level" which requires guests to use a special elevator key for access and contains a lounge area that offers food and bar facilities.

  Trump Plaza's main tower is connected by an enclosed pedestrian walkway to a ten-story parking garage, which can accommodate approximately 2,650 cars, and contains 13 bus bays, a comfortable lounge, a gift shop and waiting area (the "Transportation Facility"). The Transportation Facility provides patrons with immediate access to the casino and is located directly off the Atlantic City Expressway, the main highway into Atlantic City.

  In July 1994, Time Warner opened its second largest Warner Brothers Studio Store pursuant to a sublease of the entire first floor of retail space on The Boardwalk at Trump Plaza East (approximately 17,000 square feet). THCR management believes that the commitment of Time Warner at Trump Plaza East, together with other retail, restaurant and entertainment establishments expected to participate in the Trump Plaza Expansion, evidences the continued growth of, and highlights Trump Plaza's favored place within, the Atlantic City casino market.

  Trump World's Fair. Upon completion of the renovation in the second quarter of 1996, Trump World's Fair will be connected to Trump Plaza's main tower by an enclosed walkway overlooking The Boardwalk and will add an additional 500 hotel rooms to Trump Plaza. In addition, Trump World's Fair will be outfitted with approximately 50,000 square feet of casino floor space housing 1,493 slot machines and 32 table games. In addition to the casino, Trump World's Fair will feature three restaurants, including a state-of-the-art buffet, a cocktail lounge, convention, ballroom and meeting room space, a swimming pool and a health spa. The enclosed walkway will run through a portion of the Atlantic City Convention Center, which is located between Trump World's Fair and Trump Plaza's main tower. In this connection, Plaza Associates has acquired an easement with regard to portions of the Atlantic City Convention Center. See "--Properties--Trump Plaza--Trump World's Fair" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities."

 THE TAJ MAHAL

  The Taj Mahal currently features Atlantic City's largest casino, with 120,000-square-feet of gaming space, 169 table games and 3,550 slot machines. In addition, the Taj Mahal has a 12,000-square-foot poker, keno and race simulcasting room with 64 poker tables, which was added in 1993 and expanded in 1994. The casino's offerings include blackjack, progressive blackjack, craps, roulette, baccarat, mini baccarat, red dog, sic-bo, pai gow, pai gow poker, Caribbean stud poker, big six, mini big six and let it ride poker. In December 1995, the Taj Mahal opened an Asian themed table game area which offers 16 popular Asian table games catering to the Taj Mahal's growing Asian clientele. In addition, as a special bonus to high-end players, Taj Associates offers three clubs for the exclusive use of select customers: the Maharajah Club for table game players, the President's Club for high-end slot players, and the Bengal Club for other preferred slot players.

  The Taj Mahal currently consists of a 42-story hotel tower and contiguous low-rise structure sited on approximately 17 acres of land. The Taj Mahal has 1,250 guest rooms (including 242 suites), 16 dining and 10 beverage locations, parking for approximately 5,200 cars, an 18-bay bus terminal and approximately 65,000-square-feet of ballroom, meeting room and pre-function area space. The Taj Mahal has also signed agreements for the development of the Hard Rock Cafe, Rainforest Cafe and All-Star Cafe themed restaurants on the property. In addition, the Taj Mahal features the Taj Entertainment Complex, a 20,000-square-foot multi-purpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall, and the Mark Etess Arena, which comprises an approximately 63,000-square foot exhibition hall and entertainment facility. The Xanadu Theater and the Mark Etess Arena have allowed the Taj Mahal to offer longer running, more established productions that cater to the tastes of the Taj Mahal's high-end international guests, and has afforded the Taj Mahal more flexibility in the use of its facilities for sporting and other headline programs. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend marquee events such as Broadway revues, high visibility sporting events, international festivals and contemporary concerts to maximize casino traffic and to maintain the highest level of glamour and excitement at the Taj Mahal.

  Management believes that the Taj Mahal's 1,250-room capacity and vast casino, entertainment, convention and exhibition space, including the Mark Etess Arena, make it a highly attractive convention and destination resort facility at which visitors may stay for extended periods. In addition to its normal advertising, Taj Associates actively promotes the Taj Mahal with various local chambers of commerce, travel agencies which specialize in convention travel and various corporate travel departments in order to attract convention business.

ATLANTIC CITY MARKET

  The Atlantic City gaming market has demonstrated continued growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels in Atlantic City generated approximately $3.75 billion in gaming revenues in 1995, an approximately 9.5% increase over 1994 gaming revenues of approximately $3.42 billion. From 1990 to 1995, total gaming revenues in Atlantic City have increased approximately 27%, while hotel rooms increased approximately 10% during that period. Although total visitor volume to Atlantic City remained relatively constant in 1995, the volume of bus customers dropped to 9.6 million in 1995, continuing a decline from 11.7 million in 1990. The volume of customers traveling by other means to Atlantic City has grown from
20.1 million in 1990 to 23.7 million in 1995.

  Casino revenue growth in Atlantic City has lagged behind that of other traditional gaming markets, principally Las Vegas, for the last five years. Management believes that this relatively slower growth is primarily attributable to two key factors. First, there have been no significant additions to hotel capacity in Atlantic City since 1990. Las Vegas visitor volumes have increased, in part, due to the continued addition of new hotel capacity. Both markets have exhibited a strong historical correlation between hotel room inventory and total casino revenues. Secondly, the regulatory environment and infrastructure problems in Atlantic City have made it more difficult and costly to operate. Total regulatory costs and tax levies in New Jersey have exceeded those in Nevada since inception, and there is generally a higher level of regulatory oversight in New Jersey than in Nevada.The infrastructure problems, manifested by impaired accessibility of the casinos, downtown Atlantic City congestion and the condition of the areas surrounding the casinos, have made Atlantic City less attractive to the gaming customer.

  Total Atlantic City slot revenues increased 12.2% in 1995, continuing a solid trend of increases over the past five years. From 1990 through 1995, slot revenue growth in Atlantic City has averaged 8.3% per year. Total table revenue increased 4.4% in 1995, while table game revenue from 1990 to 1995 has decreased on average 0.7% per year. Management believes the slow growth in table revenue is primarily attributable to two factors. First, the slot product has been significantly improved over the last five years. Dollar bill acceptors, new slot machines, video poker and blackjack and other improvements have increased the popularity of slot play among a wider universe of casino patrons. Casino operators in Atlantic City have added slot machines in favor of table games due to increased public acceptance of slot play and due to slot machines' comparatively higher profitability as a result of lower labor and support costs. Since 1990, the number of slot machines in Atlantic City has increased 37.2%, while the number of table games has decreased by 4.0%. Slot revenues increased from 58% of total casino revenues in 1990 to 69% in 1995. The second reason for historic slow growth in table revenue is that table game players are typically higher end players and are more likely to be interested in overnight stays and other amenities. During peak season and weekends, room availability in Atlantic City is currently inadequate to meet demand, making it difficult for casino operators to aggressively promote table play.

  Despite lower overall growth rates than the Las Vegas market, management believes that Atlantic City possesses similar revenue and cash flow generation capabilities. The approximately $3.75 billion of gaming revenue produced by the 12 casino hotels in Atlantic City in 1995 exceeded the approximately $3.12 billion of gaming revenues produced by the 18 largest (based on net revenues) casino hotels on the Las Vegas Strip for the same period, even though the 12 Atlantic City casino hotels have less than one-quarter the number of hotel rooms of such Las Vegas Strip casino hotels. Win per unit figures in Atlantic City are at a significant premium to Las Vegas win-per-unit performance, primarily due to the constrained supply of gaming positions in Atlantic City compared to Las Vegas.

  The regulatory environment in Atlantic City has improved recently. Most significantly, 24-hour gaming has been approved, poker and keno have been added and regulatory burdens have been reduced. In particular, Bill A61 was passed in January of 1995, which has eliminated duplicative regulatory oversight and channeled operator's funds from regulatory support into CRDA uses. Administrative costs of regulation will be reduced while increasing funds available for new development.

  In addition to the planned casino expansions, major infrastructure improvements have begun. The CRDA is currently overseeing the development of the "tourist corridor" that will link the new convention center with The Boardwalk and will, when completed, feature an entertainment and retail complex. The tourist corridor is scheduled to be completed in conjunction with the completion of the new convention center.

  Trump Plaza is adjacent to the existing Atlantic City Convention Center and will also be one of the closest casino hotels to the new convention center, which, as currently planned, would hold approximately 500,000 square feet of exhibit and pre-function space, 45 meeting rooms, food-service facilities and a 1,600-car underground parking garage. The Taj Mahal is approximately 1.5 miles from the site of the new convention center. When completed, the new, approximately $250 million convention center would be the largest exhibition space between New York City and Washington, D.C. It will be located at the base of the Atlantic City Expressway and is currently planned to open in January 1997. The State of New Jersey is also implementing an approximately $125 million capital plan to upgrade and expand the Atlantic City International Airport.

  Management believes that recent gaming regulatory reforms will serve to permit future reductions in operating expenses of casinos in Atlantic City and to increase the funds available for additional infrastructure development through the CRDA. Due principally to an improved regulatory environment, general improvement of economic conditions in 1993, 1994 and 1995 and high occupancy rates, significant investment in the Atlantic City market has been initiated and/or announced. Bally recently bought a Boardwalk lot for $7.5 million, the Sands just completed a major renovation, and in December of 1994, approval by the CRDA was given to TropWorld to add 626 hotel rooms, the Grand to add 295 rooms (both of which are under construction) and to the Taj Mahal to add approximately 800 rooms and a 1,500 space parking garage (with an application pending to increase the size to 2,000 spaces). Overall, various casinos in the market have applied to the CRDA for funding to construct 3,400 new hotel rooms. Management believes that these increases in hotel capacity, together with infrastructure improvements, will be instrumental in stimulating future revenue growth in the Atlantic City market. See "--Competition."

SEASONALITY

  The gaming industry in Atlantic City is seasonal, with the heaviest activity at Trump Plaza and at the Taj Mahal during the period from May through September, and with December and January showing substantial decreases in activity. Revenues have been significantly higher on Fridays, Saturdays, Sundays and holidays than on other days.

EMPLOYEES AND LABOR RELATIONS

 TRUMP PLAZA

  Plaza Associates has approximately 3,700 employees of whom approximately 1,100 are covered by collective bargaining agreements. Management believes that its relationships with its employees are satisfactory. Certain of Plaza Associates' employees must be licensed under the Casino Control Act. See "Regulatory Matters--New Jersey Gaming Regulations--Qualification of Employees." Plaza Funding has no employees.

  In April 1993, the National Labor Relations Board (the "NLRB") found that Plaza Associates had violated the National Labor Relations Act (the "NLRA") in the context of a union organizing campaign by table game dealers of Plaza Associates in association with the Sports Arena and Casino Employees Union Local 137, a/w Laborers' International Union of North America, AFL-CIO ("Local 137"). In connection with such finding,

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Plaza Associates was ordered to refrain from interfering with, restraining or coercing employees in the exercise of the rights guaranteed them by Section 7 of the NLRA, to notify its employees of such rights and to hold an election by secret ballot among its employees regarding whether they desire to be represented for collective bargaining by Local 137. The election was held on May 20 and 21, 1994 and the vote, which has been certified by the NLRB, was in favor of management and against representation by Local 137.

 TAJ MAHAL

  Taj Associates has approximately 6,100 employees for the operation of the Taj Mahal, of whom approximately 1,850 employees are covered by collective bargaining agreements. Taj Associates believes that its relationships with its employees are satisfactory and that its staffing levels are sufficient to provide superior service. Since opening in April 1990, during which time some collective bargaining agreements with various unions have expired prior to the execution of new agreements, the business of Taj Associates has not been interrupted due to any labor disputes. The collective bargaining agreement with HERE Local 54, which covers substantially all of Taj Associates' hotel and restaurant employees, was renegotiated in September 1994 and will expire on September 14, 1999.

  Certain Taj Associates' employees must be licensed under the Casino Control Act. See "Regulatory Matters--New Jersey Gaming Regulations--Qualification of Employees."

PROPERTIES

 TRUMP PLAZA

  Plaza Associates owns and leases several parcels of land in and around Atlantic City, New Jersey, each of which is used in connection with the operation of Trump Plaza and each of which is currently subject to the liens of the mortgages associated with the Plaza Notes (collectively, the "Plaza Mortgages") and certain other liens. Upon consummation of the Merger Transaction, these parcels of land will secure the First Mortgage Notes. Upon its acquisition, Trump Plaza East would also become subject to the mortgage securing the First Mortgage Notes. See "Description of the First Mortgage Notes--Security for the First Mortgage Notes."

  Plaza Casino Parcel. Trump Plaza's main tower is located on The Boardwalk in Atlantic City, New Jersey, next to the existing Atlantic City Convention Center. It occupies the entire city block (approximately 2.38 acres) bounded by The Boardwalk, Mississippi Avenue, Pacific Avenue and Columbia Place (the "Plaza Casino Parcel").

  The Plaza Casino Parcel consists of four tracts of land, one of which is owned by Plaza Associates and three of which are leased to Plaza Associates pursuant to three non-renewable ground leases, each of which expires on December 31, 2078 (each, a "Plaza Ground Lease"). Trump Seashore Associates ("Trump Seashore"), Seashore Four Associates ("Seashore Four") and Plaza Hotel Management Company (each, a "Plaza Ground Lessor") are the owners/lessors under such respective Plaza Ground Leases (respectively, the "TSA Lease," "SFA Lease" and "PHMC Lease"; the land which is subject to the Plaza Ground Leases (which includes Additional Parcel 1, as defined) is referred to collectively as the "Plaza Leasehold Tracts" and individually as a "Plaza Leasehold Tract"). Trump Seashore and Seashore Four are 100% beneficially owned by Trump and are, therefore, affiliates of THCR.

  The Plaza Ground Leases provide that each Plaza Ground Lessor may encumber its fee estate with mortgage liens, but any such fee mortgage will not increase the rent under the applicable Plaza Ground Lease and must be subordinate to such Plaza Ground Lease. Accordingly, any default by a Plaza Ground Lessor under any such fee mortgage will not result in a termination of the applicable Plaza Ground Lease but would permit the fee mortgagee to bring a foreclosure action and succeed to the interests of the Plaza Ground Lessor in the fee estate, subject to Plaza Associates' leasehold estate under such Plaza Ground Lease. Each Plaza Ground Lease also specifically provides that the Plaza Ground Lessor may sell its interest in the applicable Plaza Leasehold Tract, but any such sale would be made subject to Plaza Associates' interest in the applicable Plaza Ground Lease.

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

  On August 1, 1991, as security for indebtedness owed to a third party, Trump Seashore transferred its interest in the TSA Lease to United States Trust Company of New York ("UST"), as trustee for the benefit of such third party creditor. The trust agreement among UST, Trump Seashore and such creditor provides that the trust shall terminate on the earlier of (i) August 1, 2012 or (ii) the date on which such third party creditor certifies to UST that all principal, interest and other sums due and owing from Trump Seashore to such third party creditor have been paid.

  On September 20, 1995, Trump Seashore and its third party lender entered into a mortgage note modification and extension agreement, pursuant to which Trump Seashore and such third party lender extended the term of the indebtedness described above, which matured in October 1993, to September 30, 1996, and increased the interest rate to be paid on such indebtedness to one and one-half percent in excess of the interest rate stated by such third party lender to be its prime rate.

  The SFA Lease, TSA Lease and the PHMC Lease each contain options pursuant to which Plaza Associates may purchase the Plaza Leasehold Tract covered by such Plaza Ground Lease at certain times during the term of such Plaza Ground Lease under certain circumstances. The purchase price pursuant to each option is specified in the SFA Lease, TSA Lease and the PHMC Lease, respectively.

  The Plaza Ground Leases are "net leases" pursuant to which Plaza Associates, in addition to the payment of fixed rent, is responsible for all costs and expenses with respect to the use, operation and ownership of the Plaza Leasehold Tracts and the improvements now, or which may in the future be, located thereon, including, but not limited to, all maintenance and repair costs, insurance premiums, real estate taxes, assessments and utility charges.

  The improvements located on the Plaza Leasehold Tracts are owned by Plaza Associates during the terms of the respective Plaza Ground Leases and upon the expiration of the term of each Plaza Ground Lease (for whatever reason), ownership of such improvements will vest in the Plaza Ground Lessor.

  If a bankruptcy case is filed by or commenced against a Plaza Ground Lessor under applicable bankruptcy law, the trustee in bankruptcy in a liquidation or reorganization case under the applicable bankruptcy law, or a debtor-in-possession in a reorganization case under the applicable bankruptcy law, has the right, at its option, to assume or reject the Plaza Ground Lease of the debtor-lessor (subject, in each case, to court approval). If the Plaza Ground Lease is assumed, the rights and obligations of Plaza Associates thereunder, and the rights of the trustee with respect to the Plaza Notes (the "Plaza Note Trustee") (and, following the issuance of the First Mortgage Notes, the rights of the trustee for the First Mortgage Notes (the "First Mortgage Note Trustee") as leasehold mortgagee under the agreements relating to the issuance of the Plaza Notes (the "Plaza Note Agreements"), would continue in full force and effect). If the Plaza Ground Lease is rejected, Plaza Associates would have the right, at its election, either (i) to treat the Plaza Ground Lease as terminated or (ii) to continue in possession of the land and improvements under the Plaza Ground Lease for the balance of the term thereof and at the rental set forth therein (with a right to offset against such rent any damages caused by the Plaza Ground Lessor's failure to thereafter perform its obligations under such Plaza Ground Lease). Under the Plaza Note Agreements, Plaza Associates assigned to the Plaza Note Trustee its rights to elect whether to treat the Plaza Ground Lease as terminated or to remain in possession of the leased premises if the Plaza Ground Leases are rejected. In connection with the issuance of the First Mortgage Notes, the Mortgage will provide that Plaza Associates will assign such rights to the First Mortgage Note Trustee.

  In the case of the Plaza Ground Leases, the rejection of a Plaza Ground Lease by a trustee in bankruptcy or debtor-lessor (as debtor-in-possession) may result in termination of any options to purchase the fee estate of the debtor-lessor and the Plaza Note Trustee's option (as leasehold mortgagee as described above), if the Plaza Ground Lease is terminated, to enter into a new lease directly with the lessor. In addition, under an interpretation of New Jersey law, it is possible that a court would regard such options as separate contracts and, therefore, severable from the Plaza Ground Lease. In such event, the trustee in bankruptcy or debtor-lessor (as debtor-in-

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

possession) could assume the Plaza Ground Lease, while rejecting some or all of such options under the Plaza Ground Lease.

  Parking Parcels. Plaza Associates owns a parcel of land (the "Plaza Garage Parcel") located across the street from the Plaza Casino Parcel and along Pacific Avenue in a portion of the block bounded by Pacific Avenue, Mississippi Avenue, Atlantic Avenue and Missouri Avenue. Plaza Associates has constructed on the Plaza Garage Parcel a ten-story parking garage capable of accommodating approximately 2,650 cars and which includes offices and a bus transportation center with bays accommodating up to 13 buses at one time. An enclosed pedestrian walkway from the parking garage accesses Trump Plaza at the casino level. Parking at the parking garage is available to Trump Plaza's guests, as well as to the general public. One of the tracts comprising a portion of the Plaza Garage Parcel is subject to a first mortgage on Plaza Associates' fee interest in such tract. As of December 31, 1995, such mortgage secured indebtedness had an approximate outstanding principal balance of $0.1 million.

  Plaza Associates leases, pursuant to the PHMC Lease, a parcel of land located on the northwest corner of the intersection of Mississippi and Pacific Avenues consisting of approximately 11,800 square feet ("Additional Parcel 1") and owns another parcel on Mississippi Avenue adjacent to Additional Parcel 1 consisting of approximately 5,750 square feet (the "Bordonaro Parcel"). Additional Parcel 1 and the Bordonaro Parcel are presently paved and used for surface parking.

  Plaza Associates also owns five parcels of land, aggregating approximately 43,300 square feet, and subleases one parcel consisting of approximately 3,125 square feet. All of such parcels are contiguous and are located along Atlantic Avenue, in the same block as the Plaza Garage Parcel. They are used for signage and surface parking and are not encumbered by any mortgage liens other than those of the Plaza Mortgages.

  Warehouse Parcel. Plaza Associates owns a warehouse and office facility located in Egg Harbor Township, New Jersey, containing approximately 64,000 square feet of space (the "Egg Harbor Parcel"). The Egg Harbor Parcel is encumbered by a first mortgage having an outstanding principal balance, as of December 31, 1995, of approximately $1.5 million and is encumbered by the Plaza Mortgage.

  Trump Plaza East. In connection with the Merger Transaction, Plaza Associates intends to exercise the Trump Plaza East Purchase Option, a five-year option to purchase the fee and leasehold interests comprising Trump Plaza East. In October 1993, Plaza Associates assumed the leases associated with Trump Plaza East. Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates is obligated to pay the net expenses associated with Trump Plaza East. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Plaza Associates--Liquidity and Capital Resources" and "Management--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump." During the years ended December 31, 1995 and 1994, Plaza Associates incurred approximately $3.8 million and $4.9 million, respectively, of such expenses. Under the Trump Plaza East Purchase Option, Plaza Associates has the right to acquire the fee interest in Trump Plaza East for a purchase price of $28.0 million through December 31, 1996 increasing by $1.0 million annually thereafter until expiration on June 30, 1998.

  Plaza Associates currently intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction. However, if Plaza Associates does not exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction, up to $30.0 million of internally generated funds and/or additional financing would be required to fund the acquisition pursuant to the existing purchase option. There can be no assurance that such financing would be available on attractive terms, if at all. In addition, the exercise of the Trump Plaza East Purchase Option may require the consent of certain of Trump's personal creditors, and there can be no assurance that such consent will be obtained at the time Plaza Associates desires to exercise the Trump Plaza East Purchase Option. The CCC has required that Plaza Associates exercise the Trump Plaza East Purchase Option no later than July 1, 1996. Plaza Associates intends to request that the CCC extend the July 1, 1996 deadline for exercising the Trump Plaza East Purchase Option if it is not exercised in connection with the Merger Transaction, although there can be no assurance that such extension would be granted. Failure of Trump AC to

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

acquire Trump Plaza East, to obtain an extension of the July 1, 1996 deadline or to obtain an extension of the existing lease of the premises beyond its current June 30, 1998 expiration date would have a material adverse effect on Trump Atlantic City. See "Certain Transactions--Plaza Associates--Trump Plaza East."

  Plaza Associates has substantially completed its renovation and integration of Trump Plaza East. If Plaza Associates is unable to finance the purchase price of Trump Plaza East pursuant to the Trump Plaza East Purchase Option, any amounts expended with respect to Trump Plaza East, including payments under the Trump Plaza East Purchase Option and the lease pursuant to which Plaza Associates leases Trump Plaza East, and any improvements thereon, would inure to the benefit of the owner of Trump Plaza East and not to Plaza Associates and would increase the cost of demolition of any improvements for which Plaza Associates would be liable. As of December 31, 1995, Plaza Associates had capitalized approximately $35.7 million in construction costs related to Trump Plaza East. If the development of Trump Plaza East is not successful, Trump AC would be required to write off the capitalized construction costs associated with the project.

  In September 1993, Trump (as predecessor in interest to Plaza Associates under the lease for Trump Plaza East) entered into the Time Warner Sublease with Time Warner pursuant to which Time Warner subleased the entire first floor of retail space for a new Warner Brothers Studio Store which opened in July 1994. The Time Warner Sublease provides for a ten-year term which expires on the last day of the month immediately preceding the tenth anniversary of the commencement date and contains two five-year renewal options exercisable by Time Warner. Time Warner renovated the premises in connection with opening the studio store. Rent under the Time Warner Sublease is currently accruing and will not become due and payable to Plaza Associates until the satisfaction of certain conditions designed to protect Time Warner from the termination of the Time Warner Sublease by reason of the termination of Plaza Associates' leasehold estate in Trump Plaza East or the foreclosure of a certain mortgage (prior to the exercise of the Trump Plaza East Purchase Option) and until Time Warner's unamortized construction costs are less than accrued rent. No assurances can be made that such conditions will be satisfied. In addition, Time Warner may terminate the Time Warner Sublease at any time after July 1996 in the event that gross sales for the store do not meet certain threshold amounts or at any time if Plaza Associates fails to operate a first-class hotel on Trump Plaza East. See "Management--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  Trump World's Fair. Pursuant to the Trump World's Fair Purchase Option, on June 12, 1995, Plaza Associates acquired title to Trump World's Fair. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Plaza Associates--Liquidity and Capital Resources." Pursuant to an easement agreement with The New Jersey Sports and Exposition Authority ("NJSEA"), Plaza Associates has an exclusive easement over, in and through the portions of the Atlantic City Convention Center to be used as the pedestrian walkway connecting Trump Plaza's main tower and Trump World's Fair. The easement is for a 25-year term and may be renewed at the option of Plaza Associates for one additional 25-year period. In consideration of the granting of the easement, Plaza Associates must pay to NJSEA the sum of $2,000,000 annually, such annual payment to be adjusted every five years to reflect changes in the consumer price index. Plaza Associates will have the right to terminate the easement agreement at any time upon six months' notice to NJSEA in consideration of a termination payment of $1,000,000. See also "Management--Compensation Committee Interlocks and Insider Participation-- Certain Related Party Transactions of Trump" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities."

  Superior Mortgages. The liens securing the indebtedness on the Plaza Garage Parcel and the Egg Harbor Parcel (all of such liens are collectively called the "Existing Senior Plaza Mortgages") are all senior to the liens of the Plaza Mortgages and will be senior to the liens of mortgages associated with the First Mortgage Notes. The principal amount currently secured by such Existing Senior Plaza Mortgages as of December 31, 1995 was, in the aggregate, approximately $3.0 million.

  Plaza Associates has financed or leased and from time to time will finance or lease its acquisition of furniture, fixtures and equipment. The lien in favor of any such lender or lessor may be senior to the liens of

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mortgages associated with the First Mortgage Notes. See "Description of the
First Mortgage Notes--Security for the First Mortgage Notes."

 TAJ MAHAL

  Taj Associates owns and leases several parcels of land in Atlantic City, New Jersey, each of which is used in connection with the operation of the Taj Mahal and each of which is encumbered by the amended mortgage securing the Taj Bonds, and the mortgage securing the $25 million Working Capital Facility. Upon consummation of the Merger Transaction, these parcels of land will secure the First Mortgage Notes and could secure any replacement of the Working Capital Facility as well as certain expansion debt that Trump AC and its subsidiaries are permitted to incur. All of the following properties (other than certain property underlying the casino parcel and the facilities, which are owned by Taj Associates and the office space leased in The Trump Tower) comprise the Specified Parcels. See "Description of the Mortgage Notes-- Security for the Mortgage Notes."

  The Casino Parcel. The land comprising the site upon which the Taj Mahal is located consists of approximately 17 acres, which are bounded by The Boardwalk to the south, Maryland Avenue to the east, Pennsylvania Avenue to the west and which extends to the north towards Pacific Avenue for approximately three-quarters of a city block on the western portion of the site and two-thirds of a city block on the eastern portion of the site. Construction was substantially completed and the Taj Mahal was opened to the public on April 2, 1990.

  Taj Entertainment Complex. The Taj Entertainment Complex is situated on a parcel of land leased from Realty Corp. and features a 20,000-square-foot multi-purpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall. In connection with the Merger Transaction, Taj Associates will purchase the Taj Entertainment Complex.

  Steel Pier. Taj Associates leases the Steel Pier from Realty Corp. In connection with the Merger Transaction, Taj Associates will purchase the Steel Pier. A condition imposed on Taj Associates' CAFRA Permit (which, in turn, is a condition of Taj Associates' casino license) initially required that Taj Associates begin construction of certain improvements on the Steel Pier by October 1992, which improvements were to be completed within 18 months of commencement. Taj Associates initially proposed a concept to improve the Steel Pier, the estimated cost of which improvements was $30 million. Such concept was approved by the New Jersey Department of Environmental Protection ("NJDEP"), the agency which administers CAFRA. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extension of the required commencement and completion dates of the improvements to the Steel Pier for one year based upon an interim use of the Steel Pier for an amusement park. Taj Associates received additional one-year extensions, most recently through March 1997, of the required commencement and completion dates of the improvements of the Steel Pier based upon the same interim use of the Steel Pier for an amusement park pursuant to a sublease ("Pier Sublease") with an amusement park operator ("Pier Subtenant"). The Pier Sublease provides for a five-year lease term through December 31, 1999. However, Taj Associates may terminate the Pier Sublease after December 31 of each year if written notice of termination is given to the Pier Subtenant on or before September 1 of such year.

  Office and Warehouse Space. Taj Associates owns an office building located on South Pennsylvania Avenue adjacent to the Taj Mahal. In addition, Taj Associates, in April 1991, purchased for approximately $1.7 million certain facilities (the "Pleasantville Warehouse") of TCA which are presently leased to commercial tenants and used for office space and vehicle maintenance facilities. Taj Associates currently leases from Realty Corp. a warehouse complex (the "Realty Warehouse") of approximately 34,500 square feet. As a part of the Specified Parcels purchase in connection with the Merger Transaction, Taj Associates will purchase such warehouse.


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

  Taj Associates has entered into a lease with The Trump-Equitable Fifth Avenue Co., a corporation wholly owned by Trump, for the lease of office space in The Trump Tower in New York City, which Taj Associates uses as a marketing office. The monthly payments under the lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full twelve months in 1993 and 1994 and eight months in 1995. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

  Parking. The Taj Mahal provides parking for approximately 5,200 cars of which 4,600 spaces are located in indoor parking garages and 600 spaces are located on land leased to Taj Associates by Realty Corp. In addition, Taj Associates entered into a lease agreement with TCA to share its employee parking facilities. In connection with the Taj Mahal Expansion, Taj Associates will expand its self-parking facilities by 2,000 spaces.

  Themed Restaurants. Hard Rock Cafe International (N.J.), Inc. ("Hard Rock") has entered into a fifteen-year lease (the "Hard Rock Cafe Lease") with Taj Associates for the lease of space at the Taj Mahal for a Hard Rock Cafe. The basic rent under the Hard Rock Cafe Lease is $750,000 per year, paid in equal monthly installments, for the first 10 years of the lease term, and will be $825,000 per year, paid in equal monthly installments, for the remaining 5 years of the lease term. In addition, Hard Rock will pay percentage rent in an amount equal to 10% of Hard Rock's annual gross sales in excess of $10,000,000. Hard Rock has the right to terminate the Hard Rock Cafe Lease on the tenth anniversary thereof and also has the option to extend the term of the lease for an additional five year period at an annual basic rental of $907,500 during such renewal term.

  Rainforest Cafe, Inc.-Atlantic City ("Rainforest") has entered into a ten-year lease (the "Rainforest Cafe Lease") with Taj Associates for the lease of space at the Taj Mahal for a Rainforest Cafe. The basic rent under the Rainforest Cafe Lease is $2,500,000 per year, paid in equal monthly installments. In addition, Rainforest will pay percentage rent in an amount equal to the difference, if any, between (i) 10% of Rainforest's gross sales made during each calendar month during the lease term and (ii) one-twelfth of the annual basic rent. Rainforest has the option to extend the term of the Rainforest Cafe Lease for two successive additional terms of five years each at an annual basic rental of $2,750,000 during the first renewal term and an annual basic rental of $3,025,000 during the second renewal term. The Rainforest Cafe Lease will require Taj Associates to contribute $2,500,000 toward construction, payable after the project is completed and the restaurant opens for business.

  All Star Cafe, Inc. ("All Star") has entered into a twenty-year lease (the "All Star Cafe Lease"), with Taj Associates for the lease of space at the Taj Mahal for an All Star Cafe. The basic rent under the All Star Cafe Lease is $1,000,000 per year, paid in equal monthly installments. In addition, All Star will pay percentage rent in an amount equal to the difference, if any, between
(i) 8% of All Star's gross sales made during each calendar month during the first lease year, 9% of All Star's gross sales made during each calendar month during the second lease year and 10% of All Star's gross sales made during each calendar month during the third through the twentieth lease years, and
(ii) one-twelfth of the annual basic rent.

  The total minimum annual rental payments payable under these three leases will be $4.25 million.

TRADEMARK/LICENSING

  Pursuant to the License Agreement, Trump granted to THCR (on behalf of itself and its subsidiaries, including Trump AC) the world-wide right and license to use the Marks in connection with casino and gaming activities and related services and products. The license is exclusive, subject to existing licenses of the Marks to the Taj Mahal (prior to the Merger Transaction) and Trump's Castle. The License Agreement does not restrict or restrain Trump from the right to use or further license the Trump Names in connection with services and products other than casino services and products.

  The license is for a term of the later of (i) June 2015; (ii) such time as Trump and his affiliates no longer hold a 15% or greater voting interest in THCR; or (iii) such time as Trump ceases to be employed or retained

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


pursuant to an employment, management, consulting or similar services agreement with THCR. Upon expiration of the term of the license, Trump has agreed to grant THCR a non-exclusive license for a reasonable period of transition on terms to be mutually agreed upon between Trump and THCR. Trump's obligations under the License Agreement are secured by the Trademark Security Agreement, pursuant to which Trump granted THCR a first priority security interest in the Marks for use in connection with casino services, as well as related hotel, bar and restaurant services. See "Risk Factors--Limitations on License of the Trump Name."

RESTRUCTURINGS

 THE 1992 PLAZA RESTRUCTURING

  In 1991, Trump Plaza experienced liquidity problems. Management believes that those liquidity problems were attributable, in part, to an overall deterioration in the Atlantic City gaming market, as indicated by reduced rates of casino revenue growth for the industry for the two prior years, aggravated by an economic recession in the Northeast. In addition, increased casino gaming capacity in Atlantic City, due in part to the opening of the Taj Mahal in April 1990, may also have contributed to Trump Plaza's liquidity problems.

  In order to alleviate its liquidity problem, pursuant to the 1992 Plaza Restructuring, Plaza Associates and Plaza Funding restructured their indebtedness through a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code.

  The purpose of the 1992 Plaza Restructuring was to improve the amortization schedule and extend the maturity of Plaza Associates' indebtedness by (i) eliminating the sinking fund requirement on Plaza Funding's 12 7/8% Mortgage Bonds, due 1998 (the "Original Plaza Bonds"), (ii) extending the maturity of such indebtedness from 1998 to 2002, (iii) lowering the interest rate from 12 7/8% per annum to 12% per annum, (iv) reducing the aggregate principal amount of the indebtedness under the Original Plaza Bonds and certain other indebtedness from $250 million to $225 million and (v) eliminating certain other indebtedness by reconstituting such debt in part as new bonds (the "Successor Plaza Bonds") and in part as Stock Units (as defined). The 1992 Plaza Restructuring was necessitated by the inability to either generate cash flow or obtain additional financing sufficient to make the scheduled sinking fund payment on the Original Plaza Bonds. In connection with the 1992 Plaza Restructuring, each holder of $1,000 principal amount of Original Plaza Bonds and such other indebtedness received (i) $900 principal amount of Successor Plaza Bonds, (ii) 12 Stock Units, each representing one share of Common Stock and one share of Preferred Stock of Plaza Funding (the "Stock Units") and
(iii) cash payments of approximately $58.65, reflecting accrued interest.

  On May 29, 1992, Plaza Funding, which theretofore had no interest in Plaza Associates, received a 50% beneficial interest in TP/GP, Inc. ("Trump Plaza GP"), and Plaza Funding and Trump Plaza GP were admitted as partners of Plaza Associates. Plaza Funding also issued approximately three million Stock Units to holders of the Original Plaza Bonds and certain other indebtedness. Pursuant to the terms of the Plaza Associates partnership agreement, Plaza Funding was issued a preferred partnership interest, which provided Plaza Funding with partnership distributions designed to pay dividends on, and the redemption price of, the Stock Units. Trump Plaza GP became the managing general partner of Plaza Associates, and, through its Board of Directors, managed the affairs of Plaza Associates. Trump Plaza GP was subsequently merged with and into Plaza Funding, which became the managing general partner of Plaza Associates.

  The Successor Plaza Bonds and the Stock Units were redeemed in 1993 out of the proceeds of a refinancing designed to enhance Trump Plaza's liquidity and to position the Trump Plaza for a subsequent deleveraging transaction. The 1993 refinancing included (i) the sale by Plaza Funding of $330 million in aggregate principal amount of Plaza Notes and (ii) the sale by Trump AC of $60 million aggregate principal amount of PIK Notes and PIK Note Warrants to acquire an aggregate of $12 million in principal amount of additional PIK Notes. Upon consummation of the refinancing, Plaza Funding held a 1% equity interest in Plaza Associates and Plaza Holding held a 99% equity interest.

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

 THE 1991 TAJ RESTRUCTURING

  During 1990 and 1991, Taj Associates experienced liquidity problems. Taj Associates believes that these problems were attributable, in part, to an overall deterioration in the Atlantic City gaming market, as indicated by reduced rates of casino revenue growth for the industry for the two prior years, aggravated by an economic recession in the Northeast and the Persian Gulf War, as well as the risks inherent in the establishment of a new business enterprise. Comparatively, excessive casino gaming capacity in Atlantic City may also have contributed to Taj Associates' liquidity problems.

  As a result of Taj Associates' liquidity problems, Taj Funding failed to make its November 15, 1990 and May 15, 1991 interest payments on its Old Taj Bonds, resulting in an event of default under the indenture with respect to such Old Taj Bonds. During 1990 and 1991, Taj Associates also failed to pay certain principal and interest installments on certain indebtedness due under its loan with NatWest.

  In order to alleviate its liquidity problems, during 1991, TTMC, Taj Funding, Taj Associates and TTMI (together, the "Debtors") restructured their indebtedness through the 1991 Taj Restructuring, which was a "prepackaged" plan of reorganization under Chapter 11 of the Bankruptcy Code. At the time, the Debtors believed that there was no alternative to their liquidity problems other than filing petitions under the Bankruptcy Code. Taj Associates had been unable to obtain additional financing, and Taj Funding was restricted from amending the payment terms of the Old Taj Bonds outside of a case under the Bankruptcy Code without the unanimous consent of the holders thereof. The purpose of the 1991 Taj Restructuring was to improve the amortization schedule and extend the maturity of Taj Associates' indebtedness by reducing and deferring the Debtors' annual debt service requirements by (i) restructuring Taj Associates' and affiliated entities' long-term indebtedness to NatWest, First Fidelity and Bankers Trust and (ii) issuing the Taj Bonds with an overall lower rate of interest as compared with Taj Funding's Old Taj Bonds.

  Upon consummation of the 1991 Taj Restructuring on October 4, 1991, Taj Associates issued to the holders of the Old Taj Bonds a general partnership interest representing 49.995% of the equity of Taj Associates. Such holders in turn contributed such partnership interest to Taj Holding. Taj Funding and Taj Holding also issued the Units to the holders of the Old Taj Bonds. As part of the 1991 Taj Restructuring, TM/GP, which has no other assets, received a 49.995% partnership interest in Taj Associates from Taj Holding. Trump also contributed to Taj Holding a 50% ownership interest in TTMC, which owns a .01% interest in Taj Associates, in exchange for the Taj Holding Class C Common Stock, as described below.

  At the time of these transfers, Taj Holding issued 1,350,000 shares of Taj Holding Class A Common Stock and 729,458 shares of Taj Holding Class B Common Stock to the holders of the Old Taj Bonds and 1,350,000 shares of Taj Holding Class C Common Stock to Trump. In accordance with the terms of the Taj Bond Indenture, a portion of the interest on the Taj Bonds may be paid in additional Taj Bonds. At May 15, 1992, 1993, 1994 and 1995, 8,844 Units comprised of $8,844,000 of Taj Bonds and 8,844 shares of Taj Holding Class B Common Stock, 14,579 Units comprised of $14,579,000 of Taj Bonds and 14,579 shares of Taj Holding Class B Common Stock, 12,249 Units comprised of $12,249,000 of Taj Bonds and 12,249 shares of Taj Holding Class B Common Stock and 15,112 Units comprised of $15,112,000 of Taj Bonds and 15,112 shares of Taj Holding Class B Common Stock, respectively, were issued in lieu of the payment of a portion of the cash interest on the outstanding Taj Bonds.

CERTAIN INDEBTEDNESS

 THCR

  THCR Holdings and THCR Funding (the "THCR Obligors") are the issuers of $155 million principal amount of Senior Notes. The Senior Notes are the joint and several obligations of the THCR Obligors. Interest on the Senior Notes is payable semiannually in arrears. In connection with the Merger Transaction, the THCR Obligors will solicit from the holders of the Senior Notes the waiver of, and the consent to modify, certain provisions of the Senior Note Indenture.

  The Senior Notes mature on June 15, 2005. The Senior Notes are not redeemable prior to June 15, 2000, except pursuant to a Required Regulatory Redemption (as defined in the Senior Note Indenture). Thereafter, the

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

Senior Notes may be redeemed at the option of the THCR Obligors, in whole or in part, at any time on or after June 15, 2000 at the redemption prices set forth in the Senior Note Indenture, together with accrued and unpaid interest to the date of redemption.

  The obligations of the THCR Obligors under the Senior Note Indenture are secured by (1) an assignment and pledge to the trustee under the Senior Note Indenture (the "Senior Note Trustee") of (a) 99% of the general partnership interests in Plaza Associates, (b) 100% of the capital stock of Plaza Funding (the holder of the remaining 1% general partnership interest in Plaza Associates, which 1% is pledged exclusively for the benefit of the holders of the Plaza Notes until the Plaza Note Purchase, at which time such interest will be pledged for the exclusive benefit of the holders of the Senior Notes),
(c) 100% of the general partnership interests in Trump AC, (d) 100% of the capital stock of Plaza Holding Inc., a direct wholly owned subsidiary of THCR Holdings which owns a 1% general partnership interest in Trump AC, (e) 100% of the capital stock of Trump Indiana, (f) 100% of the capital stock of THCR Funding, (g) other equity interests issued from time to time by THCR Holdings or any of its Subsidiaries (as defined in the Senior Note Indenture) and (h) promissory notes issued by THCR Holdings or any of its Subsidiaries, excluding Unrestricted Subsidiaries (as defined in the Senior Note Indenture), from time to time directly owned or acquired by THCR Holdings; (2) certain remaining net proceeds from the June 1995 Offerings; and (3) certain proceeds from time to time received, receivable or otherwise distributed in respect of the assets described in clauses (1) and (2) above (collectively, the "Senior Note Collateral"). The security interests in the Senior Note Collateral are first priority security interests and are exclusive except to the extent required by the Plaza Note Indenture to equally and ratably secure the Plaza Notes (prior to the retirement of the Plaza Notes) with respect to any of the direct or indirect equity interests in Plaza Associates, Plaza Funding, Trump AC and Plaza Holding Inc. (as described below). Any equity interests in Subsidiaries of THCR Holdings which are acquired by THCR Holdings will be assigned and pledged to the Senior Note Trustee and the security interests granted in such equity interests will be exclusive, first priority security interests.

 PLAZA ASSOCIATES

  The Plaza Notes, $330 million of which are outstanding, were issued by Plaza Funding, with Plaza Associates providing a full and unconditional guaranty thereof. In connection with the Merger Transaction, the Plaza Notes will be retired. The Plaza Notes mature in 2001 and bear interest semiannually in arrears. The Plaza Notes are subject to redemption at any time on or after June 15, 1998, at the option of Plaza Funding or Plaza Associates, in whole or in part, at the redemption prices set forth in the Plaza Note Indenture. In addition, upon the occurrence of a Plaza Note Change of Control (as defined in the Plaza Note Indenture), each holder of Plaza Notes may require Plaza Funding or Plaza Associates to repurchase such holder's Plaza Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase.

  Until the Plaza Note Purchase, Plaza Funding and Plaza Associates' obligations under the Plaza Note Indenture are secured principally by (i) the Mortgage encumbering substantially all of Plaza Associates' assets (the "Plaza Note Mortgage") (see "--Properties") and (ii) the pledge by Plaza Funding of its 1% general partnership interest in Plaza Associates and, equally and ratably with the Senior Notes to the extent required by the Plaza Note Indenture, by a pledge of (x) 100% of the general partnership interest in Trump AC, (y) Trump AC's 99% general partnership interest in Plaza Associates and (z) 100% of the capital stock of Plaza Funding and Plaza Holding Inc. (the holder of the remaining 1% of the equity interests in Trump AC (collectively, the "Plaza Note Security"). Following the Plaza Note Purchase in connection with the Merger Transaction, the Plaza Note Security will be released and (i) subject to clause (ii), Plaza Associates' assets, together with Taj Associates' assets will secure the First Mortgage Notes and (ii) the direct or indirect Senior Notes will have an exclusive security interest in 100% of the equity of all of THCR Holdings' Subsidiaries (as defined in the Senior Note Indenture).

  In addition to the foregoing, Plaza Associates' consolidated long-term indebtedness includes approximately $3.0 million of outstanding mortgage notes as of December 31, 1995, described under "--Properties."

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

 TAJ ASSOCIATES

  Taj Bonds. In connection with the 1991 Taj Restructuring, Taj Funding and Taj Holding issued Units, each of which was comprised of $1,000 principal amount of Taj Bonds and one share of Taj Holding Class B Common Stock. Pursuant to the Taj Bond Indenture, Taj Funding may issue up to $860 million of Taj Bonds. On October 4, 1991, at the time the Units were issued, the principal amount of Taj Bonds issued was $729,458,000.

  As of December 31, 1995, the principal amount of Taj Bonds issued was $780,242,000. The Taj Bonds have a stated maturity date of November 15, 1999. The Taj Bonds bear interest at 11.35% per annum. Interest on the Taj Bonds is due semi-annually on each November 15 and May 15. Interest on the Taj Bonds must be paid in cash on each interest payment date at a rate of 9.375% per annum, and, in addition, effective May 15, 1992, and annually thereafter, an additional amount of interest in cash or additional Taj Bonds or a combination thereof, is payable in an amount to increase the interest paid to 11.35% per annum. The obligations of Taj Funding to pay the principal of, premium, if any, and interest on the Taj Bonds are guaranteed by Taj Associates. The Taj Bonds are secured by an assignment by Taj Funding to the trustee under the Taj Bond Indenture (the "Taj Bond Trustee") of a promissory note, dated as of October 4, 1991, issued by Taj Associates to Taj Funding (the "Taj Bond Partnership Note") in a principal amount of $675 million, with payment terms substantially similar to the payment terms of the Taj Bonds, which is in turn secured by an amended mortgage, dated as of October 4, 1991, by Taj Associates as mortgagor and Taj Funding as mortgagee, securing payment of the Taj Bond Partnership Note, as amended to reflect the terms of the Taj Bonds (the "Amended Taj Mortgage"), which has been assigned to the Taj Bond Trustee and encumbers Taj Associates' interest in the Taj Mahal and substantially all of the other assets of Taj Associates, excluding certain furniture, furnishings, fixtures, machinery and equipment which is subject to the lien of the NatWest Loan. In addition, the Taj Bond Partnership Note is secured by a second, subordinated lien on all the real estate owned by Realty Corp. Moreover, Taj Associates has acquired an option to purchase the real estate owned by Realty Corp., and such option has been assigned to the Taj Bond Trustee as security for the Taj Bonds.

  NatWest Loan. On November 3, 1989, Taj Associates entered into the NatWest Loan, which provided financing of $50 million for certain items of furniture, fixtures and equipment installed in the Taj Mahal. On October 4, 1991, in connection with the 1991 Taj Restructuring, the NatWest Loan was amended in order to, among other things, modify the interest rate and other payment terms.

  As of December 31, 1995, the outstanding principal amount outstanding under the NatWest Loan was $44,944,000, and the interest rate was 9.375% per annum. Principal and interest on the NatWest Loan are payable as follows:

    (i) on the last business day of each month until the earlier of the last business day of October 1999 or the date the NatWest Loan, together with all interest thereon, is paid in full, the sum of $416,667, to be applied first in respect of accrued interest on the NatWest Loan and thereafter, to the extent available, in reduction of the principal of the NatWest Loan; provided, however, up to $525,000 of such payments received by NatWest in any year shall be paid to either First Fidelity or Bankers Trust for application by First Fidelity in payment of obligations of Taj Associates to First Fidelity, and by Bankers Trust on behalf of Taj Associates on behalf of TTMI in payment of interest on the TTMI Note. Such amounts paid by NatWest shall not have been applied by NatWest in payment of the principal of, interest on or any other sums due in respect of the NatWest Loan or otherwise payable to NatWest;

    (ii) on May 15 of each year (if any of the principal of or interest on the NatWest Loan is then outstanding), commencing on May 15, 1992 to and including May 15, 1999, an amount (the "EACF Payment") equal to 16.5% (or, if the First Fidelity Loan shall have been paid in full on or prior to any such May 15, 20%) of Excess Available Cash Flow (as defined in the Taj Bond Indenture) for the preceding calendar year in excess of the Additional Amount (as defined in the Taj Bond Indenture) payable on such

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

  May 15 (such remaining Excess Available Cash Flow, the "Remaining EACF Amount"), if any, to be applied first in reduction of then accrued but unpaid interest on and then to principal of the NatWest Loan; and

    (iii) on November 15, 1999 the outstanding principal of and all accrued but unpaid interest on the NatWest Loan.

  The NatWest Loan is secured by a first priority lien on the furniture, fixtures and equipment acquired with the proceeds of the NatWest Loan plus any after-acquired furniture, fixtures and equipment that replaces such property, or of the same type; provided, however, that the NatWest Loan may be subordinated to a lien to secure purchase money financing of such after-acquired property which does not exceed 50% of the purchase price of such after-acquired property.

  Upon the occurrence of an event of default under the NatWest Loan, including, without limitation, the sale of any real estate by Realty Corp. for less than the release price set forth in the First Fidelity Loan without the prior written consent of NatWest, NatWest may accelerate any and all indebtedness outstanding under the NatWest Loan.

  Taj Associates will satisfy the NatWest Loan in connection with the Merger Transaction.

  First Fidelity Loan/Specified Parcels. On November 22, 1988, First Fidelity, Realty Corp. and Trump, as guarantor, entered into the First Fidelity Loan in the aggregate principal amount of $75,000,000. Pursuant to an amendment to the First Fidelity Loan, effective as of October 4, 1991, the rate of interest payable was modified, the dates of payment of principal and interest were deferred and accrued interest in the amount of $1,793,750 was capitalized. As of December 31, 1995, the principal amount outstanding on the First Fidelity Loan was approximately $78 million. Unpaid principal and accrued interest on the First Fidelity Loan is due and payable on November 15, 1999, unless otherwise extended in connection with the extension of the maturity of the Taj Bonds.

  Taj Associates currently leases the Specified Parcels from Realty Corp. pursuant to an Amended and Restated Lease Agreement, dated as of October 4, 1991 (the "Specified Parcels Lease"). Pursuant to the Specified Parcels Lease, Taj Associates is obligated to pay Realty Corp. $3.3 million plus 3.5% of the Remaining EACF Amount per year. Such annual payment, however, is reduced by
(i) all of the Base Fees (as defined therein) and the first $75,000 of the Incentive Fees (as defined therein) payable to Trump pursuant to the Taj Services Agreement which are assigned by Trump to First Fidelity (which amounts were $575,000 in 1995) and (ii) the portion of monies payable by Taj Associates to NatWest to be remitted to First Fidelity (which amounts were $525,000 in 1995). The Specified Parcels Lease expires on December 31, 2023; however, the lease may be terminated prior to such date following a foreclosure or similar proceeding on the Specified Parcels by First Fidelity, the holder of a first mortgage lien on the Specified Parcels which secures the First Fidelity Loan (the "First Fidelity Mortgage") or any other mortgagee thereof.

  The Specified Parcels Lease provides that, upon payment of the First Fidelity Loan, and upon discharge of the First Fidelity Mortgage, Taj Associates may purchase the Specified Parcels for ten dollars. Payment of the First Fidelity Loan is guaranteed by a guarantee (limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million) by Taj Associates (the "Taj Associates-First Fidelity Guarantee"), a personal guarantee by Trump (pursuant to which First Fidelity has agreed to forbear from asserting any personal claim with respect thereto in excess of approximately $19.2 million) (the "Trump-First Fidelity Guarantee") and limited recourse guarantees by TTMC (the "TTMC-First Fidelity Guarantee") and TTMI (as amended, the "TTMI-First Fidelity Guarantee" and, together with the Trump-First Fidelity Guarantee and the TTMC-First Fidelity Guarantee, the "Other First Fidelity Guarantees"). The Other First Fidelity Guarantees are secured by pledges by Trump of 62.5% of his Taj Holding Class C Common Stock, TTMC, Common Stock and TTMI, Common Stock and all of his shares of Realty Corp., Common Stock, and pledges by TTMI and TTMC of 62.5% and 31.25%, respectively, of their equity and financial interests as general partners

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

in Taj Associates (all such interests pledged to First Fidelity as security for the Other First Fidelity Guarantees are referred to herein as the "Other First Fidelity Guarantee Collateral"). First Fidelity's recourse under the TTMC-First Fidelity Guarantee and the TTMI-First Fidelity Guarantee is limited to the collateral pledged by TTMC and TTMI, respectively.

  Upon the satisfaction in full of the obligations due under the First Fidelity Loan at a negotiated amount of $50 million and 500,000 shares of THCR Common Stock, Taj Associates will purchase the Specified Parcels from Realty Corp. In connection therewith, First Fidelity will (i) release and discharge Realty Corp. from the First Fidelity Loan and release its lien on the Specified Parcels, (ii) release Taj Associates from the Taj Associates-First Fidelity Guarantee, (iii) release each of Trump, TTMC and TTMI from their respective obligations under the Other First Fidelity Guarantees and (iv) release its lien on the Other First Fidelity Guarantee Collateral. In addition, the purchase of the Specified Parcels will eliminate Taj Associates' current obligations under the Specified Parcels Lease and the termination rights with respect to the Specified Parcels Lease, thereby facilitating the Taj Mahal Expansion by securing the future use of the Specified Parcels by Taj Associates. Holders of the First Mortgage Notes will have a first priority security interest in the Specified Parcels.

  TTMI Note. On April 30, 1990, Trump loaned $25 million to Taj Associates on an unsecured basis, in exchange for a note payable to Trump (the "Old Taj Associates Note"). The Old Taj Associates Note was pledged to certain lenders of Trump, including Bankers Trust, as security for certain of Trump's personal indebtedness. On October 4, 1991, in connection with the 1991 Taj Restructuring and in order to facilitate the reorganization of Taj Associates and certain of its affiliates, the Old Taj Associates Note was canceled and, in lieu thereof, TTMI, a corporation wholly owned by Trump which was formed for the purpose of holding a general partnership interest in Taj Associates, executed the TTMI Note, a promissory note payable to Trump in the principal amount of $27,188,000. At such time, in order to secure the Trump Indebtedness, Trump pledged to certain lenders, including Bankers Trust, his right, title and interest in the TTMI Note. As additional security for the Trump Indebtedness, Trump pledged to Bankers Trust all of his shares of Taj Holding Class C Common Stock, TTMC, Common Stock and TTMI, Common Stock, which pledges are subordinate, in part, to the liens of First Fidelity in such collateral. In addition, TTMI and TTMC have each guaranteed the repayment of the Trump Indebtedness, which limited recourse guarantees are secured by pledges by TTMI and TTMC to Bankers Trust and certain other lenders of 100% and 50%, respectively, of their equity and financial interests as general partners in Taj Associates, which pledges are subordinate, in part, to the liens of First Fidelity in such collateral.

  In connection with the Merger Transaction, Bankers Trust will receive $10 million from Taj Associates in respect of certain of the Trump Indebtedness. Upon such payment, Bankers Trust will release (i) its lien on the TTMI Note,
(ii) its liens on the remaining collateral pledged by Trump to Bankers Trust and (iii) TTMI and TTMC from their respective obligations as guarantors of certain of Trump's personal indebtedness and the liens securing such obligations. See "Underwriting." All other liens in respect of the foregoing in favor of other lenders holding a portion of the Trump Indebtedness will be released at such time.

  Working Capital Facility. On November 14, 1991, Taj Associates entered into the Working Capital Facility with Foothill Capital Corporation ("Foothill") in the amount of $25 million, which is secured by a lien on Taj Associates' assets senior to the lien of the Taj Bond Mortgage securing the Taj Bonds. On September 1, 1994, Taj Associates and Foothill extended the maturity of the Working Capital Facility to November 13, 1999, in consideration of modifications of the terms thereof. Borrowings under the Working Capital Facility bear interest at a rate equal to the prime lending rate plus 3%, with a minimum of 0.666% per month. The agreement further provides for a .75% annual fee and a .50% unused line fee. As of December 31, 1995, no amounts were outstanding under the Working Capital Facility.

  The occurrence of any of the following events constitutes an event of default under the Working Capital Facility: (i) failure to pay principal, interest, fees, charges or reimbursements due to Foothill, when due and payable or when declared due and payable; (ii) failure or neglect to perform certain duties and covenants under

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

the agreement; (iii) any material portion of Taj Associates' assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any judicial officer or assignee and such attachment or writ is not dismissed within 60 days; (iv) an insolvency proceeding is commenced by Taj Associates; (v) an insolvency proceeding is commenced against Taj Associates, and is not dismissed within 60 days; (vi) Taj Associates is enjoined, restrained, or in any way prevented by certain governmental agencies from continuing to conduct all or any material part of its business affairs; (vii) Taj Associates fails to pay certain liens, levies or assessments on the payment date thereof; (viii) certain judgments or claims in excess of $500,000 become a lien or encumbrance upon a material portion of Taj Associates' assets; (ix) Taj Associates defaults in payments owing to NatWest or the Taj Bond Trustee; (x) Taj Associates makes unauthorized payments on debt subordinated to the Working Capital Facility; (xi) misrepresentations are made by Taj Associates to Foothill in any warranty, representation, certificate or report; (xii) certain ERISA violations occur which could have a material adverse effect on the financial condition of Taj Associates; or (xiii) Taj Associates incurs or enters into a commitment to incur any indebtedness which is secured by Taj Associates assets subject to the Working Capital Facility.

  Upon the occurrence of an event of default, Foothill may, at its election, without notice of its election and without demand, do any one or more of the following: (i) declare all obligations immediately due and payable; (ii) cease advancing money or extending credit; (iii) terminate the Working Capital Facility without affecting Foothill's rights and security interest in Taj Associates' assets; (iv) settle disputes and claims directly with certain Taj Associates' debtors; (v) make such payments and perform such acts as Foothill deems necessary to protect its security interests; (vi) set off amounts owed under the Working Capital Facility by other Taj Associates' accounts or deposits held by Foothill; (vii) prepare for sale and sell, after giving proper notice, Taj Associates' assets securing the Working Capital Facility in a commercially reasonable manner; (viii) exercise its rights under certain mortgage and assignment documents between Taj Associates and Foothill; (ix) credit bid and purchase at any public sale subject to the provisions of the Casino Control Act; or (x) any deficiency which exists after disposition of Taj Associates' assets securing the Working Capital Facility will be paid immediately by Taj Associates; any excess will be returned to Taj Associates, without interest.

  In connection with the Merger Transaction, Taj Associates will terminate the Working Capital Facility and Trump AC anticipates replacing it with a new $25 million facility which would be available to Trump AC and its subsidiaries, although there can be no assurance that a replacement facility could be obtained on acceptable terms, if at all. See "Risk Factors--High Leverage and Fixed Charges" and --"Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing."

LEGAL PROCEEDINGS

 PLAZA ASSOCIATES

  General. Plaza Associates, its partners, certain members of its former Executive Committee, and certain of its employees, have been involved in various legal proceedings. In general, Plaza Associates has agreed to indemnify such persons and entities against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

  Trump Plaza East. From monies made available to it, the CRDA is required to set aside $100 million for investment in hotel development projects in Atlantic City undertaken by casino licensees which result in the construction or rehabilitation of at least 200 hotel rooms by December 31, 1996. These investments are to fund up to 35% of the cost to casino licensees of such projects. See "Regulatory Matters--New Jersey Gaming Regulations--Investment Alternative Tax Obligations." Plaza Associates made application for such funding to the CRDA with respect to its proposed construction and rehabilitation of the Trump Plaza East hotel rooms and related Boardwalk and second level facilities, proposed demolition of an existing hotel expansion structure attached thereto and development of an appurtenant public park, roadway and parking area on the site thereof and proposed acquisition of the entire project site.

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

  The CRDA, in rulings through January 10, 1995, approved the hotel development project and, with respect to same, reserved to Plaza Associates the right to take investment tax credits in an amount equal to 27% ($14.1 million) of $52.4 million of eligible estimated project development costs. In October 1994, following a September 1994 CCC ruling authorizing same, Plaza Associates advised the CRDA of its intention to, without affecting either the project development costs or the tax credits, locate approximately 15,000 square feet of casino space on the second floor of Trump Plaza East and was advised by the CRDA that its proposed use of such space would not affect the approval of the hotel development project.

  As part of its approval and on the basis of its powers of eminent domain, the CRDA, during 1994, initiated five condemnation proceedings in the Superior Court of New Jersey, Atlantic County, to acquire certain small parcels of land within the project site. The defendants in three of those matters, with respect to parcels which impact only the public park and parking areas, Casino Reinvestment Development Authority v. Banin, et al., Docket No. ATL-L-2676-94, Casino Reinvestment Development Authority v. Sabatini, et al., Docket No. ATL-L-2976-94, and Casino Reinvestment Development Authority v. Coking, et al., Docket No. ATL-L-2974-94, asserted numerous defenses to the condemnation complaints and filed counterclaims against CRDA and third-party complaints against Plaza Associates alleging, inter alia, an improper exercise of CRDA power for private purposes and conspiracy between the CRDA and Plaza Associates. After the filing of briefs and a hearing, a New Jersey Superior Court judge issued an opinion that the Trump Plaza East acquisition and renovation was not eligible for CRDA funding and, as a result, the CRDA could not exercise its power of eminent domain because the project included casino floor space. The court, by order dated April 18, 1995, dismissed the condemnation complaints with prejudice. On April 17, 1995, the same judge dismissed the counter claims and third-party complaints without prejudice. Notices of appeal were filed with the New Jersey Superior Court, Appellate Division, on April 21, 1995 by the CRDA and on April 24, 1995 by Plaza Associates. On May 1, 1995, the Casino Association of New Jersey on behalf of its members, 11 of the 12 Atlantic City casino hotels, filed a motion to intervene or, in the alternative, for leave to appear as an amicus curiae. Briefs have been filed by all parties and the matter has been scheduled for oral argument during the week beginning April 15, 1996.

  The completion of the planned renovations of Trump Plaza East is not dependent upon the utilization of CRDA funding or upon the CRDA's acquisition of the real estate subject to the condemnation proceedings. Plaza Associates intends to pursue this appeal vigorously and believes it will be successful, based in part on the March 29, 1995 opinion of the New Jersey Office of Legislative Services ("OLS"), which serves as legal counsel to the New Jersey State Legislature, that N.J.S.A. 5:12-173.8 empowered the CRDA to approve and fund projects such as Trump Plaza East and, in part, on the fact that Section
173.8 expressly exempts hotel development projects from the statutory limitation with respect to any CRDA investment or project which directly and exclusively benefits the casino hotel or related facility. The OLS opinion cannot be offered by Plaza Associates and the CRDA in support of their position on the current appeal, however, because it was not considered by the trial court when it rendered its opinion.

  In a related matter, Vera Coking, et al. v. Atlantic City Planning Board and Trump Plaza Associates, Docket No. ATL-L-339-94, the Atlantic City Planning Board's approval of the Trump Plaza East renovation was challenged on various grounds. In July 1994, a New Jersey Superior Court judge upheld the Atlantic City Planning Board approvals with respect to the hotel renovation component of Trump Plaza East and the new roadway but invalidated the approval of the valet parking lot and the public park because Plaza Associates lacked site control with respect to the small parcels of land CRDA sought to condemn. Plaintiff appealed the court's decision upholding the approval of the hotel renovation and new roadway and Plaza Associates cross-appealed the court's decision invalidating the approval of the public park and valet parking area. Plaza Associates withdrew its cross-appeal and plaintiff's appeal is pending in the Superior Court of New Jersey, Appellate Division, Docket No. A-1511-94-T1. Plaza Associates received land-use approval for and has constructed the valet parking area after deletion of the small parcels.

  In another related matter, Josef Banin and Vera Coking v. Atlantic City Planning Board and Trump Plaza Associates, Docket No. L-2188-95, the land-use approval for this area has been challenged on various grounds. Plaza Associates filed its answer to the complaint denying the allegations of the complaint. The land-use approval

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


involves certain minor amendments to the previously granted site plan approvals for the hotel renovation component of Trump Plaza East and the new roadway. The amendments included certain design changes with respect to the Trump Plaza East and certain design changes to the roadway. The amendments did not require any variance relief and the amendments fully complied with the Land Use Ordinance of the City of Atlantic City. The plaintiffs allege the Atlantic City Planning Board acted in an arbitrary and capricious manner in approving the amendments and further argue that the chairperson of the Atlantic City Planning Board had a conflict of interest in hearing the matter because of her status as an employee of the CRDA, the entity that had approved certain funding for the project. On January 26, 1996, the New Jersey Superior Court upheld the approval of the amendment by the Atlantic City Planning Board and rejected the plaintiffs' claim with respect to the chairwoman's conflict of interest. The plaintiffs have filed a motion to the New Jersey Superior Court for reconsideration of its decision, which motion is currently pending. The plaintiffs may thereafter appeal such decision.

  Penthouse Litigation. On April 3, 1989, BPHC Acquisition, Inc. and BPHC Parking Corp. (collectively, "BPHC") filed a third-party complaint (the "Complaint") against Plaza Associates and Trump. The Complaint arose in connection with the action entitled Boardwalk Properties, Inc. and Penthouse International Ltd. v. BPHC Acquisition, Inc. and BPHC Parking Corp., which was instituted on March 20, 1989 in the New Jersey Superior Court, Chancery Division, Atlantic County.

  The suit arose in connection with the conditional sale by Boardwalk Properties, Inc. ("BPI") (or, with respect to certain of the property, BPI's agreement to sell) to Trump of BPI's fee and leasehold interests in (i) Trump Plaza East, (ii) an approximately 4.2-acre parcel of land located on Atlantic Avenue, diagonally across from Trump Plaza's parking garage (the "Columbus Plaza Site") which was then owned by an entity in which 50% of the interests were each owned by BPHC and BPI and (iii) an additional 1,462 square foot parcel of land located within the area of Trump Plaza East (the "Bongiovanni Site"). Prior to BPI entering into its agreement with Trump, BPI had entered into agreements with BPHC which provided, among other things, for the sale to BPHC of Trump Plaza East, as well as BPI's interest in the Columbus Plaza Site, assuming that certain contingencies were satisfied by a certain date. Additionally, by agreement between BPHC and BPI, in the event BPHC failed to close on Trump Plaza East, BPHC would convey to BPI the Bongiovanni Site. Upon BPHC's failure to close on Trump Plaza East, BPI entered into its agreement with Trump pursuant to which it sold Trump Plaza East to Trump and instituted a lawsuit against BPHC for specific performance to compel BPHC to transfer to BPI, BPHC's interest in the Columbus Plaza Site and Bongiovanni Site, as provided for in the various agreements between BPHC and BPI and in the agreement between BPI and Trump.

  The Complaint alleged that Plaza Associates and/or Trump engaged in the following activities: civil conspiracy, violations of the New Jersey Antitrust Act, violations of the New Jersey RICO statute, malicious interference with contractual relations, malicious interference with prospective economic advantage, inducement to breach a fiduciary duty and malicious abuse of process. The relief sought in the Complaint included, among other things, compensatory damages, punitive damages, treble damages, injunctive relief, the revocation of all of Plaza Associates' and Trump's casino licenses, the revocation of Plaza Associates' current Certificate of Partnership, the revocation of any other licenses or permits issued to Plaza Associates and Trump by the State of New Jersey, and a declaration voiding the conveyance by BPI to Trump of BPI's interest in Trump Plaza East, as well as BPI's and/or Trump's rights to obtain title to the Columbus Plaza Site.

  On October 13, 1993, a final judgment as to Trump and Plaza Associates was filed. That judgment dismissed each and every claim against Trump and Plaza Associates. The case remained open as to final resolution of all claims between BPI and BPHC. Following the entry of a subsequent judgment as to those claims, BPHC and BPI have settled all claims between them. BPHC is pursuing its appeal as to Trump and Plaza Associates but only as to its money damages claims of interference with contract and prospective economic advantage and of inducing BPI to breach its fiduciary duty to BPHC. All other claims raised in BPHC's complaint as to Trump and Plaza Associates and dismissed by the October 13, 1993 judgment have been finally determined in favor of Trump and Plaza Associates. All briefs due in connection with BPHC's appeal are being filed. No argument date has been set.


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


  Other Litigation. Various legal proceedings are now pending against Plaza Associates. Trump AC considers all such proceedings to be ordinary litigation incident to the character of its business and not material to its business or financial condition. The majority of such claims are covered by liability insurance (subject to applicable deductibles), and Trump AC believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Trump AC.

  From time to time, Plaza Associates may be involved in routine administrative proceedings involving allegations that it has violated certain provisions of the Casino Control Act. However, management believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on Trump AC or on the ability of Plaza Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of Trump Plaza.

 TAJ ASSOCIATES

  General. Taj Holding, TM/GP, TTMI and TTMC are not parties to any material legal proceedings. Taj Associates, its partners, certain members of its former Executive Committee, Taj Funding, TTMI and certain of their employees are or were involved in various legal proceedings, some of which are described below. Taj Associates and Taj Funding have agreed to indemnify such persons and entities against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

  Atlantic City Lease Agreement. On March 29, 1990, Taj Associates entered into a lease agreement with the City of Atlantic City for a term of seven years, subject to the express, prior approval of NJDEP to continue to use the land beyond April 2, 1992, pursuant to which Taj Associates leased a parcel of land containing approximately 1,300 spaces for employee intercept parking at a cost of approximately $1 million. In addition, Taj Associates has expended in excess of $1.4 million in improving the site. The permit under which the lease is operated was issued by NJDEP on December 20, 1989 for five years and contains several conditions, one of which required Taj Associates to find another location "off-island" for employee parking by April 2, 1992. NJDEP extended this condition for two successive one-year periods through April 2, 1994. On November 14, 1994, as a result of the non-renewal of the permit, Taj Associates notified Atlantic City that the lease agreement had become inoperative and was therefore being canceled as of December 20, 1994. Taj Associates subsequently obtained "off-island" parking with TCA sufficient to meet its employee parking requirements. Atlantic City has indicated in letters to Taj Associates that it contests the cancellation of the lease agreement and claims certain extensions to the permit apply, to which Taj Associates does not agree. No legal proceedings have been commenced by Atlantic City to date. There can be no assurances that Atlantic City will not institute or pursue such an action.

  Other Litigation. Various legal proceedings are now pending against Taj Associates. Taj Associates considers all such proceedings to be ordinary litigation incident to the character of its business. The majority of such claims are covered by liability insurance (subject to applicable deductibles), and Taj Associates believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Taj Associates.

  Taj Associates is also a party to a routine administrative proceeding involving allegations that it has violated certain provisions of the Casino Control Act. Management believes that the final outcome of this proceeding will not have a material adverse effect on Taj Associates or on its ability to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of the Taj Mahal. At this juncture, the prospects of a favorable outcome in the action described above cannot be assessed. Taj Associates intends to vigorously contest the allegations made against it.


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

COMPETITION

  Competition in the Atlantic City casino hotel market is intense. Trump Plaza and the Taj Mahal compete with each other and with the other casino hotels located in Atlantic City, including the other casino hotel owned by Trump, Trump's Castle. See "Risk Factors--Conflicts of Interest." Trump Plaza and the Taj Mahal are located on The Boardwalk, approximately 1.2 miles apart from each other. At present, there are 12 casino hotels located in Atlantic City, including the Taj Mahal and Trump Plaza, all of which compete for patrons. Trump Plaza and the Taj Mahal primarily compete with other Atlantic City casinos by, among other things, providing superior products and facilities, premier locations, name recognition and targeted marketing strategies. See "Business--Atlantic City Marketing Strategy," "--Business Strategy," and "-- Facilities and Amenities." In addition, there are several sites on The Boardwalk and in the Atlantic City Marina area on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time (including a proposal by Mirage Resorts, Inc.), although management is not aware of any current construction on such sites by third parties. No new casino hotels have commenced operations in Atlantic City since 1990, although several existing casino hotels have recently expanded or are in the process of expanding their operations. While management believes that the addition of hotel capacity would be beneficial to the Atlantic City market generally, there can be no assurance that such expansion would not be materially disadvantageous to either Trump Plaza or the Taj Mahal. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

  Trump Plaza and the Taj Mahal also compete, or will compete, with facilities in the northeastern and mid- Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, Trump Plaza and the Taj Mahal face competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, Trump Plaza and the Taj Mahal compete directly with each other for gaming patrons. Although management does not intend to operate Trump Plaza and the Taj Mahal to the competitive detriment of each other, the effect may be that Trump Plaza or the Taj Mahal will operate to the competitive detriment of the other.

  In addition, Trump Plaza and the Taj Mahal face competition from casino facilities in a number of states operated by federally recognized Native American tribes. Pursuant to IGRA, any state which permits casino-style gaming (even if only for limited charity purposes) is required to negotiate gaming contracts with federally recognized Native American tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including Trump Plaza and the Taj Mahal. The United States Supreme Court has struck down a provision of IGRA allowing Native American tribes to sue states in federal court for failing to negotiate gaming compacts in good faith. Trump AC cannot predict the impact of this decision on the ability of Native American tribes to negotiate compacts with the states.

  In 1991, the Mashantucket Pequot Nation opened Foxwoods Casino Resort ("Foxwoods"), a casino facility in Ledyard, Connecticut, located in the far eastern portion of such state, an approximately three-hour drive from New York City and an approximately two and one-half hour drive from Boston, which currently offers 24-hour gaming and contains over 4,000 slot machines. The Mashantucket Pequot Nation has announced various expansion plans, including its intention to build another casino in Ledyard together with hotels, restaurants and a theme park. In addition, the Mohegan Nation has commenced construction of a casino resort to be located ten miles from Foxwoods. The Mohegan Nation resort which will be built and managed by a joint venture managed by Sun International Hotels Ltd., is scheduled to have approximately 75% of the gaming capacity of Foxwoods and is scheduled to open in October 1996. In addition, the Eastern Pequots are seeking formal recognition as a Native American tribe for the purpose of opening a casino. There can be no assurance that any continued expansion of gaming operations by the Mashantucket Pequot Nation or that any commencement of gaming operations by the Mohegan Nation or the Eastern Pequots would not have a materially adverse impact on Trump Plaza's or the Taj Mahal's operations.

  A group in New Jersey calling itself the "Ramapough Indians" has applied to the U.S. Department of the Interior to be federally recognized as a Native American tribe, which recognition would permit it to require the State of New Jersey to negotiate a gaming compact under IGRA. In 1993, the Bureau of Indian Affairs denied the Ramapough Indians federal recognition. The Ramapough Indians' appeal of this decision has been denied. Similarly, a group in Cumberland County, New Jersey calling itself the "Nanticoke Lenni Lenape" tribe has filed a notice of intent with the Bureau of Indian Affairs seeking formal federal recognition as a Native American tribe. Also, it has been reported that a Sussex County, New Jersey businessman has offered to donate land he owns there to the Oklahoma-based Lenape/Delaware Indian Nation which originated in New Jersey and already has federal recognition but does not have a reservation in New Jersey. The Lenape/Delaware Indian Nation has signed an agreement with the town of Wildwood, New Jersey to open a casino; however, the plan requires federal and state approval in order to proceed. In July 1993, the Oneida Nation opened a casino featuring 24-hour table gaming and electronic gaming systems, but without slot machines, near Syracuse, New York, and has announced an intention to open expanded gaming facilities. Representatives of the St. Regis Mohawk Nation signed a gaming compact with New York State officials for the opening of a casino, without slot machines, in the northern portion of the state close to the Canadian border. The St. Regis Mohawks have also announced their intent to open a casino at the Monticello Race Track in the Catskill Mountains region of New York; however, any Indian gaming operation in the Catskills is subject to the approval of the Governor of New York. The Narragansett Nation of Rhode Island, which has federal recognition, is seeking to open a casino in Rhode Island. The Gay Head Wampanoag tribe is seeking to open a casino in New Bedford, Massachusetts. Other Native American nations are seeking federal recognition, land and negotiation of gaming compacts in New York, Pennsylvania, Connecticut and other states near Atlantic City.

  Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Plans to begin operating slot machines at race tracks in the State of Delaware are underway, including the slot machines currently operating at the Dover Downs and Delaware Park race tracks. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania, and New York City is considering a plan under which it would be the embarking point for gambling cruises into international waters three miles offshore. Several states are considering or have approved large scale land-based casinos. Additionally, since 1993, the gaming space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of Trump Plaza and the Taj Mahal could be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over two years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut, was voted down by that state's Senate. A New York State Assembly plan has the potential of legalizing non-Native American gaming in portions of upstate New York. Essential to this plan is a proposed New York State constitutional amendment that would legalize gambling. To amend the New York Constitution, the next elected New York State Legislature must repass a proposal legalizing gaming and a statewide referendum, held no sooner than November 1997, must approve the constitutional amendment. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In particular, a proposal has been introduced to legalize gaming in other locations, including Philadelphia, Pennsylvania. In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Management is unable to predict whether any such legislation, in New Jersey or elsewhere, will be enacted or whether, if passed, it would have a material adverse impact on Trump AC.

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

                              REGULATORY MATTERS

  The following is only a summary of the applicable provisions of the Casino Control Act of the State of New Jersey and certain other laws and regulations. It does not purport to be a full description thereof and is qualified in its entirety by reference to the New Jersey Casino Control Act and such other laws and regulations. Unless otherwise indicated, all references to "Trump Plaza" include (a) Trump Plaza's main tower, including Trump Plaza East (which operates pursuant to a casino license held by Plaza Associates) and (b) Trump World's Fair (which will operate pursuant to a separate casino license that is expected to be issued to Plaza Associates).

  Management believes that it and its respective affiliates are in material compliance with all applicable laws, rules and regulations discussed below.

NEW JERSEY GAMING REGULATIONS

  In general, the Casino Control Act and its implementing regulations contain detailed provisions concerning, among other things: the granting and renewal of casino licenses; the suitability of the approved hotel facility, and the amount of authorized casino space and gaming units permitted therein; the qualification of natural persons and entities related to the casino licensee; the licensing of certain employees and vendors of casino licensees; rules of the games; the selling and redeeming of gaming chips; the granting and duration of credit and the enforceability of gaming debts; management control procedures, accounting and cash control methods and reports to gaming agencies; security standards; the manufacture and distribution of gaming equipment; the simulcasting of horse races by casino licensees; equal employment opportunities for employees of casino operators, contractors of casino facilities and others; and advertising, entertainment and alcoholic beverages.

  Casino Control Commission. The ownership and operation of casino/hotel facilities in Atlantic City are the subject of strict state regulation under the Casino Control Act. The CCC is empowered to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies and any other related entity required to be qualified ("CCC Regulations").

  Operating Licenses. Taj Associates was issued its initial casino license in April 1990. On June 22, 1995, the CCC renewed Taj Associates' casino license through March 31, 1999. Plaza Associates was issued its initial casino license on May 14, 1984. On June 22, 1995, the CCC renewed Plaza Associates' casino license through June 30, 1999. Management believes that a casino license will ultimately be issued for Trump World's Fair, although there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto.

  Casino Licensee. No casino hotel facility may operate unless the appropriate license and approvals are obtained from the CCC, which has broad discretion with regard to the issuance, renewal, revocation and suspension of such licenses and approvals, which are non-transferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources which bear any relation to the casino project; its good character, honesty and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of a successful, efficient casino operation. The casino licenses currently held by Taj Associates and Plaza Associates are renewable for periods of up to four years. The CCC may reopen licensing hearings at any time, and must reopen a licensing hearing at the request of the Division of Gaming Enforcement (the "Division").

  Each casino license entitles the holder to operate one casino, which must consist of a "single room." Further, no person may be the holder of a casino license if the holding of such license will result in undue economic concentration in Atlantic City casino operations by that person. On May 17, 1995, the CCC adopted a regulation defining the criteria for determining undue economic concentration which codifies the content of existing CCC precedent with respect to the subject. In April 1995, Plaza Associates petitioned the CCC for certain approvals. In its May 18, 1995 declaratory rulings with respect to such petition, the CCC, among other things, (i) determined that Trump World's Fair is an approved hotel permitted to contain a maximum of 60,000 square feet of casino space, that the 40,000 square feet of casino space therein is a "single room" and that its operation by Plaza Associates would not result in undue economic concentration in Atlantic City casino operations; (ii) approved the operation of Trump World's Fair by Plaza Associates under a separate casino license subject to an application for and the issuance of such license and approved the proposed easement agreements with respect to the proposed enclosed Atlantic City Convention Center walkway;
(iii) approved in concept the proposed physical connection and integrated operation by Plaza Associates of Trump Plaza's main tower, Trump Plaza East and Trump World's Fair; and (iv) determined that the approved hotel comprised of the main tower and Trump Plaza East is permitted to contain a maximum of 100,000 square feet of casino space. In addition, on December 13, 1995, Plaza Associates received CCC authorization for 49,340 square feet of casino space at Trump World's Fair. A separate Plaza Associates casino license with respect to Trump World's Fair would have a renewable term of one year for each of its first three years and thereafter be renewable for periods of up to four years. Plaza Associates has made application for such separate casino license with respect to Trump World's Fair but there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto. In addition, Taj Associates will be required to obtain a prior determination from the CCC that the operation of the additional casino space created by the Taj Mahal Expansion will not constitute undue economic concentration of Atlantic City casino operations, and that such casino space, together with the Taj Mahal's existing casino space, is a "single room" under the Casino Control Act. See "Risk Factors--Atlantic City Properties Expansion."

  To be considered financially stable, a licensee must demonstrate the following ability: to pay winning wagers when due; to achieve an annual gross operating profit; to pay all local, state and federal taxes and all taxes and fees imposed by the Casino Control Act or the CCC when due; to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility of exceptional quality; and to pay, exchange, refinance or extend debts which will mature or become due and payable during the license term or otherwise manage such debts or any defaults of such debts. The CCC is required to review and approve a transaction such as the Merger Transaction with regard to the financial stability standards.

  In the event a licensee fails to demonstrate financial stability, the CCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including: issuing conditional licenses, approvals or determinations; establishing an appropriate cure period; imposing reporting requirements; placing restrictions on the transfer of cash or the assumption of liabilities; requiring reasonable reserves or trust accounts; denying licensure; or appointing a conservator. See "--Conservatorship."

  Management believes that, upon consummation of the Merger Transaction, Taj Associates and Plaza Associates will each have, and will each continue to have, adequate financial resources to meet the financial stability requirements of the CCC for the foreseeable future. Taj Associates and Plaza Associates plan to petition the CCC to approve the transactions contemplated by the Merger Transaction. It is a condition to the consummation of the Merger that the Merger Transaction is approved by the CCC.

  Pursuant to the Casino Control Act, CCC Regulations and precedent, no entity may hold a casino license unless each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee, each person who in the opinion of the CCC has the ability to control the licensee or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business) and any lender, underwriter, agent or employee of the licensee or other person whom the CCC may consider appropriate, obtains and maintains qualification approval from the CCC. Qualification approval means that such person must, but for residence, individually meet the qualification requirements as a casino key employee. Pursuant to a condition of its casino license, payments by Plaza Associates to or for the benefit of any related entity or partner, with certain exceptions, are subject to prior CCC approval; and, if the Working Capital Facility is not replaced and Plaza Associates' or Taj Associates' cash position falls below $5.0 million for three consecutive business days, Plaza Associates or Taj Associates, as the case may be, must present to the CCC and the Division evidence as to why it should not obtain a working capital facility in an appropriate amount.

  Control Persons. An entity qualifier or intermediary or holding company, such as Taj Holding, TM/GP, Trump AC, Plaza Holding Inc., Plaza Funding, THCR Holdings, THCR Funding or THCR is required to register with the CCC and meet the same basic standards for approval as a casino licensee; provided, however, that the CCC, with the concurrence of the Director of the Division, may waive compliance by a publicly-traded corporate

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

holding company with the requirement that an officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities thereof, individually qualify for approval under casino key employee standards so long as the CCC and the Director of the Division are, and remain, satisfied that such officer, director, lender, underwriter, agent or employee is not significantly involved in the activities of the casino licensee, or that such security holder does not have the ability to control the publicly-traded corporate holding company or elect one or more of its directors. Persons holding five percent or more of the equity securities of such holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted, be required to individually qualify. Equity securities are defined as any voting stock or any security similar to or convertible into or carrying a right to acquire any security having a direct or indirect participation in the profits of the issuer.

  Financial Sources. The CCC may require all financial backers, investors, mortgagees, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bear any relation to any casino project, including holders of publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary or holding company of a casino licensee (a "Regulated Company"), to qualify as financial sources. In the past, the CCC has waived the qualification requirement for holders of less than 15% of a series of publicly-traded mortgage bonds so long as the bonds remained widely distributed and freely traded in the public market and the holder had no ability to control the casino licensee. Taj Associates and Plaza Associates will each petition the CCC for a determination that the First Mortgage Notes will be widely distributed and freely traded in the public market. There can be no assurance, however, that the CCC will grant such a petition, will determine that the holders of First Mortgage Notes have no ability to control either Taj Associates or Plaza Associates as a casino licensee or will continue the practice of granting such waivers and, in any event, the CCC may require holders of less than 15% of a series of debt to qualify as financial sources even if not active in the management of the issuer or casino licensee.

  Institutional Investors. An institutional investor ("Institutional Investor") is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of Federal, state or local public employees; any investment company registered under the Investment Company Act of 1940, as amended; any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking and other chartered or licensed lending institution; any investment advisor registered under the Investment Advisers Act of 1940, as amended; and such other persons as the CCC may determine for reasons consistent with the policies of the Casino Control Act.

  An Institutional Investor may be granted a waiver by the CCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the Division that there is any cause to believe that the holder may be found unqualified, on the basis of CCC findings that: (i) its holdings were purchased for investment purposes only and, upon request by the CCC, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and (ii) if (x) the securities are debt securities of a casino licensee's holding or intermediary companies or another subsidiary company of the casino licensee's holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (A) 20% or less of the total outstanding debt of the company or (B) 50% or less of any issue of outstanding debt of the company, (y) the securities are equity securities and represent less than 10% of the equity securities of a casino licensee's holding or intermediary companies or (z) the securities so held exceed such percentages, upon a showing of good cause. There can be no assurance, however, that the CCC will make such findings or grant such waiver and, in any event, an Institutional Investor may be required to produce for the CCC or the Division upon request, any document or information which bears any relation to such debt or equity securities.

  Generally, the CCC requires each institutional holder seeking waiver of qualification to execute a certification to the effect that (i) the holder has reviewed the definition of Institutional Investor under the Casino

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

Control Act and believes that it meets the definition of Institutional Investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of and no intention of influencing or affecting the affairs of the issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' prior notice of such intent and shall file with the CCC an application for qualification before taking any such action. If an Institutional Investor changes its investment intent, or if the CCC finds reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application. See "--New Jersey Gaming Regulations--Interim Casino Authorization."

  Declaratory Rulings. Taj Associates and Plaza Associates will petition the CCC for declaratory rulings approving the Merger Transaction and determining, among other things, that after consummation thereof, Taj Associates and Plaza Associates will continue to satisfy the CCC's financial stability requirements; Trump will continue to demonstrate his financial stability; the Regulated Companies and natural person qualifiers are qualified; the certificates of incorporation and partnership agreements of the Regulated Companies contain required provisions with respect to the transfer of securities and qualification of security holders under the Casino Control Act; the First Mortgage Notes are publicly-traded securities and CCC approval of the issuance or subsequent transfer of the securities is not required; the individual holders of the First Mortgage Notes need not be qualified as financial sources and security holders, and their qualification may be waived by the CCC; and qualification of the holders of THCR Common Stock be waived by the CCC.

  Ownership and Transfer of Securities. The Casino Control Act imposes certain restrictions upon the issuance, ownership and transfer of securities of a Regulated Company and defines the term "security" to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes and warrants. Currently, each of TM/GP, TTMC, Taj Holding, Taj Funding, Taj Associates, TTMI, certain other entities that own the Taj Holding Class A Common Stock or the Taj Holding Class B Common Stock, Plaza Funding, Trump AC, Plaza Holding Inc., Plaza Associates, THCR Holdings, THCR Funding and THCR are each deemed to be a Regulated Company, and instruments evidencing a beneficial ownership or creditor interest therein, including a partnership interest, are deemed to be the securities of a Regulated Company.

  If the CCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the CCC has the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder (i) to exercise, directly or through any trustee or nominee, any right conferred by such securities or (ii) to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

  With respect to non-publicly-traded securities, the Casino Control Act and CCC Regulations require that the corporate charter or partnership agreement of a Regulated Company establish a right in the CCC of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share or other interest in the event that the CCC disapproves a transfer. With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified by the CCC, such holder shall dispose of such securities. See "Description of the First Mortgage Notes--Gaming Laws."

  Interim Casino Authorization. Interim casino authorization is a process which permits a person who enters into a contract to obtain property relating to a casino operation or who obtains publicly-traded securities relating

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

to a casino licensee to close on the contract or own the securities until plenary licensure or qualification. During the period of interim casino authorization, the property relating to the casino operation or the securities is held in trust.

  Whenever any person enters into a contract to transfer any property which relates to an ongoing casino operation, including a security of the casino licensee or a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim casino authorization. Furthermore, except as set forth below with respect to publicly-traded securities, the closing or settlement date in the contract at issue may not be earlier than the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the CCC. If, after the report of the Division and a hearing by the CCC, the CCC grants interim authorization, the property will be subject to a trust. If the CCC denies interim authorization, the contract may not close or settle until the CCC makes a determination on the qualifications of the applicant. If the CCC denies qualification, the contract will be terminated for all purposes and there will be no liability on the part of the transferor.

  If, as the result of a transfer of publicly-traded securities of a licensee, a holding or intermediary company or entity qualifier of a licensee or a financing entity of a licensee, any person is required to qualify under the Casino Control Act, that person is required to file an application for licensure or qualification within 30 days after the CCC determines that qualification is required or declines to waive qualification. The application must include a fully executed trust agreement in a form approved by the CCC or, in the alternative, within 120 days after the CCC determines that qualification is required, the person whose qualification is required must divest such securities as the CCC may require in order to remove the need to qualify.

  The CCC may grant interim casino authorization where it finds by clear and convincing evidence that: (i) statements of compliance have been issued pursuant to the Casino Control Act; (ii) the casino hotel is an approved hotel in accordance with the Casino Control Act; (iii) the trustee satisfies qualification criteria applicable to key casino employees, except for residency; and (iv) interim operation will best serve the interests of the public.

  When the CCC finds the applicant qualified, the trust will terminate. If the CCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

  Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the CCC thereafter orders that the trust become operative: (i) during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings and (ii) after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

  Approved Hotel Facilities. The CCC may permit an existing licensee, such as Taj Associates and Plaza Associates, to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion thereof that the CCC determines should be closed. See "Risk Factors--Atlantic City Properties Expansion."

  Persons who are parties to the lease for an approved hotel building or who have an agreement to lease a building which may in the judgment of the CCC become an approved hotel building are required to hold a casino license unless the CCC, with the concurrence of the Attorney General of the State of New Jersey, determines

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

that such persons do not have the ability to exercise significant control over the building or the operation of the casino therein.

  Unless otherwise determined by the CCC, agreements to lease an approved hotel building or the land under the building must be for a durational term exceeding 30 years, must concern 100% of the entire approved hotel building or the land upon which it is located and must include a buy-out provision conferring upon the lessee the absolute right to purchase the lessor's entire interest for a fixed sum in the event that the lessor is found by the CCC to be unsuitable.

  In its May 18, 1995 declaratory rulings with respect to the proposed enclosed Atlantic City Convention Center walkway to Trump World's Fair, the CCC, among other things, approved the proposed easement agreements with respect to such walkway and determined, with the concurrence of the Attorney General, that no CCC license is required to grant the easement and that the easements satisfy the durational term requirement and need not concern 100% of the entire approved hotel building or include such a buy-out provision. See "Business--Properties--Trump Plaza--Trump World's Fair."

  Agreement for Management of Casino. Each party to an agreement for the management of a casino is required to hold a casino license, and the party who is to manage the casino must own at least 10% of all the outstanding equity securities of the casino licensee or any eligible applicant for a casino license. Such an agreement shall: (i) provide for the complete management of the casino; (ii) provide for the unrestricted power to direct the casino operations; and (iii) provide for a term long enough to ensure the reasonable continuity, stability and independence and management of the casino.

  License Fees. The CCC is authorized to establish annual fees for the renewal of casino licenses. The renewal fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and may not be less than $200,000 for a four-year casino license. Additionally, casino licensees are subject to potential assessments to fund any annual operating deficits incurred by the CCC or the Division. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino.

  Gross Revenue Tax. Each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues. For the years ended December 31, 1993, 1994 and 1995, Plaza Associates' gross revenue tax was approximately $21.3 million, $21.0 million and $24.0 million, respectively, and its license, investigation and other fees and assessments totaled approximately $4.0 million, $4.2 million and $4.4 million, respectively. For the years ended December 31, 1993, 1994 and 1995, Taj Associates' gross revenue tax was approximately $35.4 million, $36.7 million and $40.2 million, respectively, and its license, investigation and other fees and assessments totaled approximately $5.2 million, $5.2 million and $5.2 million, respectively.

  Investment Alternative Tax Obligations. An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 30 years. Estimated payments of the investment alternative tax obligation must be made quarterly in an amount equal to 1.25% of estimated gross revenues for the preceding three-month period. Investment tax credits may be obtained by making qualified investments or by the purchase of bonds issued by the CRDA. CRDA bonds may have terms as long as 50 years and bear interest at below market rates, resulting in a value lower than the face value of such CRDA bonds.

  For the first ten years of its tax obligation, the licensee is entitled to an investment tax credit against the investment alternative tax in an amount equal to twice the purchase price of bonds issued to the licensee by the CRDA. Thereafter, the licensee (i) is entitled to an investment tax credit in an amount equal to twice the purchase price of such bonds or twice the amount of its investments authorized in lieu of such bond investments or made in projects designated as eligible by the CRDA and (ii) has the option of entering into a contract with the CRDA

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

to have its tax credit comprised of direct investments in approved eligible projects which may not comprise more than 50% of its eligible tax credit in any one year.

  From the monies made available to the CRDA, the CRDA is required to set aside $100 million for investment in hotel development projects in Atlantic City undertaken by a licensee which result in the construction or rehabilitation of at least 200 hotel rooms. These monies will be held to fund up to 35% of the cost to casino licensees of expanding their hotel facilities to provide additional hotel rooms, a portion of which will be required to be available upon the opening of the new Atlantic City convention center and dedicated to convention events. The CRDA has determined at this time that eligible casino licensees will receive up to 27% of the cost of additional hotel rooms out of these monies set aside and may, in the future, increase the percentage to no greater than 35%.

  Minimum Casino Parking Charges. As of July 1, 1993, each casino licensee was required to pay the New Jersey State Treasurer a $1.50 charge for every use of a parking space for the purpose of parking, garaging or storing motor vehicles in a parking facility owned or leased by a casino licensee or by any person on behalf of a casino licensee. This amount is paid into a special fund established and held by the New Jersey State Treasurer for the exclusive use of the CRDA. Plaza Associates and Taj Associates currently charge their respective parking patrons $2.00 in order to make their required payments to the New Jersey State Treasurer and cover related expenses. Amounts in the special fund will be expended by the CRDA for eligible projects in the corridor region of Atlantic City related to improving the highways, roads, infrastructure, traffic regulation and public safety of Atlantic City or otherwise necessary or useful to the economic development and redevelopment of Atlantic City in this regard.

  Atlantic City Fund. On each October 31 during the years 1996 through 2003, each casino licensee shall pay into an account established in the CRDA and known as the Atlantic City Fund, its proportional share of an amount related to the amount by which annual operating expenses of the CCC and the Antitrust Division are less than a certain fixed sum. Additionally, a portion of the investment alternative tax obligation of each casino licensee for the years 1994 through 1998 allocated for projects in Northern New Jersey shall be paid into and credited to the Atlantic City Fund. Amounts in the Atlantic City Fund will be expended by the CRDA for economic development projects of a revenue producing nature that foster the redevelopment of Atlantic City other than the construction and renovation of casino hotels.

  Conservatorship. If, at any time, it is determined that TM/GP, TTMC, Taj Holding, Taj Funding, Taj Associates, TTMI, Plaza Associates, Plaza Funding, Plaza Holding Inc., Trump AC, THCR, THCR Holdings, THCR Funding or any other entity qualifier has violated the Casino Control Act or that any of such entities cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a casino license is suspended for a period in excess of 120 days or is revoked, or if the CCC fails or refuses to renew such casino license, the CCC could appoint a conservator to operate and dispose of such licensee's casino hotel facilities. A conservator would be vested with title to all property of such licensee relating to the casino and the approved hotel subject to valid liens and/or encumbrances. The conservator would be required to act under the direct supervision of the CCC and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of the casino hotel. During the period of the conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The CCC may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to effect an orderly transfer of the property of a former or suspended casino licensee.

  Qualification of Employees. Certain employees of Taj Associates and Plaza Associates must be licensed by or registered with the CCC, depending on the nature of the position held. Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to financial stability, integrity and responsibility, good character, honesty and integrity, business ability and casino experience and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

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

  Gaming Credit. Taj Associates' and Plaza Associates' casino games are conducted on a credit as well as cash basis. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey. The extension of gaming credit is subject to regulations that detail procedures which casinos must follow when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated.

  Control Procedures. Gaming at the Taj Mahal and Trump Plaza is conducted by trained and supervised personnel. Taj Associates and Plaza Associates employ extensive security and internal controls. Security checks are made to determine, among other matters, that job applicants for key positions have had no criminal history or associations. Security controls utilized by the surveillance department include closed circuit video camera to monitor the casino floor and money counting areas. The count of moneys from gaming also is observed daily by representatives of the CCC.

OTHER LAWS AND REGULATIONS

  The U.S. Department of the Treasury has adopted regulations pursuant to which a casino is required to file a report of each deposit, withdrawal, exchange of currency, gambling tokens or chips, or other payments or transfers by, through or to such casino which involve a transaction in currency of more than $10,000 per patron, per gaming day. Such reports are required to be made on forms prescribed by the Secretary of the Treasury and are filed with the Commissioner of the Internal Revenue Service (the "Service"). In addition, Trump AC is required to maintain detailed records (including the names, addresses, social security numbers and other information with respect to its gaming customers) dealing with, among other items, the deposit and withdrawal of funds and the maintenance of a line of credit.

  In the past, the Service had taken the position that gaming winnings from table games by nonresident aliens were subject to a 30% withholding tax. The Service, however, subsequently adopted a practice of not collecting such tax. Recently enacted legislation exempts from withholding tax table game winnings by nonresident aliens, unless the Secretary of the Treasury determines by regulation that such collections have become administratively feasible.

  As the result of an audit conducted by the U.S. Department of the Treasury, Office of Financial Enforcement, Plaza Associates was alleged to have failed to timely file the "Currency Transaction Report by Casino" in connection with 65 individual currency transactions in excess of $10,000 during the period from October 31, 1986 to December 10, 1988. Plaza Associates paid a fine of $292,500 in connection with these violations. Plaza Associates has revised its internal control procedures to ensure continued compliance with these regulations. From 1992 through 1995, the Service conducted an audit of "Currency Transaction Reports by Casino" filed by Taj Associates for the period from April 2, 1990 through December 31, 1991. The U.S. Department of Treasury has received a report detailing the audit as well as the response of Taj Associates. Recently, as a result of the audit of Taj Associates, the U.S. Department of Treasury has notified Taj Associates that it failed to timely file the "Currency Transaction Report by Casino" in connection with 173 individual currency transactions. The U.S. Department of Treasury has indicated in their notification that the matter can be resolved by the payment of a penalty which is significantly lower than the maximum penalty allowed by law. Management believes that any such amounts will not be material to Trump AC.

  On April 5, 1994, OSHA proposed a regulation that would require, inter alia, that employers who permit smoking in workplaces establish designated smoking areas, permit smoking only in such areas, and assure that designated smoking areas be enclosed, exhausted directly to the outside, and maintained under negative pressure sufficient to contain tobacco smoke within the designated area. Plaza Associates has estimated construction costs to build enclosed, exhausted, negative-pressure smoking rooms in Trump Plaza to be $1.5 million for its casino and $2.5 million for its restaurants. Plaza Associates has also estimated construction costs to provide negative-pressure exhaust systems for Trump Plaza hotel rooms to be $1,500 per room; however, management believes that it is highly unlikely that the regulation, if promulgated, would require hotel rooms to be equipped with exhaust systems if smoking is prohibited in the rooms during housekeeping and maintenance activities. If the regulation is promulgated and is applicable to Trump Plaza hotel rooms, the number of rooms that would be

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

affected is not known at this time. Taj Associates is unable to estimate the cost, if any, of compliance with these proposed regulations and is unable to determine if the cost, if any, of such compliance would have a material adverse effect on Taj Associates.

  Trump AC is subject to other federal, state and local regulations and, on a periodic basis, must obtain various licenses and permits, including those required to sell alcoholic beverages in the State of New Jersey. Management believes all required licenses and permits necessary to conduct business of Trump AC has been obtained for operations in the State of New Jersey.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The managing general partner of Trump AC is THCR Holdings. The managing general partner of THCR Holdings is THCR. The partnership agreement governing THCR Holdings provides that all business activities of THCR must be conducted through THCR Holdings or subsidiary partnerships or corporations, such as Trump AC. As the sole general partner of THCR Holdings, THCR will generally have the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings, and as such, of Trump Atlantic City.

  The following table sets forth certain information concerning each of THCR's directors and executive officers:

  NAME                                                   POSITION
  ----                                                   --------
Donald J. Trump......... Chairman of the Board
Nicholas L. Ribis....... President, Chief Executive Officer, Chief Financial Officer and Director
Robert M. Pickus........ Executive Vice President and Secretary
John P. Burke........... Senior Vice President of Corporate Finance and Corporate Treasurer
Wallace B. Askins....... Director
Don M. Thomas........... Director
Peter M. Ryan........... Director

  Donald J. Trump--Mr. Trump, 49 years old, has been Chairman of the Board of THCR and THCR Funding since their formation in 1995. Mr. Trump is also Chairman of the Board of Directors, President and Treasurer of Plaza Funding, the managing general partner of Plaza Associates. Trump was a 50% shareholder, Chairman of the Board of Directors, President and Treasurer of Trump Plaza GP and the managing general partner of Plaza Associates prior to its merger into Plaza Funding in June 1993. Trump was Chairman of the Executive Committee and President of Plaza Associates from May 1986 to May 1992 and was a general partner of Plaza Associates until June 1993. Trump has been a director and President of Plaza Holding Inc. since February 1993 and was a partner in Trump Atlantic City from February 1993 until June 1995. Trump has been Chairman of the Board of Directors of Trump AC Funding since its formation in January 1996. Trump has been Chairman of the Board of Directors and a Class C Director of Taj Holding and TM/GP since October 1991; President and Treasurer of Taj Holding since March 4, 1991; Chairman of the Board of Directors, President and Treasurer of Taj Funding and TTMI since June 1988; sole director, President and Treasurer of TTMC since March 1991; Chairman of the Executive Committee of Taj Associates from June 1988 to October 1991; and President and sole Director of Realty Corp. since May 1986. Trump has been the sole director of Trump Indiana since its formation. Trump has been Chairman of the Board of Partner Representatives of TCA, the partnership that owns Trump's Castle, since May 1992; and was Chairman of the Executive Committee of TCA from June 1985 to May 1992. In addition, Trump is the managing general partner of TCA. Trump is also the President of The Trump Organization, which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years. Trump was a member of the Board of Directors of Alexander's Inc. from 1987 to March 1992.

  Nicholas L. Ribis--Mr. Ribis, 51 years old, has been President, Chief Executive Officer, Chief Financial Officer, and a director of THCR and THCR Funding and Chief Executive Officer of THCR Holdings since their formation in 1995. Mr. Ribis has been the Chief Executive Officer of Plaza Associates since February 1991, was President from April 1994 to February 1995, was a member of the Executive Committee of Plaza Associates from April 1991 to May 29, 1992 and was a director and Vice President of Trump Plaza GP from May 1992 until its merger into Plaza Funding in June 1993. Mr. Ribis has been Vice President of Plaza Funding since February 1995 and Vice President of Plaza Holding Inc. since February 1995. Mr. Ribis has served as a director of Plaza Holding Inc. since June 1993 and of Plaza Funding since July 1993. Mr. Ribis has been Chief Executive Officer, President and director of Trump AC Funding since its formation in January 1996. Mr. Ribis has been a Class C Director of TM/GP and Taj Holding since October 1991 and was Vice President of TM/GP and Taj

Holding until June 1995; Chief Executive Officer of Taj Associates since February 1991; Vice President of Taj Funding since September 1991; Vice President of TTMI since February 1991 and Secretary of TTMI since September 1991; Director of Realty Corp. since October 1991; and a member of the Executive Committee of Taj Associates from April 1991 to October 1991. Mr. Ribis has been the President and Chief Executive Officer of Trump Indiana since its formation. He has also been Chief Executive Officer of TCA since March 1991; member of the Executive Committee of TCA from April 1991 to May 1992; member of the Board of Partner Representatives of TCA since May 1992; and has served as the Vice President and Assistant Secretary of Trump's Castle Hotel & Casino, Inc. an entity beneficially owned by Trump, since December 1993 and January 1991, respectively. Mr. Ribis has served as Vice President of TC/GP, Inc. since December 1993 and had served as Secretary of TC/GP, Inc. from November 1991 to May 1992. Mr. Ribis has been Vice President of Trump Corp. since September 1991. From January 1993 to January 1995, Mr. Ribis served as the Chairman of the Casino Association of New Jersey and has been a member of the Board of Trustees of the CRDA since October 1993. From January 1980 to January 1991, Mr. Ribis was Senior Partner in, and from February 1991 to December 1995, was Counsel to, the law firm of Ribis, Graham & Curtin (now practicing as Graham, Curtin & Sheridan, A Professional Association), which serves as New Jersey legal counsel to all of the above-named companies and certain of their affiliated entities.

  Robert M. Pickus--Mr. Pickus, 41 years old, has been Executive Vice President and Secretary of THCR since its formation in 1995. He has also been the Executive Vice President of Corporate and Legal Affairs of Plaza Associates since February 1995. From December 1993 to February 1995, Mr. Pickus was the Senior Vice President and General Counsel of Plaza Associates and, since April 1994, he has been the Vice President and Assistant Secretary of Plaza Funding and Assistant Secretary of Plaza Holding Inc. Mr. Pickus has been Secretary and a director of Trump AC Funding since its formation in January 1996. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Taj Associates since February 1995, and a Class C Director of Taj Holding and TM/GP since November 1995. Mr. Pickus has been the Executive Vice President and Secretary of Trump Indiana since its formation. He was the Senior Vice President and Secretary of Trump's Castle Funding, Inc. from June 1988 to December 1993 and General Counsel of TCA from June 1985 to December 1993. Mr. Pickus was also Secretary of Trump's Castle Hotel & Casino, Inc., an entity beneficially owned by Trump, from October 1991 until December 1993. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of TCA since February 1995 and a member of the Board of Partner Representatives of TCA since October 1995.

  John P. Burke--Mr. Burke, 48 years old, has been Senior Vice President of Corporate Finance of THCR, THCR Holdings and THCR Funding since January 1996, and has been the Corporate Treasurer of THCR, THCR Holdings and THCR Funding since their formation in 1995. He has also been Corporate Treasurer of Plaza Associates and Taj Associates since October 1991. Mr. Burke has been Treasurer of Trump AC Funding since its formation in January 1996. Mr. Burke has been a Class C Director of TM/GP and Taj Holding since October 1991 and was Vice President of TM/GP until June 1995. Mr. Burke has been the Treasurer of Trump Indiana since its formation. Mr. Burke has been the Corporate Treasurer of TCA since October 1991, the Vice President of TCA, Trump's Castle Funding, Inc., TC/GP and Trump's Castle Hotel & Casino, Inc. since December 1993, and the Vice President-Finance of The Trump Organization since September 1990. Mr. Burke was an Executive Vice President and Chief Administrative Officer of Imperial Corporation of America from April 1989 through September 1990.

  Wallace B. Askins--Mr. Askins, 65 years old, has been a director of THCR and THCR Funding since June 1995. He has also been a director of Plaza Funding and Plaza Holding Inc. since April 11, 1994, and was a partner representative of the Board of Partner Representatives of TCA from May 1992 to June 1995. Mr. Askins served as a director of TC/GP from May 1992 to December 1993. From June 1984 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and as a director of Armco Inc. Mr. Askins also serves as a director of EnviroSource, Inc.

  Don M. Thomas--Mr. Thomas, 65 years old, has been a director of THCR and THCR Funding since June 1995. He has also been the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New

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

York since January 1985. Mr. Thomas was the Acting Chairman, and a Commissioner, of the CRDA from 1985 through 1987, and a Commissioner of the CCC from 1980 through 1984. Mr. Thomas was a director of Trump Plaza GP until its merger into Plaza Funding in June 1993 and has been a director of Plaza Funding and Plaza Holding Inc. since June 1993. Mr. Thomas is an attorney licensed to practice law in the State of New York.

  Peter M. Ryan--Mr. Ryan, 58 years old, has been a director of THCR and THCR Funding since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years. Mr. Ryan has been a director of the Childrens Hospital FTD since October 1995.

  The officers of THCR serve at the pleasure of the Board of Directors of THCR.

  All of the persons listed above are citizens of the United States and have been qualified or licensed by the CCC.

  Trump and Nicholas L. Ribis served as either executive officers and/or directors of Taj Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code on July 17, 1991. The Second Amended Joint Plan of Reorganization of such parties was confirmed on August 28, 1991, and was declared effective on October 4, 1991. Trump, Nicholas L. Ribis, John P. Burke and Robert M. Pickus also served as Executive Committee members, officers and/or directors of TCA and its affiliated entities at the time such parties filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on March 9, 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on May 5, 1992, and was declared effective on May 29, 1992. Trump, Nicholas L. Ribis and John P. Burke served as either executive officers and/or directors of Plaza Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code in March 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on April 30, 1992, and was declared effective on May 29, 1992. Trump was a partner of Plaza Operating Partners Ltd. when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on November 2, 1992. The plan of reorganization for Plaza Operating Partners Ltd. was confirmed on December 11, 1992 and declared effective in January 1993.

  THCR is the general partner of THCR Holdings. As the sole general partner of THCR Holdings, THCR generally has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. Upon consummation of the Merger Transaction, TM/GP will also be a limited partner of THCR Holdings.

MANAGEMENT OF TRUMP PLAZA

  Plaza Funding is, and until the consummation of the Merger Transaction will remain, the managing general partner of Plaza Associates. The Board of Directors of each of Plaza Funding and Plaza Holding Inc. consists of Messrs. Trump, Ribis, Wallace B. Askins and Don M. Thomas. The Plaza Note Indenture requires that two directors of each of Plaza Funding and Plaza Holding Inc. be persons who would qualify as "Independent Directors" as such term is defined by the rules of the American Stock Exchange, Inc. ("Amex") (the "Independent Directors"). The Amex rules define "independent directors" as those who are not officers of the company, are neither related to its officers nor represent concentrated family holdings of its shares and who, in view of the company's board of directors, are free of any relationship that would interfere with the exercise of independent judgment.

  Set forth below are the names, ages, positions and offices held with Plaza Funding and Plaza Associates and a brief account of the business experience during the past five years of each of the executive officers of Plaza Funding and Plaza Associates other than those who are also directors or executive officers of THCR.

  Barry J. Cregan--Mr. Cregan, 41 years old, has been Chief Operating Officer of Plaza Associates since September 19, 1994 and President since March 1995. Since February 21, 1995, Mr. Cregan has been Vice

President of Plaza Funding and Plaza Holding Inc. Prior to accepting these positions at Trump Plaza, Mr. Cregan was President of The Plaza Hotel in New York for approximately three years. Prior to joining The Plaza Hotel, he was Vice President of Hotel Operations at Trump's Castle in Atlantic City. In addition, Mr. Cregan has worked for Hilton and Hyatt in executive capacities as well as working in Las Vegas and Atlantic City in executive capacities.

  Francis X. McCarthy, Jr.--Mr. McCarthy, 43 years old, was Vice President of Finance and Accounting of Trump Plaza GP from October 1992 until June 1993, the date of Trump Plaza GP's merger into Plaza Funding, was Senior Vice President of Finance and Administration of Plaza Associates from August 1990 to June 1994 and has been Executive Vice President of Finance and Administration since June 1994; Chief Accounting Officer of Plaza Funding since May 1992; Vice President and Chief Financial Officer of Plaza Funding since July 1992 and Assistant Treasurer of Plaza Funding since March 1991. Mr. McCarthy previously served in a variety of financial positions for Greate Bay Hotel and Casino, Inc. from June 1980 through August 1990.

  Fred A. Buro--Mr. Buro, 39 years old, has been the Senior Vice President of Marketing of Plaza Associates since May 1994. Mr. Buro previously served as the President of Casino Resources, Inc., a casino marketing, management and development organization from 1991 through 1994. Prior to that, Mr. Buro served from 1984 through 1991 as the President of a professional services consulting firm.

  James A. Rigot--Mr. Rigot, 44 years old, has been Executive Vice President of Casino Operations of Plaza Associates since November 1994. Mr. Rigot served as Vice President of Casino Operations of TropWorld Casino and Entertainment Resort from July 1989 through November 1994. From January 1989 through July 1989, Mr. Rigot was Assistant Casino Manager of Resorts Casino Hotel.

  Kevin S. Smith--Mr. Smith, 39 years old, has been the Vice President, General Counsel of Plaza Associates since February 1995. Mr. Smith was previously associated with Cooper Perskie April Niedelman Wagenheim & Levenson, an Atlantic City law firm specializing in trial litigation. From 1989 until February 1992, Mr. Smith handled criminal trial litigation for the State of New Jersey, Department of Public Defender, assigned to the Cape May and Atlantic County Conflict Unit.

  Patrick J. O'Malley--Mr. O'Malley, 41 years old, has been the Executive Vice President of Hotel Operations of Plaza Associates since September 1995. Prior to joining Trump Plaza, from September 1994 until September 1995, Mr. O'Malley was President of The Plaza Hotel in New York City. From December 1989 until September 1994, Mr. O'Malley was the Vice President of Finance of the Plaza Hotel in New York City. Prior to joining the Plaza Hotel in New York City, from 1986 to 1989, Mr. O'Malley was a Regional Financial Controller for the Four Seasons Hotel and Resorts, Ltd. From 1979 to 1986, Mr. O'Malley worked in the Middle East and Europe as Hotel Controller for Marriot International Hotels.

  Steven C. Hann--Mr. Hann, 39 years old, has been the Executive Vice President of Casino Sales and Marketing of Plaza Associates since May 1995. Prior to joining Trump Plaza, Mr. Hann served in various marketing positions at the Sands Hotel and Casino since 1989, most recently Vice President of Casino Marketing and previously as Director of Casino Credit for Greate Bay Hotel and Casino.

  All of the persons listed above are citizens of the United States and are qualified or licensed by the CCC.

MANAGEMENT OF THE TAJ MAHAL

  Until the consummation of the Merger Transaction, TM/GP will be the managing general partner of Taj Associates.

  Set forth below are the names, ages, positions and offices, and a brief account of the business experience during the past five years, of each of the executive officers of Taj Holding and a key employee of Taj Associates other than those who are also directors or executive officers of THCR.

  R. Bruce McKee--Mr. McKee, 50 years old, has been acting Chief Operating Officer of Taj Associates since October 1995; Senior Vice President, Finance of Taj Associates since July 1993; Vice President, Finance of Taj Associates from September 1990 through June 1993; Assistant Treasurer of Taj Funding, TM/GP, Taj Holding, Realty Corp., TTMC and TTMI since September 1991; Vice President of Finance of Elsinore Shore Associates, the owner and operator of the Atlantis Casino Hotel, Atlantic City, from April 1984 to September 1990; and Treasurer of Elsinore Finance Corp., Elsinore of Atlantic City and Elsub Corp. from June 1986 to September 1990. The Atlantis Casino Hotel now constitutes the portion of Trump Plaza known as Trump World's Fair.

  Nicholas F. Moles--Mr. Moles, 42 years old, has been Assistant Secretary of Taj Holding and TM/GP from October 1991 to February 1995; Secretary of Taj Holding and TM/GP since February 1995; Senior Vice President, Law of Taj Associates since January 1989 and General Counsel of Taj Associates since June 1993; Assistant Secretary of Taj Funding since September 1991 and Assistant Secretary of TTMI since January 1989. From May 1986 to May 1988, Mr. Moles was General Counsel of Plaza Associates and was Vice President and General Counsel of Plaza Associates from May 1988 to December 1988. Mr. Moles was Vice President and General Counsel of Elsinore Shore Associates from May 1985 to May 1986 and was Director and Assistant Secretary of Elsinore Finance Corporation from November 1985 to May 1986.

  Larry W. Clark--Mr. Clark, 52 years old, has been Executive Vice President, Casino Operations of Taj Associates since November 1991; Senior Vice President, Casino Operations of Taj Associates from May 1991 to November 1991; Vice President, Casino Administration of Taj Associates from April 1991 to May 1991; and was Vice President, Casino Operations, Dunes Hotel & Country Club from November 1990 to April 1991.

  Rudolfo E. Prieto--Mr. Prieto, 52 years old, has been Executive Vice President, Operations of Taj Associates since December 1995. Prior to joining the Taj Mahal, Mr. Prieto was Executive Vice President and Chief Operating Officer for Elsinore Corporation from May 1995 to November 1995; Senior Vice President in charge of the development of the Mojave Valley Resort for Elsinore Corporation from December 1994 to April 1995 and Executive Vice President and Assistant General Manager for the Tropicana Resort and Casino from May 1988 to November 1994.

  Walter Kohlross--Mr. Kohlross, 54 years old, has been Senior Vice President, Food & Beverage of Taj Associates since June 1992; Vice President of International Marketing of Taj Associates from June 1993 through October 1995; Vice President, Hotel Operations of Taj Associates from June 1991 to June 1992 and was Vice President, Food & Beverage of Taj Associates from 1988 to June 1991.

  Nicholas J. Niglio--Mr. Niglio, 49 years old, has been Senior Vice President, Casino Marketing of Taj Associates since November 1995. From February 1995 to October 1995, Mr. Niglio was Vice President, International Marketing of Taj Associates. Prior to joining Taj Associates, Mr. Niglio was Executive Vice President of International Marketing/Player Development for TCA, the partnership that owns and operates Trump's Castle, from 1993 until 1995. Prior to that, Mr. Niglio served as Senior Vice President, Marketing of Caesar's World Marketing Corporation from 1991 until 1993.

  All of the persons listed above are citizens of the United States and are qualified or licensed by the CCC.

  Trump, Nicholas L. Ribis, John P. Burke, R. Bruce McKee, Nicholas F. Moles, Larry W. Clark and Walter Kohlross served as either executive officers and/or directors of Taj Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code on July 17, 1991. The Second Amended Joint Plan of Reorganization of such parties was confirmed on August 28, 1991, and was declared effective on October 4, 1991. Trump, Nicholas L. Ribis, John P. Burke and Robert M. Pickus served as Executive Committee members, officers and/or directors of TCA and its affiliated entities at the time such parties filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on March 9, 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on May 5, 1992, and was declared effective on May 29, 1992. Trump, Nicholas L. Ribis and John P. Burke served as either executive officers and/or directors of Plaza Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code in March 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on April 30, 1992, and was declared effective on May 29, 1992. Trump was a partner of Plaza Operating Partners Ltd. when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on November 2, 1992. The plan of reorganization for Plaza Operating Partners Ltd. was confirmed on December 11, 1992 and declared effective in January 1993. Rudolfo E. Prieto was an Executive Vice President and the Chief Operating Officer for Elsinore Corporation when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on October 31, 1995. Elsinore Corporation filed a Plan of Reorganization on February 28, 1996.

EXECUTIVE COMPENSATION

  General. Because THCR was formed in 1995, there was no salary or bonus paid to, deferred or accrued for the benefit of, THCR's Chief Executive Officer or any of the four remaining most highly compensated executive officers (whose annual salary and bonus exceeded $100,000 for the year ended December 31, 1995 (collectively, the "Executive Group")) by THCR or THCR Holdings prior to or during the fiscal year ended December 31, 1994. Similarly, no member of the Executive Group received any other annual compensation, restricted stock awards, stock options, stock appreciation rights ("SARs"), long-term incentive performance ("LTIP") payouts or other compensation from THCR or THCR Holdings prior to or for the fiscal year ended December 31, 1994. All cash compensation paid to the Executive Group in respect of services provided to THCR since its inception was paid and will continue to be paid by THCR Holdings in accordance with the THCR Holdings Partnership Agreement.

  1995 Stock Incentive Plan. The Board of Directors of THCR adopted the 1995 Stock Incentive Plan (the "1995 Stock Plan"), pursuant to which, directors, employees and consultants of THCR and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. The 1995 Stock Plan is administered by the Stock Incentive Plan Committee of the Board of Directors of THCR (the "Stock Incentive Plan Committee"). Subject to the provisions of the 1995 Stock Plan, the Stock Incentive Plan Committee has sole discretionary authority to interpret the 1995 Stock Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

  Options granted under the 1995 Stock Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"). The vesting, exercisability and exercise price of the options are determined by the Stock Incentive Plan Committee when the options are granted, subject to a minimum price in the case of ISOs of the Fair Market Value (as defined in the 1995 Stock Plan) of the THCR Common Stock on the date of grant and a minimum price in the case of NQSOs of the par value of THCR Common Stock. In the discretion of the Stock Incentive Plan Committee, the option exercise price may be paid in cash or in shares of THCR Common Stock or other property having a fair market value on the date of exercise equal to the option exercise price, or by delivering to THCR a copy of irrevocable instructions to a stockbroker to deliver promptly to THCR an amount of sale or loan proceeds sufficient to pay the exercise price. Except as provided by the Stock Incentive Plan Committee in an underlying stock option agreement, in the event of a Change of Control (as defined in the 1995 Stock Plan or in the stock option agreement), all options subject to such agreement will be fully exercisable.

  The 1995 Stock Plan permits the Stock Incentive Plan Committee to grant SARs, either alone or in connection with an option. A SAR entitles its holder to be paid an amount equal to the fair market value of THCR Common Stock subject to the SAR on the date of exercise of the SAR, less the exercise price of the related stock option in the case of a SAR granted in connection with a stock option, or the fair market value of one share of stock on the date the SAR was granted, in the case of a SAR granted independent of an option. Shares of THCR Common Stock covered by a restricted stock award are issued to the recipient at the time the award is granted, but are subject to forfeiture in the event continued employment and/or other restrictions and conditions established by the Stock Incentive Plan Committee at the time the award is granted are not satisfied. Unless otherwise determined by the Stock Incentive Plan Committee, a recipient of a restricted stock award has the same rights as an owner of THCR Common Stock, including the right to receive cash dividends and to vote the shares. A performance unit or phantom stock award provides for the future payment of cash or the issuance of shares of THCR Common Stock to the recipient if continued employment and/or other performance objectives established by the Stock Incentive Plan Committee at the time of grant are attained. The 1995 Stock Plan also provides that performance unit and phantom stock awards may be settled in cash, in the discretion of the Stock Incentive Plan Committee and if indicated in the applicable award agreement, on each date on which shares of THCR Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the fair market value of such shares on such date. Except as provided in a particular award agreement, in the event of a Change in Control (as defined in the 1995 Stock Plan), notwithstanding any vesting schedule with respect to an award of options, SARs, phantom stock units or restricted stock, such options or SAR will become immediately exercisable with respect to the shares subject to such option or SAR, and restrictions with respect to such phantom stock units or shares of restricted stock will immediately expire. In addition, payment will be made as determined by the Stock Incentive Plan Committee with respect to performance units. The 1995 Stock Plan also provides for the grant of unrestricted stock bonus awards.

  THCR has reserved 1,000,000 shares of THCR Common Stock for issuance under the 1995 Stock Plan, provided, however, that in the event of changes in the outstanding stock or the capital structure of THCR, adjustments will be made by the Stock Incentive Plan Committee as to (i) the number, price or kind of a share of stock or other consideration subject to outstanding awards and (ii) the maximum number of shares of stock subject to all awards under the 1995 Stock Plan.

  In 1995, the Stock Incentive Plan Committee granted to Nicholas L. Ribis, under the 1995 Stock Plan: (a) a stock bonus award of 66,667 shares of THCR Common Stock, which was fully vested when issued, (b) a phantom stock unit award of 66,666 units, entitling Mr. Ribis to receive 66,666 shares of THCR Common Stock on June 12, 1997, subject to certain conditions and (c) an award of NQSOs entitling Mr. Ribis to purchase 133,333 shares of the THCR Common Stock, subject to certain conditions (including vesting at a rate of 20% per year over a five-year period). The options have an exercise price of $14.00 per share.

  Summary Compensation Table. The following table sets forth information regarding compensation paid to or accrued by all the executive officers of THCR for each of the last three completed fiscal years. Compensation accrued during one year and paid in another is recorded under the year of accrual. Because THCR was formed in 1995, compensation for the years ended December 31, 1994 and 1993 reflect solely the compensation paid to or accrued by these individuals as executive officers of Plaza Associates and Taj Associates. Compensation for the year ended December 31, 1995 includes compensation paid to or accrued by these individuals as executive officers of THCR, Plaza Associates and Taj Associates.

                                                                             LONG TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION                  AWARDS
                                  ------------------------------------ --------------------------
                                                                       RESTRICTED     SECURITIES
                                                        OTHER ANNUAL     STOCK        UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS   COMPENSATION(1) AWARDS ($)     OPTIONS ($) COMPENSATION
- ---------------------------  ---- ---------- --------- --------------- ----------     ----------- ------------
Donald J. Trump.........     1995 $  583,333 $     --     $    --           --              --     $3,064,000(/2/)
Chairman of the Board        1994        --        --          --           --              --      2,641,000(/2/)(/3/)
                             1993        --        --          --           --              --      2,813,000(/2/)
Nicholas L. Ribis(/4/)..     1995 $1,355,636 $ 933,338    $    --       933,324(/5/)    133,333    $      --
Chief Executive Officer      1994  1,306,000   250,000     169,407          --              --            --
                             1993    748,253   500,000     383,497          --              --            --
Robert M. Pickus........     1995 $  198,972 $  85,000    $    --           --              --     $    4,004(/6/)
Executive Vice President     1994    163,759    32,500         --           --              --          3,291(/6/)
and
 Secretary                   1993      5,808       --          --           --              --            --
John P. Burke...........     1995 $  100,000 $  51,666    $    --           --              --     $      --
Senior Vice President of     1994    100,000       --       46,000          --              --            --
 Corporate Finance and       1993     95,590    28,000      46,000          --              --            --
 Corporate Treasurer

- ---------------------
(1) Represents the dollar value of annual compensation not properly categorized as salary or bonus, including amounts reimbursed for income taxes. Following SEC rules, perquisites and other personal benefits are not included in this table because the aggregate amount of that compensation is less than the lesser of $50,000 or 10% of the total of salary and bonus for each member of the Executive Group.
(2) The amounts listed represent amounts paid to Trump and TPM, a corporation wholly owned by Trump, pursuant to the services agreements with Taj Associates and Plaza Associates, respectively. See "--Compensation Committee Interlocks and Insider Participation: THCR and Plaza Associates--Certain Related Party Transactions of Trump" and "-- Compensation Committee Interlocks and Insider Participation: Taj Associates--Certain Related Party Transactions of Trump." Payments received by TPM under the TPM Services Agreement (as defined) are currently pledged by TPM to secure lease payments for a helicopter that TPM makes available to Plaza Associates. See "Certain Transactions--Plaza Associates--TPM Services Agreement" and "--Taj Associates and Affiliates-- Taj Services Agreement." Trump is neither an employee of Plaza Associates nor Taj Associates and receives no compensation from Plaza Associates or Taj Associates other than pursuant to the TPM Services Agreement and the Taj Services Agreement, respectively.
(3) In addition to the amount listed as payments under the TPM Services Agreement and the Taj Services Agreement, during 1994, Plaza Associates paid to Trump an aggregate of $1,572,000 under a construction service agreement and as a commission to secure a retail lease at Trump Plaza. See
    Note 8 to Consolidated Financial Statement of Trump AC and Plaza
    Associates.
(4) Mr. Ribis devotes a majority of his time to the affairs of THCR. See "-- Employment Agreements."
(5) As of December 31, 1995 Mr. Ribis also held 66,666 phantom stock units issued pursuant to the 1995 Stock Plan. These units had a value as of December 31, 1995 of $1,433,319. These phantom stock units were issued to Mr. Ribis in connection with his employment agreement with THCR. Each phantom stock unit entitles Mr. Ribis to one share of Common Stock on the vesting date of the phantom stock unit. All of the phantom stock units are scheduled to vest on June 12, 1997. Vesting will accelerate in the event of Mr. Ribis' termination of employment with THCR (i) because of his death or disability, (ii) by THCR without cause or (iii) voluntarily by Mr. Ribis under circumstances which constitute a constructive termination. Alternatively, the phantom stock units may expire prior to June 12, 1997 in the event Mr. Ribis voluntarily terminates his employment with THCR under circumstances which do not constitute constructive termination or if he is terminated by THCR with cause. Dividend equivalents with respect to the phantom stock units will be credited to a bookkeeping account on behalf of Mr. Ribis and will be paid out in cash at the time the phantom stock units vest or will expire along with the phantom stock units.
(6) Represents vested and unvested contributions made by Plaza Associates to the Trump Plaza Hotel and Casino Retirement Savings Plan. Funds accumulated for an employee under this plan consisting of a certain percentage of the employee's compensation plus Plaza Associates' employer matching contributions equaling 50% of the participant's contributions, are retained until termination of employment, attainment of age 59 1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.


  The following table sets forth options granted to Mr. Ribis in 1995. No other member of the Executive Group received stock options in 1995. THCR did not issue any stock appreciation rights in 1995. This table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms at assumed annual rates of stock price appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the THCR Common Stock, continued employment with THCR and other factors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZED
                                                                                 VALUE AT ASSUMED
                                                                                  ANNUAL RATES OF
                                              INDIVIDUAL                        STOCK APPRECIATION
                                                GRANTS                            FOR OPTION TERM
                         ----------------------------------------------------- ---------------------
                          NUMBER OF     % OF TOTAL
                          SECURITIES     OPTIONS
                          UNDERLYING     GRANTED     EXERCISE OR
                           OPTIONS     TO EMPLOYEES  BASE PRICE   EXPIRATION
     NAME                 GRANTED(#)  IN FISCAL YEAR   ($/SH)        DATE        5%($)      10%($)
     ----                ------------ -------------- ----------- ------------- ---------- ----------
Nicholas L. Ribis....... 133,333(/1/)      100%        $14.00    June 12, 2005 $1,173,060 $2,960,580

(1) The options vest at the rate of 20% per year on each anniversary of the date of the grant subject to acceleration in certain circumstances. See "--Employment Agreements."

  The following table sets forth the number of shares covered by options held by Mr. Ribis and the value of the options as of December 31, 1995. Mr. Ribis was the only member of the Executive Group who held options in 1995. None of these options were exercisable in 1995.

                              FY-END OPTION VALUE

                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED          IN-THE-MONEY
                             OPTIONS AT FY-END(#)    OPTIONS AT FY-END($)(/1/)
                          -------------------------- --------------------------
     NAME                 EXERCISABLE/ UNEXERCISABLE EXERCISABLE/ UNEXERCISABLE
     ----                 ------------ ------------- ------------ -------------
Nicholas L. Ribis........     N/A         133,333        N/A       $2,866,660

(1) Based on a closing price of $21 1/2 per share of THCR Common Stock on December 31, 1995.

EMPLOYMENT AGREEMENTS

  THCR and Plaza Associates. Trump serves as the Chairman of the Board of Directors of THCR pursuant to the Executive Agreement dated as of June 12, 1995, among Trump, THCR and THCR Holdings (the "Executive Agreement"). In consideration for Trump's services under the Executive Agreement, Trump receives a salary of $1 million per year. Pursuant to the terms of the Executive Agreement, Trump provides to THCR, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of THCR. The Executive Agreement continues in effect (i) for an initial term of five years and (ii) thereafter, for a three-year rolling term until either Trump or THCR provides notice to the other of its election not to continue extending the term, in which case the term of the Executive Agreement will end three years from the date such notice is given. The Executive Agreement also provides that Trump may devote time and effort to the Taj Mahal and Trump's Castle and, subject to the terms of the Contribution Agreement, to other business matters, and that the Executive Agreement will not be construed to restrict Trump from operating the Taj Mahal and Trump's Castle in a commercially reasonable manner and/or having an interest therein or conducting any other activity not prohibited under the Contribution Agreement. See "Risk Factors--Conflicts of Interest."

  Plaza Associates had an employment agreement with Nicholas L. Ribis (the "Ribis Plaza Agreement") pursuant to which Mr. Ribis acted as Chief Executive Officer of Plaza Associates. The Ribis Plaza Agreement provided for an annual salary of $550,000 with annual increases of 10% on each anniversary. Mr. Ribis received a $250,000 signing bonus. Pursuant to the terms of the Ribis Plaza Agreement, in the event Plaza Associates engaged in an offering of common shares to the public, Plaza Associates and Mr. Ribis would agree to negotiate new compensation arrangements to include equity participation for Mr. Ribis. As a result of the June 1995 Offerings, THCR and THCR Holdings entered into a revised employment agreement with Mr. Ribis (the "Revised Ribis Plaza Agreement") to replace the Ribis Plaza Agreement, pursuant to which he agreed to serve as President and Chief Executive Officer of THCR and Chief Executive Officer of THCR Holdings. The term of the Revised Ribis Plaza Agreement is five years and Mr. Ribis is required to devote not less than 50% of his professional time to the affairs of THCR, as measured on a quarterly basis, based on a 40-hour work week. Under the Revised Ribis Plaza Agreement, Mr. Ribis's annual salary is $988,250, which is 50% of the aggregate current annual base salary ($1,996,500) that Mr. Ribis receives as Chief Executive Officer of THCR ($988,250), Taj Mahal ($499,125) and Trump's Castle ($499,125). Following the consummation of the Merger Transaction, Mr. Ribis will devote 75% of his professional time to the operations of THCR, Plaza Associates and Taj Associates, and his annual salary will be $1,497,375 per year with respect to his services to these entities. Mr. Ribis will continue to receive $499,125 per year with respect to his services to Trump's Castle. In 1995, the Stock Incentive Plan Committee granted to Mr. Ribis, under the 1995 Stock Plan: (a) a stock bonus award of 66,667 shares of THCR Common Stock, which was fully vested when issued, (b) a phantom stock unit award of 66,666 units, entitling him to receive 66,666 shares of THCR Common Stock on June 12, 1997, subject to certain conditions and (c) an award of NQSOs entitling Mr. Ribis to purchase 133,333 shares of the THCR Common Stock (and associated registration rights) at an exercise price of $14.00 per share. The options will vest at the rate of 20% per year over a five-year period and be subject to certain other conditions. In the event Mr. Ribis's employment is terminated by THCR other than for "cause" or if he incurs a "constructive termination without cause," Mr. Ribis will receive a severance payment equal to one year's base salary, and the phantom stock units and options will become fully vested. The Revised Ribis Plaza Agreement defines (a) "cause" as Mr. Ribis's (i) conviction of certain crimes, (ii) gross negligence or willful misconduct in carrying out his duties, (iii) revocation of his casino key employee license or (iv) material breach of the agreement, and (b) "constructive termination without cause" as the termination of Mr. Ribis's employment at his initiative following the occurrence of certain events, including (i) a reduction in compensation, (ii) failure to elect Mr. Ribis as Chief Executive Officer of THCR, (iii) failure to elect Mr. Ribis a director of THCR or (iv) a material diminution of his duties. The phantom stock units will also automatically vest upon the death or disability of Mr. Ribis. The Revised Ribis Plaza Agreement also provides for up to an aggregate of $2.0 million of loans to Mr. Ribis to be used by him to pay his income tax liability in connection with stock options, phantom stock units and stock bonus awards, which loans will be forgiven, including both principal and interest, in the event of a "change of control." The Revised Ribis Plaza Agreement defines "change of control" as the occurrence of any of the following events: (i) any person (other than THCR Holdings, Trump or an affiliate of either) becomes a beneficial owner of 50% or more of the voting stock of THCR, (ii) the majority of the Board of Directors of THCR consists of individuals that were not directors on June 12, 1995 (the "June 12 Directors") provided, however, that any person who becomes a director subsequent to June 12, 1995, shall be considered a June 12 Director if his election or nomination was supported by three-quarters of the June 12 Directors, (iii) THCR adopts and implements a plan of liquidation or
(iv) all or substantially all of the assets or business of THCR are disposed of in a sale or business combination in which shareholders of THCR would not beneficially own the same proportion of voting stock of the successor entity. The Revised Ribis Plaza Agreement also provides certain demand and piggyback registration rights for THCR Common Stock issued pursuant to the foregoing. Pursuant to the Revised Ribis Plaza Agreement, Mr. Ribis has agreed that upon termination of his employment other than for "cause" or following a "change of control," he would not engage in any activity competitive with THCR for a period of up to one year.

  Mr. Ribis is also Chief Executive Officer of TCA, the partnership that owns Trump's Castle, and receives compensation from this entity for such services as set forth above. Pursuant to the Revised Ribis Plaza Agreement, he is required to devote the majority of his time to the affairs of THCR, and following the consummation of the Merger Transaction, Mr. Ribis will devote approximately 75% of his professional time to THCR. All other executive officers of Plaza Associates, except Messrs. Burke and Pickus, devote substantially all of their time to the business of Plaza Associates.

  THCR Holdings has an employment agreement with Robert M. Pickus (the "Pickus Agreement") pursuant to which he serves as Executive Vice President and General Counsel. The Pickus Agreement, the initial term of which expires on July 9, 1998 if not extended, provides for annual compensation of $275,000 plus bonus. Employment may be terminated only for "cause," which is defined in the Pickus Agreement as Mr. Pickus's (i) revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to THCR Holdings. Upon termination for cause, Mr. Pickus will receive only compensation earned to the date of termination. Pursuant to the Pickus Agreement, Mr. Pickus has agreed not to accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Pickus Agreement.

  Plaza Funding and Plaza Associates have an employment agreement with Barry
J. Cregan (the "Cregan Agreement") pursuant to which Mr. Cregan acts as President and Chief Operating Officer of Plaza Associates. The Cregan Agreement, which will expire on September 18, 1996, provides for an annual base salary of $600,000 during the first year and an annual base salary of $700,000 during the second year, and can be extended at Mr. Cregan's option for one additional year at an annual base salary of $750,000 during his third year of employment. Pursuant to the Cregan Agreement, Mr. Cregan devotes all of his professional time to Plaza Associates. In the event that Plaza Funding or Plaza Associates terminates Mr. Cregan's employment for Cause (defined as the revocation of Mr. Cregan's casino key employee license, his conviction of certain crimes, death, disability or the breach of his duty of trust to Plaza Associates), Plaza Associates shall pay Mr. Cregan all compensation earned to the date of such termination. In the event Mr. Cregan terminates the Cregan Agreement for Good Cause, Plaza Associates is required to pay Mr. Cregan all compensation, reimbursements and benefits provided for under the Cregan Agreement (a) due as of the date of such termination and (b) payable from such date of termination through the expiration date of the Cregan Agreement. "Good Cause" is defined in the Cregan Agreement as (i) the assignment to Mr. Cregan, without his consent, of any duties inconsistent with the position of Chief Operating Officer, a demotion or change in Mr. Cregan's title or office, any removal from his position or a change in control of Plaza Associates, except in connection with the termination of Mr. Cregan's employment upon revocation of his casino key employee license, death or disability, (ii) the filing of a bankruptcy petition under Chapter 7 of the Bankruptcy Code by Plaza Associates, Plaza Funding or its respective creditors, (iii) revocation by the CCC or its refusal to renew Plaza Associates' casino license or the appointment of a conservator in connection with Trump Plaza, (iv) the failure by Plaza Associates to pay Mr. Cregan the compensation due under the Cregan Agreement on the dates and at such times such compensation is due, (v) a sale or long term lease of Trump Plaza or substantially all of its assets except to an entity wholly owned by Plaza Associates or Trump or (vi) Nicholas L. Ribis no longer acting as the Chief Executive Officer of THCR;

provided that, Mr. Cregan shall not be entitled to compensation described in
(b) of the prior sentence following the occurrence of an event described in (v) or (vi) of this sentence. Until the Expiration Date or the earlier termination of the Cregan Agreement as provided therein and provided Mr. Cregan is being paid the compensation, reimbursement and benefits set forth in the Cregan Agreement on the dates and at the times such compensation, reimbursement and benefits are due to be paid, Mr. Cregan shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located within a 300 mile radius of Atlantic City, New Jersey.

  Plaza Associates has an employment agreement with James A. Rigot (the "Rigot Agreement") pursuant to which Mr. Rigot acts as Executive Vice President of Casino Operations of Plaza Associates. The Rigot Agreement, which expires on November 30, 1997, provides for a bonus of $100,000 upon commencement of employment, an annual base salary of $250,000, with any bonus and increases in salary provided in Plaza Associates' sole and absolute discretion, however, at no time shall such salary be less than $250,000. Pursuant to the Rigot Agreement, Mr. Rigot devotes all of his professional time to Plaza Associates. In the event that Plaza Associates terminates the Rigot Agreement (i) because Mr. Rigot's CCC license is terminated or (ii) because Mr. Rigot has committed an act constituting Cause (defined as a breach by Mr. Rigot of any provision of the Rigot Agreement or any employee conduct rules, an act of dishonesty, the deliberate and intentional refusal by Mr. Rigot to perform his duties under the Rigot Agreement, certain disabilities or death), Plaza Associates shall pay to Mr. Rigot all compensation earned to the date of such termination. In the event that Plaza Associates terminates the Rigot Agreement for any other reason, Plaza Associates shall offer to pay Mr. Rigot an amount equal to twelve months of Mr. Rigot's then current salary, which offer, if accepted, will constitute complete satisfaction of all obligations and liabilities arising out of the Rigot Agreement. So long as Plaza Associates continues to pay Mr. Rigot's salary pursuant to the Rigot Agreement, Mr. Rigot shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey.

  Plaza Associates has an employment agreement with Kevin S. Smith, Esq. (the "Smith Agreement") pursuant to which Mr. Smith acts as the Vice President/General Counsel of Plaza Associates. The Smith Agreement, which expires on February 9, 1998, provides for an annual base salary of $110,000, with any bonus and increases in salary provided in Plaza Associates' sole and absolute discretion. Pursuant to the Smith Agreement, Mr. Smith devotes all of his professional time to Plaza Associates. In the event that Plaza Associates terminates the Smith Agreement due to the fact that Mr. Smith no longer holds his CCC license, Mr. Smith shall be entitled to no further compensation. In the event that the Smith Agreement is terminated for any other reason, Mr. Smith shall be entitled to compensation in the amount of one year's salary (plus salary for the remainder of the month in which the Smith Agreement was terminated), including benefits.

  Plaza Associates has an agreement with Patrick O'Malley (the "O'Malley Agreement"), pursuant to which Mr. O'Malley serves as Executive Vice President of Hotel Operations of Plaza Associates. The O'Malley Agreement, which expires on September 17, 1997, provides for a $50,000 signing bonus and an annual base salary of $250,000 per year. In the event Plaza Associates terminates the O'Malley Agreement because Mr. O'Malley's casino license is revoked, terminated and/or suspended for more than 30 days or for Cause (defined as a breach by Mr. O'Malley of the material provisions of the O'Malley Agreement or an act of dishonesty), Plaza Associates is required to pay Mr. O'Malley an amount equal to his salary earned to the date of such termination. In the event Mr. O'Malley terminates the O'Malley Agreement for Good Cause (defined as the assignment to Mr. O'Malley, without his consent, of any duties inconsistent with the position of Executive Vice President of Hotel Operations, a demotion or change in Mr. O'Malley's title or office, any removal from his position or a change in control of Plaza Associates, except in connection with the termination of Mr. O'Malley's employment upon revocation of his casino key employee license, death or disability), or if Plaza Associates terminates the O'Malley Agreement without Cause, Plaza Associates shall pay Mr. O'Malley all compensation, reimbursements and benefits provided for under the O'Malley Agreement (i) due on the date of such termination and (ii) payable from such date of termination through the expiration date of the O'Malley Agreement, which amount shall not be less than one year annual base salary then payable, and any bonuses accrued to such date of termination. Mr. O'Malley may renew the O'Malley Agreement for a period of one year upon the same terms as the O'Malley Agreement except that Mr. O'Malley's base salary will be negotiated upward in good faith by the parties and will not be less than $250,000 per year. Upon termination of the O'Malley
Agreement, Mr. O'Malley will not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located within a 300-mile radius of Atlantic City, New Jersey.

  The Cregan Agreement, Rigot Agreement, Smith Agreement and O'Malley Agreement provide for discretionary bonuses. Factors considered by Plaza Associates in the awarding of all discretionary bonuses generally are the attainment by Plaza Associates of budgeted or forecasted goals and the individual's perceived contribution to the attainment of such goals.

  Taj Associates. Taj Associates has an employment agreement with Nicholas L. Ribis (the "Ribis Taj Agreement") pursuant to which Mr. Ribis acts as Chief Executive Officer of Taj Associates, the term of which expires on September 25, 1996. Mr. Ribis received a $250,000 signing bonus. Pursuant to the terms of the Ribis Taj Agreement, in the event that Taj Associates, or any entity which acquires substantially all of Taj Associates, proposes to engage in an offering of common shares to the public, Taj Associates and Mr. Ribis will negotiate new compensation arrangements to include equity participation for Mr. Ribis. Taj Associates may at any time terminate Mr. Ribis's employment for "cause," which is defined in the Ribis Taj Agreement as Mr. Ribis's (i) conviction of a felony or (ii) revocation or termination of his casino key employee license issued by the CCC. Pursuant to the Ribis Taj Agreement, Mr. Ribis has agreed that upon termination of his employment for cause by Taj Associates or voluntarily by Mr. Ribis (other than following a material breach of the agreement by Taj Associates), he would not engage in employment for or on behalf of any other casino hotel located in Atlantic City for the lesser of one year or the period then remaining in the term of the agreement, provided that this covenant not to compete shall not be applicable in the case there is a public offering of common shares and Mr. Ribis voluntarily terminates his employment as the result of his and Taj Associates' failure to negotiate mutually satisfactory compensation arrangements. Taj Associates and Mr. Ribis expect to amend the Ribis Taj Agreement, retroactive to June 12, 1995, pursuant to which, among other things, Mr. Ribis's annual salary will change from $550,000 (with annual increases of 10% on each anniversary) to $499,125. Mr. Ribis acts as President, Chief Executive Officer and Chief Financial Officer of THCR and THCR Holdings, the Chief Executive Officer of TCA and Plaza Associates, the partnerships that own Trump's Castle and Trump Plaza, and receives additional compensation from such entities. Mr. Ribis devotes approximately one quarter of his professional time to the affairs of Taj Associates. Following the consummation of the Merger Transaction, Mr. Ribis will devote 75% of his professional time to the operations of THCR, Plaza Associates and Taj Associates. See "--Employment Agreements."

  Taj Associates has an employment agreement with R. Bruce McKee (the "McKee Agreement") pursuant to which he serves as Senior Vice President and Chief Financial Officer of Taj Associates. The McKee Agreement, which expires on September 30, 1997, provides for an annual salary of $175,000, a guaranteed bonus of $25,000 and is terminable by Mr. McKee on each anniversary date of the agreement. Mr. McKee will be considered further for additional bonus compensation at Taj Associates' sole discretion. Factors considered by Taj Associates in the awarding of all discretionary bonuses generally are the attainment by Taj Associates of budgeted or forecasted goals and the individual's perceived contribution to the attainment of such goals.

  Taj Associates has an employment agreement with Larry W. Clark (the "Clark Agreement") pursuant to which he serves as Executive Vice President, Casino Operations of Taj Associates. The Clark Agreement, which expires on November 30, 1997, provides for an annual salary of $300,000 and, in addition, a minimum guaranteed bonus of at least $124,200 per annum. Pursuant to the Clark Agreement, Mr. Clark has agreed that in the event the agreement is terminated by him for any reason or by Taj Associates for cause, he would not engage in employment for or on behalf of any other casino hotel located in Atlantic City for a period of one year.

  Taj Associates has an employment agreement with Nicholas J. Niglio (the "Niglio Agreement") which was assigned to Taj Associates by TCA on February 6, 1995, pursuant to which he serves as Senior Vice President, Casino Marketing of Taj Associates. The Niglio Agreement, which expires on December 31, 1996, provides for an annual salary of $250,000 and an annual bonus at the sole discretion of management of Taj Associates. Pursuant to the Niglio Agreement, Mr. Niglio has agreed that upon termination of his employment he would not solicit or contact, directly or through any other casino in Atlantic City, any customers whom he had developed during his employment with Taj Associates for a period of ninety days. Mr. Niglio previously served as Executive Vice President of TCA.

  Taj Associates may terminate the employment agreements of Messrs. Clark, McKee and Niglio in its sole discretion, without cause. If Mr. Clark's employment agreement is terminated without cause, Taj Associates would be obligated to pay Mr. Clark the greater of one year's salary or his salary for the number of months remaining in the agreement, each at his then current salary. If Mr. McKee's employment agreement is terminated without cause, Taj Associates would be obligated to pay Mr. McKee an amount equal to one year's then current salary. If Mr. Niglio's employment agreement is terminated without cause, Taj Associates would be obligated to pay Mr. Niglio the lesser of three month's salary or his salary for the number of months remaining in the agreement, each at his then current salary. Taj Associates may also terminate the McKee Agreement, the Clark Agreement and the Niglio Agreement
(a) in the event that the CCC license of Mr. McKee, Mr. Clark or Mr. Niglio, respectively, is revoked or terminated or (b) for "cause," which is defined in each of the agreements as (i) a material breach of the agreement or of any employee conduct rules, (ii) dishonesty, (iii) intentional refusal to perform duties or to properly perform them upon notice, (iv) alcohol or drug abuse or
(v) disability or death.

  Taj Associates entered into a severance agreement with Nicholas F. Moles (the "Moles Agreement") on August 11, 1994. The Moles Agreement provides that upon Mr. Moles' termination other than for "cause," loss of his casino key employee license from the CCC or voluntary resignation, Taj Associates will pay Mr. Moles a severance payment equal to the amount of his salary at its then current rate for the period of one year. The Moles Agreement defines "cause" as Mr. Moles' (i) material breach of the agreement or of any employee conduct rules, (ii) dishonesty, (iii) intentional refusal to perform his duties or to properly perform them upon notice, (iv) alcohol or drug abuse or
(v) disability or death.

  Taj Associates had an employment agreement with Dennis C. Gomes, pursuant to which Mr. Gomes served as President and Chief Operating Officer of Taj Associates. The agreement provided for an annual salary of $1,500,000 and annual increases of 10% on each anniversary. Mr. Gomes received a signing bonus of $600,000. On September 19, 1995, pursuant to the terms of the employment agreement, Mr. Gomes terminated his employment agreement as President and Chief Operating Officer of Taj Associates and continued to serve in that position as an employee-at-will. On October 3, 1995, the Board of Directors of TM/GP terminated Mr. Gomes from his position as President and Chief Operating Officer of Taj Associates and Vice President of Taj Holding. On that same date, Trump, the holder of the Taj Holding Class C Common Stock, terminated Mr. Gomes as a Class C Director of TM/GP and Taj Holding. Mr. Gomes did not receive any severance compensation in connection with his termination.

COMPENSATION OF DIRECTORS

  Directors of THCR who are also employees or consultants of THCR and its affiliates receive no directors' fees. Non-employee directors are paid an annual directors' fee of $50,000, plus $2,000 per meeting attended plus reasonable out-of-pocket expenses incurred in attending these meetings, provided that directors currently serving on the Board of Directors of Plaza Funding or Plaza Holding Inc. receive no additional compensation. All such fees are reimbursed to THCR by THCR Holdings in accordance with the THCR Holdings Partnership Agreement.

COMMITTEES OF THE BOARD OF DIRECTORS

  THCR has an Executive Committee, an Audit Committee, a Special Committee, a Stock Incentive Plan Committee and a Compensation Committee. The Executive Committee is composed of Messrs. Trump and Ribis. The Audit Committee and the Special Committee are composed of Messrs. Askins, Ryan and Thomas, each of whom is an independent director of THCR. The Stock Incentive Plan Committee is composed of Messrs. Trump,

Askins, Ryan and Thomas. The Compensation Committee is composed of Messrs. Trump, Ribis, Askins and Thomas. The Special Committee was established pursuant to THCR By-Laws and the THCR Holdings Partnership Agreement and is empowered to vote on any matters which require approval of a majority of the independent directors of THCR, including affiliated transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION: THCR AND PLAZA ASSOCIATES

  In general, the compensation of executive officers of THCR is determined by the Compensation Committee of the Board of Directors of THCR, which consists of Messrs. Trump, Ribis, Askins and Thomas. No officer or employee of THCR, other than Messrs. Trump and Ribis, who serve on the Board of Directors of THCR, participated in the deliberations of the Board of Directors of THCR concerning executive compensation.

  Certain Related Party Transactions of Trump. Trump entered into the Executive Agreement, the Contribution Agreement and the License Agreement in June 1995, and is currently the sole limited partner of THCR Holdings. See "-- Employment Agreements," "Business of THCR--Trademark/Licensing" and "Description of the THCR Holdings Partnership Agreement."

  Upon consummation of the June 1995 Offerings, Trump contributed to the capital of Trump Indiana and other new jurisdiction subsidiaries payments made by him relating to expenditures for the development of the Indiana Riverboat and other gaming ventures. As of June 12, 1995 these advances totaled approximately $4.4 million. Of these amounts, approximately $3.0 million were used to fund expenses related to the development of Trump Indiana. In order to fund such expenses, THCR Holdings lent to Trump $3.0 million and Trump issued to THCR Holdings a five-year promissory note bearing interest at a fixed rate of 10%, payable annually. The promissory note provided that it would be automatically canceled in the event that at any time during the periods set forth below, the THCR Common Stock traded on the NYSE, or any other applicable national exchange or over-the-counter market, at a price per share equal to or greater than the prices set forth below (subject to adjustment in certain circumstances) for any ten trading days during any 15 consecutive trading day period:

   If on or prior to June 12, 1997 ...................................... $25.00
   If on or prior to June 12, 1998 ...................................... $27.50
   If on or prior to June 12, 1999 ...................................... $30.00
   If on or prior to June 12, 2000 ...................................... $32.50

On March 27, 1996, the $3.0 million promissory note was canceled in accordance with its terms.

  THCR has entered into a ten-year lease with The Trump-Equitable Fifth Avenue Company, a corporation wholly owned by Trump, dated as of July 1, 1995, for the lease of office space in The Trump Tower in New York City, which THCR may use for its general executive and administrative offices. The fixed rent is $115,500 per year, paid in equal monthly installments, for the period from July 1, 1995 to June 30, 2000 and will be $129,250 per year, paid in equal monthly installments, for the period from July 1, 2000 to June 30, 2005. In addition, THCR will pay as additional rent, among other things, a portion of the property taxes due each year. THCR has the option to terminate this lease upon ninety days' written notice and payment of $32,312.50.

  In connection with the Merger Transaction, Trump and THCR entered into an agreement, dated January 8, 1996, pursuant to which Trump agreed to take the actions contemplated to be taken by Trump in connection with the Merger Transaction, including to vote, or cause to be voted, all shares of THCR Common Stock and THCR Class B Common Stock beneficially owned by Trump in favor of the approval of the Merger Transaction. THCR agreed to use reasonable efforts to fulfill, and cause to be fulfilled, those obligations owed to Trump in connection with the Merger Transaction.

  Through February 1, 1993, Plaza Associates also leased from Trump approximately 120 parking spaces at Trump Plaza East for approximately $5.50 per parking space per day, with payments under such arrangement for the years ended December 31, 1993 and December 31, 1992 totaling $21,000 and $227,000, respectively.

  Seashore Four is the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leases to Plaza Associates pursuant to the SFA Lease. Seashore Four was assigned the lessor's interest in the existing SFA Lease in connection with its acquisition of fee title to such parcel from a non-affiliated third party in November 1983. The SFA Lease was entered into by Plaza Associates with such third party on an arm's-length basis. Plaza Associates recorded rental expenses of approximately $950,000, $900,000 and $900,000 in 1995, 1994 and 1993, respectively, concerning rent owed to Seashore Four.

  Trump Seashore is the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leases to Plaza Associates pursuant to the TSA Lease. In July 1988, Trump Seashore exercised a $10 million option to purchase the fee title to such parcel from a non-affiliated third party. In connection therewith, Trump Seashore was assigned the lessors' interest in the Trump Seashore Lease, which interest has, however, been transferred to UST. See "Business of THCR--Properties." Plaza Associates made rental payments to Trump Seashore of approximately $1.2 million, $1.0 million and $1.0 million in 1995, 1994 and 1993, respectively.

  In June 1989, Trump Crystal Tower Associates Limited Partnership ("Trump Crystal"), a New Jersey limited partnership wholly owned by Trump, acquired from Elsinore Shore Associates all of the assets constituting the former Atlantis Casino Hotel ("Atlantis"), which is located on The Boardwalk adjacent to the Atlantic City Convention Center on the opposite side from Trump Plaza and is otherwise referred to herein as Trump World's Fair. Prior to such acquisition, all of the Atlantis' gaming operations were discontinued. The facility was renamed the Trump Regency Hotel and, in August 1990, pursuant to a triple net lease with an affiliate of Plaza Associates, leased to Plaza Associates, which operated it solely as a non-casino hotel. During such period of operation, losses attributable to the former Trump Regency Hotel aggregating approximately $14.1 million adversely affected the results of operations of Plaza Associates. Pursuant to the 1992 Plaza Restructuring, Plaza Associates ceased operating the former Trump Regency Hotel as of September 30, 1992. As part of the 1992 Plaza Restructuring, the triple-net lease was terminated and Plaza Associates issued to Manufacturers Hanover Trust Company, which has since been acquired by Chemical Bank ("Chemical"), the assignee of rents payable under such lease, a promissory note in the original principal amount of $17.5 million (the "Regency Note"). At such time, title to the former Trump Regency Hotel was transferred by Trump to ACFH Inc. ("ACFH"), a wholly owned subsidiary of Chemical. From that time until June 12, 1995, the former Trump Regency Hotel was operated on behalf of ACFH as a non-casino hotel by Sovereign Management, a third party unaffiliated with THCR, Trump or their respective affiliates. Pursuant to an agreement between Trump Crystal and ACFH, Trump Crystal granted ACFH a non-exclusive license to use the "Trump" name in connection with such property. Plaza Associates repaid the Regency Note with a portion of the proceeds from the sale of the Plaza Notes and PIK Notes.

  In December 1993, Trump entered into an option agreement (the "Original Chemical Option Agreement") with Chemical and ACFH. The Original Chemical Option Agreement granted to Trump an option to purchase (i) the former Trump Regency Hotel (including the land, improvements and personal property used in the operation of the hotel) and (ii) certain promissory notes (including a personal promissory note of Trump payable to Chemical for $35.9 million (the "Trump Note")) made by Trump and/or certain of his affiliates and payable to Chemical (the "Chemical Notes") which are secured by certain real estate assets located in New York, unrelated to Plaza Associates, including the Trump Note which was made by Trump on July 20, 1987. As of September 30, 1995, the aggregate amount owed by Trump and his affiliates under the Chemical Notes (none of which constitutes an obligation of Plaza Associates) was approximately $65.8 million. In connection with exercise of the Trump World's Fair Purchase Option, as discussed below, the Trump Note was canceled.

  The aggregate purchase price payable for the assets subject to the Original Chemical Option Agreement was $80 million. Under the terms of the Original Chemical Option Agreement, $1 million was required to be paid for the option by January 5, 1994. In addition, the Original Chemical Option Agreement provided for an expiration of the option on May 8, 1994, subject to an extension until June 30, 1994 upon payment of an additional $250,000 on or before May 8, 1994. The Original Chemical Option Agreement did not allocate the purchase price among the assets subject to the option or permit the option to be exercised for some, but not all, of such assets.

  In connection with the execution of the Original Chemical Option Agreement, Plaza Associates was to make the initial $1 million payment, and, in consideration of such payment to be made by Plaza Associates, Trump agreed with Plaza Associates that, if Trump was able to acquire the former Trump Regency Hotel pursuant to the exercise of the option, he would make it available for the sole benefit of Plaza Associates on a basis consistent with Plaza Associates' contractual obligations and requirements. Trump further agreed that Plaza Associates would not be required to pay any additional consideration to Trump in connection with any assignment to Plaza Associates of the option to purchase the former Trump Regency Hotel. On January 5, 1994, Plaza Associates obtained the approval of the CCC to make the $1 million payment, and the payment was made on that date.

  On June 16, 1994, Trump, Chemical and ACFH amended and restated the Original Chemical Option Agreement (the "First Amended Chemical Option Agreement"). The First Amended Chemical Option Agreement provided for an extension of the expiration of the option through September 30, 1994, upon payment of $250,000. Such payment was made on June 27, 1994. The First Amended Chemical Option Agreement provided for a $60 million option price for the former Trump Regency Hotel and the Trump Note, and a separate $20 million option price for the other Chemical Notes. On August 30, 1994, Trump, Chemical and ACFH entered into an amendment to the First Amended Chemical Option Agreement (the "Second Amended Chemical Option Agreement"). The Second Amended Chemical Option Agreement provided for an extension of the expiration of the option through March 31, 1995 upon the payment of $50,000 a month for the period October through December 1994, and $150,000 a month for the period January through March 1995. Plaza Associates received the approval of the CCC and has made such payments. On March 6, 1995, Trump, Chemical and ACFH entered into an amendment to the Second Amended Chemical Option Agreement (the "Third Amended Chemical Option Agreement") or the Trump World's Fair Purchase Option. On June 12, 1995, Trump exercised the Trump World's Fair Purchase Option for $58,150,000 ($60 million less $1,850,000 in option payments which were available as of that date to offset the original exercise price), and title to Trump World's Fair was transferred via directed deed from ACFH to Plaza Associates. In connection with the exercise of the Trump World's Fair Purchase Option, the Trump Note was canceled. THCR is currently in the process of renovating and integrating Trump World's Fair into Trump Plaza. See "Business of THCR--Trump Plaza--The Trump Plaza Expansion."

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of its hotel facilities at Trump Plaza East. On June 24, 1993, in connection with the 1993 refinancing of Trump Plaza, (i) Trump transferred title to Trump Plaza East to Missouri Boardwalk, Inc., a wholly owned subsidiary of Midlantic National Bank ("Midlantic"), in exchange for a reduction in indebtedness to Midlantic in an amount equal to the sum of fair market value of Trump Plaza East and all rent payments made to Boardwalk by Trump under the Trump Plaza East Lease (as defined), (ii) Boardwalk leased Trump Plaza East to Trump (the "Trump Plaza East Lease") for a term of five years, which expires on June 30, 1998, during which time Trump was obligated to pay Boardwalk $260,000 per month in lease payments, and (iii) Plaza Associates acquired the Trump Plaza East Purchase Option. In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses. In addition, Plaza Associates has the Right of First Offer upon any proposed sale of all or any portion of the fee interest in Trump Plaza East during the term of the Trump Plaza East Purchase Option. Pursuant to the Right of First Offer, Plaza Associates has ten days after receiving written notice from the grantor of the proposed sale to commit to exercise the Right of First Offer. If Plaza Associates commits to exercise the Right of First Offer, it has ten days from the date of commitment to deposit $3,000,000 with the grantor, to be credited towards the purchase price or to be retained by the grantor if the closing, through no fault of the grantor, does not occur within 90 days (or, subject to certain conditions, 120 days) of the date of the commitment. If Plaza Associates determines not to timely exercise the Right of First Offer, the grantor thereof may sell Trump Plaza East to a third party, subject, however, to the Trump Plaza East Purchase Option and the lease associated with Trump Plaza East. Trump, individually, also has been granted by such lender the Right of First Offer upon a proposed sale of all or any portion of Trump Plaza East during the term of the Trump Plaza East Purchase Option. Trump has agreed with Plaza Associates that his Right of First Offer will be subject to Plaza Associates' prior exercise of its Right of First Offer (with any decision of Plaza Associates requiring the approval of the independent directors of Plaza Funding, acting as the managing general partner of Plaza Associates). Acquisition of Trump Plaza East by Plaza Associates would under certain circumstances (provided there are no events of

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

default under the Trump Plaza East Lease or the Trump Plaza East Purchase Option and provided that certain other events had not theretofore or do not thereafter occur) discharge Trump's approximately $18 million obligation to Midlantic in full.

  On June 24, 1993, Plaza Associates and TPM entered into an agreement (the "TPM Services Agreement") which amended and restated an earlier services agreement. Pursuant to the TPM Services Agreement, TPM is required to provide to Plaza Associates, from time to time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other similar and related services (the "TPM Services") with respect to the business and operations of Plaza Associates. In addition, the TPM Services Agreement contains a non-exclusive "license" of the "Trump" name. TPM is not required to devote any prescribed amount of time to the performance of its duties. In consideration for the TPM Services, Plaza Associates pays TPM an annual fee of $1.0 million in equal monthly installments. In addition to such annual fee, Plaza Associates reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under the TPM Services Agreement. Plaza Associates paid TPM $1,321,000, $1,288,000 and $1,247,000 in 1995, 1994 and 1993, respectively, for the TPM Services. Pursuant to the TPM Services Agreement, Plaza Associates has agreed to hold TPM, its officers, directors and employees harmless from and against any loss arising out of or in connection with the performance of the TPM Services and to hold Trump harmless from and against any loss arising out of the license of the "Trump" name. The TPM Services Agreement provides that its term is coextensive with the period during which any Plaza Notes remain outstanding.

  Payments received under the TPM Services Agreement are currently pledged by TPM to secure payments made under a lease for a helicopter (the "Super Puma Helicopter Lease") that TPM makes available to Plaza Associates. Pending approval by the lessor of the helicopter, it is currently contemplated that the stock of TPM will be transferred by Trump to THCR Holdings, which will in turn assume the lease and related obligations, as well as become entitled to all amounts payable under the TPM Services Agreement.

  John Barry, Trump's brother-in-law, is a partner of Barry & McMoran, a New Jersey law firm which provides, from time to time, legal services to Plaza Associates.

  Other Relationships. The Securities and Exchange Commission (the "SEC") requires issuers to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and (ii) a director of the registrant serves as an executive officer. Messrs. Ribis, Pickus and Burke, executive officers of THCR, have served on the boards of directors of other entities in which members of the Board of Directors (namely, Messrs. Trump and Ribis) served and continue to serve as executive officers. Management believes that such relationships have not affected the compensation decisions made by the Board of Directors in the last fiscal year.

  Messrs. Trump and Ribis serve on the Board of Directors of Plaza Funding, the managing general partner of Plaza Associates, of which Messrs. Trump and Ribis are executive officers. Messrs. Trump and Ribis also serve on the Board of Directors of Plaza Holding Inc., of which Messrs. Trump, Ribis and Burke are also executive officers. Trump is not compensated by such entities for serving as an executive officer, however, he has entered into a personal services agreement with Plaza Associates and THCR. Messrs. Ribis and Burke are not compensated by the foregoing entities, however, they are compensated by Plaza Associates for their service as executive officers.

  Messrs. Ribis, Pickus and Burke serve on the Board of Directors of Taj Holding, which holds an indirect equity interest in Taj Associates, the partnership that owns the Taj Mahal, of which Trump is an executive officer. Such persons also serve on the Board of Directors of TM/GP, the managing general partner of Taj Associates, of which Messrs. Trump and Ribis are executive officers. Mr. Ribis is compensated by Taj Associates for his services as its Chief Executive Officer. See "--Employment Agreements."


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

  Mr. Ribis also serves on the Board of Directors of Realty Corp., which leases certain real property to Taj Associates, of which Trump is an executive officer. Trump, however, does not receive any compensation for serving as an executive officer of Realty Corp. Mr. Ribis receives compensation from TCA for acting as its Chief Executive Officer. See "--Employment Agreements." Prior to December 1995, Mr. Ribis was Counsel to the law firm of Ribis, Graham and Curtin (now practicing as Graham, Curtin & Sheridan, A Professional Association), which serves as New Jersey legal counsel to THCR, THCR Holdings, Trump AC, Plaza Associates, Taj Associates and certain of their affiliated entities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION: TAJ ASSOCIATES

  In general, the compensation of executive officers of Taj Associates is determined (prior to the Merger Transaction) by the Board of Directors of Taj Holding and TM/GP. No officer or employee of Taj Associates other than Mr. Ribis, who serves on the Boards of Directors of Taj Holding and TM/GP participated in the deliberations concerning executive compensation.

  Certain Related Party Transactions of Trump. On January 8, 1996, as an inducement for Taj Holding, THCR and Merger Sub to enter into the Merger Agreement, Trump agreed to vote, or cause to be voted, all shares of Taj Holding Class C Common Stock beneficially owned by Trump in favor of the approval and adoption of the Merger Agreement.

  Taj Associates has entered into a lease with The Trump-Equitable Fifth Avenue Co., a corporation wholly owned by Trump, for the lease of office space in The Trump Tower in New York City, which Taj Associates uses as a marketing office. The monthly payments under the lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full twelve months in 1993 and 1994 and eight months in 1995. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

  Taj Associates currently leases the Specified Parcels from Realty Corp., consisting of land adjacent to the site of the Taj Mahal, which is being used primarily for a bus terminal, surface parking and the Taj Entertainment Complex, as well as the Steel Pier and a warehouse complex. During 1993, 1994 and 1995, lease obligations to Realty Corp. for these facilities were approximately $3.3 million per year. Upon consummation of the Merger Transaction, Taj Associates will purchase the Specified Parcels from Realty Corp. See "The Merger Transaction."

  On October 4, 1991, Taj Associates entered into the Taj Associates-First Fidelity Guarantee to guarantee performance by Realty Corp. of its obligations under the First Fidelity Loan. The Taj Associates-First Fidelity Guarantee is limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million. In connection with the purchase of the Specified Parcels, First Fidelity will, among other things, release Taj Associates from the Taj Associates-First Fidelity Guarantee. See "Business of Taj Holding--Certain Indebtedness--First Fidelity Loan/Specified Parcels."

  During 1992 and prior years, Taj Associates had an arrangement with the Trump Shuttle, Inc. (the "Trump Shuttle"), which at the time was beneficially owned by Trump, for the provision of airline services to Atlantic City on behalf of Taj Associates patrons. During 1992, Taj Associates incurred $29,000 in charges from the Trump Shuttle, all of which was paid.

  Taj Associates and Trump have entered into the Taj Services Agreement, which became effective in April 1991, and which provides that Trump will render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates through December 31, 1999. In consideration for the services to be rendered, Taj Associates pays an annual fee (the "Annual Fee") equal to 1 1/2% of Taj Associates' earnings before interest, taxes and depreciation less capital expenditures for such year, with a minimum base fee of $500,000 per annum. The base fee is payable monthly with the balance due April

15 of the following year. During 1993, 1994 and 1995, Trump earned approximately $1.6 million, $1.4 million and $1.7 million, respectively, in respect of the Annual Fee, including amounts paid to a third party pursuant to an assignment agreement. In addition to the Annual Fee, Taj Associates reimburses Trump on a monthly basis for all reasonable out-of-pocket expenses up to certain aggregate amounts incurred by Trump in performing his obligations under the Taj Services Agreement. During 1993, 1994 and 1995, Taj Associates reimbursed Trump $232,000, $224,000 and $261,000, respectively, for expenses pursuant to the Taj Services Agreement, of which $127,000, $148,000 and $164,000, respectively, was incurred to an affiliate for air transportation. Taj Associates has agreed to indemnify Trump from and against any licensing fees arising out of his performance of the Taj Services Agreement, and against any liability arising out of his performance of the Taj Services Agreement, other than that due to his gross negligence or willful misconduct. In connection with the Merger, the Taj Services Agreement will be terminated.

  On April 1, 1991, in connection with the Taj Services Agreement, Taj Associates and Trump entered into an Amended and Restated License Agreement (the "Taj License Agreement") which amended and restated an earlier license agreement between the parties. Pursuant to the Taj License Agreement, Taj Associates has the non-exclusive right to use the name and likeness of Trump, and the exclusive right to use the name and related marks and designs of the Trump Taj Mahal Casino Resort (collectively, the "Taj Marks"), in its advertising, marketing and promotional activities through December 31, 1999. All uses by Taj Associates of the names, marks, licenses and designs under the Taj License Agreement are subject to the prior written approval of Trump. Trump has agreed to indemnify Taj Associates against any liability for trademark or copyright infringement (in connection with the use by Taj Associates of the Taj Marks in accordance with the Taj License Agreement) arising solely by reason of any license agreement or other agreement entered into by Trump with respect to the Taj Marks. Taj Associates has collaterally assigned its right under the Taj License Agreement to the Taj Bond Trustee. Upon consummation of the Merger Transaction the Taj License Agreement will be terminated and the Taj Marks licensed to THCR.

  John Barry, Trump's brother-in-law, is a partner of Barry & McMoran, a New Jersey law firm which provides, from time to time, legal services to Taj Associates.

  Other Relationships. The SEC requires registrants to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and
(ii) a director of the registrant serves as an executive officer. Mr. Ribis, an executive officer of Taj Associates, is a member of the Board of Directors of other entities in which members of the Board of Directors of TM/GP, the managing general partner of Taj Associates (namely, Messrs. Trump, Ribis and Burke), are executive officers. Mr. Trump, an executive officer of Taj Holding, is a member of the Board of Directors of other entities in which members of the Board of Directors of Taj Holding (namely, Messrs. Trump, Ribis and Burke) are executive officers. Mr. Ribis, an executive officer of Taj Funding and TTMI, serves on the Board of Directors of other entities in which the sole Director of Taj Funding and TTMI (namely, Trump) serves as an executive officer. In addition, Trump or entities owned by him receive management or services fees pursuant to fixed formulas provided for in agreements with Taj Associates, Plaza Associates, THCR and TCA, of which Mr. Ribis is a director or a director of the managing general partner.

  Mr. Ribis serves on the Board of Directors of Taj Holding, which is the 100% beneficial owner of TM/GP, of which Trump is an executive officer. Messrs. Trump and Ribis serve on the Board of Directors of TM/GP, which is the managing general partner of Taj Associates, of which Messrs. Ribis and Burke are executive officers. Trump, however, does not receive any compensation for serving as an executive officer of TM/GP or Taj Holding. Messrs. Trump and Ribis also serve on the Board of Directors of Realty Corp., which leases certain real property to Taj Associates, of which Messrs. Trump and Ribis are executive officers. Messrs. Trump and Ribis, however, do not receive any compensation for serving as executive officers of Realty Corp. Trump is also a director of TTMI, TTMC and Taj Funding; Mr. Ribis serves as an executive officer of one or more of such entities; however, he does not receive any compensation for serving in such capacities.

  Messrs. Trump and Ribis serve on the Board of Directors of Plaza Funding, Inc., the managing general partner of Plaza Associates, of which Messrs. Trump and Ribis are executive officers. Messrs. Trump and Ribis also serve on the Board of Directors of Plaza Holding, Inc., of which Messrs. Trump, Ribis and Burke are also executive officers. Trump is not compensated by such entities for serving as an executive officer; however, he has entered into a personal services agreement with Plaza Associates and THCR. Messrs. Ribis and Burke are not compensated by the foregoing entities; however, they are compensated by Plaza Associates for their service as executive officers.

  Trump serves on the Boards of Directors of THCR and TC/GP, Inc., of which Messrs. Ribis and Burke are executive officers. Trump is not compensated by such entities for serving as an executive officer; however, a corporation controlled by him has entered into a services agreement with TCA. Messrs. Ribis and Burke are not compensated by the foregoing entities; however, they are compensated by TCA for their service as executive officers.

  Prior to December 1995, Mr. Ribis was Counsel to the law firm of Ribis, Graham and Curtin (now practicing as Graham, Curtin & Sheridan, A Professional Association), which serves as New Jersey legal counsel to THCR, THCR Holdings, Plaza Associates, Trump AC, Taj Associates and certain of their affiliated entities.

                             CERTAIN TRANSACTIONS

  Payments to affiliates in connection with any such transactions are governed by the provisions of the First Mortgage Note Indenture, which provisions will generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of Trump AC Funding for certain affiliated transactions.

THCR AND PLAZA ASSOCIATES

  Trump and certain affiliates have engaged in certain related party transactions with respect to THCR and Plaza Associates. See "Management-- Compensation Committee Interlocks and Insider Participation: THCR and Plaza Associates--Certain Related Party Transactions of Trump" and "--Other Relationships."

  Plaza Associates has joint property insurance coverage with TCA, Taj Associates and other entities affiliated with Trump for which the annual premium paid by Plaza Associates was approximately $1.4 million for the 12 months ended May 1996.

  Plaza Associates leased from Taj Associates certain office facilities located in Pleasantville, New Jersey. In 1993 and 1992, lease payments by Plaza Associates to Taj Associates totaled approximately $30,000 and $138,000, respectively. Such lease terminated on March 19, 1993, and Plaza Associates vacated the premises. Through February 1, 1993, Plaza Associates also leased from Trump approximately 120 parking spaces at Trump Plaza East for approximately $5.50 per parking space per day, with payments under such arrangement for the years ended December 31, 1993 and December 31, 1992 totaling $21,000 and $227,000, respectively.

  Plaza Associates also leased portions of its warehouse facility located in Egg Harbor Township, New Jersey to TCA; lease payments by TCA to Plaza Associates totaled $6,000, $6,000 and $15,000 in 1995, 1994 and 1993, respectively.

  Indemnification Agreements. In addition to the indemnification provisions in THCR's and its subsidiaries' employment agreements (see "Management-- Employment Agreements"), certain former and current Directors of Plaza Funding entered into separate indemnification agreements in May 1992 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates also entered into an Indemnification Trust Agreement in November 1992 (the "Trust Agreement") with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the Directors of Plaza Funding and certain former directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the directors of Plaza Funding and directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would maintain directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; provided, however, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in the Indemnification Trust Fund equal to $500,000 for the benefit of such directors; provided, however, that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million. Such directors are covered by directors' and officers' insurance maintained by Plaza Associates.

TAJ ASSOCIATES AND AFFILIATES

  Trump and certain affiliates have engaged in certain related party transactions with respect to Taj Associates. See "Management--Compensation Committee Interlocks and Insider Participation: Taj Associates--Certain Related Party Transactions of Trump" and "--Other Relationships."

  During the fiscal years ended December 31, 1993, 1994 and 1995, Taj Associates reimbursed Taj Holding $1,733,000, $2,171,000 and $1,554,000, respectively, for all amounts necessary to permit TM/GP or Taj Holding (a) to make payments that TM/GP or Taj Holding was required to make pursuant to the terms of TM/GP's Certificate of Incorporation and the Taj Holding Certificate of Incorporation (generally for indemnification of officers and directors),
(b) to pay fees to directors (including fees for serving on a committee), (c) to pay all other expenses of TM/GP and Taj Holding and (d) to permit Taj Holding to redeem the Taj Holding Class B Common Stock when required to make such redemption pursuant to the terms of the Taj Holding Certificate of Incorporation. Taj Holding did not engage in any other transactions with its affiliates during the fiscal years ended December 31, 1993, 1994 and 1995.

  Taj Funding has not engaged in any transactions with its affiliates, except for the loan of funds made to Taj Associates in exchange for an intercompany note secured by a mortgage. Both the note and the mortgage were amended in 1991 pursuant to the 1991 Taj Restructuring.

  In April 1991, Taj Associates purchased from TCA for $1,687,000 two adjacent parcels of land on the Pleasantville-Egg Harbor Township border, constituting approximately ten acres. The first parcel contains two buildings, certain fleet maintenance facilities and an office building and warehouse facility, portions of which were leased to Plaza Associates. The lease expired in March 1993 and Plaza Associates has vacated. Taj Associates currently leases the space to commercial tenants. The second parcel is unimproved.

  In December 1994, Taj Associates entered into a one-year agreement with TCA pursuant to which TCA leases to Taj Associates 300 parking spaces (500 parking spaces during the months of May to September) at a rate of 50 cents per space per day, to be used for employee parking. The agreement expired in December 1995, however, TCA and Taj Associates are currently negotiating an extension of the agreement and have agreed to continue the lease on a month-to-month basis.

  Taj Associates engages in various transactions with Trump Plaza and Trump's Castle. These transactions are charged at cost or normal selling price in the case of retail items and include certain shared payroll costs as well as complimentary services offered to customers. Expenses incurred by Taj Associates payable to TCA for the years ended December 31, 1993, 1994 and 1995 were approximately $1,100,000, $1,167,000 and $1,072,000, respectively, of which all but $69,000, $30,000 and $164,000, respectively, was paid or offset against amounts owed to Taj Associates by TCA. Expenses incurred by Taj Associates payable to Plaza Associates for the years ended December 31, 1993, 1994 and 1995 were approximately $83,000, $149,000 and $445,000, respectively, all of which were offset against amounts owed to Taj Associates by Plaza Associates, with the exception of $167,000 at December 31, 1995.

  Indemnification Agreements. In addition to the indemnification provisions in Taj Associates' employment agreements, the Merger Agreement provides for indemnification of any present or former director, officer, employee or agent of Taj Holding and TM/GP, arising from his services as such, within six years of the Effective Time.

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

                    DESCRIPTION OF THE FIRST MORTGAGE NOTES

  Set forth below is a summary of certain provisions of the First Mortgage Notes. The First Mortgage Notes will be issued pursuant to an indenture (the "First Mortgage Note Indenture"), to be dated as of the Effective Time, by and among Trump Atlantic City Associates ("Trump AC"), and Trump Atlantic City Funding, Inc. ("Trump AC Funding"), as joint and several obligors (the "Issuers"); Trump Taj Mahal Associates ("Taj Associates"), Trump Plaza Associates ("Plaza Associates") and The Trump Taj Mahal Corporation ("TTMC"), as guarantors; and First Bank National Association, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the First Mortgage
Note Indenture are also governed by certain provisions contained in the Trust Indenture Act. The following summaries of certain provisions of the First Mortgage Note Indenture and related documents are summaries only, do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the First Mortgage Note Indenture and exhibits thereto, including those terms made a part of the First Mortgage Note Indenture by reference to the Trust Indenture Act as in effect on the date of the First Mortgage Note Indenture. Wherever particular provisions of the First Mortgage Note Indenture or related documents are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

  The First Mortgage Notes will be senior obligations of the Issuers, limited in aggregate principal amount to $1.1 billion and secured as set forth under "--Security for the First Mortgage Notes" below. The First Mortgage Notes will be guaranteed on a senior secured basis by Trump AC's existing Subsidiaries, Plaza Associates, Taj Associates, TTMC, and by each future Subsidiary of Trump AC (collectively, the "Guarantors"), other than Trump AC Funding, which is one of the Issuers. The term "Subsidiary," however, does not include Unrestricted Subsidiaries. The First Mortgage Notes will be issued only in fully registered form, without coupons, in denominations of $l,000 and integral multiples thereof. The First Mortgage Notes are non-recourse to the Partners of Trump AC. See "--No Personal Liability of Partners, Stockholders, Officers, Directors; Non-recourse" below.

  The First Mortgage Notes will mature on April   , 2006. The First Mortgage
Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears
on April    and October    of each year, commencing October   , 1996, to the
persons in whose names such First Mortgage Notes are registered at the close
of business on the April    or October    immediately preceding such Interest
Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

  The Trustee will initially act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to holders of the First Mortgage Notes. Unless a Default or Event of Default has occurred and is continuing, the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

  Principal of, premium, if any, and interest on the First Mortgage Notes will be payable, and the First Mortgage Notes may be presented for registration of transfer or exchange, at the office or agency of the Issuers maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. No service charge will be made for any registration of transfer, exchange or redemption of First Mortgage Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Issuers, the Issuers' office or agency will be the corporate trust office of the Trustee presently located in the Borough of Manhattan, The City of New York.

SECURITY FOR THE FIRST MORTGAGE NOTES

  The obligations of the Issuers with respect to the First Mortgage Notes will be secured by one or more mortgages and assignments of leases and rents (collectively, the "Mortgage"), which will encumber Plaza Associates' and Taj Associates' respective interests in the Casino Hotels, including the Specified Parcels (see "Business--Properties--Taj Mahal") and certain other facilities owned or leased by Plaza Associates or Taj Associates, any additions and improvements constructed thereon and the interest of Plaza Associates and Taj Associates in furniture, furnishings, fixtures, machinery and equipment at any time forming a part thereof, or used in connection therewith, and substantially all of the other assets of Plaza Associates and Taj Associates, except as described below (collectively the "Collateral"). The Mortgage represents a first lien and security interest on Plaza Associates' and Taj Associates' interests in the Casino Hotels and such other assets (subject to certain Superior Mortgages, the associated Indebtedness of which aggregated approximately $3.0 million principal amount as of December 31, 1995). See "-- The Mortgage" below. Certain of the assets not covered by the Mortgage have also been assigned to the Collateral Agent, under the Collateral Agency Agreement as security for the First Mortgage Notes pursuant to other agreements. Any future Working Capital Facility may have a security interest in the Collateral on an equal and ratable basis with the First Mortgage Notes pursuant to the terms of the Collateral Agency Agreement. In addition, subject to certain limited exceptions, all Equity Interests owned by the Issuers and their Subsidiaries, including without limitation 100% of the Equity Interests of Trump AC Funding, TTMC, Plaza Associates and Taj Associates, are required to be pledged exclusively as security for THCR Holdings' obligations under the Senior Note Indenture and therefore are not included in the Collateral. Although distributions by the Issuers and the Guarantors, directly or indirectly, to THCR Holdings will be restricted by the terms of the First Mortgage Note Indenture, upon an "event of default" under the Senior Note pledge, distributions by a Guarantor on its equity interests (but not on Indebtedness owed to Trump AC) would become property of the Senior Notes trustee to the extent such distributions would be permitted to be paid to THCR Holdings under the First Mortgage Note Indenture.

  The First Mortgage Note Indenture will contain certain covenants limiting the ability of Trump AC and its Subsidiaries to incur Indebtedness. Subject to certain limitations, the First Mortgage Note Indenture and the Collateral Agency Agreement permit the incurrence of additional indebtedness, under the Working Capital Facility in connection with expansions of the Casino Hotels to be secured by the liens securing the First Mortgage Notes. See clauses (c) and
(e) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" below. The lien and security interest of the Mortgage will also be subordinated to security interests in furniture, fixtures and equipment acquired by Plaza Associates or Taj Associates that may be granted in connection with the acquisition of such assets. If any agreement granting such security interest in respect of existing or acquired furniture, fixtures and equipment prohibits subordinate liens, the property in question will not be included in the Collateral. As a result, such assets will be available to pay Obligations in respect of the First Mortgage Notes, if at all, only after such secured Indebtedness has been paid in full. Cash and Cash Equivalents held by Plaza Associates or Taj Associates (other than proceeds from Collateral) are generally not included within the Collateral. In addition, certain of Plaza Associates' and Taj Associates' intangible assets that may be significant to its operations, such as computer software licenses, are by their terms not assignable and, accordingly, are not included in the property subject to the Mortgage.

  Following an Event of Default, the Collateral Agent, if so instructed by holders of at least a majority in aggregate principal amount of Indebtedness then secured pursuant to the Collateral Agency Agreement, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The ability of the holders of the First Mortgage Notes to operate the casino facilities of the Casino Hotels after any foreclosure on the Collateral is subject to (x) restrictions under the Casino Control Act, including the approval of the CCC and (y) such other restrictions as may be applicable under the laws of other jurisdictions. See "Regulatory Matters." If the Trustee takes possession of or otherwise acquires either of the Casino Hotels, the Trustee would be required to obtain a license under the Casino Control Act to operate the casino facilities of the Casino Hotels and an entity licensed under the Casino Control Act would be required to be retained to operate such casino facilities. Because potential bidders must satisfy licensing requirements, the number of potential bidders in a foreclosure sale will be less than in foreclosure of other types of facilities and such requirements may delay the sale of, and may adversely affect the sales price for, the Casino Hotels and other Collateral. In addition, the ability of the holders of First Mortgage Notes to realize upon the Collateral may be subject to certain other bankruptcy law or fraudulent transfer limitations in the event of a bankruptcy. Enforcement of each of the terms of the First Mortgage Note Indenture, the mortgage and the other documents and instruments executed in connection therewith is also subject to general principles of equity.

FIRST MORTGAGE NOTE GUARANTEES

  The Issuers' obligations under the First Mortgage Notes, the First Mortgage
Note Indenture and the Mortgage Documents will be jointly and severally irrevocably and unconditionally guaranteed by the Guarantors. Each guarantee will be a senior obligation of the respective Guarantor and secured by all of the Collateral owned by such Guarantor, subject to certain exceptions. See "-- Security for the First Mortgage Notes" above. The obligations of each Guarantor under its guarantee and the Mortgage will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "-- Certain Bankruptcy Limitations" below.

  The First Mortgage Note Indenture will provide that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless (i) subject to the provisions of the following paragraph and certain other provisions of the First Mortgage Note Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture and supplemental Mortgage Documents in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior secured basis, all of such Guarantor's obligations under such Guarantor's guarantee, the First Mortgage
Note Indenture and the Mortgage Documents on the terms set forth in the First Mortgage Note Indenture; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing; and (iii) immediately after such transaction, the surviving Person holds all Permits required for operation of the business of, and such entity is controlled by a Person or entity (or has retained a Person or entity which is) experienced in, operating casino hotels or otherwise holds all Permits (including those required from Gaming Authorities) to operate its business.

  The First Mortgage Note Indenture will further provide that in the event of a sale or other disposition of all of the Equity Interests of any Guarantor (including pursuant to a merger or consolidation) to any person other than a Subsidiary Guarantor, then such Guarantor may be released and relieved of any obligation under its guarantee; provided, that (x) immediately after giving effect to such transaction, no Default or Event of Default shall haver occurred and be continuing and (y) such Asset Sale and the application of the Net Cash Proceeds therefrom are in accordance with the applicable provisions of the Indenture, including without limitation the covenants "Limitation on Sale of Assets and Subsidiary Stock; Event of Loss" and "Limitation on Merger, Sale or Consolidation."

CERTAIN BANKRUPTCY LIMITATIONS

  The right of the Trustee to foreclose on the Collateral upon the occurrence of an Event of Default will likely be significantly impaired if a bankruptcy case under Title 11 of the Bankruptcy Code is commenced by or against any of the Issuers or Guarantors prior to such foreclosure. Once such a case is commenced, the Bankruptcy Code prohibits a secured creditor, such as the Trustee, from commencing or pursuing a foreclosure on its collateral without bankruptcy court approval. Moreover, the bankruptcy court may decline to grant such approval, even if the debtor is in default under the applicable debt instruments, if it concludes that there exists or that the debtor can provide "adequate protection" for the interest of such secured creditor. The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral, as of the commencement of the case, and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of foreclosure during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict, in the event of the bankruptcy of an Issuer or Guarantor, whether and for how long payments under the First Mortgage Notes would be delayed, whether or when the Trustee would be permitted to foreclose on the Collateral or whether or to what extent holders of the First Mortgage Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." See "Risk Factors--Fraudulent Transfer Considerations."

  Trump AC is a holding company, conducting all of its business through Subsidiaries, which have guaranteed or will guarantee the Issuers' Obligations with respect to the First Mortgage Notes. See "Risk Factors." Holders of the First Mortgage Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee, and any security interest granted to secure such guarantee, may be subject to review and avoidance under state or federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred and such security interests granted for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it realizes in the Merger Transaction. See "Risk Factors--Fraudulent Transfer Considerations" and "Business--Properties--Trump Plaza."

  If the obligations of a Guarantor under its guarantee and the security interests granted to secure such guarantee were avoided, Holders of First Mortgage Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the First Mortgage Notes. Equity Interests in Subsidiaries and certain other assets will not be included in the Collateral. See "--Security for the First Mortgage Notes" above.

OPTIONAL REDEMPTION

  Except as indicated in the next succeeding paragraph, the Issuers will not
have the right to redeem any First Mortgage Notes prior to April   , 2001. The
First Mortgage Notes will be redeemable at the option of the Issuers, in whole
or in part, at any time on or after April   , 2001, upon not less than 30 nor
more than 60 days' notice, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of the
principal amount) if redeemed during the 12-month period commencing April   of
the years indicated below, in each case (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such redemption date) together with accrued and unpaid interest thereon to the redemption date:

                                                                      REDEMPTION
      12-MONTH PERIOD BEGINNING APRIL   ,                               PRICE
      -----------------------------------                             ----------
      2001...........................................................         %
      2002...........................................................         %
      2003...........................................................         %
      2004 and thereafter............................................  100.000%

  The First Mortgage Notes will also be redeemable, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice (or such earlier date as may be required by any Gaming Authority) at 100% of the principal amount thereof, together with accrued and unpaid interest through the date on which the holder receives notice of disqualification (or such lesser amount as may be required by applicable law or by order of any Gaming Authority), pursuant to a Required Regulatory Redemption. See "--Gaming Laws."

  In the event of a redemption of less than all of the First Mortgage Notes issued pursuant to the First Mortgage Note Indenture (other than a Required Regulatory Redemption), First Mortgage Notes will be chosen for redemption by the Trustee as provided in the First Mortgage Note Indenture, but, in general, pro rata or by lot. On and after the redemption date, interest ceases to accrue on such First Mortgage Notes or portions thereof called for redemption unless the Issuers default in the payment therefor. If a First Mortgage Note is redeemed subsequent to an interest record date but on or prior to the related interest payment date, then any accrued interest will be paid to the person in whose name such First Mortgage Note is registered at the close of business on such record date.

  The First Mortgage Notes will not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days (unless another notice period shall be required by applicable law or by order of any Gaming Authority) prior to the date fixed for redemption to the holder of each First Mortgage Note to be redeemed to such holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a First Mortgage Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such First Mortgage Note, a new First Mortgage Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued.

CERTAIN COVENANTS

 REPURCHASE OF FIRST MORTGAGE NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

  The First Mortgage Note Indenture will provide that in the event that a Change of Control has occurred, each holder of First Mortgage Notes will have the right, at such holder's option, pursuant to an irrevocable and unconditional offer by Trump AC (the "Change of Control Offer"), to require Trump AC to repurchase all or any part of such holder's First Mortgage Notes (provided, that the principal amount of such First Mortgage Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 75 days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, Trump AC shall purchase all First Mortgage Notes properly tendered in response to the Change of Control Offer. If required by applicable law, the Change of Control Purchase Date and the Change of Control Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Change of Control Purchase Date does not occur within 90 days of the Change of Control.

  As used herein, a "Change of Control" means any of the following events:

    (i) THCR Holdings ceases to be the "beneficial owner," directly or indirectly, of 100% of the Equity Interests of Trump AC;

    (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of THCR Holdings or THCR, on a Consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Permitted Holder, or if applicable in the case of THCR Holdings, THCR, becomes the "beneficial owner" (as defined), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the transferee unless the Permitted Holder "beneficially owns" (as so defined), directly or indirectly, in the aggregate a greater percentage of the total voting power of the Voting Stock of the transferee than such other person or group and has the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of THCR;

    (iii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Permitted Holder, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of THCR, or any successor thereto by merger, consolidation or otherwise, unless the Permitted Holder "beneficially owns" (as so defined), directly or indirectly, in the aggregate a greater percentage of the total voting power of the Voting Stock of THCR than such other person or group and has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of THCR (for purposes of this definition, such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holder "beneficially owns" (as so defined), directly or indirectly, in the aggregate, a lesser percentage of the voting power of the Voting Stock of such parent corporation and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

    (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of THCR or Trump AC Funding (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of THCR or Trump AC Funding, as applicable, is approved by the Permitted Holder or by a vote of the 66 2/3% of the directors of THCR or Trump AC Funding, as applicable, then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) have ceased for any reason to constitute a majority of the Board of Directors of THCR or Trump AC Funding, as applicable, then in office.

  On or before the Change of Control Purchase Date, Trump AC will (i) accept for payment First Mortgage Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all First Mortgage Notes so tendered and (iii) deliver to the Trustee First Mortgage Notes so accepted together with an Officers' Certificate listing the First Mortgage Notes or portions thereof being purchased. The Paying Agent will promptly mail to the holders of First Mortgage Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such holders a new First Mortgage Note or Notes equal in principal amount to any unpurchased portion of the First Mortgage Note or Notes surrendered. Any First Mortgage Notes not so accepted will be promptly mailed or delivered to the holder thereof. Trump AC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The Change of Control purchase feature of the First Mortgage Notes may make more difficult or discourage a takeover of THCR or THCR Holdings and, thus, the removal of incumbent management.

  The phrase "all or substantially all" of the assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of THCR Holdings or THCR has occurred. In addition, no assurances can be given that Trump AC will have adequate financial resources to acquire First Mortgage Notes tendered upon the occurrence of a Change of Control.

  Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

 LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

  The First Mortgage Note Indenture will provide that, except as set forth below in this covenant, Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness). Notwithstanding the foregoing:

    (a) if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital

  Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of Trump AC for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1 for
  incurrences on or prior to October     , 1998 and at least 2.25 to 1 for
  incurrences thereafter (the "Debt Incurrence Ratio"), then Trump AC may incur such Indebtedness or Disqualified Capital Stock, provided, that except in the case of Acquired Indebtedness, such Indebtedness incurred pursuant to this clause (a) has an Average Life to Stated Maturity that exceeds the remaining Average Life to Stated Maturity of the First Mortgage Notes and has a Stated Maturity for its final scheduled principal or (in the case of Disqualified Capital Stock) redemption payment, as applicable, later than the Stated Maturity for the final scheduled principal payment of the First Mortgage Notes;

    (b) Trump AC and the Guarantors may incur Indebtedness evidenced by the First Mortgage Notes and represented by the First Mortgage Note Indenture;

    (c) Trump AC may incur Indebtedness not to exceed $75.0 million in aggregate principal amount outstanding at any time pursuant to this clause
  (c) the proceeds of which are used for further acquisitions, renovations or constructions of Improvements with respect to, or related to (including related demolitions), the Casino Hotels or the financing of equipment to be used therein, provided, that no Indebtedness shall be incurred pursuant to this clause (c) in an aggregate principal amount which exceeds 75% of the cost of the assets or Improvements, as the case may be, financed thereby, and provided further, that except in the case of Acquired Indebtedness, such Indebtedness incurred pursuant to this clause (c) has an Average Life to Stated Maturity that equals or exceeds the remaining Average Life to Stated Maturity of the First Mortgage Notes and has a Stated Maturity for its final scheduled principal or (in the case of Disqualified Capital Stock) redemption payment, as applicable, on or later than the Stated Maturity for the final scheduled principal payment of the First Mortgage Notes;

    (d) Plaza Associates and Taj Associates may incur Indebtedness represented by F,F&E Financing Agreements and/or Capitalized Lease Obligations relating to after-acquired gaming or related equipment (or other after-acquired equipment necessary to conduct a Related Business and consistent in amount and nature with industry practices) of (or, in the case of Capitalized Lease Obligations, leased by) Plaza Associates or Taj Associates, as applicable, not to exceed (for Plaza Associates and Taj Associates, collectively) $50.0 million in aggregate principal amount outstanding at any time pursuant to this clause (d) (including any Indebtedness issued to refinance, refund or replace such Indebtedness);

    (e) Trump AC may incur Indebtedness pursuant to the Working Capital Facility up to an aggregate amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness) at any time of $25.0 million;

    (f) Trump AC, Plaza Associates and Taj Associates, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (a), (b) and (c) of this covenant or which is outstanding on the Issue Date so long as such Refinancing Indebtedness is secured only by the assets (if any) that secured the Indebtedness so refinanced;

    (g) Trump AC, Plaza Associates, Taj Associates and their Subsidiaries may incur Permitted Indebtedness; and

    (h) Trump AC may incur Indebtedness in an aggregate amount outstanding at any time pursuant to this clause (h) (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $30.0 million.

  Indebtedness of any Person which is outstanding at the time such Person becomes a Subsidiary of Trump AC, including by designation, or is merged with or into or consolidated with Trump AC or a Subsidiary of Trump AC shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of Trump AC or is merged with or into or consolidated with Trump AC or a Subsidiary of Trump AC, as applicable. Except to the extent provided otherwise in the definition of Permitted Indebtedness, any Guarantor may guarantee

Indebtedness of Trump AC or another Guarantor to the extent and at the time Trump AC or such other Guarantor incurs such Indebtedness in compliance with this covenant.

 LIMITATION ON RESTRICTED PAYMENTS

  The First Mortgage Note Indenture will provide that Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) Trump Atlantic City is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph
(a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by Trump AC and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of Trump AC and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first fiscal quarter commencing prior to the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds received by Trump AC after the Issue Date and on or prior to the date of such proposed Restricted Payment from (i) the sale of its Qualified Equity Interests (other than (x) to a Subsidiary of Trump AC, (y) to the extent applied in connection with a Qualified Exchange and (z) in connection with the Stock Offering, including any exercise of the underwriters' overallotment option, until Trump AC has
received therefrom at least $     million or (ii) other Capital Contributions.

  The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (v) (I) distributions by Trump AC pursuant to the terms of the Partnership Agreement as in effect on the Issue Date to THCR Holdings to the extent promptly distributed to and/or applied by THCR Holdings or THCR (A) to pay reasonable general and administrative expenses of such persons, including directors' fees and premiums for directors' and officers' liability insurance, which distributions shall not exceed $10.0 million in any consecutive four-quarter period, (B) to make indemnification payments as required by the Certificate of Incorporation of THCR as in effect on the Issue Date or (C) to effect redemption of any Equity Interest of THCR if (x) counsel to THCR delivers an opinion that failure to so redeem would subject THCR to an adverse action by a Gaming Authority (or, if applicable, a failure to act by a Gaming Authority that is adverse to THCR) and (y) THCR determines (as evidenced by a resolution of its Board of Directors delivered to the Trustee) that such adverse action (or, if applicable, such failure to act) would be likely to have a material adverse effect on THCR, and (II) distributions by Trump AC to THCR Holdings to the extent promptly distributed to and applied by THCR to pay any tax liability resulting from the distributions provided for in
(I) above, as required by the Partnership Agreement, (w) distributions by Trump AC to THCR Holdings in an amount not to exceed $50.0 million in the aggregate to the extent applied by THCR Holdings, within 20 Business Days of receiving such distribution, to the next scheduled interest payment on the Senior Notes or any Refinancing Indebtedness with respect thereto (provided, that solely in the case of this clause (w), clause (1) of the immediately preceding paragraph will not prohibit a distribution hereunder except in the case of an Event of Default under clause (i) or (ii) thereof), (x) a Qualified Exchange, (y) for so long as Trump AC is a partnership or substantially similar pass-through entity for Federal income tax purposes, cash distributions made by Trump AC to its Partners from time to time in amounts not to exceed the Permitted Tax Distributions, so long as the payments are made at the time permitted by the second sentence of the definition of Permitted Tax Distributions contained herein, or (z) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. In addition, the immediately preceding paragraph will not prohibit the purchase by Trump AC of Indebtedness incurred pursuant to clause (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" substantially concurrently with a purchase by Trump AC of First Mortgage Notes pursuant to a Change of Control Offer or an Asset Sale Offer, provided, that (i) in the case of a purchase pursuant to an Asset Sale Offer, such purchase of First Mortgage Notes represents a pro rata application of the Asset Sale Offer Amount to the First Mortgage Notes and such other Indebtedness, based upon the aggregate principal amount then outstanding, and (ii) the terms of such other Indebtedness do not restrict such purchase of the First Mortgage Notes pursuant to a Change of Control Offer or an Asset Sale Offer. The full amount of any Restricted Payment made pursuant to the foregoing clauses (v), (w), (y) and (z) of the second preceding sentence (but not pursuant to the immediately preceding sentence or to clause (x) of the second preceding sentence), however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

 LIMITATION ON LEASES

  The First Mortgage Note Indenture will provide that Trump AC will not, nor will any of its Subsidiaries be permitted to, lease as tenant or subtenant real or personal property (except Permitted Leases), unless Trump AC's Consolidated Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period (and also after giving pro forma effect to any such lease as if such lease was entered into at the beginning of such four-quarter period), would have been at least equal to the ratios set forth below for the applicable period during which such determination is being made:

      PERIOD                                                             RATIO
      ------                                                           ---------
      First 24 months from and including the Issue Date............... 2.00 to 1
      Thereafter...................................................... 2.25 to 1

In giving effect to the lease as of such four full fiscal quarters, it will be assumed that the rent for such prior four fiscal quarters was the greater of the (i) average annualized rent over the term of such lease and (ii) rent payable for the first four fiscal quarters of such lease.

 LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The First Mortgage Note Indenture will provide that Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Trump AC to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, Trump AC or any Subsidiary of Trump AC, except (a) any restrictions, with respect to a Subsidiary that is not a Subsidiary on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of Trump AC (but not created in connection with or in contemplation of such Person becoming a Subsidiary and not applicable to any Person, or property, asset or business, other than the Person, property, asset or business so acquired), (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary (which restrictions shall be for the benefit of the purchaser thereof and no other Person and apply only to the assets of the Subsidiary to be sold), (c) restrictions imposed by a Permitted Lien on the transfer of the respective assets subject thereto, (d) restrictions contained in the First Mortgage Note Indenture and the Mortgage Documents, as the same may be amended from time to time in accordance with the terms thereof, (e) restrictions imposed by Gaming Authorities on the payment of dividends by entities holding Gaming Licenses and (f) any restrictions existing under any agreement which refinances or replaces the agreements containing the restrictions in clause (a), provided, that the terms and conditions of any such agreement are not more restrictive than those under or pursuant to the agreement evidencing the Indebtedness refinanced.

 LIMITATION ON LIENS

  The First Mortgage Note Indenture will provide that Trump AC will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired after the date of the First Mortgage
Note Indenture or upon any income or profits therefrom.

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

 LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK; EVENT OF LOSS

  The First Mortgage Note Indenture will provide that Trump AC will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including, without limitation, upon any sale or other transfer or issuance of any Equity Interests of any Subsidiary or any sale and leaseback transaction, whether by Trump AC or a Subsidiary of Trump AC or through the issuance, sale or transfer of Equity Interests by a Subsidiary of Trump AC (an "Asset Sale"), unless
(1)(a) within 210 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the First Mortgage Notes in accordance with the terms of the First Mortgage Note Indenture or to the repurchase of the First Mortgage Notes pursuant to an irrevocable, unconditional cash offer by Trump AC (the "Asset Sale Offer") to repurchase First Mortgage Notes at a purchase price (the "Asset Sale Offer Price") of 100% of principal amount, plus accrued interest to the date of payment, made within 180 days of such Asset Sale and/or (b) within 180 days following such Asset Sale, the Asset Sale Offer Amount (less that portion of the Asset Sale Offer Amount applied as provided in clause (a) above) is reinvested by Trump AC or its Subsidiaries to make replacements, improvements or additions to existing properties or new properties directly related to a Related Business and such reinvestment is made or committed to be made (such commitment to be established by (A) the purchase of a new property, the ground-breaking or the commencement of construction, in each case within 180 days of such Asset Sale or (B) promptly placing the Net Cash Proceeds in a Restricted Funds Account, provided, that such Net Cash Proceeds are invested as aforesaid in existing properties or new properties within 365 days of being placed in such Restricted Funds Account) and provided further, that in the case of any Asset Sale involving all or substantially all of (x) the Capital Stock of a Subsidiary, the assets of which constitute all or substantially all of either Casino Hotel (or both) or (y) the assets of either Casino Hotel (or both) (a "Casino Sale"), such Net Cash Proceeds must be used to make an Asset Sale Offer in accordance with clause 1(a), and not reinvested under clause 1(b), (2) with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $5.0 million, at least 75% (or 90%, in the case of a Casino Sale) of the consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents (treating for this purpose as cash or Cash Equivalents (A) property that promptly after such Asset Sale is converted into cash or Cash Equivalents and (B) except in the case of a Casino Sale, any senior Indebtedness that secured the subject assets that are assumed by the transferee in such Asset Sale), (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (4) Trump AC determines in good faith that Trump AC or such Subsidiary, as applicable, receives fair market value for such Asset Sale. For purposes of this covenant with respect to the application of the Net Cash Proceeds thereof, the receipt by Trump AC or any of its Subsidiaries of proceeds due to an Event of Loss shall constitute an Asset Sale. All Net Cash Proceeds from an Event of Loss shall be reinvested or used to repurchase First Mortgage Notes, all within the period and as otherwise provided above in clause (1)(a) of the first paragraph of this covenant.

  The First Mortgage Note Indenture will provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1) above (the "Excess Proceeds") exceeds $15.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Trump AC shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest to the purchase of all First Mortgage Notes tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all First Mortgage Notes so tendered) at the Asset Sale Offer Price (together with accrued interest).

  Notwithstanding the foregoing, if an Asset Sale Offer is commenced and securities of Trump AC ranking pari passu in right of payment with the First Mortgage Notes and incurred pursuant to clause (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" are outstanding at the date of commencement thereof, the terms of which provide that a substantially similar offer must be made with respect thereto, then the Asset Sale Offer shall be made concurrently with such other offer, and securities of each issue which the holders of securities of such issue elect to have purchased will be accepted pro rata in proportion to the aggregate principal amount thereof, provided, that in so repurchasing such other securities Trump AC is in compliance with the provisions of "Limitation on Restricted Payments."

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

  Notwithstanding the foregoing:

    (i) Trump AC and its Subsidiaries may, without complying with the foregoing, in the ordinary course of business for the casino industry, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

    (ii) other than a Casino Sale, Trump AC and its Subsidiaries may, without complying with the foregoing, convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;


    (iii) Trump AC and its Subsidiaries may, without complying with the foregoing, convey, sell, lease, transfer, assign or otherwise dispose of three warehouses and related facilities (the Egg Harbor Parcel, the Pleasantville Warehouse and the Realty Warehouse) in exchange for any type of consideration so long as Trump AC determines in good faith that Trump AC or such Subsidiary, as applicable, receives fair market value; and

    (iv) Trump AC and its Subsidiaries may, without complying with the foregoing, convey, sell, transfer, assign or otherwise dispose of assets to Trump AC or any Wholly-owned Subsidiaries of Trump AC; and

    (v) Trump AC and its Subsidiaries may, without complying with the foregoing, sell or dispose of, free from the Liens under the Mortgage Documents, any tangible personal property which, in Trump AC's reasonable opinion, may have become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses.

Notwithstanding the foregoing, Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly make any Asset Sale of any of the Equity Interests of such Subsidiary except pursuant to an Asset Sale of all the Equity Interests of such Subsidiary.

  In addition, if the amount required to acquire all First Mortgage Notes tendered by holders pursuant to the Asset Sale Offer (the "Acceptance Amount") is less than the Asset Sale Offer Amount, the excess of the Asset Sale Offer Amount over the Acceptance Amount may be used by Trump AC and its Subsidiaries for general corporate or partnership purposes without restriction, other than dividends, repurchases or other distributions in respect of Equity Interests, and unless otherwise restricted by the other provisions of the Indenture. Upon consummation of any Asset Sale Offer, the Asset Sale Offer Amount will be reduced to zero.

  Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

 LIMITATION ON TRANSACTIONS WITH AFFILIATES

  The First Mortgage Note Indenture will provide that Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any contract, agreement, arrangement, understanding or transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Trump AC (other than a Wholly-owned Subsidiary of Trump AC) unless (a) such transaction or series of related transactions is on terms that are no less favorable to Trump AC or such Subsidiary, as the case may be, than would be available at the time of such transaction or transactions in a comparable transaction in arm's-length dealings with an unaffiliated third party and, with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than (x) $2.0 million, such transaction or series of related transactions is approved by a majority of the Independent Directors of the Board of Directors of Trump AC Funding, or (y) $10.0 million, prior to the consummation of such transaction or series of related transactions, Trump AC also obtains a written favorable opinion as to the fairness thereof to Trump AC from a financial point of view from an independent investment

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


banking firm of national reputation, and (b) Trump AC delivers an officers' certificate to the Trustee certifying that such transaction or transactions comply with clause (a) above. The foregoing restriction will not apply to (1) pro rata dividends or distributions paid in cash on any class of Equity Interests and not prohibited under "Limitation on Restricted Payments," (2) the Partnership Agreement as in effect on the Issue Date, (3) the Affiliated Ground Leases as in effect on the Issue Date or (4) certain existing arrangements referred to under "Certain Transactions," as in effect on the Issue Date.

  Trump AC Funding will maintain at least two Independent Directors on its Board of Directors.

 LIMITATION ON MERGER, SALE OR CONSOLIDATION

  The First Mortgage Note Indenture will provide that neither of the Issuers may consolidate with, merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to any Person or group of affiliated Persons or permit any of Trump AC's Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a transfer of all or substantially all of the assets of Trump AC on a Consolidated basis or Trump AC Funding, as applicable, to any other Person, unless, among other things: (a) Trump AC or Trump AC Funding, as applicable, shall be the continuing Person, or the Person (if other than Trump AC or Trump AC Funding) formed by such consolidation or into which Trump AC or Trump AC Funding is merged or to which the properties and assets of Trump AC or Trump AC Funding are transferred (the "Surviving Entity") shall be a partnership or corporation, in the case of Trump AC, and a corporation, in the case of Trump AC Funding, duly organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all of the obligations of Trump AC or Trump AC Funding, as applicable, under the First Mortgage Notes and the First Mortgage Note Indenture, and the First Mortgage Note Indenture shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Event of Default or Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Trump AC or the Surviving Entity, as applicable, is at least equal to the Consolidated Net Worth of Trump AC immediately prior to such transaction or series of transactions; (d) immediately before and after giving effect to such transaction on a pro forma basis, Trump AC or the Surviving Entity, as applicable, could incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and (e) immediately after such transaction, such Issuer or the Surviving Entity, as applicable, holds all Permits required for operation of the business of, and such entity is controlled by a Person or entity (or has retained a Person or entity which is) experienced in, operating casino hotels or otherwise holds all Permits (including those required from Gaming Authorities) to operate its business. Trump AC Funding shall also deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that (a) such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the First Mortgage Note Indenture and (b) the transaction shall not impair the rights and powers of the Trustee and holders of the First Mortgage Notes thereunder.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which Trump AC or Trump AC Funding, as applicable, is not the continuing Person, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, provisions of Trump AC or Trump AC Funding, as applicable, and Trump AC or Trump AC Funding shall in such case be discharged from all obligations and covenants under the First Mortgage Note Indenture, the First Mortgage Notes and the Mortgage Documents.

 LIMITATION ON LINES OF BUSINESS

  The First Mortgage Note Indenture will provide that neither Trump AC nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that

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

which, in the reasonable good faith judgment of the Board of Directors of Trump AC Funding is a Related Business.

 LIMITATION ON ACTIVITIES OF TRUMP AC FUNDING

  Trump AC Funding will not conduct any business (including having any Subsidiary) whatsoever, other than to comply with its obligations under the First Mortgage Note Indenture and the First Mortgage Notes. Trump AC Funding will not incur or otherwise become liable for any Indebtedness (other than the First Mortgage Notes and any renewal, extension, substitution, refunding, refinancing or replacement thereof in accordance with the First Mortgage Note Indenture) or make any Restricted Payments.

 RESTRICTION ON CERTAIN AGREEMENTS

  The First Mortgage Note Indenture will provide that other than employment agreements in the ordinary course of business consistent with industry practice and approved by the compensation committee of Trump AC Funding, Trump AC will not, and will not permit any of its Subsidiaries to, enter into any management, services or consulting agreement with Trump or any Affiliate of Trump, other than the TPM Services Agreement; provided, that no Services Fee thereunder shall be paid (i) to any person other than Trump AC or a Subsidiary of the Company if the TPM Services Agreement is assigned or transferred by Trump Plaza Management Corp. and (ii) to Trump Plaza Management Corp. after expiration of the Super Puma Helicopter Lease. Trump AC will not, and will not permit its Subsidiaries to, pay any Services Fee under the TPM Services Agreement to Trump Plaza Management Corp. or pay or reimburse any expenses relating thereto if a Default or Event of Default has occurred and is continuing. The terms of the TPM Services Agreement shall not be amended to increase the amounts to be paid thereunder in the aggregate or on any particular date, or in any other manner which would be adverse to Trump AC or its Subsidiaries.

 MAINTENANCE OF INSURANCE

  The First Mortgage Note Indenture will provide that Trump AC will, and will cause its Subsidiaries to, (a) obtain, prior to the Issue Date, mortgagee title insurance policies insuring a first mortgage lien on the real estate portion of the Collateral, as constituted on the Issue Date, subject to certain exceptions, in an amount not less than the principal amount of First Mortgage Notes (covering the First Mortgage Notes, the Taj Mahal expansion debt and any replacement Working Capital Facility) and (b) from and at all times after the Issue Date until the First Mortgage Notes have been paid in full, have and maintain in effect insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty, and, with respect to insurance on the Collateral, shall have provided insurance certificates evidencing such insurance to the Collateral Agent prior to the Issue Date and shall thereafter provide such certificates prior to the anniversary or renewal date of each such policy referred to in this clause (b), which certificate shall expressly state the expiration date for each policy listed. All insurance with respect to the Collateral required under the Indenture (except worker's compensation) shall name the Issuers, Taj Associates, Plaza Associates and the Collateral Agent as additional insureds or loss payees, as the case may be, with losses in excess of $10.0 million payable jointly to the Issuers, Taj Associates, Plaza Associates and the Collateral Agent (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the Collateral Agent), with no recourse against the Collateral Agent for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A- or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

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

 RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

  The First Mortgage Note Indenture will provide that Trump AC will not sell, and will not permit any of its Subsidiaries to issue or sell, any shares of Equity Interests of any Subsidiary of Trump AC to any Person other than Trump AC or a Wholly-owned Subsidiary of Trump AC, except that all of the Equity Interests of a Subsidiary may be sold if such Asset Sale complies with the other provisions of the First Mortgage Note Indenture, including the covenants "Limitation on Sale of Assets and Subsidiary Stock; Event of Loss" and "Limitation on Merger, Sale or Consolidation." See "--First Mortgage Note Guarantees" above.

 FUTURE SUBSIDIARY GUARANTORS

  The First Mortgage Note Indenture will provide that all present and future Subsidiaries of Trump AC (other than Trump AC Funding, which is one of the Issuers and Taj Funding, so long as it conducts no business, receives no Investment from the Issuers or any of their Subsidiaries and is dissolved within 90 days of the Issue Date) jointly and severally will guarantee irrevocably and unconditionally all principal, premium, if any, and interest on the First Mortgage Notes on a senior basis.

 LIMITATION ON STATUS AS INVESTMENT COMPANY

  The First Mortgage Note Indenture will prohibit Trump AC and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

  The First Mortgage Note Indenture will provide that whether or not Trump AC or Trump AC Funding is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, each of Trump AC and Trump AC Funding will file with the SEC the annual reports, quarterly reports and other documents which each such Person would have been required to file with the SEC (to the extent permitted by applicable law) pursuant to such Section 13(a) or 15(d) if such Person were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which such Person would have been required so to file such documents if such Person were so subject. Each such Person will also in any event within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the First Mortgage Note Register, without cost to such Holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which each such Person would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if such Person were subject to such Sections, together with supplemental information in respect of summary financial data for each of the Casino Hotels at Trump AC's cost.

EVENTS OF DEFAULT AND REMEDIES

  The First Mortgage Note Indenture will define an Event of Default as, among other things, (i) the failure by the Issuers to pay any installment of interest (including any defaulted interest) on the First Mortgage Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Issuers to pay all or any part of the principal, or premium, if any, on the First Mortgage Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by Trump AC or any of its Subsidiaries to observe or perform any other covenant or agreement contained in the First Mortgage Notes or the First Mortgage Note Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the First Mortgage Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of either or both of

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


the Issuers or any of their Significant Subsidiaries, (v) a default in Indebtedness of either or both of the Issuers or any of their Subsidiaries with an aggregate principal amount in excess of $20.0 million, (vi) final unsatisfied judgments aggregating in excess of $20.0 million, at any one time rendered against either or both of the Issuers or any of their Subsidiaries and not stayed, bonded or discharged within 60 days, (vii) the revocation, suspension or involuntary loss of any Permit which results in the cessation of all or a substantial portion of the operations of either Casino Hotel for a period of more than 90 consecutive days, (viii) except as permitted by the First Mortgage Note Indenture and the First Mortgage Notes, the cessation of effectiveness of any guarantee of the Obligations in any material respect or the finding by any judicial proceeding that any such guarantee is unenforceable or invalid in any material respect or the denial or disaffirmation by any Guarantor in writing of its obligations under its guarantee or (ix) certain events of default relating to or under any of the Mortgage Documents. The First Mortgage Note Indenture provides that if a Default occurs and is continuing, the Trustee generally shall, within 90 days after the occurrence of such default, give to the Holders notice of such default.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above), then in every such case, unless the principal of all of the First Mortgage Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the First Mortgage Notes then outstanding, by notice in writing to the Issuers (and to the Trustee if given by Holders) (an "Acceleration Notice"), may, and the Trustee at the request of such Holders shall, declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv), above, occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding First Mortgage Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of First Mortgage Notes (or such higher percentage as would be required to amend such provision) generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the First Mortgage Notes which have become due solely by such acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the First Mortgage Notes, the holders of not less than specified percentages in aggregate principal amount of the First Mortgage Notes at the time outstanding may waive on behalf of all the holders any default, except a default in the payment of principal of or interest on any First Mortgage Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Subject to the provisions of the First Mortgage Note Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the First Mortgage Note Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the First Mortgage Note Indenture and applicable law, the holders of not less than a majority in aggregate principal amount of the First Mortgage Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided, that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The First Mortgage Note Indenture will provide that the Issuers may, at their option and at any time within one year of the final Stated Maturity of the First Mortgage Notes, elect to have their Obligations and the Obligations of the Guarantors discharged with respect to the outstanding First Mortgage Notes ("Legal

Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented, the Collateral will be released from the Liens in favor of the First Mortgage Notes and the Indenture shall cease to be of further effect as to all outstanding First Mortgage Notes and guarantees thereof, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such First Mortgage Notes when such payments are due from the trust funds;
(ii) the Issuers' obligations with respect to such First Mortgage Notes concerning issuing temporary First Mortgage Notes, registration of First Mortgage Notes, mutilated, destroyed, lost or stolen First Mortgage Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the First Mortgage Note Indenture. In addition, the Issuers may, at their option and at any time, elect to have the Obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the First Mortgage Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the First Mortgage Notes. In the event Covenant Defeasance occurs, the Collateral will be released from the Liens in favor of the First Mortgage Notes and certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the First Mortgage Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the First Mortgage Notes, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such First Mortgage Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such First Mortgage Notes, and the holders of First Mortgage Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the First Mortgage Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such opinion of counsel shall confirm that, the holders of such First Mortgage Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of the Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such First Mortgage Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the First Mortgage Note Indenture or any other material agreement or instrument to which Trump AC or any of its Subsidiaries is a party or by which Trump AC or any of its Subsidiaries is bound; (vi) the Issuers shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of such First Mortgage Notes over any other creditors of Trump AC or any of its Subsidiaries or with the intent of defeating, hindering, delaying or defrauding any other creditors of Trump AC, its Subsidiaries or others; and (vii) the Issuers shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

  If the funds deposited with the Trustee to effect the Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the First Mortgage Notes when due, then the

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obligations of the Issuers under the First Mortgage Note Indenture will be revived, and no such Legal Defeasance or Covenant Defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

  The First Mortgage Note Indenture will contain provisions permitting the Issuers, the Guarantors and the Trustee to enter into a supplemental indenture or may amend, modify or supplement the First Mortgage Notes, or the Mortgage Documents for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the First Mortgage Notes at the time outstanding, the Issuers, the Guarantors and the Trustee are permitted to amend or supplement the First Mortgage Note Indenture or any supplemental indenture, the Mortgage Documents, the First Mortgage Notes or modify the rights of the holders; provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any First Mortgage Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or change the place of payment where, or the coin or currency in which, any First Mortgage Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions of "Optional Redemption" above in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding First Mortgage Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the First Mortgage Note Indenture or (iii) release any Collateral from the Liens created by the Mortgage Documents, except in accordance with the First Mortgage Note Indenture and such documents, or modify any of the waiver provisions (except to increase any required percentage or to provide that certain other provisions of the First Mortgage Note Indenture cannot be modified or waived); and provided further, that only the holders of not less than two-thirds in aggregate principal amount of the then outstanding First Mortgage Notes affected thereby (except as set forth in the immediately preceding proviso clause) may modify the obligations of the Issuers to make and consummate a Change of Control Offer or modify any of the provisions or definitions with respect thereto. Amendments may be made to the Collateral Agency Agreement only with the consent of holders of at least a majority in aggregate principal amount of Indebtedness then secured pursuant thereto.

  The holders of the applicable percentages of aggregate principal amount outstanding of the First Mortgage Notes specified in the preceding paragraph may waive compliance with certain restrictive covenants and provisions of the First Mortgage Note Indenture and the Mortgage Documents.

GAMING LAWS

  In certain circumstances, holders of the First Mortgage Notes may be required to qualify under the Casino Control Act as a financial source to Plaza Associates or Taj Associates and as holders of securities of the Issuers. See "Regulatory Matters." The First Mortgage Note Indenture provides that if the CCC requires that a First Mortgage Noteholder (whether the record or beneficial owner) qualify under the Casino Control Act and if such holder does not so qualify, then such holder must dispose of his interest in the First Mortgage Notes within 30 days after receipt of notice of such finding, or within such earlier time as the CCC may require, or the Issuers may redeem such First Mortgage Notes. If any holder is found unqualified by the CCC, it is unlawful for the holder (i) to receive any interest upon the First Mortgage Notes, (ii) to exercise, directly or through any trustee or nominee, any right conferred by the First Mortgage Notes or (iii) to receive any remuneration, in any form from any "Regulated Company" (including the Issuers, the Guarantors or the Trustee) for services rendered or otherwise. See "--Optional Redemption."

  The First Mortgage Note Indenture further requires the Trustee to report the names of all record holders of the First Mortgage Notes to certain Gaming Authorities promptly after the initial issuance of the First Mortgage Notes and prior to the scheduled expiration date of the applicable casino license. The First Mortgage Note Indenture also requires the Trustee to provide to such Gaming Authorities copies of all written communications from the Trustee to the holders, notice of any default under the First Mortgage Notes, certain other information concerning the Trustee's enforcement of rights under the First Mortgage Note Indenture and other matters respecting the security for the First Mortgage Notes.


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

TRUSTEE

  The Trustee will be First Bank National Association, a national banking association. First Bank National Association also serves as trustee for the respective indentures governing the Senior Notes and the Plaza Notes.

  The First Mortgage Note Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the First Mortgage Note Indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS; NON-
RECOURSE

  The First Mortgage Note Indenture will provide that no direct or indirect stockholder, partner, employee, officer or director, as such, past, present or future of either of the Issuers, any Guarantor or any successor entity shall have any personal liability in respect of the obligations of the Issuers or any Guarantor under the First Mortgage Note Indenture or the First Mortgage Notes or the guarantees thereof by reason of his or its status as such stockholder, partner, employee, officer or director, except to the extent such is an Issuer or a Guarantor.

THE MORTGAGE

  The First Mortgage Notes will be secured by the Mortgage in favor of the Collateral Agent for the benefit of the holders of the First Mortgage Notes, subject to the terms of the Collateral Agreement. The Mortgage shall encumber the Issuers' and the Guarantors' (collectively, the "Mortgagor") respective fee and leasehold interests in the Casino Hotels, including the Specified Parcels and certain other facilities owned or leased by the Issuers or any of the Guarantors, any additions and improvements constructed thereon and the interest of the Issuers and the Guarantors in furniture, furnishings, fixtures, machinery and equipment at any time forming a part thereof, or used in connection therewith, and substantially all of the other assets of the Issuers and the Guarantors, except as described herein. The Mortgagor will have the right to sell, free and clear from the Lien of the Mortgage Documents, certain tangible personal property which has become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses or the operation of the Collateral. See "Security for the First Mortgage Notes."

  Enforceability of certain provisions of the First Mortgage Note Indenture, the guarantees in respect thereof and the Mortgage Documents may be limited by general principles of equity. In general, courts will not allow acceleration of mortgage indebtedness by reason of defaults or other circumstances which are not deemed material to the security of the holder of such indebtedness.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any Person (a) existing at the time such person becomes a Subsidiary of Trump AC, including by designation, or is merged or consolidated into or with Trump AC or one of its Subsidiaries or (b) assumed in connection with the Acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, consolidation or merger. Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary, including by designation, or the date of such merger or consolidation, as applicable.

  "Acquisition" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

  "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any

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other Person that owns, directly or indirectly, 5% or more of such Person's
Equity Interests or any officer or director of any such Person or other person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Affiliated Ground Leases" means the TSA Lease and the SFA Lease.

  "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

  "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules l3d-3 and l3d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capital Contribution" shall mean, with respect to any Person, that amount of money or the Fair Market Value of any Property (net of liabilities to which such Property is subject) irrevocably and unconditionally contributed to such Person in exchange for Qualified Equity Interests of such Person; provided, however, that such term shall not include any such contribution of funds obtained from the proceeds of the Stock Offering (including proceeds from any exercise of the underwriters' overallotment option) except for such
contributions of proceeds therefrom in excess of $   million.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Capitalized Lease Obligation" of any Person means any obligation of such Person or its Subsidiaries on a Consolidated basis under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

  "Cash Equivalent" means (a) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $300.0 million and whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Ratings Service, a division of McGraw-Hill, Inc., or any successor rating agency, (c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Trump AC) organized and existing under the laws of the United States of
America with a rating, at the time as of which any investment therein i     s
made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or

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


"A-1" (or higher) according to Standard & Poor's Ratings Service, a division of McGraw-Hill, Inc., or any successor rating agency and (d) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $300.0 million.

  "Casino Hotels" means collectively the (i) casino and hotel complex currently known as the "Trump Plaza Hotel and Casino" in Atlantic City, New Jersey and ancillary structures and facilities located on the premises and all furniture, fixtures and equipment at any time contained therein, in each case owned by or leased to Plaza Associates which are covered by the Lien of the Mortgage Documents and (ii) the casino and hotel complex currently known as the "Trump Taj Mahal Casino Resort" in Atlantic City, New Jersey and ancillary structures and facilities located on the premises and all furniture, fixtures and equipment at any time contained therein to each case owned by or leased to Taj Associates which are covered by the Lien of the Mortgage Documents.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Collateral Agency Agreement" means that agreement dated the date hereof by and among the Collateral Agent and the Trustee as well as such other persons as may be permitted to become parties thereunder as a result of their status as lenders of Indebtedness permitted to be incurred pursuant to clause (c) of the covenant "Limitations on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including Refinancing Indebtedness in respect thereof) or clause (c) thereof.

  "Collateral Agent" shall mean First Bank National Association, as collateral agent under the Collateral Agency Agreement.

  "Consolidated Coverage Ratio" of any person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap and Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

  "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period (determined, for purposes of this definition only, without taking into effect clause (x) of the last sentence of the definition thereof) adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense, (ii) Consolidated depreciation and amortization expense, provided, that consolidated depreciation and amortization of a Subsidiary that is a less than Wholly-owned Subsidiary shall only be added to the extent of the equity interest of such person in such Subsidiary and (iii) Consolidated Fixed Charges, less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

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

  "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including
(i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, (b) one-third of Consolidated Rental Payments for such period attributable to operating leases of such person and its Consolidated Subsidiaries, and (c) the amount of dividends accrued or payable by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's Wholly-owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

  "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), less all fees and expenses relating thereto, (b) the net income, if positive, of any person, other than a Consolidated Wholly-owned Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a Consolidated Wholly-owned Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,
(d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary and (e) net gains or losses in respect of the redemption and repurchase, respectively, of the PIK Notes, the Taj Bonds or the Plaza Notes. To the extent not already reduced thereby, Consolidated Net Income of Trump AC for any period shall be reduced by the aggregate amount of
(x) all Permitted Tax Distributions made during, or distributable in respect of, such period and (y) all payments made during such period pursuant to the TPM Services Agreement.

  "Consolidated Net Worth" of any person at any date means, in the case of a partnership, such person's partners' capital and, in the case of a corporation, the aggregate Consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

  "Consolidated Rental Payments" of any Person means the aggregate rental obligations of such Person and its Consolidated Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a Consolidated basis in conformity with GAAP, payable in respect of such period under leases of real or personal property (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on

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

a Consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, excluding, however, in any event, that portion of Consolidated Fixed Charges of such Person representing payments by such Person or any of its Consolidated Subsidiaries in respect of Capitalized Lease Obligations.

  "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired), the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

  "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied. The term "Consolidated" shall have a similar meaning.

  "CRDA" means the New Jersey Casino Reinvestment Development Authority or any successor entity thereto.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Capital Stock" means, with respect to any person, an Equity Interest of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event (other than the disqualification of the holder thereof by a Gaming Authority) or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) in whole or in part, on or prior to the final Stated Maturity of the First Mortgage Notes.

  "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such Person.

  "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "F, F&E Financing Agreement" means an agreement which creates a Lien upon any after-acquired tangible personal property and/or other items constituting operating assets, which are financed, purchased or leased for the purpose of engaging in or developing a Related Business.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy and, with respect to any redemption of First Mortgage Notes pursuant to the applicable gaming laws, means (a) the last sales price regular way on the last trading day prior to the date of determination of such value on the largest national securities exchange (or, if said security is not listed on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ")) on which such First Mortgage Notes shall have traded on such trading day, or (b) if no such sales of such First Mortgage Notes occurred on such trading day, the mean between the "bid" and "asked" prices on such national securities exchange or as quoted on the National Market System of NASDAQ, as the case may be, on such last trading day, or (c) if the First Mortgage Notes are not listed or quoted on any national securities exchange or the National Market System of NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for the First Mortgage Notes have not been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange member firm regularly making a market in the First Mortgage Notes, selected for such purpose by Trump AC Funding or (d) if none of clauses (a) through (c) are applicable, the fair market value of such First Mortgage Notes as of the

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date of determination as determined in such manner as shall be satisfactory to
Trump AC Funding, which shall be entitled to rely for such purpose on the advice of any firm of investment bankers or securities dealers having familiarity with the First Mortgage Notes.

  "Gaming Authority" means the New Jersey Casino Control Commission, New Jersey Division of Gaming Enforcement or any other governmental agency which regulates gaming in a jurisdiction in which Trump AC or any of its Subsidiaries conducts gaming activities.

  "Gaming Licenses" means every material license, material franchise, or other material authorization required to own, lease, operate or otherwise conduct or manage gaming in any state or jurisdiction where Trump AC or its Subsidiaries conduct business, and any applicable liquor licenses.

  "Generally Accepted Accounting Principles" or "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

  "Ground Leases" means the ground leases, as amended or supplemented in accordance with the Mortgage Documents, each of which expires on December 31, 2078, pursuant to which Plaza Associates is the current lessee, and each of Trump Seashore Associates (the "TSA Lease"), Seashore Four Associates (the "SFA Lease") and Plaza Hotel Management Company (the "PHMC Lease") are the current respective lessors.

  "Guaranteed Debt" of any Person means, without duplication, all indebtedness of any other Person referred to in the definition of Indebtedness contained in this section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (d) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (e) otherwise to assure a creditor against loss; provided, that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, and provided, further, that the obligations of Plaza Associates pursuant to the TPM Services Agreement or the Ground Leases, in each case in effect on the Issue Date or as amended pursuant to terms substantially similar to the terms in effect on the Issue Date, shall not be deemed to be Guaranteed Debt of Plaza Associates.

  "Improvements" shall mean, with respect to either or both of the Casino Hotels, all improvements thereto, including any alteration thereof and the acquisition, construction of any additions related thereto (including adjacent property) or renovations thereof, including without limitation the construction or renovation of additional gaming space or facilities, hotel and restaurant facilities and parking facilities, with all landscaping and other off- and on-site work related thereto.

  "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities and obligations, contingent and otherwise, of such Person for borrowed money or representing the balance deferred and unpaid of the purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities or in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Equity Interest of such Person, or any warrants, rights or options to acquire such Equity Interest, now or hereafter outstanding, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) every obligation of such Person issued as payment in consideration of the purchase by such Person or an Affiliate of such Person of the Equity Interest or all or

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substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or an Affiliate of such Person was a party, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities arising in the ordinary course of business, (e) all obligations under Interest Swap and Hedging Obligations of such Person,
(f) all Capitalized Lease Obligations of such Person, (g) all Indebtedness referred to in clauses (a) through (f) above of other Persons and all dividends of other Persons, the payment of which are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (h) all Guaranteed Debt of such Person and (i) all Disqualified Capital Stock of such Person (valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

  "Independent Directors" shall mean directors who are not officers or employees of THCR or any of its Subsidiaries and who are not Affiliates of Trump or any of his Affiliates.

  "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

  "Investment" means, with respect to any Person, directly or indirectly, (a) any advance, loan or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), (b) any purchase or other acquisition by such Person of any Equity Interest, bonds, notes, debentures or other securities issued or owned by, any other Person or (c) other than guarantees of Indebtedness of the Issuers or any Subsidiary to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of any other Person.

  "Issue Date" means the date of first issuance of the First Mortgage Notes under the First Mortgage Note Indenture.

  "Legal Requirements" means all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, of governments, federal, state and municipal.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired by an Issuer or Guarantor.

  "Mortgage Documents" shall have the meaning provided in the Mortgage Note Indenture.

  "Net Cash Proceeds" (x) of an issuance of Indebtedness or Equity Interests means the cash proceeds of such issuance, net of attorneys' fees, accountants' fees, brokerage, consultant, underwriting and other fees and

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expenses actually incurred in connection with such issuance, sale, conversion or exchange and net of any taxes paid or payable as a result thereof by the entity making such sale and (y) of an Asset Sale (including an Event of Loss) means the aggregate amount of cash and Cash Equivalents received by Trump AC and its Subsidiaries in respect of such Asset Sale less the sum of all fees, commissions and other expenses incurred in connection with such Asset Sale less, in the case of an Asset Sale only, the amount (estimated reasonably and in good faith by Trump AC) of income, franchise, sales and other applicable taxes required to be paid by Trump AC or any of its Subsidiaries or distributable by Trump AC as a Permitted Tax Distribution, in each case, within twelve months of consummating the Asset Sale, in connection with such Asset Sale.

  "Net Proceeds" means the aggregate Net Cash Proceeds and fair market value of property and assets (valued at the fair market value thereof at the time of receipt in good faith by Trump AC).

  "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Issuers or the Guarantors under the terms of the First Mortgage Notes or the First Mortgage Note Indenture.

  "Partners" means each of THCR Holdings and Plaza Holding Inc. or any additional or substitute partners admitted under the Partnership Agreement so long as (i) each is a partner under the Partnership Agreement, unless removed as a partner in accordance with the Partnership Agreement and (ii) no Default or Event of Default occurs as a result thereof.

  "Partnership Agreement" means the Amended and Restated Partnership Agreement of Trump AC, dated as of the Issue Date, as amended from time to time in accordance with its terms.

  "Permit" means any license (including, without limitation, all Gaming Licenses), franchise, authorization, statement of compliance, certificate of operation, certificate of occupancy and permit required for the lawful ownership, occupancy, operation and use of all or a material portion of either of the Casino Hotels, whether held by Plaza Associates, Taj Associates or any other Person (which may be temporary or permanent) (including, without limitation, those required for the use of either of the Casino Hotels as a licensed casino facility), in accordance with all applicable Legal Requirements.

  "Permitted Holder" means Trump and the spouse and descendants of Trump (including any related grantor trusts controlled by, and established and maintained for the sole benefit of, Trump or such spouse or descendants), and the estate of any of the foregoing, but no other Person.

  "Permitted Indebtedness" means the following:

    (a) Trump AC may incur Indebtedness to any Wholly-owned Subsidiary Guarantor, and any Wholly-owned Subsidiary Guarantor may incur Indebtedness to any other Wholly-owned Subsidiary Guarantor or to Trump AC, provided, that, in the case of Indebtedness of Trump AC such obligations shall be unsecured and expressly subordinated in right of payment to Trump AC's Obligations pursuant to the First Mortgage Notes, and that the date of any event that causes such Subsidiary Guarantor to no longer be a Wholly-owned Subsidiary Guarantor shall be an Incurrence Date;

    (b) the Super Puma Helicopter Lease, but only to the extent no Services Fees are thereafter paid under the TPM Services Agreement; and

    (c) Indebtedness existing on the Issue Date, after giving effect to the transactions contemplated by the Merger Transaction.

  "Permitted Investment" means (a) Investments in any of the First Mortgage Notes; (b) Cash Equivalents; (c) intercompany notes to the extent permitted under clause (a) of the definition of "Permitted Indebtedness"; (d) loans, advances or investments existing on the Issue Date; (e) any Investment in any Wholly-owned Subsidiary of Trump AC; and (f) any Investment consisting of the extension of gaming credit to customers consistent with industry practice in the ordinary course of business.

  "Permitted Leases" means the following:

    (a) any Capitalized Lease Obligation of Trump AC or any of its Subsidiaries incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

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    (b) any lease of Plaza Associates or Taj Associates, as tenant or subtenant, existing on the date of the Indenture and listed on a schedule thereto or referred to in a Mortgage or schedule thereto, including any modifications, amendments, renewals or supplements thereof, provided, that the aggregate annual rent and other costs thereunder are not increased thereby, except as such rent or costs may be increased during any renewed lease term pursuant to the terms of such leases as they exist on the date of the Indenture; and

    (c) any operating leases of Trump AC or any of its Subsidiaries other than the leases set forth above, provided, that the aggregate average annual rent and other payments required thereunder over the terms of such leases shall not exceed $10.0 million.

  "Permitted Liens" means

    (a) Liens existing on the Issue Date after giving effect to the Merger Transaction, and Liens securing Refinancing Indebtedness in respect of secured Indebtedness existing on the Issue Date;

    (b) the Lien of the Trustee as provided for in the Indenture and the Mortgage Documents;

    (c) Indebtedness incurred in accordance with clause (d) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" may be secured by the assets acquired pursuant to the respective capital lease (in the case of Capitalized Lease Obligations) or with the proceeds of the respective F, F&E Financing Agreements, so long as such Liens do not extend to any other assets;

    (d) Indebtedness of Trump AC and the Guarantors incurred pursuant to clause (e) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (and refinancings thereof pursuant to clause (e) of such covenant) may be secured by the assets of Trump AC and the Guarantors, as applicable, provided, that the First Mortgage Notes are secured by the assets securing such Indebtedness on a senior or an equal and ratable basis pursuant to the terms of the Collateral Agency Agreement;

    (e) Indebtedness of the Company, Plaza Associates or Taj Associates incurred pursuant to clause (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (and refinancings thereof pursuant to clause (f) of such covenant) may be secured by the assets of the Company, Plaza Associates or Taj Associates, as applicable, provided, that the Mortgage Notes are secured by the assets securing such Indebtedness on a senior or an equal and ratable basis pursuant to the terms of the Collateral Agency Agreement;

    (f) any Lien arising by reason of (i) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (ii) security for payment of workmen's compensation or other insurance; (iii) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money); and (iv) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

    (g) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings by Trump AC or any of its Subsidiaries if adequate reserves with respect thereto are maintained on the books of Trump AC or any of its Subsidiaries, as the case may be, in accordance with GAAP;

    (h) statutory Liens of carriers, warehousemen, mechanics, landlords, laborers, materialmen, repairmen or other like Liens arising by operation of law in the ordinary course of business and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if
  (i) the underlying obligations are not overdue for a period of more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings by Trump AC or any of its Subsidiaries and adequate reserves with respect thereto are maintained on the books of Trump AC or any of its Subsidiaries, as the case may be, in accordance with GAAP;

    (i) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects, which, if they are incurred by Trump AC or any of its Subsidiaries after it acquires the property

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


  subject thereto, are incurred in the ordinary course of business and consistent with industry practices which, individually or in the aggregate, do not materially detract from the value of the property subject thereto (as such property is used or proposed to be used by Trump AC or any of its Subsidiaries) or interfere with the ordinary conduct of the business of Trump AC or any of its Subsidiaries; provided, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

    (j) Liens that secure Acquired Indebtedness (and refinancings thereof pursuant to clause (f) of the covenant "Limitation of Incurrence of Additional Indebtedness and Disqualified Capital Stock"), provided, in each case, that such Liens do not secure any property or assets other than the property or assets so acquired and were not put in place in connection with or in anticipation of such acquisition, merger or consolidation;

    (k) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of Trump AC or any of its Subsidiaries or materially detracting from the value of the relative assets of Trump AC or such Subsidiary;

    (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Trump AC or any of its Subsidiaries in the ordinary course of business; and

    (m) Liens on the Equity Interests of Trump AC or any of its Subsidiaries to the extent required to be pledged for the benefit of holders of Senior Notes or of any Refinancing Indebtedness in respect thereof.

  "Permitted Tax Distributions" means for each tax year that Trump AC qualifies as a partnership or substantially similar pass-through entity under the Code or any similar provision of state or local law, distributions of Tax Amounts in respect of the jurisdictions in which Trump AC so qualifies as a partnership or substantially similar pass-through entity; provided, that (A) prior to any Permitted Tax Distribution a knowledgeable and duly authorized officer of Trump AC Funding shall certify, and counsel reasonably acceptable to the Trustee shall opine, that Trump AC qualifies as a partnership or substantially similar pass-through entity for federal income tax purposes and under similar laws of the states in respect of which such distributions are being made and (B) at the time of such distributions, the most recent audited financial statements of Trump AC provide that Trump AC was treated as a partnership for federal income tax purposes for the period of such financial statements. Distributions of Tax Amounts may be made between the tenth and twentieth day of each January (provided, that payments in respect of estimated state or local taxes due in January may instead, at the option of Trump AC, be paid during the last five days of the immediately preceding December), April, June and September, based upon the minimum estimated tax payments in respect of Tax Amounts which would then be due and payable, and during the tenth through twentieth day of April or within ten days of the reconciliation described in the immediately succeeding sentence, with respect to any additional tax payments owing in respect of the prior fiscal year. Within 60 days of Trump AC's filing of the Internal Revenue Service Form 1065 for the applicable tax year, a reconciliation shall be made of the Permitted Tax Distributions actually paid versus the amount permitted to be paid as Permitted Tax Distributions based upon the final results of the applicable tax year. In addition, prior to any Permitted Tax Distributions, each Partner shall have entered into a binding agreement promptly to reimburse Trump AC for any positive difference between the distributed amount and the Tax Amount as finally determined; provided, however, that, if the Partners of Trump AC do not promptly reimburse Trump AC for any positive difference between the distributed amount and the Tax Amount, then the Permitted Tax Distributions during the year in which such reimbursement should have been made shall be reduced by the unreimbursed amount until the Permitted Tax Distributions for such year are zero and, thereafter, Permitted Tax Distributions shall be reduced in the succeeding years until the unreimbursed amount not used to reduce Permitted Tax Distributions is zero.

  "Person" or "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

  "Qualified Capital Stock" means any Equity Interest of Trump AC that is not Disqualified Capital Stock.

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


  "Qualified Exchange" means (a) any repurchase, redemption or other acquisition or retirement of any shares of any class of Equity Interests of Trump AC on or after the Issue Date in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares, interests or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of Trump AC) of, Qualified Capital Stock of Trump AC; or (b) the redemption, repayment, defeasance, repurchase or other acquisition or retirement for value of any Indebtedness of, or guaranteed by, Trump AC on or after the Issue Date in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale of, Qualified Equity Interests of Trump AC.

  "Reference Period" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the First Mortgage Notes or the First Mortgage Note Indenture.

  "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of holders of the First Mortgage Notes than was the Indebtedness or Disqualified Capital Stock to be so refinanced, (C) such Refinancing Indebtedness shall be secured only by the assets (if any) securing the Indebtedness to be so refinanced and (D) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of the corresponding installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

  "Related Business" means the business conducted (or proposed to be conducted) by Plaza Associates or Taj Associates as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of Trump AC Funding are related businesses in Atlantic County, New Jersey or are related to the Casino Hotels.

  "Required Regulatory Redemption" means a redemption by the Issuers of any of such holder's First Mortgage Notes pursuant to, and in accordance with, any order of any Governmental Authority with appropriate jurisdiction and authority relating to a Gaming License, or to the extent necessary in the reasonable, good faith judgment of the Issuers to prevent the loss, failure to obtain or material impairment or to secure the reinstatement of, any material Gaming License, where such redemption or acquisition is required because the holder or beneficial owner of such First Mortgage Note is required to be found suitable or to otherwise qualify under any gaming laws and is not found suitable or so qualified within a reasonable period of time.

  "Restricted Funds Account" means a segregated bank account of Trump AC or any of its Subsidiaries, subject to the Lien of the Collateral Agent under the Collateral Agency Agreement, the proceeds of which are invested in cash or Cash Equivalents pending any use permitted by the covenant "Limitation on the Sale of Assets and Subsidiary Stock; Event of Loss."

  "Restricted Investment" means, in one or a series of related transactions, any Investment, other than investments in Cash Equivalents.

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


  "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any subsidiary or parent of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person, (c) any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Indebtedness of, or guaranteed by, such Person, any parent of such Person or any Subsidiary prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness (including any payment in respect of any amendment of the terms of any such Indebtedness, which amendment is sought in connection with any such acquisition of such Indebtedness or seeks to shorten any such due date), (d) in connection with the designation of a Person as an Unrestricted Subsidiary, a Restricted Payment shall be deemed to exist in the amount provided in the definition of Unrestricted Subsidiary contained herein and (e) any Restricted Investment by such person; provided, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to Trump AC or to any of its Wholly-owned Subsidiaries or any Subsidiary Guarantor.

  "Services Fee" means, for any period, the amount of the fee payable by Plaza Associates under the TPM Services Agreement for such period.

  "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

  "Stated Maturity," when used with respect to any First Mortgage Note, means
April   , 2006, and when used with respect to any other Indebtedness means the dates specified in such other Indebtedness as the fixed date on which the principal of such Indebtedness is due and payable.

  "Subsidiary" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (iii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and has a majority ownership interest. Notwithstanding the foregoing, no Unrestricted Subsidiary shall be considered a Subsidiary of Trump AC or any of its other Subsidiaries for purposes of the First Mortgage Notes and the Indenture. Unless the context otherwise requires, all references herein to "Subsidiaries" shall be to the direct and indirect to Subsidiaries of Trump AC for purposes of the First Mortgage Notes and the First Mortgage
Note Indenture.

  "Superior Mortgages" means those certain mortgages, each as in effect on the Issue Date, known as the "Rothenberg" and "Mutual Benefit" mortgages, securing the Plaza Garage Parcel and the Egg Harbor Parcel more fully described in the Mortgage Documents.

  "Tax Amounts" with respect to any year means an amount no greater than (a) the higher of (i) the product of (A) the taxable income of Trump AC (computed as if Trump AC were an individual taxpayer) for such year as determined in good faith by the Board of Directors of Trump AC Funding and (B) the Tax Percentage and (ii) the product of (A) the alternative minimum taxable income attributable to Trump AC (computed as if Trump AC were an individual taxpayer) for such year as determined in good faith by Board of Directors of Trump AC Funding and (B) the Tax Percentage, reduced by (b) to the extent not previously taken into account, any income tax benefit attributable to Trump AC which could be realized (without regard to the actual realization) by its Partners in the current or any prior taxable year, or portion thereof, commencing on or after the Issue Date (including any tax losses or tax credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation. Any part of the Tax Amount not distributed in respect of a tax period for which it is calculated shall be available for distribution in subsequent tax periods.

  "Tax Percentage" means the highest, aggregate effective marginal rate of federal, state and local income tax or, when applicable, alternative minimum tax, to which any Partner of Trump AC would be subject in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm); provided, that in no event shall the Tax Percentage be greater than the sum of (x) the highest, aggregate effective marginal rate of federal, state, and local income tax or, when applicable, alternative minimum tax, to which Trump AC would have been subject if it were a C corporation, for federal income tax purposes, and (y) 5 percentage points. If any Partner or Upper Tier Owner of Trump AC is an S corporation, partnership or similar pass-through entity for federal income tax purposes, the Tax Percentage shall be computed based upon the tax rates applicable to the shareholder or partner of such Partner or Upper Tier Owner, as the case may be.

  "TPM Services Agreement" shall mean the Amended and Restated Services Agreement, dated June 24, 1993, between Plaza Associates and Trump Plaza Management Corp.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "Unrestricted Subsidiary" means any Subsidiary of Trump AC that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by Trump AC, as provided below) provided that such Subsidiary does not and shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business. Trump AC may designate any Person (other than Plaza Associates, Taj Associates, TTMC, Trump AC Funding and any direct or indirect holder of Equity Interest therein) to be an Unrestricted Subsidiary if (a) no Default or Event of Default is existing or will occur as a consequence thereof, (b) either (x) such Subsidiary, at the time of designation thereof, has no assets, (y) such Subsidiary is designated an "Unrestricted Subsidiary" at the time of Acquisition by Trump AC, in the case of Subsidiaries acquired after the Issue Date or (z) immediately after giving effect to such designation, on a pro forma basis, Trump AC could incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenants "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and (c) such Subsidiary does not own any Equity Interests in, or own or hold any Lien on any property of, Trump AC or any other Subsidiary (excluding other Unrestricted Subsidiaries). Any such designation also constitutes a Restricted Payment (to the extent such amount is in excess of $0.00) in an amount equal to the sum of (x) net assets of such Subsidiary at the time of the designation, unless in the case of this clause (x) the designation is made pursuant to clause (b)(y) of the first sentence of this definition, in which case the amount of consideration paid by Trump AC and its Subsidiaries to effect such Acquisition (excluding Qualified Equity Interests of THCR issued in connection therewith) shall be the amount for purpose of this clause (x),and (y) the maximum amount of Guaranteed Debt of Trump AC and its Subsidiaries in respect of the designated Subsidiary which is to be outstanding immediately after such designation, in each case for purposes of the covenant "Limitation on Restricted Payments." Subject to the foregoing, Trump AC may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, Trump AC could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio test in paragraph (a) of the covenants "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

  "Upper Tier Owner" means (i) if a Partner is an S corporation, partnership or similar pass-through entity for federal income tax purposes, any shareholder or partner of such Partner and (ii) if any such shareholder or partner referred to in (i) above is an S corporation, partnership or similar pass-through entity for federal income tax purposes, any shareholder or partner of such person.

  "Voting Stock" with respect to any Person means all classes of Equity Interests of such Person then outstanding and normally entitled to vote in elections of directors of such Person.

  "Wholly-owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by Trump AC or another Wholly-owned Subsidiaries of Trump AC.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of April 1, 1996 (without giving effect to the transactions contemplated by the Merger Transaction), certain information regarding the beneficial ownership of THCR Common Stock by (i) each of THCR's executive officers, (ii) each director of THCR, (iii) each person who is known to THCR to own beneficially more than 5% of the THCR Common Stock and (iv) all officers and directors of THCR as a group. Such information is based, in part, upon information provided by certain stockholders of THCR. In the case of persons other than members of the officers and directors of THCR, such information is based solely on a review of Schedules 13G filed with the SEC.

                                                             BENEFICIAL
                                                              OWNERSHIP
                                                          ----------------------
   NAME                                                    NUMBER        PERCENT
   ----                                                   ---------      -------
Donald J. Trump.......................................... 6,667,217(/1/)  39.8%
Nicholas L. Ribis........................................    72,487(/2/)     *
John P. Burke............................................       400(/3/)     *
Robert M. Pickus.........................................       200          *
Wallace B. Askins........................................     3,000          *
Don M. Thomas............................................       200          *
Peter M. Ryan............................................       --         --
INVESCO PLC..............................................   527,300(/4/)   5.2
Hellman, Jordan Management Co., Inc. ....................   882,700(/5/)   8.8
The Capital Group Companies, Inc. ....................... 1,064,000(/6/)  10.6
State Street Research & Management Company............... 1,270,300(/7/)  12.6
Oppenheimer Group, Inc. ................................. 1,490,075(/8/)  14.8
All officers and directors of THCR (7 persons)........... 6,743,504       40.2

  The above persons have sole voting and investment power, unless otherwise indicated.

- ---------------------
 * Less than 1%.

(1) 725 Fifth Avenue, New York, New York 10022. These shares include 6,666,667 shares of THCR Common Stock, into which Trump's limited partnership interest in THCR Holdings is convertible, subject to certain adjustments. These shares do not include 300 shares of THCR Common Stock held by his wife, Mrs. Marla M. Trump, of which shares Trump disclaims beneficial ownership. Trump is also the beneficial owner of the outstanding shares of the THCR Class B Common Stock (1,000 shares). The THCR Class B Common Stock has voting power equivalent to the voting power of the THCR Common Stock into which Trump's limited partnership interest is convertible. Upon conversion of all or any portion of the THCR Holdings limited partnership interest into shares of THCR Common Stock, the corresponding voting power of the THCR Class B Common Stock will be proportionately diminished.
(2) Represents the vested portion of a stock bonus awarded to the President of THCR pursuant to the 1995 Stock Plan. See "Management--Executive Compensation." These shares include 3,081 shares and 2,739 shares held by Mr. Ribis as custodian for his son, Nicholas L. Ribis, Jr., and his daughter, Alexandria Ribis, respectively, of which shares Mr. Ribis disclaims beneficial ownership.
(3) Mr. Burke shares voting and dispositive power of 100 of these shares with his wife. These shares also include 100 shares beneficially owned solely by his wife, of which shares Mr. Burke disclaims beneficial ownership.
(4) 11 Devonshire Square, London EC2M 4YR, England. INVESCO PLC ("Invesco"), the parent holding company, shares voting and dispositive power over these shares (with four of its subsidiaries). Invesco and its subsidiaries disclaim beneficial ownership of these shares, which are held by them on behalf of other persons who have the right to receive (or direct the receipt) of dividends and proceeds from the sale of such shares.

(5) 75 State Street, Suite 2420, Boston, Massachusetts 02109. Hellman, Jordan Management Co., Inc. ("Hellman") is an investment adviser which has sole dispositive power over all of these shares and has sole voting power over 817,700 of these shares. Hellman's clients have the power to revoke Hellman's dispositive power upon 30 days' written notice.

(6) 333 South Hope Street, Los Angeles, California 90071. The Capital Group Companies, Inc. ("Capital Group") has sole dispositive power over these shares and sole voting power over 256,000 of these shares. These shares include 654,000 shares beneficially owned by Capital Guardian Trust Company ("Capital Guardian"). Capital Group is the parent holding company of Capital Guardian. Capital Group and Capital Guardian disclaim beneficial ownership of these shares.

(7) One Financial Center, 30th Floor, Boston, Massachusetts 02111. State Street Research & Management Company ("State Street") is an investment adviser and disclaims beneficial ownership of these shares. Metropolitan Life Insurance Company, One Madison Avenue, New York, New York 10010, is the parent holding company of State Street.

(8) Oppenheimer Tower, World Financial Center, New York, New York 10281. Oppenheimer Group, Inc. ("Oppenheimer") has shared voting and dispositive power over these shares. These shares include 886,400 shares beneficially owned by Oppenheimer Capital, an investment adviser, of which Oppenheimer is the parent holding company.

               DESCRIPTION OF THE TRUMP AC PARTNERSHIP AGREEMENT

  The following summary of the Amended and Restated Partnership Agreement of Trump AC, as amended to date (the "Trump AC Partnership Agreement"), and the description of certain provisions set forth elsewhere in this Prospectus, are qualified in their entirety by reference to such partnership agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Trump AC was formed on February 17, 1993 under the laws of the State of New Jersey. The partners of Trump AC, THCR Holdings and Plaza Holding Inc. (each, a "Partner") amended the Trump AC Partnership Agreement on March 4, 1996 to change the name of the partnership from Trump Plaza Holding Associates to Trump Atlantic City Associates and certain other amendments were made in connection with the Merger Transaction.

DISTRIBUTIONS AND ALLOCATIONS OF PROFITS AND LOSSES

  Trump AC will make any required distributions to each Partner for taxes ("Tax Amounts") in one or more payments from time to time during each year, but in no event later than March 1 of the year immediately following such year, in an aggregate cash sum equal to such Partner's percentage interest in Tax Amounts in respect of such year. In general, Tax Amounts for any year are the product of the highest marginal tax rate applicable to any of the Partners (subject to certain limitations) and Trump AC's taxable income for such year. The Trump AC Partnership Agreement provides that after making the required tax distributions, additional distributions will be made from time to time as determined by a majority of the Board of Directors of Plaza Holding Inc., but in any case pro rata in accordance with the Partners' percentage interests.

  Profits and losses for tax purposes are generally allocated among the partners in accordance with their percentage interests, subject to compliance with the provisions of Section 704(b) and 704(c) of the Code and the Treasury Regulations thereunder governing special allocations of certain partnership items, including the "ceiling rule" set forth in Treasury Regulations Section 1.704-3 (which are not subject to cure by special allocation except as specifically provided in the Trump AC Partnership Agreement).

TERM

  The term of Trump AC's partnership continues until December 31, 2030. A Partner may terminate his membership in Trump AC (a "Withdrawing Partner") only upon the written consent of all the other Partners in Trump AC. The distribution of the interest of the Withdrawing Partner will be determined by the unanimous consent of all the other Partners at the time of the withdrawal of the Withdrawing Partner. Trump AC shall be dissolved and its affairs wound up only upon the unanimous consent of all the Partners or as otherwise required by law.

MANAGEMENT

  All decisions affecting the business and affairs of Trump AC, including, but not limited to, the financing, refinancing, sale, management or leasing of any partnership property, or any part thereof, the acquisition, development, financing, sale or leasing of other property, and all matters arising under the Trump AC Partnership Agreement shall be decided by Plaza Holding Inc., the Managing General Partner of Trump AC.

PARTNER CONTRIBUTIONS

  The contributions of all Partners to Trump AC shall be returned only upon dissolution or termination of Trump AC and after payment of all debts of Trump AC and only out of net assets or net proceeds remaining thereafter.

ADMISSION OF THCR HOLDINGS

  In connection with the June 1995 Offerings, the Partners amended the Trump AC Partnership Agreement to provide for (i)(A) Trump's contribution of his 99% general partnership interest in Trump AC to THCR Holdings, and (B) Trump's withdrawal as a general partner of Trump AC, and (ii) the admittance of THCR Holdings general partner in Trump AC. The amendment provided for the indemnification of Trump by Trump AC for all expenses incurred in connection with any threatened, pending or completed action, suit or proceeding in connection with the business or internal affairs of Trump AC or any act of omission of Trump as a general partner of Plaza Holding (as predecessor to Trump AC).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain federal income tax consequences of acquiring, owning and disposing of the First Mortgage Notes. This discussion is based upon the provisions of the federal income tax law now in effect which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor in the First Mortgage Notes in light of his personal investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, and except to the extent described below, foreign investors) and does not discuss any aspect of state, local or foreign taxation. This discussion is limited to those initial investors who will hold the First Mortgage Notes as "capital assets" (generally, property held for investment) within the meaning of the Code.

  Each prospective investor is urged to consult his or its own tax advisor regarding the federal, state, local and other tax consequences attendant upon the acquisition, ownership and disposition of the First Mortgage Notes.

INTEREST

  A holder of the First Mortgage Notes will be required to include in ordinary income, for federal income tax purposes, stated interest received or accrued on the First Mortgage Notes in accordance with the holder's regular method of accounting.

SALE, EXCHANGE OR REDEMPTION OF THE FIRST MORTGAGE NOTES

  The sale, exchange or redemption of the First Mortgage Notes will result in capital gain or loss equal to the difference between the amount realized (other than an amount attributable to accrued and unpaid interest) and the holder's adjusted tax basis in the First Mortgage Notes immediately before such disposition. Such gain or loss will generally be long-term if the holding period for the First Mortgage Notes is more than one year.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

  The following discussion summarizes certain United States federal tax consequences of the acquisition, ownership and disposition of First Mortgage Notes by an initial purchaser of First Mortgage Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of First Mortgage Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

INTEREST

  Interest paid by the Issuers to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and (i) the Non-United States Holder does not actually or constructively own a 10% or more interest in Taj Funding and is not a controlled foreign corporation with respect to which the Issuers are a "related person" within the meaning of the Code and (ii) the beneficial owner of the First Mortgage Notes certifies, under penalties of perjury, that the beneficial owner is not a United States person and provides the beneficial owner's name and address.

GAIN ON DISPOSITION

  A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a First Mortgage Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a non-resident alien individual and holds the First Mortgage Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

  If interest on the First Mortgage Notes is exempt from withholding of United States federal income tax under the rules described above, the First Mortgage Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Issuers will, where required, report to the holders of First Mortgage Notes and the Internal Revenue Service the amount of any interest paid on the First Mortgage Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

  In the case of payments of interest to Non-United States Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Issuers nor their payment agents have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the First Mortgage Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the First Mortgage Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the First Mortgage Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

  These information reporting and backup withholding rules are under review by the United States Treasury and their application to the First Mortgage Notes could be changed by future regulations.

                                 UNDERWRITING

  Subject to certain conditions contained in the Underwriting Agreement, Donaldson, Lufkin & Jenrette ("DLJ"), Salomon Brothers Inc ("Salomon") and BT Securities Corporation ("BT Securities," and together with DLJ and Salomon, the "Underwriters") have severally agreed to purchase from the Issuers and the Guarantors $1,100,000,000 aggregate principal amount of First Mortgage Notes. The principal amount of First Mortgage Notes that each Underwriter has agreed to purchase is set forth opposite its name below.

                                                               PRINCIPAL AMOUNT
                                                               OF FIRST MORTGAGE
   UNDERWRITERS                                                      NOTES
   ------------                                                -----------------
   Donaldson, Lufkin & Jenrette Securities Corporation........
   Salomon Brothers Inc ......................................
   BT Securities Corporation..................................
                                                                --------------
     Total....................................................  $1,100,000,000
                                                                ==============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of First Mortgage Notes offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the First Mortgage Notes offered hereby if any are taken.

  The Underwriters have advised the Issuers and the Guarantors that the Underwriters propose to offer the First Mortgage Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of % of the principal amount. Any Underwriter may allow, and such dealers may reallow, a discount not in excess of % of the principal amount to any other Underwriter and to certain other dealers. After the initial public offering of the First Mortgage Notes, the public offering price and other selling terms may be changed by the Underwriters.

  Prior to this offering, there has been no public market for the First Mortgage Notes. The Issuers do not intend to list any of the First Mortgage Notes on a national securities exchange or to seek the admission thereof for trading in the National Association of Securities Dealers Automated Quotation System. The Underwriters have advised the Issuers that they currently intend to make a market in the First Mortgage Notes, but are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, there can be no assurance as to the liquidity of, or that an active trading market will develop for, the First Mortgage Notes.

  Trump AC and its subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

  Each of the Underwriters from time to time performs investment banking and other financial services for THCR and its affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for such services. The Underwriters are also acting as lead underwriters for the Stock Offering. In addition, DLJ has acted as THCR's financial advisor in connection with the Merger Transaction, for which services THCR has agreed to pay DLJ a customary fee for rendering a fairness opinion and a fee upon consummation of the Merger. Following consummation of the Merger Transaction, it is expected that an affiliate of DLJ will become a secured creditor of Trump and certain of his affiliates (other than THCR) in connection with a loan proposed to be made to Trump by such DLJ affiliate, for which it will receive a customary fee and reimbursement of its expenses. See "Risk Factors--Control and

Involvement of Trump." Bankers Trust, an affiliate of BT Securities, is a significant secured creditor of Trump and certain of his affiliates other than THCR. See "Risk Factors--Conflicts of Interest." Bankers Trust held a $500,000 unsecured demand note owed by Trump Indiana, a subsidiary of THCR Holdings. Following demand by that lender, such amount was paid in full by Trump on June 6, 1995, and is now owed by Trump Indiana to Trump. In connection with the Merger Transaction, Bankers Trust will receive $10 million in respect of certain of the Trump Indebtedness. In exchange for such payment, Bankers Trust will consent to the Merger Transaction and release certain liens on Trump's direct and indirect equity interests in Taj Associates and related guarantees and the pledge of TTMI Note.

                                 LEGAL MATTERS

  Certain legal matters, including certain tax matters, in connection with the securities offered hereby are being passed upon for the Issuers by Willkie Farr & Gallagher, New York, New York. Certain legal matters in connection with the securities offered hereby are being passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

  The statements as to matters of law and legal conclusions concerning New Jersey gaming laws included under the captions "Risk Factors--Strict Regulation by Gaming Authorities," and "Regulatory Matters" (other than the subcaption "Other Laws and Regulations") have been prepared by Sterns & Weinroth, Trenton, New Jersey, gaming counsel for the Issuers. Sterns & Weinroth offers no opinion and does not purport to opine on the application of federal securities laws and regulations or the securities laws and regulations of any state with respect to the securities offered hereby.

                                    EXPERTS

  The audited financial statements and schedules of Trump Atlantic City Associates and Trump Plaza Associates, Trump Taj Mahal Associates and Subsidiary and Trump Atlantic City Funding, Inc. included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

  Trump AC, Trump AC Funding and Plaza Associates have filed with the office of the SEC in Washington, DC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information can be inspected at, and obtained from, the SEC in the manner set forth below. For further information pertaining to the securities offered hereby and to Trump AC, Trump AC Funding, Plaza Associates and Taj Associates, reference is made to the Registration Statement, including the exhibits filed as parts thereof.

  THCR, THCR Holdings, Trump AC, Trump AC Funding, Plaza Associates, Taj Holding, Taj Funding and Taj Associates are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, have filed reports and other information with the SEC. Reports, proxy statements and other information of THCR, THCR Holdings, Trump AC, Trump AC Funding, Plaza Associates, Taj Holding, Taj Funding and Taj Associates filed with the SEC, as well as the Registration Statement, are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 and at certain regional offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World

Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. It is expected that upon consummation of the Merger Transaction, Plaza Associates, Taj Holding, Taj Funding and Taj Associates will not be subject to the informational reporting requirements of the Exchange Act. Until the consummation of the Merger, units, each of which consists of $1,000 principal amount of Taj Bonds and one share of Taj Holding Class B Common Stock, will be listed on the American Stock Exchange, and reports and other information concerning Taj Holding, Taj Funding and Taj Associates can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
Trump Atlantic City Funding, Inc.
  Report of Independent Accountants.......................................  F-2
  Balance Sheet as of January 30, 1996....................................  F-3
  Notes to Balance Sheet (unaudited)......................................  F-4
Trump Atlantic City Associates and Trump Plaza Associates
  Report of Independent Public Accountants................................  F-5
  Consolidated Balance Sheet as of December 31, 1994 and 1995.............  F-6
  Consolidated Statements of Operations for the years ended December 31,
   1993, 1994
   and 1995...............................................................  F-7
  Consolidated Statements of Capital (Deficit) for the years ended
   December 31, 1993, 1994
   and 1995...............................................................  F-8
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1994
   and 1995...............................................................  F-9
  Notes to Consolidated Financial Statements.............................. F-10
Trump Taj Mahal Associates and Subsidiary
  Report of Independent Public Accountants................................ F-21
  Consolidated Balance Sheet as of December 31, 1994 and 1995............. F-22
  Consolidated Statements of Operations for the years ended December 31,
   1993, 1994 and 1995.................................................... F-23
  Consolidated Statements of Capital (Deficit) for the years ended Decem-
   ber 31, 1993, 1994
   and 1995............................................................... F-24
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1994
   and 1995............................................................... F-25
  Notes to Consolidated Financial Statements.............................. F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Atlantic City Funding, Inc.

  We have audited the accompanying balance sheet of Trump Atlantic City Funding, Inc. (a Delaware Corporation) as of January 30, 1996. This balance sheet is the responsibility of the management of Trump Atlantic City Funding, Inc. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Trump Atlantic City Funding, Inc. as of January 30, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Roseland, New Jersey
January 31, 1996

                       TRUMP ATLANTIC CITY FUNDING, INC.
                                 BALANCE SHEET
                                JANUARY 30, 1996

                                     ASSETS

Cash...................................................................... $100
                                                                           ----
  Total Assets............................................................ $100
                                                                           ====
                      LIABILITIES AND SHAREHOLDER'S EQUITY
Commitments and Contingencies
Common Stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding.......................................................... $100
                                                                           ----
  Total Shareholder's Equity..............................................  100
                                                                           ----
  Total Liabilities and Shareholder's Equity.............................. $100
                                                                           ====




  The accompanying notes to balance sheet are an integral part of this balance sheet.

                       TRUMP ATLANTIC CITY FUNDING, INC.
                             NOTES TO BALANCE SHEET
                                JANUARY 30, 1996

(1) ORGANIZATION AND OPERATIONS

  Trump Atlantic City Funding, Inc. ("Trump AC Funding"), which is wholly owned by Trump Atlantic City Associates ("Trump AC"), was formed on January 30, 1996 to raise funds through the issuance and sale of debt securities for the benefit of Trump Taj Mahal Associates ("Taj Associates") and Trump Plaza Associates ("Plaza Associates").

  As Trump AC Funding has no operations, its ability to service its debt is dependent upon the successful operations of Taj Associates and Plaza Associates.

(2) PROPOSED ISSUANCE OF FIRST MORTGAGE NOTES

  Trump AC, Trump AC Funding, Plaza Associates and Taj Associates have filed registration statements for the issuance and sale of $1,100,000,000 of mortgage notes due 2006. The proceeds of the mortgage notes are to be used, among other things, to purchase Trump Taj Mahal Funding, Inc.'s outstanding 11.35% Mortgage Bonds, Series A due 1999 and Trump Plaza Funding, Inc.'s 10 7/8% First Mortgage Notes due 2001.

  Existing and prospective investors should consider among other things, (i) the high leverage and fixed charges of Trump Hotels & Casino Resorts, Inc. ("THCR") and Taj Mahal Holding Corp.; (ii) the risk in refinancing and repayment of indebtedness and the need for additional financing; (iii) the restrictions imposed on certain activities by certain debt instruments; (iv) the recent results of Trump Plaza Hotel and Casino ("Trump Plaza") and the Trump Taj Mahal Casino Resort (the "Taj Mahal"); and (v) risks associated with the expansion of Trump Plaza ("Trump Plaza Expansion"), the expansion of the Taj Mahal (the "Taj Mahal Expansion") and the riverboat gaming project approximately 25 miles from downtown Chicago (the "Indiana Riverboat"). There can be no assurance that the Trump Plaza Expansion or the Taj Mahal Expansion will be completed or that the Indiana Riverboat or any other gaming venture, will open or that any of THCR's or the Taj Mahal's operations will be successful. See "Risk Factors" included elsewhere in this Prospectus for a discussion of these and other factors.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Atlantic City Associates and
 Trump Plaza Associates:

  We have audited the accompanying consolidated balance sheets of Trump Atlantic City Associates (a New Jersey general partnership) and Trump Plaza Associates (a New Jersey general partnership) as of December 31, 1994 and 1995, and the related consolidated statements of operations, capital (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the management of Trump Atlantic City Associates and Trump Plaza Associates. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Atlantic City Associates and Trump Plaza Associates as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP

Roseland, New Jersey
 February 21, 1996

           TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                       1994           1995
                                                   -------------  -------------
                                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......................  $  11,144,000  $  15,937,000
 Trade receivables, net of allowances for
  doubtful accounts of $8,493,000 and $8,077,000,
  respectively...................................      6,685,000      7,576,000
 Accounts receivable, other (Note 6).............        112,000      6,482,000
 Inventories.....................................      2,477,000      2,609,000
 Prepaid expenses and other current assets.......      4,280,000      5,045,000
 Due from affiliates, net........................            --       1,298,000
                                                   -------------  -------------
 Total current assets............................     24,698,000     38,947,000
                                                   -------------  -------------
PROPERTY AND EQUIPMENT (Notes 4, 6 and 8):
 Land and land improvements......................     36,463,000     48,308,000
 Buildings and building improvements.............    297,573,000    350,366,000
 Furniture, fixtures and equipment...............     84,709,000     90,965,000
 Leasehold improvements..........................      2,404,000      2,404,000
 Construction in progress........................     14,864,000     51,183,000
                                                   -------------  -------------
                                                     436,013,000    543,226,000
 Less--Accumulated depreciation and
  amortization...................................   (137,659,000)  (147,284,000)
                                                   -------------  -------------
 Net property and equipment......................    298,354,000    395,942,000
                                                   -------------  -------------
LAND RIGHTS, net of accumulated amortization of
 $3,780,000 and $4,149,000, respectively.........     29,688,000     29,320,000
                                                   -------------  -------------
OTHER ASSETS:
 Deferred bond issuance costs, net of accumulated
  amortization of $3,270,000 and $7,525,000,
  respectively (Note 3)..........................     14,125,000      9,866,000
 Other Assets....................................      8,778,000      5,949,000
                                                   -------------  -------------
 Total other assets..............................     22,903,000     15,815,000
                                                   -------------  -------------
 Total assets....................................  $ 375,643,000  $ 480,024,000
                                                   =============  =============

                            LIABILITIES AND CAPITAL

CURRENT LIABILITIES:
 Current maturities of long-term debt (Note 3)...  $   2,969,000  $   2,901,000
 Accounts payable................................      9,156,000      8,290,000
 Accrued payroll.................................      4,026,000      6,815,000
 Self insurance reserves (Note 6)................      4,039,000      3,750,000
 Accrued interest payable (Note 3)...............      1,871,000      1,497,000
 Other accrued expenses..........................      7,693,000      6,399,000
 Other current liabilities.......................      1,868,000      2,658,000
 Due to affiliates, net (Note 8).................        206,000            --
                                                   -------------  -------------
 Total current liabilities.......................     31,828,000     32,310,000
                                                   -------------  -------------
NON-CURRENT LIABILITIES:
 Long-term debt, net of current maturities (Note
  3).............................................    403,214,000    332,721,000
 Distribution payable to Trump Plaza Funding,
  Inc. ..........................................      3,822,000      3,822,000
 Deferred state income taxes.....................        359,000        359,000
                                                   -------------  -------------
 Total non-current liabilities...................    407,395,000    336,902,000
                                                   -------------  -------------
 Total liabilities...............................    439,223,000    369,212,000
                                                   -------------  -------------
COMMITMENTS AND CONTINGENCIES (Notes 4 and 6)....            --             --
CAPITAL (DEFICIT):
 Partners' Equity (Deficit)......................    (78,772,000)    94,087,000
 Retained Earnings...............................     15,192,000     16,725,000
                                                   -------------  -------------
 Total Capital (Deficit).........................    (63,580,000)   110,812,000
                                                   -------------  -------------
 Total liabilities and capital...................  $ 375,643,000  $ 480,024,000
                                                   =============  =============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                          1993          1994          1995
                                      ------------  ------------  ------------
REVENUES:
  Gaming............................. $264,081,000  $261,451,000  $298,073,000
  Rooms..............................   18,324,000    18,312,000    19,986,000
  Food and Beverage..................   41,941,000    40,149,000    44,602,000
  Other..............................    8,938,000     8,408,000     9,594,000
                                      ------------  ------------  ------------
    Gross Revenues...................  333,284,000   328,320,000   372,255,000
  Less-Promotional allowances........   32,793,000    33,257,000    38,934,000
                                      ------------  ------------  ------------
    Net Revenues.....................  300,491,000   295,063,000   333,321,000
                                      ------------  ------------  ------------
COSTS AND EXPENSES:
  Gaming.............................  136,895,000   139,540,000   164,839,000
  Rooms..............................    2,831,000     2,715,000     2,263,000
  Food and Beverage..................   18,093,000    17,050,000    18,306,000
  General and Administrative.........   71,624,000    73,075,000    68,550,000
  Depreciation and Amortization......   17,554,000    15,653,000    16,213,000
  Other..............................    3,854,000     3,615,000     3,363,000
                                      ------------  ------------  ------------
                                       250,851,000   251,648,000   273,534,000
                                      ------------  ------------  ------------
    Income from operations...........   49,640,000    43,415,000    59,787,000
                                      ------------  ------------  ------------
NON-OPERATING INCOME (EXPENSE):
  Interest income....................      546,000       842,000     1,003,000
  Interest expense (Note 3)..........  (40,435,000)  (49,061,000)  (44,264,000)
  Non-operating expense (Note 5).....   (3,873,000)   (4,931,000)   (5,743,000)
                                      ------------  ------------  ------------
    Non-operating expense, net.......  (43,762,000)  (53,150,000)  (49,004,000)
                                      ------------  ------------  ------------
Income (loss) before state income
 taxes and extraordinary items.......    5,878,000    (9,735,000)   10,783,000
PROVISION (BENEFIT) FOR STATE INCOME
 TAXES...............................      660,000      (865,000)          --
                                      ------------  ------------  ------------
Income (loss) before extraordinary
 items...............................    5,218,000    (8,870,000)   10,783,000
Extraordinary gain (loss) (Note 5)...    4,120,000           --     (9,250,000)
                                      ------------  ------------  ------------
Net income (loss).................... $  9,338,000  $ (8,870,000) $  1,533,000
                                      ============  ============  ============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                  CONSOLIDATED STATEMENTS OF CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                         PARTNERS'     RETAINED
                                          CAPITAL      EARNINGS       TOTAL
                                        ------------  -----------  ------------
Balance, December 31, 1992............  $ (3,362,000) $14,724,000  $ 11,362,000
Net Income............................           --     9,338,000     9,338,000
Preferred Plaza Associates Interest
 Distribution.........................    (6,317,000)         --     (6,317,000)
Distribution to Donald J. Trump to re-
 pay certain personal indebtedness....   (52,500,000)         --    (52,500,000)
Distribution to Donald J. Trump to re-
 deem Trump Plaza Funding, Inc. Pre-
 ferred Stock Units...................   (35,000,000)         --    (35,000,000)
Conversion of Preferred Plaza Associ-
 ates Interest into General Plaza As-
 sociates Interest....................    18,407,000          --     18,407,000
                                        ------------  -----------  ------------
Balance, December 31, 1993............   (78,772,000)  24,062,000   (54,710,000)
Net Loss..............................           --    (8,870,000)   (8,870,000)
                                        ------------  -----------  ------------
Balance, December 31, 1994............  $(78,772,000) $15,192,000  $(63,580,000)
Contributed Capital Trump Hotels and
 Casino Resorts Holdings, L.P.........   172,859,000          --    172,859,000
Net Income............................           --     1,533,000     1,533,000
                                        ------------  -----------  ------------
Balance, December 31, 1995............  $ 94,087,000  $16,725,000  $110,812,000
                                        ============  ===========  ============



  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                         1993           1994          1995
                                     -------------  ------------  -------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).................  $   9,338,000  $ (8,870,000) $   1,533,000
 Adjustments to reconcile net
  income (loss) to net cash flows
  provided by operating activities:
 Noncash charges:
  Extraordinary loss (gain)........     (4,120,000)          --       9,250,000
  Depreciation and amortization....     17,554,000    15,653,000     16,213,000
  Accretion of discount on
   indebtedness....................        862,000     1,916,000      1,130,000
  Provision for losses on
   receivables.....................         90,000       396,000      1,057,000
  Deferred state income taxes......        729,000      (865,000)           --
  Utilization of CRDA credits and
   donations.......................            --      1,062,000        388,000
  Valuation allowance of CRDA
   investments.....................      1,047,000       394,000     (1,098,000)
                                     -------------  ------------  -------------
                                        25,500,000     9,686,000     28,473,000
  Decrease (increase) in
   receivables.....................        823,000      (236,000)    (8,318,000)
  Increase in inventories..........       (498,000)      (91,000)       371,000
  Increase in prepaid expenses and
   other current assets............       (199,000)   (1,385,000)      (765,000)
  (Increase) decrease in other
   assets..........................      2,530,000     1,504,000      8,074,000
  Increase (decrease) in amounts
   due to (from) affiliates........        188,000       109,000     (1,504,000)
  Increase (decrease) in accounts
   payable, accrued expenses and
   other current liabilities.......     (6,524,000)   10,464,000        592,000
  Decrease in distribution payable
   to Trump Plaza Funding, Inc. ...            --       (101,000)           --
                                     -------------  ------------  -------------
   Net cash flows provided by
    operating activities...........  $  21,820,000  $ 19,950,000  $  26,923,000
                                     -------------  ------------  -------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and
  equipment........................  $ (10,052,000) $(20,489,000)  (109,756,000)
 Purchases of CRDA investments.....     (2,823,000)   (2,525,000)    (3,178,000)
 Cash refund of CRDA deposits......        196,000     1,323,000            --
                                     -------------  ------------  -------------
   Net cash flows used in investing
    activities.....................    (12,679,000)  (21,691,000)  (112,934,000)
                                     -------------  ------------  -------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Deferred financing costs..........    (17,342,000)          --             --
 Distributions to Donald J. Trump..    (87,500,000)          --             --
 Distributions to Plaza Funding....    (40,000,000)          --             --
 Preferred Plaza Associates
  Interest Distribution............     (6,282,000)          --             --
 Additional Borrowings.............    386,147,000       375,000      4,218,000
 Payments and current maturities of
  long-term debt...................   (248,573,000)   (1,883,000)    (4,527,000)
 Redemption of PIK Notes...........            --            --     (81,746,000)
 Contributed Capital--Trump Hotel
  and Casino Resorts
  Holdings, L.P. ..................            --            --     172,859,000
                                     -------------  ------------  -------------
   Net cash flows provided by (used
    in) financing activities.......    (13,550,000)   (1,508,000)    90,804,000
                                     -------------  ------------  -------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..................     (4,409,000)   (3,249,000)     4,793,000
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR.................     18,802,000    14,393,000     11,144,000
                                     -------------  ------------  -------------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR..............................  $  14,393,000  $ 11,144,000  $  15,937,000
                                     =============  ============  =============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

  The accompanying financial statements include those of Trump Atlantic City Associates ("Trump AC"), a New Jersey general partnership (formerly Trump Plaza Holding Associates), and its 99% owned subsidiary, Trump Plaza Associates ("Plaza Associates"), a New Jersey general partnership, which owns and operates Trump Plaza Hotel and Casino ("Trump Plaza") located in Atlantic City, New Jersey. Trump Plaza Funding, Inc. ("Plaza Funding"), a New Jersey corporation, owns the remaining 1% interest in Plaza Associates. Trump AC's sole source of liquidity is distributions in respect of its interest in Plaza Associates. Trump AC is owned by Trump Hotels and Casino Resorts Holdings, L.P. ("THCR Holdings").

  All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. The minority interest in Plaza Associates has not been separately reflected in the consolidated financial statements of Trump AC since it is not material.

  Plaza Funding was incorporated on March 14, 1986 and was originally formed solely to raise funds through the issuance and sale of its debt securities for the benefit of Plaza Associates. As part of a Prepackaged Plan or Reorganization under Chapter 11 of the U.S. Bankruptcy Code consummated on
May 29, 1992, Plaza Funding became a partner of Plaza Associates and issued approximately three million stock units, each comprised of one share of Preferred Stock and one share of Common Stock of Plaza Funding. On June 25, 1993, the stock units were redeemed with a portion of the proceeds of Plaza Funding's 10 7/8% First Mortgage Notes due 2001 (the "Plaza Notes") as well as Trump AC's stock units.

  Trump AC was formed in February, 1993 for the purpose of raising funds for Plaza Associates. On June 25, 1993, Trump AC completed the sale of 12,000 Units (the "Units"), each Unit consisting of $5,000 principal amount of 12 1/2% Pay-In-Kind Notes, due 2003 (the "PIK Notes"), and one PIK Note Warrant (the "PIK Note Warrants") to acquire $1,000 principal amount of PIK Notes. The PIK Notes and the PIK Note Warrants are separately transferable. Trump AC has no other assets or business other than its 99% equity interest in Plaza Associates.

  Plaza Associates was organized in June 1982. Prior to the date of the consummation of the Offerings (as defined), Plaza Associates, three partners were TP/GP Inc. ("Trump Plaza/GP"), the managing general partner of Plaza Associates, Plaza Funding and Donald J. Trump ("Trump"). On June 25, 1993, Trump contributed his interest in Trump Plaza/GP to Plaza Funding and Trump Plaza/GP merged with and into Plaza Funding. Plaza Funding then became the managing general partner of Plaza Associates. In addition, Trump contributed his interest in Plaza Associates to Trump AC, and Plaza Funding and Trump AC, each of which are wholly owned by Trump, became the sole partners of Plaza Associates.

  On June 12, 1995, Trump Hotels & Casino Resorts, Inc., ("THCR"), completed a public offering of 10,000,000 shares of common stock at $14.00 per share (the "Stock Offering") for gross proceeds of $140,000,000. Concurrently with the Stock Offering, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), and 60% of THCR, together with its subsidiary, Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding"), issued 15 1/2% Senior Secured Notes (the "Senior Secured Notes") for gross proceeds of $155,000,000 (the "Note Offering" and, together with the Stock Offerings, the "1995 Offerings"). From the proceeds from the Stock Offering, THCR contributed $126,848,000 to THCR Holdings. THCR Holdings subsequently contributed $172,859,000 to Trump AC.

  Prior to the 1995 Offerings, Trump was the sole stockholder of THCR and sole beneficial owner of THCR Holdings. Concurrent with the 1995 Offerings, Trump contributed to THCR Holdings all of his beneficial interest in Plaza Associates (consisting of all of the outstanding capital stock of Plaza Funding, a

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

99% equity interest in Trump AC and all of the outstanding capital stock of Trump Plaza Holding Inc. which owns the remaining 1% equity interest in Trump
AC). Trump also contributed to THCR Holdings all of his existing interest and rights to new gaming activities in both emerging and established gaming jurisdictions, including Trump Indiana but excluding his interests in the Trump Taj Mahal Casino Resort (the "Taj Mahal") and Trump's Castle Casino Resort.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  Plaza Associates operates a luxury casino hotel, Trump Plaza Hotel and Casino ("Trump Plaza") located on The Boardwalk in Atlantic City which provides high quality amenities and services to its casino patrons and hotel guests. A substantial portion of Trump Plaza's revenues are derived from its gaming operations and in the past Trump Plaza has targeted the higher-end drive-in slot customer. Competition in the Atlantic City casino total market is intense and management believes that this competition will continue as more casinos are opened and new entrants into the gaming industry become operational.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Gaming revenues represent the net win from gaming activities which is the difference between amounts wagered and amounts won by patrons. Revenue from hotel and other services are recognized at the time the related service is performed.

  Plaza Associates provides an allowance for doubtful accounts arising from casino, hotel and other services, which is based upon a specific review of certain outstanding receivables as well as historical collection information. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collection. Actual results could differ from those estimates and assumptions.

 Promotional Allowances

  The retail value of accommodations, food, beverage and other services provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses as follows:

                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------
                                                1993        1994        1995
                                             ----------- ----------- -----------
   Rooms.................................... $ 4,190,000 $ 4,311,000 $ 4,836,000
   Food and Beverage........................  14,726,000  15,373,000  17,167,000
   Other....................................   3,688,000   4,169,000   4,076,000
                                             ----------- ----------- -----------
                                             $22,604,000 $23,853,000 $26,079,000
                                             =========== =========== ===========

  During 1994, certain Progressive Slot Jackpot Programs were discontinued which resulted in $585,000 of related accruals being taken into income.

 Inventories

  Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Property and Equipment

  Property and equipment is carried at cost and is depreciated on the straight-line method using rates based on the following estimated useful lives:

     Buildings and building improvements............................    40 years
     Furniture, fixtures and equipment..............................  3-10 years
     Leasehold improvements......................................... 10-40 years

  Interest associated with borrowings used to finance construction projects has been capitalized and is being amortized over the estimated useful lives of the assets.

 Land Rights

  Land rights represent the fair value of such rights at the time of contribution to Plaza Associates by the Trump Plaza Corporation, an affiliate of Plaza Associates. These rights are being amortized over the period of the underlying operating leases which extend through 2078.

 Long-Lived Assets

  During 1995, Plaza Associates adopted the provisions of Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets" ("SFAS No. 121"). SFAS No. 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment of long-lived assets exists if, at a minimum, the future expected cash flows (undiscounted and without interest charges) from an entity's operations are less than the carrying value of these assets. As a result of its review, Plaza Associates does not believe that any impairment exists in the recoverability of its long-lived assets.

 Income Taxes

  Plaza Funding, Trump AC and Plaza Associates adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), effective January 1, 1993. Adoption of this new standard did not have a significant impact on the respective statements of financial condition or results of operations SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  The accompanying consolidated financial statements of Trump AC and Plaza Associates do not include a provision for federal income taxes since any income or losses allocated to its partners are reportable for federal income tax purposes by the partners.

  Under the New Jersey Casino Control Act (the "Casino Control Act"), Plaza Associates is required to file a New Jersey corporation business tax return. Accordingly, a provision (benefit) for state income taxes has been reflected in the accompanying consolidated financial statements of Trump AC and Plaza Associates. For state income tax purposes, available net operating loss carryforwards have been utilized to offset 1995 taxable income. As of December 31, 1995, Trump AC and Plaza Associates had state tax net operating loss carryforwards of approximately $31,000,000 which are available to offset future state taxable income. Such carryforwards expire from 1997 to 2001. The net operating loss carryforwards result in a deferred tax asset

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

of $2,790,000 which has been offset by a valuation allowance of $2,790,000 as utilization of such carryforwards is not considered to be more likely than not.

  Plaza Associates deferred state income taxes result primarily from differences in the timing of reporting depreciation for tax and financial statement purposes.

 Statements of Cash Flows

  For purposes of the statements of cash flows, Trump AC and Plaza Associates consider all highly liquid debt instruments purchased with a maturity of three months or less at time of acquisition to be cash equivalents. The following supplemental disclosures are made to the statements of cash flows.

                                                1993        1994        1995
                                             ----------- ----------- -----------
   Cash paid during the year for interest..  $41,118,000 $36,538,000 $41,288,000
                                             =========== =========== ===========
   Cash paid for state and Federal income
    taxes..................................  $    81,000 $       --  $       --
                                             =========== =========== ===========
   Issuance of debt in exchange for accrued
    interest...............................  $ 3,562,000 $ 8,194,000 $       --
                                             =========== =========== ===========

 Reclassifications

  Certain reclassifications have been made to prior year financial statements to conform to the current year presentation.

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
                                                       ------------ ------------
   Plaza Associates Note (10 7/8% Mortgage Notes, due
    2001 net of unamortized discount of $3,766,000
    and $3,348,000, respectively) (A)................  $326,234,000 $326,652,000
   PIK Notes (12 1/2% Notes, due 2003 net of discount
    of $11,310,000 and $9,769,000, respectively (B)
    .................................................    73,987,000          --
   Mortgage notes payable (C)........................     5,494,000    2,953,000
   Other notes payable...............................       468,000    6,017,000
                                                       ------------ ------------
                                                        406,183,000  335,622,000
   Less--Current maturities..........................     2,969,000    2,901,000
                                                       ------------ ------------
                                                       $403,214,000 $332,721,000
                                                       ============ ============

  (A) On June 25, 1993 Plaza Funding issued $330,000,000 principal amount of 10 7/8% Mortgage Notes, due 2001 (the "Plaza Notes"), net of discount of $4,313,000. Net proceeds of the offering were used to redeem all of Plaza Funding's outstanding $225,000,000 principal amount 12% Mortgage Bonds, due 2002 and together with other funds (see (B) (re: PIK Notes)), to redeem all of Plaza Funding's stock units, comprised of $75,000,000 liquidation preference participating cumulative redeemable Preferred Stock with associated shares of Common Stock, to repay $17,500,000 principal amount 9.14% Regency Note due 2003, to make a portion of a distribution to Trump to pay certain personal indebtedness, and to pay transaction expenses.

    The Plaza Notes mature on June 15, 2001 and are redeemable at any time on or after June 15, 1998, at the option of Plaza Funding or Plaza Associates, in whole or in part, at the principal amount plus a premium which declines ratably each year to zero in the year of maturity. The Plaza Notes bear interest at the stated rate of 10 7/8% per annum from the date of issuance, payable semi-annually on each June 15 and December 15, commencing December 15, 1993 and are secured by substantially all of Plaza Associates' assets. The accompanying consolidated financial statements reflect interest expense at the effective interest rate of 11.12% per annum.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    The indenture governing the Plaza Notes (the "Plaza Note Indenture") contains certain covenants limiting the ability of Plaza Associates to incur indebtedness, including indebtedness secured by liens on Trump Plaza. In addition, Plaza Associates may, under certain circumstances, incur up to $25.0 million of indebtedness to finance the expansion of its facilities, which indebtedness may be secured by a lien on the hotel facilities of Plaza Associates ("Trump Plaza East") (see Note 6) senior to the liens of one of the Plaza Mortgages (the "Plaza Note Mortgage") and another of the Plaza Mortgages (the "Plaza Guarantee Mortgage") thereon. The Plaza Notes represent the senior indebtedness of Plaza Funding. The note from Plaza Associates to Plaza Funding in the same principal amount of the Plaza Notes (the "Plaza Associates Note") and the guarantee of the Plaza Notes rank pari passu in right of payment with all existing and future senior indebtedness of Plaza Associates.

    The Plaza Notes, the Plaza Associates Note, the Plaza Note Mortgage, the Plaza Guarantee and the Plaza Guarantee Mortgage are non-recourse to the partners of Plaza Associates, to the shareholders of Plaza Funding and to all other persons and entities (other than Plaza Funding and Plaza Associates), including Trump. Upon an event of default, holders of the Plaza Notes would have recourse only to the assets of Plaza Funding and Plaza Associates.

  (B) On June 25, 1993, Trump AC issued $60,000,000 principal amount of 12 1/2% Pay-in-Kind Notes, due 2003 (the "PIK Notes"), together with PIK Note Warrants to acquire an additional $12,000,000 of PIK Notes at no additional cost. The PIK Note Warrants were exercised prior to June 12, 1995. The PIK Notes and the PIK Note Warrants were subsequently redeemed with a portion of the proceeds contributed to Trump AC by THCR Holdings (See Note 1). Such redemption resulted in the recognition of an extraordinary loss of $9,250,000, including the write-off of related unamortized deferred financing costs.

  (C) Interest on these notes is payable with interest rates ranging from 10.0% to 11.0%. The notes are due at various dates between 1996 and 1998 and are secured by real property.

    The aggregate maturities of long-term debt in each of the years subsequent to 1995 are:

        1996.................................................... $  2,901,000
        1997....................................................    4,503,000
        1998....................................................    1,196,000
        1999....................................................      274,000
        2000....................................................       96,000
        Thereafter..............................................  330,000,000(1)
                                                                 ------------
                                                                 $338,970,000
                                                                 ============

- ---------------------
  (1) Includes accretion to maturity of $3,348,000. However, this does not give effect to the proposed merger agreement (see Note 10).

  (D) Interest on these leases are payable with interest rate ranging from 9.9% to 13.5%. The leases are due at various dates between 1996 and 2000 and are secured by equipment.

    The ability of Plaza Associates and Plaza Funding to repay their long-term debt when due will depend on their ability to either generate cash from operations sufficient for such purposes or to refinance such indebtedness. Management does not currently anticipate that cash flow will be sufficient and that repayment will likely depend upon the ability to refinance such indebtedness. The future operating performance and the ability to refinance such indebtedness will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of Plaza Funding or Plaza Associates.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    There can be no assurance that the future operating performance of Plaza Associates will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing or other attempts to raise capital.

(4) LEASES

  Plaza Associates leases property (primarily land), certain parking space, and various equipment under operating leases. Rent expense for the years ended December 31, 1993, 1994, and 1995 was $4,338,000, $3,613,000 and $3,609,000,
respectively, of which $2,127,000, $2,513,000 and $1,900,000, respectively, relates to affiliates of Plaza Associates.

  Future minimum lease payments under the noncancelable operating leases are as follows:

                                                                      AMOUNTS
                                                                    RELATING TO
                                                          TOTAL      AFFILIATES
                                                       ------------ ------------
     1996............................................. $  6,770,000 $  2,450,000
     1997.............................................    6,814,000    2,494,000
     1998.............................................    5,254,000    2,494,000
     1999.............................................    3,533,000    2,450,000
     2000.............................................    3,525,000    2,525,000
     Thereafter.......................................  483,925,000  404,925,000
                                                       ------------ ------------
                                                       $509,821,000 $417,338,000
                                                       ============ ============

  Certain of these leases contain options to purchase the leased properties at various prices throughout the leased terms.

  In October 1993, Plaza Associates assumed the lease to Trump of Trump Plaza East (the "Trump Plaza East Lease") and related expenses which are included in the above lease commitment amounts. On June 25, 1993, Plaza Associates acquired a five-year option to purchase Trump Plaza East. See Note 6.

(5) EXTRAORDINARY GAIN (LOSS) AND NON-OPERATING EXPENSE

  The extraordinary loss of $9,250,000 for the year ended December 31, 1995 relates to the redemption and write-off of related unamortized deferred financing costs on redemption of the PIK Notes and the PIK Note Warrants on June 12, 1995. (See Note 3).

  The $4,120,000 excess of the carrying value of a note obligation over the amount of the settlement payment, net of related prepaid expenses, has been reported as an extraordinary gain for the year ended December 31, 1993.

  Non-operating expense in 1995 and 1994 includes $3,939,000 and $4,931,000, respectively, of costs associated with Trump Plaza East (see Note 6), net of miscellaneous non-operating credits.

(6) COMMITMENTS AND CONTINGENCIES

 Casino License Renewal

  The operation of an Atlantic City hotel and casino is subject to significant regulatory controls which affect virtually all of its operations. Under the New Jersey Casino Control Act (the "Casino Control Act"), Plaza Associates is required to maintain certain licenses.

  In June 1995, the New Jersey Casino Control Commission ("CCC") renewed Plaza Associates license to operate Trump Plaza. This license must be renewed in June 1999, is not transferable and will require a

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

determination of the financial stability of Plaza Associates. Upon revocation, suspension for more than 120 days, or failure to renew the casino license, the Casino Control Act provides for the mandatory appointment of a conservator to take possession of the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

 Legal Proceedings

  Plaza Associates, its Partners, certain members of its former Executive Committee, and certain of its employees, have been involved in various legal proceedings. In general, Plaza Associates has agreed to indemnify such persons against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgements, fines and penalties) incurred by them in said legal proceedings.

  Various legal proceedings are now pending against Plaza Associates. Plaza Associates considers all such proceedings to be ordinary litigation incident to the character of its business. Plaza Associates believes that the resolution of these claims will not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

  Plaza Associates is also a party to various administrative proceedings involving allegations that it has violated certain provisions of the Casino Control Act. Plaza Associates believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on its financial condition, results of operations or on the ability of Plaza Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of Trump Plaza.

 Self Insurance Reserves

  Self insurance reserves represent the estimated amounts of uninsured claims related to employee health medical costs, workmen's compensation and personal injury claims that have occurred in the usual course of business. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. Actual results may differ from these reserve amounts.

 Casino Reinvestment Development Authority Obligations

  Pursuant to the provisions of the Casino Control Act, Plaza Associates, commencing twelve months after the date of opening of Trump Plaza in May 1984, and continuing for a period of twenty-five years thereafter, must either obtain investment tax credits (as defined in the Casino Control Act), in an amount equivalent to 1.25% of its gross casino revenues, or pay an alternative tax of 2.5% of its gross casino revenues (as defined in the Casino Control Act). Investment tax credits may be obtained by making qualified investments or by the purchase of bonds at below market interest rates from the Casino Reinvestment Development Authority ("CRDA"). Plaza Associates is required to make quarterly deposits with the CRDA based on 1.25% of its gross revenue. For the years ended December 31, 1993, 1994 and 1995, Plaza Associates charged to operations $1,047,000, $838,000 and $1,141,000, respectively, to give effect to the below market interest rates associated with CRDA bonds that have either been issued or are expected to be issued from funds deposited. Additionally, for the year ended December 31, 1995, Plaza Associates credited operations for $2,239,000, resulting from the recapture of the valuation allowance on the CRDA receivable. Bonds issued by the CRDA will be accounted for under SFAS No. 121, as such bonds are not marketable.

  In connection with Trump Plaza East (see below), the CRDA has approved the use of up to $14,135,000 in deposits made by Plaza Associates for site improvements. At December 31, 1995, Plaza Associates had

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

recorded a receivable from the CRDA of $6,022,000 which is included in Accounts Receivable, other. A lawsuit has been filed to prevent the CRDA from returning to Plaza Associates such deposits. Although the court has ruled that such deposits cannot be returned, Plaza Associates has appealed their decision. Management believes that their decision will be overturned. In the event that the decision is not overturned, a charge to operations of approximately $2,000,000 would be required to reestablish the valuation allowance.

 Concentrations of Credit Risks

  In accordance with casino industry practice, Plaza Associates extends credit to a limited number of casino patrons, after extensive background checks and investigations of credit worthiness. At December 31, 1995 approximately 27% of Plaza Associates casino receivables (before allowances) were from customers whose primary residence is outside the United States, with no significant concentration in any one foreign country.

 Trump Plaza East

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of its hotel facilities at Trump Plaza East. On June 24, 1993, in connection with the 1993 refinancing of Trump Plaza,
(i) Trump transferred title to Trump Plaza East to Missouri Boardwalk, Inc. ("Boardwalk"), a wholly owned subsidiary of Midlantic National Bank ("Midlantic"), in exchange for a reduction in indebtedness to Midlantic in an amount equal to the sum of the fair market value of Trump Plaza East and all rent payments made to Boardwalk by Trump under the Trump Plaza East Lease, (ii) Boardwalk leased Trump Plaza East to Trump under the Trump Plaza East Lease for a term of five years, which expires on June 30, 1998, during which time Trump was obligated to pay Boardwalk $260,000 per month in lease payments, and (iii) Plaza Associates acquired a five-year option to purchase Trump Plaza East (the "Trump Plaza East Purchase Option"). In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses. In addition, Plaza Associates has a right of first refusal (the "Right of First Offer") upon any proposed sale of all or any portion of the fee interest in Trump Plaza East during the term of the Trump Plaza East Purchase Option. Acquisition of Trump Plaza East by Plaza Associates would under certain circumstances (provided there are no events of default under the Trump Plaza East Lease or the Trump Plaza East Purchase Option and provided that certain other events had not theretofore or do not thereafter occur) discharge Trump's obligation to Midlantic in full.

  Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates will be obligated, from and after the date it entered into the Trump Plaza East Purchase Option, to pay the net expenses associated with Trump Plaza East. During 1995, THCR incurred approximately $2,340,000 of such expenses of which $2,045,000 are included in non-operating expenses in the accompanying consolidated financial statements. Under the Trump Plaza East Purchase Option, Plaza Associates has the right to acquire Trump Plaza East for a purchase price of $28,000,000 through 1996, increasing by $1,000,000 annually thereafter until expiration on June 30, 1998. The CCC has required that Plaza Associates exercise the Trump Plaza East Purchase Option or its right of first refusal no later than July 1, 1996.

  If Plaza Associates defaults in making payments due under the Trump Plaza East Purchase Option, Plaza Associates would be liable to the lender for the sum of (a) the present value of all remaining payments to be made by Plaza Associates pursuant to the Trump Plaza East Purchase Option during the term thereof and (b) the cost of demolition of all improvements then located on Trump Plaza East.

  Plaza Associates has commenced construction at Trump Plaza East pursuant to rights granted to Plaza Associates by its lessor. Plaza Associates has received approximately $1,519,000 in CRDA credit as of

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

December 31, 1995. As of December 31, 1995, Plaza Associates had capitalized approximately $35,700,000 in construction costs related to Trump Plaza East including a $1,000,000 consulting fee paid to Trump (See Note 8). Plaza Associates' ability to acquire Trump Plaza East pursuant to the Trump Plaza East Purchase Option is dependent upon its ability to obtain financing to acquire the property. The ability to incur such indebtedness is restricted by the Plaza Note Indenture. Plaza Associates' ability to purchase Trump Plaza East is dependent upon its ability to use existing cash on hand and generate cash flow from operations sufficient to fund development costs. No assurance can be given that such cash on hand will be available to Plaza Associates for such purposes or that it will be able to generate sufficient cash flow from operations. In connection with the Merger Transaction (as defined) (See Note
12), Plaza Associates expects to exercise the Trump Plaza East Purchase Option.

  The accompanying consolidated financial statements do not include any adjustments that may be necessary should Plaza Associates be unable to exercise the Trump Plaza East Purchase Option.

(7) EMPLOYEE BENEFIT PLANS

  Plaza Associates has a retirement savings plan (the "Plan") for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 15% of their earnings to the Plan and Plaza Associates will match 50% of an eligible employee's contributions up to a maximum of 4% of the employee's earnings. Plaza Associates recorded charges of $765,000, $848,000 and $886,000 for matching contributions for the years ended December 31, 1993, 1994 and 1995, respectively.

  Plaza Associates provides no other material post-retirement or post-employment benefits.

(8) TRANSACTIONS WITH AFFILIATES

 Due to/from Affiliates

  Plaza Associates leases warehouse facility space to Trump's Castle Associates. Lease payments of $15,000, $6,000 and $6,000 were received from Trump's Castle Associates in 1993, 1994 and 1995, respectively.

  Plaza Associates leased office space from Trump Taj Mahal Associates ("Taj Associates") the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), which terminated on March 19, 1993. Lease payments of $30,000 were paid to Taj Associates in 1993.

  Plaza Associates leases two parcels of land under long-term ground leases from Seashore Four Associates and Trump Seashore Associates. In 1993, 1994 and 1995, Plaza Associates paid $900,000, $900,000 and $950,000, respectively, to Seashore Four Associates, and paid $1,000,000, $1,000,000 and $1,195,000 in 1993, 1994 and 1995, respectively, to Trump Seashore Associates.

 Services Agreement

  Pursuant to the terms of a services agreement with Trump Plaza Management Corp. ("TPM"), a corporation beneficially owned by Trump, in consideration for services provided, Plaza Associates pays TPM each year an annual fee of $1,000,000 in equal monthly installments, and reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under such services agreement, up to certain amounts. Under such services agreement, approximately $1,300,000 was charged to expense for the years ended December 31, 1994, and 1995.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Trump World's Fair

  Under an Option Agreement with Chemical Bank ("Chemical"), Trump had an option to purchase (i) Trump World's Fair (including the land, improvements and personal property used in the operation of the hotel) and (ii) certain promissory notes made by Trump and/or certain of his affiliates and payable to Chemical (the "Chemical Notes") which are secured by certain real estate assets located in New York, unrelated to Plaza Associates. In connection with such Option Agreement, Trump assigned his rights to Plaza Associates.

  On June 12, 1995, the option to purchase the Trump World's Fair was exercised. The option price of $60,000,000 was funded with $58,150,000 from the capital contributed by Trump Holdings (See Note 1), and $1,850,000 of option payments made by Plaza Associates.

 Other Payments to Donald J. Trump

  During 1994, Plaza Associates paid to Trump $1,000,000 under a Construction Management Service Agreement. The payment was made for construction management services rendered by Trump with respect to Trump Plaza East. This payment was approved prior to disbursement by the CCC and has been classified in construction in process in the accompanying consolidated balance sheet as of December 31, 1994 and 1995.

  During 1994, Plaza Associates also paid Trump a commission of approximately $572,000 for securing a retail lease at Trump Plaza. The commission has been capitalized and is being amortized to expense over the 10-year term of the lease.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the following financial instruments approximates fair value, as follows: (a) cash and cash equivalents, accrued interest receivables and payables are based on the short term nature of these financial instruments and (b) CRDA bonds and deposits are based on the allowances to give effect to the below market interest rates.

  The estimated fair values of other financial instruments are as follows:

                                                         DECEMBER 31, 1995
                                                    ----------------------------
                                                    CARRYING AMOUNT  FAIR VALUE
                                                    --------------- ------------
     10 7/8% Mortgage Notes........................  $326,652,000   $341,550,000

  The fair values of the PIK Notes and Plaza Notes are based on quoted market prices obtained by Plaza Associates from its investment advisor.

  There are no quoted market prices for other notes payable and a reasonable estimate could not be made without incurring excessive costs.

(10) SUBSEQUENT EVENT

  On January 8, 1996, THCR, Taj Mahal Holding Corp. ("Taj Holding") and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Common Stock of THCR (the "THCR Common Stock") as shall have a market value equal to $30.00. No fractional shares of THCR Common Stock will be issued in the Merger. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by Trump AC and its wholly owned finance subsidiary Trump AC Funding, Inc. of up to $1,200,000,000 aggregate principal amount of first mortgage notes, although it is currently contemplated to aggregate $1,100,000,000, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem the outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Taj Bonds"), of Trump Taj Mahal Funding, Inc. ("Taj Funding") (iii) redeem the outstanding shares of Class B Common Stock of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire the outstanding Plaza Notes,
  (v) satisfy the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust, and
  (ix) pay related fees and expenses and provide working capital;

    (b) the contribution by Trump to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by THCR to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes.

  The prospective transaction is subject to a number of conditions, including stockholder approval. In addition, there are a number of risks that should be considered, including: (i) the high leverage and fixed charges of THCR; (ii) the risk in refinancing and repayment of indebtedness and the need for additional financing; (iii) the restrictions imposed on certain activities by certain debt instruments; (iv) the recent results of Trump Plaza and the Taj Mahal; and (v) risks associated with the expansions at Trump Plaza and the Taj Mahal. There can be no assurance that the expansions at Trump Plaza or the Taj Mahal will be completed or that any other gaming venture will open or that any of THCR's or the Taj Mahal's operations will be successful. See "Risk Factors" included elsewhere in this Prospectus for a discussion of these and other factors.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Taj Mahal Associates and Subsidiary:

  We have audited the accompanying consolidated balance sheets of Trump Taj Mahal Associates (a New Jersey general partnership) and Subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, capital (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of Trump Taj Mahal Associates management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Taj Mahal Associates and Subsidiary as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Roseland, New                             Arthur Andersen LLP
Jersey
February 16, 1996

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 31,
                                                          --------------------
                                                            1994       1995
                                                          ---------  ---------
                         ASSETS
CURRENT ASSETS:
  Cash and cash investments.............................. $  61,196  $  88,941
  Receivables, net of allowance of $4,059 and $5,042 for
   doubtful accounts (Note 1)............................    15,443     17,215
  Inventory..............................................     6,431      7,161
  Prepaid expenses and other current assets..............     7,806      3,864
                                                          ---------  ---------
    Total Current Assets.................................    90,876    117,181
                                                          ---------  ---------
PROPERTY AND EQUIPMENT (Notes 1, 2, and 5):
  Land...................................................    37,843     37,843
  Building...............................................   656,702    665,161
  Furniture, fixtures and equipment......................   160,372    174,693
  Leasehold improvements.................................    31,243     31,253
                                                          ---------  ---------
                                                            886,160    908,950
    Less: Accumulated depreciation and amortization......  (179,375)  (217,963)
                                                          ---------  ---------
                                                            706,785    690,987
                                                          ---------  ---------
OTHER ASSETS.............................................     9,951     13,625
                                                          ---------  ---------
    Total Assets......................................... $ 807,612  $ 821,793
                                                          =========  =========
                 LIABILITIES AND CAPITAL
CURRENT LIABILITIES:
  Long-term debt due currently (Note 2).................. $     743  $     920
  Accounts payable.......................................     3,256      8,335
  Accrued interest payable...............................     8,977      9,154
  Due to affiliates, net (Note 3)........................       152        974
  Other current liabilities (Note 4).....................    37,059     35,210
                                                          ---------  ---------
    Total Current Liabilities............................    50,187     54,593
                                                          ---------  ---------
OTHER LIABILITIES (Notes 2 and 3)........................    32,912     33,373
                                                          ---------  ---------
LONG-TERM DEBT NET OF UNAMORTIZED DISCOUNT OF $153,597
 AND $131,103 (Notes 2 and 9)............................   656,701    694,192
                                                          ---------  ---------
COMMITMENTS AND CONTINGENCIES (Note 5)
CAPITAL (Notes 6 and 9):
  Contributed capital....................................   123,765    123,765
  Accumulated deficit....................................   (55,953)   (84,130)
                                                          ---------  ---------
    Total Capital........................................    67,812     39,635
                                                          ---------  ---------
    Total Liabilities and Capital........................ $ 807,612  $ 821,793
                                                          =========  =========

  The accompanying notes to financial statements are an integralpart of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1993       1994       1995
                                               ---------  ---------  ---------
REVENUES (Note 1):
  Gaming...................................... $ 442,064  $ 461,622  $ 501,378
  Rooms.......................................    40,682     41,815     43,309
  Food and beverage...........................    55,953     58,029     57,195
  Other.......................................    16,656     17,894     15,864
                                               ---------  ---------  ---------
    Gross revenues............................   555,355    579,360    617,746
  Less--Promotional allowances (Note 1).......    56,444     62,178     63,998
                                               ---------  ---------  ---------
    Net revenues..............................   498,911    517,182    553,748
                                               ---------  ---------  ---------
COST AND EXPENSES:
  Gaming......................................   237,566    260,472    283,786
  Rooms.......................................    15,525     15,662     15,230
  Food and beverage...........................    25,080     25,035     24,612
  General and administrative..................    99,424     99,629     96,843
  Depreciation and amortization...............    36,858     39,750     43,387
                                               ---------  ---------  ---------
                                                 414,453    440,548    463,858
                                               ---------  ---------  ---------
Income from operations........................    84,458     76,634     89,890
Interest income...............................     1,382      2,019      3,922
Interest expense..............................  (108,379)  (115,311)  (120,435)
                                               ---------  ---------  ---------
Net loss...................................... $ (22,539) $ (36,658) $ (26,623)
                                               =========  =========  =========


  The accompanying notes to financial statements are an integralpart of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                          ACCUMULATED   TOTAL
                                              CONTRIBUTED   SURPLUS    CAPITAL
                                                CAPITAL    (DEFICIT)  (DEFICIT)
                                              ----------- ----------- ---------
Balance, January 1, 1993.....................  $123,765    $  7,148   $130,913
Net loss.....................................       --      (22,539)   (22,539)
Partnership distribution (Note 6)............       --       (1,733)    (1,733)
                                               --------    --------   --------
Balance, December 31, 1993...................   123,765     (17,124)   106,641
Net loss.....................................       --      (36,658)   (36,658)
Partnership distribution (Note 6)............       --       (2,171)    (2,171)
                                               --------    --------   --------
Balance, December 31, 1994...................   123,765     (55,953)    67,812
Net loss.....................................       --      (26,623)   (26,623)
Partnership distribution (Note 6)............       --       (1,554)    (1,554)
                                               --------    --------   --------
Balance, December 31, 1995...................  $123,765    $(84,130)  $ 39,635
                                               ========    ========   ========



  The accompanying notes to financial statements are an integralpart of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................ $(22,539) $(36,658) $(26,623)
 Adjustments to reconcile net loss to net cash
  flows provided by
  operating activities--
  Depreciation and amortization..................   36,858    39,750    43,387
  Charges related to lease guarantee.............    1,763     2,047     2,375
  Accretion of discount on Bond indebtedness.....   15,745    18,820    22,494
  Other adjustments to reduce the carrying value
   of non-current
   assets........................................    2,764     2,134     3,090
  Utilization of CRDA credits....................      --      1,500       --
  Provision for doubtful accounts................    3,472     2,974     4,508
                                                  --------  --------  --------
                                                    38,063    30,567    49,231
 Changes in operating assets and liabilities:
  Receivables, net...............................   (2,281)   (5,383)   (6,280)
  Inventory......................................   (1,612)   (1,746)     (730)
  Other current assets...........................      (39)   (3,552)    3,603
  Other assets...................................     (766)     (392)     (584)
  Due to affiliates, net.........................       98      (381)      822
  Accounts payable...............................   (2,225)     (678)    5,079
  Accrued interest payable.......................   14,900    12,537    16,175
  Other liabilities..............................    2,496     2,450    (4,417)
                                                  --------  --------  --------
   Net cash flows provided by operating
    activities...................................   48,634    33,422    62,899
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment..............  (16,752)  (23,030)  (26,498)
 Investment in CRDA obligations..................   (5,408)   (4,201)   (6,073)
                                                  --------  --------  --------
   Net cash flows used in investing activities...  (22,160)  (27,231)  (32,571)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of borrowings........................     (759)     (868)   (1,029)
 Partnership distribution........................   (1,733)   (2,171)   (1,554)
                                                  --------  --------  --------
   Net cash flows used in financing activities...   (2,492)   (3,039)   (2,583)
                                                  --------  --------  --------
NET INCREASE IN CASH AND CASH INVESTMENTS........   23,982     3,152    27,745
CASH AND CASH INVESTMENTS BEGINNING OF YEAR......   34,062    58,044    61,196
                                                  --------  --------  --------
CASH AND CASH INVESTMENTS END OF YEAR............ $ 58,044  $ 61,196  $ 88,941
                                                  ========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the year for interest.......... $ 75,972  $ 79,121  $ 79,389
                                                  ========  ========  ========
SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS:
 Issuance of PIK bonds in lieu of cash interest.. $ 14,579  $ 12,249  $ 15,112
                                                  ========  ========  ========

  The accompanying notes to financial statements are an integralpart of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND OPERATIONS

  The accompanying consolidated financial statements include those of Trump Taj Mahal Associates ("Taj Associates"), and its wholly owned subsidiary, Trump Taj Mahal Funding, Inc. ("Taj Funding"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  Taj Associates was formed on June 23, 1988 as a New Jersey limited partnership. Taj Associates was converted to a general partnership in December 1990. The current partners and their respective ownership interests are Trump Taj Mahal, Inc. ("TTMI"), 49.995%, The Trump Taj Mahal Corporation ("TTMC"),
 .01%, and TM/GP Corporation ("TM/GP"), the managing general partner, and a wholly owned subsidiary of Taj Mahal Holding Corp. ("Taj Holding"), 49.995%.

  Taj Associates was formed for the purpose of acquiring, constructing and operating the Trump Taj Mahal Casino Resort (the "Taj Mahal"), an Atlantic City hotel, casino and convention center complex. On April 2, 1990, Taj Associates opened the Taj Mahal to the public. The industry in which the Taj Mahal operates is subject to intense competition and regulatory review (See Note 5).

  Taj Funding was incorporated on June 3, 1988 for the purpose of raising funds through the issuance of its 14% First Mortgage Bonds, Series A, due 1998 (the "Old Bonds"), the proceeds of which were loaned to Taj Associates for construction of the Taj Mahal. During 1991, as a result of a plan of reorganization (the "1991 Taj Restructuring"), these were subsequently exchanged for Taj Funding's 11.35% Mortgage Bonds, Series A, due 1999 (the "Taj Bonds"). Since Taj Funding has no business operations, its ability to repay the principal and interest on the Taj Bonds is completely dependent on the operations of Taj Associates.

  Donald J. Trump ("Trump") beneficially owns 50% of Taj Associates and has pledged his total ownership interest as collateral under various debt agreements.

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION

  Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Revenues from hotel and other services are recognized at the time the related service is performed.

  Taj Associates provides an allowance for doubtful accounts arising from casino, hotel and other services. The allowance is based upon a specific review of outstanding receivables as well as historical collection information. In providing this allowance, management is required to make certain estimates and assumptions regarding the timing and amount of account collections. Actual results could differ from those estimates.

 PROMOTIONAL ALLOWANCES

  Gross revenues includes the retail value of complimentary rooms, food, beverages, and other services furnished to patrons. The retail value of these promotional allowances is deducted from gross revenues to arrive at net revenues. The cost of promotional allowances is charged to operations.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The cost of promotional allowances consisted of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1993    1994    1995
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
   Rooms................................................ $ 8,733 $ 9,921 $ 9,913
   Food and Beverage....................................  28,973  29,653  30,458
   Other................................................   4,678   6,735   6,994
                                                         ------- ------- -------
                                                         $42,384 $46,309 $47,365
                                                         ======= ======= =======

 INCOME TAXES

  The accompanying financial statements do not include a provision for Federal income taxes of Taj Associates, since any income or losses allocated to the partners are reportable for Federal income tax purposes by the partners.

  Under the New Jersey Casino Control Commission (the "CCC") regulations, Taj Associates is required to file a New Jersey corporation business tax return. As of December 31, 1995, Taj Associates had a net operating loss carry-forward of approximately $150,000,000 for New Jersey State Income Tax purposes. No tax benefit will be reflected in the accompanying financial statements for those losses until such time that they are actually realized.

 INVENTORIES

  Inventories are carried at cost on a weighted average basis.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost and is depreciated on the straight-line method over the estimated useful lives of assets. Estimated useful lives range from three to seven years for furniture, fixtures and equipment and 40 years for buildings and building improvements. Leasehold improvements are amortized over the term of the related lease commencing in the period these assets are placed in service.

  The interest expense associated with borrowings used to fund the purchase and construction of the Taj Mahal has been capitalized and is being amortized over the estimated useful life of the facility.

 LONG LIVED ASSETS

  During 1995, Taj Associates adopted the provisions of Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS No. 121"). SFAS No. 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstance indicate that the carrying amount of an asset may not be fully recoverable. Impairment of long-lived assets exists, if, at a minimum, the future expected cash flows (undiscounted and without interest charges), from an entity's operations are less than the carrying value of these assets. As a result of its review, Taj Associates does not believe that any impairment exists in the recoverability of its long-lived assets as of December 31, 1995.

 CASH AND CASH INVESTMENTS

  Cash and cash investments include hotel and casino funds, funds on deposit with banks and temporary investments having a maturity of three months or less.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) LONG-TERM DEBT

  Long-term debt consisted of the following at December 31:

                                                             1994       1995
                                                           ---------  ---------
                                                             (IN THOUSANDS)
   First Mortgage Bonds (a)............................... $ 765,130  $ 780,242
   Unamortized discount...................................  (153,597)  (131,103)
                                                           ---------  ---------
   Net....................................................   611,533    649,139
   Bank term loan (b).....................................    45,138     44,944
   Other..................................................       773      1,029
                                                           ---------  ---------
     Total................................................   657,444    695,112
     Less: Current portion................................      (743)      (920)
                                                           ---------  ---------
                                                           $ 656,701  $ 694,192
                                                           =========  =========

- ---------------------
(a) Taj Bonds bear interest of 11.35% and are due November 15, 1999. Each Taj Bond, together with one share of Taj Holding's Class B redeemable common stock, trade together as a unit ("Units"), and may not be transferred separately. Interest on the Taj Bonds is due semi-annually on each November 15 and May 15. Interest on the Taj Bonds must be paid in cash on each interest payment date at the rate of 9.375% per annum (the "Mandatory Cash Interest Amount"). In addition to the Mandatory Cash Interest Amount, effective May 15, 1992 and annually thereafter, an additional amount of interest (the "Additional Amount") in cash or additional Taj Bonds or a combination thereof, is payable equal to the difference between 11.35% of the outstanding principal amount of the Taj Bonds and the Mandatory Cash Interest Amount previously paid. To the extent that there is excess available cash flow ("EACF") of Taj Associates, as defined in the related indenture, for the immediately preceding calendar year, Taj Funding will pay the Additional Amount in cash up to 10.28% and the balance thereof may be paid at the option of Taj Funding in cash or additional Units, provided that an equivalent amount of cash is used to purchase or redeem Units. Additional Taj Bonds issued on October 4, 1991 amounted to approximately $7,208,000. For the period from the issuance of the Taj Bonds, October 4, 1991, through December 31, 1992, there was no EACF. Accordingly, Taj Funding paid the Additional Amounts on May 15, 1993 and May 15, 1992 through the issuance of approximately $14,579,000 and $8,844,000, respectively, in additional Taj Bonds. Of the $14,870,000 Additional Amount due May 15, 1994, $2,621,000 was paid in cash and the $12,249,000 balance in Taj Bonds. Of the $15,112,000 Additional Amount due May 15, 1995, Taj Associates satisfied the entire obligation through the issuance of Taj Bonds.

  Since Taj Funding has no business operations, its ability to repay the principal and interest on the Bonds is completely dependent on the operations of Taj Associates. The Taj Bonds are guaranteed as to payment of principal and interest by Taj Associates and are collateralized by substantially all Taj Associates' property.

  In accordance with AICPA Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," the Taj Bonds when issued were stated at the present value of amounts to be paid, determined at current interest rates (effective rate of approximately 18%). The effective interest rate of the Taj Bonds was determined based on the trading price of the Taj Bonds for a specific period. Stating the debt at its approximate present value resulted in a reduction of approximately $204,276,000 in the carrying amount of the Taj Bonds. This gain is being offset by increased interest costs over the period of the Taj Bonds to accrete such bonds to their face value at maturity. At December 31, 1995, the unaccreted balance of this discount approximated $131,103,000. The current interest rates of other borrowings approximated their stated interest rates as of the effective date. The accretion amounted to approximately $15,745,000 in 1993, $18,820,000 in 1994 and $22,494,000 in
  1995, and is included in interest expense.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(b) On November 3, 1989, Taj Associates entered into a loan agreement with National Westminster Bank USA (the "NatWest Loan") which provided financing up to $50,000,000 for certain items of furniture, fixtures and equipment installed in the Taj Mahal. The terms of the NatWest Loan were modified in 1991 as part of the 1991 Taj Restructuring. The restructured NatWest Loan bears interest at 9 3/8% per annum. Principal and interest is payable monthly in the fixed amount of $373,000 to be applied first to accrued interest and the balance to the extent available, to principal, through maturity, November 15, 1999. Additionally, on May 15 of each year (May 15, 1992 through May 15, 1999), to the extent principal is still outstanding, NatWest will receive 16.5% of the EACF of the preceding calendar year in excess of the Additional Amount, to be applied first to accrued but unpaid interest, and then to principal.

  The NatWest Loan is secured by a first priority lien on the furniture, fixtures and equipment acquired with the proceeds of the NatWest Loan plus any after acquired furniture, fixtures and equipment that replaces such property, or of the same type, provided, however, that the NatWest Loan may be subordinated to a lien to secure purchase money financing of such after acquired property up to 50% of the value of such after acquired property.

  In November 1991, Taj Associates obtained a working capital line of credit in the amount of $25,000,000 with a maturity of five years. In September 1994, Taj Associates extended the maturity to November 1999, in consideration of modifications of the terms of the facility. Interest on advances under the line are at prime plus 3% with a minimum of 0.666% per month. The Agreement provides for a 3/4% annual fee and a 1/2% unused line fee and contains various covenants. During 1993 and 1994, no amounts were outstanding under the line. During 1994 and 1995, no amounts were outstanding under the line.

  Aggregate annual maturities of long-term debt at accreted value are as follows:

            1996............................. $   920,000
            1997.............................     529,000
            1998.............................     268,000
            1999............................. 824,498,000
            2000.............................           0
            Thereafter.......................           0

  The above maturity schedule does not reflect the proposed recapitalization described in Note 9.

  The ability of Taj Associates and Taj Funding to repay their long-term debt when due will depend on their ability to either generate cash from operations sufficient for such purposes or to refinance such indebtedness. Management does not currently anticipate that cash will be sufficient and that repayment will likely depend upon the ability to refinance such indebtedness. The future operating performance and ability to refinance such indebtedness will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of Taj Associates and Taj Funding. There can be no assurances that the future operating performance of Taj Associates will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing or other attempts to raise capital.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) TRANSACTIONS WITH AFFILIATES

  Taj Associates has engaged in certain transactions with Trump and entities that are wholly or partially owned by Trump. Amounts owed to (receivable from) at December 31 are as follows:

                                                                 1994     1995
                                                                -------  -------
                                                                (IN THOUSANDS)
   Donald J. Trump (a)......................................... $   253  $  643
   Trump Taj Mahal Realty Corp. ("Realty Corp.") (b)...........     --      --
   Trump's Castle Associates (c)...............................      30     164
   Trump Plaza Associates (c)..................................    (131)    167
                                                                -------  ------
                                                                $   152  $  974
                                                                =======  ======

- ---------------------
(a) Taj Associates has entered into a Services Agreement (the "Services Agreement"), which provides that Trump will render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates. In consideration for the services to be rendered, Taj Associates will pay an annual fee equal to 1.5% of Taj Associates earnings before interest, taxes and depreciation, as defined, less capital expenditures and partnership distributions for such year, with a minimum base fee of $500,000. The services fee is payable monthly through November 15, 1999, although the agreement provides for earlier termination under certain events. Portions of the fee have been assigned to First Fidelity Bank ("First Fidelity") in connection with the First Fidelity Loan (as defined) to Realty Corp. which has been guaranteed by Trump. For the years ended December 31, 1993, 1994 and 1995, Taj Associates incurred $1,566,000, $1,353,000 and $1,743,000, respectively, under the Services Agreement. In addition, during 1993, 1994 and 1995, Taj Associates reimbursed Mr. Trump $232,000, $224,000 and $261,000, respectively, for expenses pursuant to the Services Agreement, of which $127,000, $149,000 and $164,000, respectively, was incurred to an affiliate for air transportation.

(b) The term of the lease between Taj Associates and Realty Corp. is through 2023 and provides for base rentals payable by Taj Associates, prior to the time that the NatWest Loan is paid in full, of $2,725,000 per year, plus 3 1/2% of the EACF in excess of the Additional Amount and, upon payment in full of the NatWest Loan, increasing to include the payments to which NatWest is otherwise entitled under the amended NatWest Agreement (see Note
    2). The amended lease was assigned by Realty to First Fidelity. The first $3,300,000 received by First Fidelity each year will be applied to the interest due on the Realty Corp. loan (the "First Fidelity Loan"). Any additional sums paid will also reduce Taj Associates guarantee (see below) and the principal amount of the First Fidelity Loan. The First Fidelity Loan is secured by a first mortgage lien on the underlying parcels owned by Realty Corp.

  Pursuant to a limited subordinated guarantee Taj Associates will, under certain circumstances, reimburse First Fidelity for any deficiency in the amount owed to First Fidelity upon maturity of the First Fidelity Loan, up to a maximum of $30,000,000, provided that First Fidelity first pursues its first mortgage lien on the parcels, and provided further that the Taj Bonds have been paid in full. Inasmuch as Taj Associates' lease payments are Realty Corp's sole source of funds to satisfy the First Fidelity Loan and the amount of the First Fidelity Loan exceeds the estimated fair market value of the land by more than $30,000,000, Taj Associates recorded the present value of the maximum guarantee amount as of October 4, 1991. Discounted at 15%, a reasonable incremental cost of capital, the obligation amounted to approximately $9,103,000. This obligation is being accreted as interest expense over the life of the Taj Bonds and is included in Other Liabilities in the accompanying consolidated balance sheets. The accretion amounted to approximately $1,763,000, $2,047,000 and $2,375,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

(c) Taj Associates engages in various transactions with the two other Atlantic City hotel/casinos owned by Trump. These transactions are charged at cost or normal selling price in the case of retail items and

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) include the utilization of fleet maintenance and limousine services, certain shared professional fees and payroll costs as well as complimentary services offered to customers. During 1993, Taj Associates incurred approximately $1,100,000 and $83,000 of costs for these services from Trump's Castle Casino Resort ("Trump's Castle") and Trump Plaza, respectively. In addition, Taj Associates charged $256,000 and $255,000 to Trump's Castle and Trump Plaza, respectively, for similar services. During 1994, Taj Associates incurred approximately $1,167,000 and $149,000 of costs for these services from Trump's Castle and Trump Plaza, respectively. In addition, Taj Associates charged $235,000 and $361,000 to Trump's Castle and Trump Plaza, respectively, for similar services. During 1995, Taj Associates incurred approximately $1,072,000 and $445,000 of costs for these services from Trump's Castle and Trump Plaza, respectively. In addition, Taj Associates charged $113,000 and $188,000 to Trump's Castle and Trump Plaza, respectively, for similar services.

(4) OTHER CURRENT LIABILITIES

  The components of other current liabilities at December 31 consisted of the following:

                                                                  1994    1995
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Payroll and related costs.................................... $12,632 $13,533
   Self-insurance reserves......................................   6,800   5,697
   Advertising/Marketing costs..................................   3,242   1,621
   Advance deposits.............................................   3,022   1,236
   Unredeemed chip liability....................................   2,725   3,148
   Other........................................................   8,638   9,975
                                                                 ------- -------
                                                                 $37,059 $35,210
                                                                 ======= =======

  Self insurance reserves represent the estimated amounts of uninsured claims settlements related to employee health medical costs, workmen's compensation and other legal proceedings in the normal course of business. These reserves are established by management based upon a specific review of open claims as of the balance sheet date as well as historical claims settlement experience. Actual results may differ from those reserve amounts.

(5) COMMITMENTS AND CONTINGENCIES

 LEASES AND EMPLOYMENT AGREEMENTS

  Taj Associates has entered into employment agreements with certain key employees and lease agreements for land, office and warehouse space under noncancelable operating leases expiring at various dates through 2023. At December 31, 1995, minimum commitments under these arrangements are as follows:

   1996............................................................. $ 8,639,000
   1997............................................................. $ 5,867,000
   1998............................................................. $ 3,534,000
   1999............................................................. $ 2,865,000
   2000............................................................. $ 2,725,000
   Thereafter....................................................... $62,675,000

  Rent expense was approximately $4,520,000, $5,027,000 and $4,546,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Taj Associates leases the pier extending from the Taj Mahal 1,000 feet into the Atlantic Ocean (the "Steel Pier") from Realty Corp. A condition imposed on Taj Associates' Coastal Area Facilities Review Act ("CAFRA") permit (which, in turn, is a condition of Taj Associates' casino license) initially required that Taj Associates begin construction of certain improvements on the Steel Pier by October 1992, which improvements were to be completed within 18 months of commencement. Taj Associates initially proposed a concept to improve the Steel Pier, the estimated cost of which was $30,000,000. Such concept was approved by the New Jersey Department of Environmental Protection, the agency which administers CAFRA. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extension of the required commencement and completion dates of the improvements to the Steel Pier for one year based upon an interim use of the Steel Pier for an amusement park. Taj Associates has received additional one-year extensions (most recently through March 1997) of the required commencement and completion dates of the improvements of the Steel Pier based upon the same interim use of the Steel Pier as an amusement park.

 EMPLOYEE BENEFIT PLAN

  Effective January 1, 1989, Taj Associates established the Taj Mahal Retirement Savings Plan ("the Benefit Plan") for its employees over 21 years of age who are not covered by a collective bargaining agreement. The Benefit Plan is structured to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code and allows eligible participants to contribute up to 15% of their salary (certain limits apply, as defined) to the Benefit Plan with a matching Partnership contribution of 50% of the first 4% of such employee salary contribution. The funds are invested by a Benefit Plan trustee. Taj Associates' contributions for the years ended December 31, 1993, 1994 and 1995 were $870,000, $938,000 and $1,069,000, respectively.

 CASINO LICENSE RENEWAL

  Taj Funding and Taj Associates are subject to regulation and licensing by the CCC. Taj Associates' casino license must be renewed periodically, is not transferable, is dependent upon the financial stability of Taj Associates and can be revoked at anytime. Upon revocation, suspension for more than 120 days, or failure to renew the casino license due to Taj Associates' financial condition or for any other reason, the New Jersey Casino Control Act (the "Casino Control Act") provides that the CCC may appoint a conservator to take possession of and title to the hotel and casino's business and property, subject to all valid liens, claims and encumbrances. On June 22, 1995, the CCC extended Taj Associates' casino license for four years through March 31, 1999.

 LEGAL PROCEEDINGS

  Taj Associates, its partners, certain of its employees and Taj Funding are involved in various legal proceedings incurred in the normal course of business. In the opinion of management of Taj Associates, the expected disposition of these proceedings would not have a material adverse effect on Taj Associates or Taj Funding's financial condition or results of operations.

 FEDERAL INCOME TAX EXAMINATIONS

  Taj Associates is currently involved in an examination with the Internal Revenue Service (the "IRS") concerning Taj Associates' federal partnership income tax returns for the tax years 1989 through 1991. While any adjustment which results from this examination could affect Taj Associates' state income tax return, Taj Associates does not believe the resolution of the matter will have a material adverse effect on its financial condition or results of operations.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 INVESTMENT OBLIGATION

  The Casino Control Act requires Taj Associates to make qualified investments, as defined, in New Jersey, or pay an investment alternative tax to the New Jersey Casino Reinvestment Development Authority ("CRDA"). Commencing in 1991, and for a period of thirty years thereafter, Taj Associates must either obtain investment tax credits, as defined, in an amount equivalent to 1.25% of its gross casino revenues or pay an alternative tax of 2.5% of its gross casino revenues, as defined. Investment tax credits may be obtained by making qualified investments, by depositing funds which may be converted to bonds by the CRDA or by donating previously deposited funds in exchange for future credits against tax liability. Taj Associates intends to satisfy its investment obligation primarily by depositing funds and donations of funds deposited. During 1994, Taj Associates contributed $9,500,000 of previous CRDA deposits, the carrying value of which was $4,750,000. Of the carrying value, $3,250,000 were allocated to leasehold improvements upon completion of the improvements during 1995, and $1,500,000 was a donation of previously deposited funds, which became a credit utilized in 1994 as a reduction of current year obligations. The deposits and bonds traditionally bear interest at below-market interest rates; accordingly, Taj Associates has reduced its carrying value of the deposits by 50% and charged operations approximately $2,764,000, $2,134,000 and $3,090,000 in 1993, 1994 and 1995, respectively. Taj Associates is required to satisfy its obligations to the CRDA through deposits on a quarterly basis. Taj Associates periodically reviews the carrying value of these deposits and investments in accordance with its policies for all long-lived assets as described in Note 1.

(6) TAJ ASSOCIATES DISTRIBUTION

  Taj Associates is obligated to reimburse Taj Holding for its operating expenses which consist of directors and officers liability insurance, board of director fees and expenses, and administrative expenses. Total expenses for the years ended December 31, 1993, 1994 and 1995 approximated $1,733,000, $2,171,000 and $1,554,000, respectively.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the following financial instruments of Taj Funding and Taj Associates approximates fair value, as follows: (a) cash and cash equivalents and accrued interest payable are based on the short-term nature of the financial instruments; and (b) CRDA deposits are based on the valuation allowances to give effect to the below market interest rates (See Note 5).

  The estimated fair values of the other financial instruments are as follows (Note 2):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1994     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
   11.35% Mortgage Bonds (a)
     Carrying Amount......................................... $611,533 $649,139
     Fair Value..............................................  512,638  750,983

- ---------------------
(a) The fair value of the Taj Bonds is based on quoted market prices as of December 31, 1994 and 1995.

  There are no quoted market prices for the NatWest Loan and other debt and a reasonable estimate of their value could not be made without incurring excessive costs.

  See Note 9 regarding the proposed redemption of these borrowings.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) FINANCIAL INFORMATION--TAJ FUNDING

  Financial information relating to Taj Funding as of and for the years ended December 31, 1994 and 1995 is as follows (in thousands):

                                                                 1994     1995
                                                               -------- --------
Total Assets (including First Mortgage Note Receivable of
 $765,130 and $780,242 and related interest receivable)......  $783,562 $799,037
                                                               ======== ========
Total Liabilities and Capital (including Taj Bonds payable of
 $765,130 and $780,242 and related interest payable).........  $783,562 $799,037
                                                               ======== ========
Interest Income..............................................  $ 86,322 $ 87,914
                                                               ======== ========
Interest Expense.............................................  $ 86,322 $ 87,914
                                                               ======== ========
Net Income...................................................  $    --  $    --
                                                               ======== ========

(9) PROPOSED RECAPITALIZATION

  On January 8, 1996, Trump Hotels & Casino Resorts, Inc. ("THCR"), Taj Holding and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding (the "Taj Holding Class A Common Stock") (other than Dissenting Shares (as defined in the Prospectus)) will be converted into the right to receive, at each election, either (a) $30.00 in cash or (b) that number of shares of Common Stock of THCR (the "THCR Common Stock") as shall have a market value equal to $30.00. No fractional shares of THCR Common Stock will be issued in the Merger. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

  (a) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by Trump Atlantic City Associates ("Trump AC") and its wholly owned finance subsidiary Trump Atlantic City Funding, Inc. of up to $1,200,000,000 aggregate principal amount of mortgage notes, although it is currently contemplated to aggregate $1,100,000,000, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem the Taj Bonds, (iii) redeem the outstanding shares of Class B Common Stock of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc., (v) satisfy the indebtedness of Taj Associates under the NatWest Loan, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump,
(vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino ("Trump Plaza") that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees,that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust and (ix) pay related fees and expenses and provide working capital;

  (b) the contribution by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates; and

  (c) the contribution by THCR to Trump AC of all its indirect ownership interests in Taj Associates acquired in the Merger.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes.

  The prospective transaction is subject to a number of conditions, including stockholder approval. In addition, there are a number of risks that should be considered, including, (i) the high leverage and fixed charges of THCR; (ii) the risk to refinancing and repayment of indebtedness and the need for additional financing; (iii) the restrictions imposed on certain activities by certain debt instruments; (iv) the recent results of Trump Plaza and the Taj Mahal; and (v) risks associated with and the expansions at Trump Plaza and the Taj Mahal. There can be no assurance that the expansions at Trump Plaza or the Taj Mahal will be completed or that any other gaming venture will open or that any of THCR or the Taj Mahal's operations will be successful. See "Risk Factors" included elsewhere in this Prospectus for a discussion of these and other factors.

(10) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           FIRST     SECOND    THIRD    FOURTH
                                          QUARTER   QUARTER   QUARTER  QUARTER
                                          --------  --------  -------- --------
                                                    (IN THOUSANDS)
1993
- ----
Net Revenues............................. $110,382  $126,364  $141,597 $120,568
Income from Operations...................   13,014    23,181    30,812   17,451
Net Income (Loss)........................  (13,003)   (3,192)    4,212  (10,556)
1994
- ----
Net Revenues............................. $111,297  $127,254  $147,987 $130,644
Income from Operations...................    7,902    14,980    31,308   22,444
Net Income (Loss)........................  (20,761)  (13,847)    3,286   (5,336)
1995
- ----
Net Revenues............................. $117,595  $141,893  $157,808 $136,452
Income from Operations...................   10,298    26,986    35,120   17,486
Net Income (Loss)........................  (18,511)   (1,642)    6,445  (12,915)

                         TRUMP ATLANTIC CITY ASSOCIATES

                   INDEX TO FORECASTED FINANCIAL INFORMATION

                                                                            PAGE
                                                                            ----
   Introduction............................................................  P-2
   Statement of Operations
     Trump Taj Mahal Associates............................................  P-4
     Trump Plaza Associates................................................  P-9
     Trump Atlantic City Associates and Subsidiaries....................... P-14

                       FORECASTED FINANCIAL INFORMATION

INTRODUCTION

 General

  The "Financial Forecast" represents, to the best of management's knowledge and belief, the expected results of operations for Plaza Associates, Taj Associates and Trump Atlantic City for the fiscal years ending December 31, 1996 and December 31, 1997. The Financial Forecast, which consists of forward-looking statements, was prepared by management of Trump Atlantic City and is qualified by, and subject to, the assumptions set forth below and the other information contained in this Prospectus. These assumptions are inherently uncertain and, though considered reasonable by Trump Atlantic City, are subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Trump Atlantic City. Accordingly, there can be no assurance that the Financial Forecast will be realized or that actual results will not be significantly higher or lower. Trump Atlantic City was the sole preparer of the Financial Forecast, which was prepared in accordance with standards established by the American Institute of Certified Public Accountants, except that it omits the effects of non-operating items, income taxes, extraordinary items and the calculation of net income. The Financial Forecast has not been audited by, examined by, compiled by or subjected to agreed-upon procedures by independent accountants, and no third-party (including the Underwriters) has independently verified or reviewed the Financial Forecast. Prospective investors in the First Mortgage Notes should consider this fact in evaluating the Financial Forecast and information contained in this Prospectus.

  The assumptions disclosed herein are those that Trump Atlantic City believes are significant to the Financial Forecast and reflects management's subjective judgment as of the date hereof (which is subject to change). However, not all assumptions used in the preparation of the Financial Forecast have been set forth. There will be differences between the values used by management in deriving the key assumptions and the actual results, causing differences between forecasted and actual results. Events and circumstances usually do not occur as expected, and the differences between actual and expected results may be material. In addition, as disclosed elsewhere in this Prospectus under "Risk Factors," the business and operations of Trump Atlantic City are subject to substantial risks which increase the uncertainty inherent in the Financial Forecast. Many of the factors disclosed under "Risk Factors" in this Prospectus could cause actual results to differ materially from those expressed in the Financial Forecast. Trump Atlantic City does not intend to update or otherwise revise the Financial Forecast to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of the Financial Forecast herein should not be regarded as a representation by Trump Atlantic City or any other person (including the Underwriters) that the Financial Forecast will be achieved. In light of the foregoing, prospective investors in the First Mortgage Notes are cautioned not to place undue reliance on the Financial Forecast.

  The following Financial Forecast presents the stand-alone projections for the 1996 and 1997 fiscal years for each of Taj Associates and Plaza Associates without giving effect to the Merger Transaction. For comparative purposes, historical results of operations for Taj Associates and Plaza Associates have also been included. In addition, the Financial Forecast also presents forecasts for the 1996 and 1997 fiscal years for Trump Atlantic City, which combines the forecasted results of operations for Taj Associates and Plaza Associates and gives effect to the Merger Transaction.

 Assumptions Regarding the Atlantic City Market

  The Financial Forecast assumes that the Atlantic City market will continue to experience increased gaming revenues and visitor volume. Through 1995, total Atlantic City gaming revenues have grown at a ten-year compound annual growth rate of 5.7%. Moreover, total slot win and table game drop increased 12.0% and 4.1%, respectively, in 1995 versus 1994. In addition, occupancy rates have increased from 83% in 1989 to over 90% in recent years.

  The Financial Forecast assumes that total Atlantic City slot win and table drop will increase annually at 6.0% and 2.0%, respectively, during the forecasted period. Management believes that these assumptions are reasonable in light of, among other things, (i) the historic growth in the Atlantic City market, (ii) infrastructure improvements being undertaken in Atlantic City including the new Atlantic City Convention Center, tourist corridor and airport expansion and (iii) increased gaming space and hotel rooms on account of the Trump Plaza Expansion, Taj Mahal Expansion and additions by other casino/hotel operators. These proposed improvement and expansion plans are, however, subject to significant risks and uncertainties many of which are beyond management's control. In the case of the Taj Mahal Expansion, which is expected to be funded principally out of cash from operations, any shortfall in operating cash flow during an early portion of the forecasted period may result in a delayed completion date or in revised expansion plans, which would adversely affect operating results in later portions of the forecasted period and beyond. See "Risk Factors." The Financial Forecast also assumes that overall economic conditions in the United States in general and the Northeast in particular will not decline. Economic conditions and weather conditions have in the past affected the operating results of Taj Associates and Plaza Associates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Moreover, forecasting the number of gaming customers and their gaming propensity, with respect to the Atlantic City market in general and to the Taj Mahal and Trump Plaza in particular, is inherently difficult, as is the ability to forecast amounts to be wagered and won. These and other factors and conditions will likely affect Taj Associates and Plaza Associates operating results for the periods covered by the Financial Forecast in ways that management cannot predict.

                          TRUMP TAJ MAHAL ASSOCIATES

                    FORECASTED STATEMENT OF OPERATIONS DATA

                                COMPARATIVE HISTORICAL YEAR    FORECASTED YEAR
                                    ENDED DECEMBER 31,       ENDED DECEMBER 31,
                               ----------------------------- -------------------
                                 1993      1994      1995      1996      1997
                               --------- --------- --------- --------- ---------
                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Revenues:
  Gaming.....................  $ 442,064 $ 461,622 $ 501,378 $ 523,018 $ 598,000
  Rooms......................     40,682    41,815    43,309    44,733    48,100
  Food and beverage..........     55,953    58,029    57,195    58,289    68,200
  Other......................     16,656    17,894    15,864    18,209    22,000
                               --------- --------- --------- --------- ---------
    Gross revenues...........    555,355   579,360   617,746   644,249   736,300
  Less: Promotional
   allowances................     56,444    62,178    63,998    62,635    71,700
                               --------- --------- --------- --------- ---------
  Net revenues...............    498,911   517,182   553,748   581,614   664,600
 Costs and Expenses:
  Gaming.....................    237,566   260,472   283,786   287,700   316,687
  Rooms......................     15,525    15,662    15,230    15,472    17,031
  Food and beverage..........     25,080    25,035    24,612    25,090    27,618
  General and administra-
   tive......................     99,424    99,629    96,843    97,136   106,390
  Pre-opening expense........          0         0         0         0         0
  Depreciation and amortiza-
   tion......................     36,858    39,750    43,387    48,400    41,300
  Other......................          0         0         0         0         0
                               --------- --------- --------- --------- ---------
                                 414,453   440,548   463,858   473,798   509,026
                               --------- --------- --------- --------- ---------
  Income from operations.....  $  84,458 $  76,634 $  89,890 $ 107,816 $ 155,574
                               ========= ========= ========= ========= =========
OTHER DATA:
EBITDA(a)....................  $ 128,371 $ 127,796 $ 140,835 $ 163,446 $ 204,299
Capital expenditures
  Maintenance(b).............     16,752    23,030    26,498    28,600    25,000
  Expansion..................          0         0         0    57,400   122,200

- ---------------------
(a) EBITDA represents income from operations before depreciation, amortization, restructuring costs, the non-cash write-down of CRDA investments and a non-recurring cost of a litigation settlement in 1994, lease payments on the Specified Parcels and payments under the Taj Services Agreement.
(b) Represents maintenance capital expenditures of a routine or ongoing nature as well as improvements to existing facilities.



  See accompanying Summary of Significant Forecast Assumptions and Accounting
                                   Policies.

                          TRUMP TAJ MAHAL ASSOCIATES

                        SUMMARY OF SIGNIFICANT FORECAST
                      ASSUMPTIONS AND ACCOUNTING POLICIES

                    YEARS ENDING DECEMBER 31, 1996 AND 1997

  The Financial Forecast presents, to the best of management's knowledge and belief, Taj Associates expected statement of operations data for the forecast period. Accordingly, the forecast reflects management's judgment as of the date of this Prospectus of the expected conditions and its expected course of action. The assumptions disclosed herein are those that management believes are significant to the forecast. There will usually be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and these differences may be material. The comparative historical information for 1993, 1994 and 1995 is extracted from Taj Associates' financial statements for those years. Those financial statements, the information disclosed under "Risk Factors" and the balance of this Prospectus should be read carefully in their entirety for additional information.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  See Note (1) to Taj Associates' audited financial statements.

(2) GAMING REVENUES

  Gaming revenues (other than poker/keno/simulcast revenues) for the Taj Mahal are forecasted based on estimated Market Share, which is defined as the table drop or slot win, as applicable, for the Taj Mahal divided by the corresponding estimated total table drop or slot win, as applicable, for the Atlantic City market generally. Poker/keno/simulcast revenues are forecasted based on an assumed annual growth rate over the prior year's revenues.

  In addition, gaming revenues in 1997 for the Taj Mahal assume the opening of a new 60,000 square foot casino in connection with the Taj Mahal Expansion. For purposes of the Financial Forecast, the new casino is assumed to have approximately 2,500 slot machines and is assumed to open at the beginning of the third quarter of 1997.

  The table below presents historical and forecasted slot machine and table game statistics for the Atlantic City market and the Taj Mahal:

                                    HISTORICAL                     FORECASTED
                         -----------------------------------  ----------------------
                            1993         1994        1995        1996        1997
                         ----------   ----------  ----------  ----------  ----------
TABLE GAMES:                             (DOLLARS IN THOUSANDS)
  Atlantic City table
   games drop(a)........ $6,835,572   $6,832,517  $7,110,612  $7,252,824  $7,397,881
  Atlantic City table
   games drop growth %..       (3.1)%        0.0%        4.1%        2.0%        2.0%
  Taj Mahal table games
   drop(a).............. $1,062,042   $1,125,029  $1,192,200  $1,211,976  $1,234,887
  Taj Mahal table games
   market share %(b)....       15.5%        16.5%       16.8%       16.7%       16.7%
  Taj Mahal table games
   win.................. $  173,432   $  184,774  $  201,817  $  202,439  $  206,226
  Taj Mahal table
   units................        163          159         150         169         169
  Taj mahal table games
   fair share %(c)......       14.5%        14.2%       13.3%       14.2%       14.0%
  Taj Mahal table games
   efficiency %(d)......      106.9%       116.2%      126.3%      118.0%      118.8%
  Taj Mahal table reve-
   nue per unit per day
   (actual dollars)..... $    2,915   $    3,184  $    3,686  $    3,281  $    3,343
SLOT MACHINES:
  Atlantic City slot
   win(e)............... $2,214,638   $2,297,280  $2,572,219  $2,727,081  $2,890,706
  Atlantic City slot win
   growth %.............        4.8%         3.7%       12.0%        6.0%        6.0%
  Taj Mahal slot
   win(e)............... $  264,504   $  259,114  $  285,248  $  303,200  $  373,925
  Taj Mahal slot market
   share %(f)...........       11.9%        11.3%       11.1%       11.1%       12.9%
  Taj Mahal slot units..      3,146        3,342       3,514       3,650       5,050
  Taj Mahal slot fair
   share %(c)...........       13.1%        12.6%       12.3%       11.4%       14.5%
  Taj Mahal slot effi-
   ciency %(d)..........       90.8%        89.7%       90.2%       97.6%       89.1%
  Taj Mahal slot win per
   unit per day (actual
   dollars)(e).......... $      230   $      213  $      222  $      228  $      203

- ---------------------
(a) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(b) Represents the Taj Mahal's table game drop expressed as a percentage of total Atlantic City table drop.
(c) Represents the percentage of the total number of table games or slot machines, as applicable, at the Taj Mahal to the total number of table games or slot machines, as applicable, in the total Atlantic City market.
(d) Represents the ratio of the Taj Mahal's market share to its fair share.
(e) Slot revenue is on the cash basis and excludes amounts reserved for progressive jackpot accruals.
(f) Represents the Taj Mahal's slot win expressed as a percentage of total Atlantic City slot win.

  Table Games. The Taj Mahal's table games Efficiency has historically been above 100%, which management believes to be due primarily to the Taj Mahal's reputation for glamour and excitement, its first-class facilities, the breadth and variety of its table games and its success in attracting international high-end table game players. In December 1995, the Taj Mahal opened an Asian-themed table game room with 16 table games including pai-gow tiles, pai-gow poker and mini baccarat, games which typically have a higher hold percentage than average.

  The Financial Forecast assumes that the Taj Mahal's table games Market Share will remain essentially flat in 1996 and 1997 (as compared to 1995) despite the addition of the new Asian-themed table game area. These Market Share assumptions result in a forecasted decrease in table games Efficiency from 126.3% in 1995 to 118.0% in 1996 and 118.8% in 1997.

  Slot Machines. The Taj Mahal's slot machine Efficiency has historically been approximately 90%. Recently, Management has started to place greater emphasis on its slot business by implementing a number of new initiatives designed to increase the Taj Mahal's slot machine Market Share and Efficiency. Management has recently expanded the Taj Mahal's slot marketing program, including its busing program and direct marketing program for high-end slot players. In an effort to attract high-end slot players, the Taj Mahal is developing the Sultan's Palace, a separate 5,900 square foot high-end slot lounge and private club to be completed by the middle of 1996. In addition, the Taj Mahal is in the process of completing a program designed to modernize its slot machine inventory and signage. By April 1996, all of the Taj Mahal's slot inventory will consist of new machines (i.e., machines replaced within the last 2 years) all of which will have bill acceptors. Finally, it is assumed that in connection with the Taj Mahal Expansion, a 60,000 square foot circus-themed "slots only" casino will open in the third-quarter of 1997 with 2,500 slot machines. Management believes that the circus theme will help draw additional traffic to the new casino.

  The Financial Forecast assumes that slot win in the Atlantic City Market grows at 6% per year. The Financial Forecast assumes that the Taj Mahal's Market Share will remain constant in 1996 (as compared to 1995) at 11.1% and increase to 12.9% in 1997 due to the increased number of slot machines added when the circus casino opens early in the third quarter of 1997. These assumptions translate into an increase in slot machine Efficiency from 90.2% in 1995 to 97.6% in 1996, due to the effect of the Taj Mahal's slot machine programs and the addition of new slot machines with bill acceptors. In 1997, the Financial Forecast assumes that slot machine Efficiency will be reduced to 89.1% because of the added slot machine capacity from the circus casino. In deriving this Efficiency, Management has assumed a win/unit/day figure of $100 in 1997 (as compared to its 1995 win/unit/day of $222 for all Taj Mahal slot machines) for the new slot machines in the circus casino. The table below compares this win/unit/day assumption with historical and forecasted figures for the Taj Mahal and the Atlantic City market generally:

                                                       HISTORICAL   FORECASTED
                                                     -------------- -----------
                                                     1993 1994 1995 1996  1997
                                                     ---- ---- ---- ----- -----
Taj Mahal existing casino slot win/unit/day......... $230 $212 $222 $ 228 $ 237
Circus Casino assumed slot win/unit/day.............  --   --   --    --    100
Atlantic City average slot win/unit/day.............  253  243  247   233   228

  Poker/Keno/Simulcast. The Taj Mahal had poker/keno/simulcast gross revenues of $20.4 million in 1995. The Financial Forecast assumes that poker/keno/simulcast revenues will grow approximately 5% annually during the forecasted period.

(3) OTHER REVENUES

  Rooms. In 1995, the Taj Mahal's occupancy rate was 91.2% and the average daily room rate was approximately $104. The Financial Forecast assumes that occupancy rates will be approximately 92% and 93.5% in 1996 and 1997, respectively, and the average daily room rate will increase by 2.0-4.5% annually. However, no assurance may be made that such rate increases will be achieved.

  Food and Beverage. Food and beverage revenues represented 11.4% of gross gaming revenues in 1995. The Financial Forecast assumes that food and beverage revenues will remain essentially the same percentage of gross gaming revenues for the forecasted period.

  Other. Other revenues consist primarily of revenues from entertainment attractions, parking, retail shops, rentals and restaurant rents. In 1995, other revenues were approximately $15.9 million and are projected to grow to $18.2 million in 1996 and $22.0 million in 1997. These assumed increases are due primarily to rental revenues from new tenants, including the addition of three nationally recognized restaurants:--Rainforest Cafe, All Star Cafe and Hard Rock Cafe--and improved merchandising at certain of the Taj Mahal operated gift and other retail shops.

  Promotional Allowances. In 1995, promotional allowances represented approximately 12.8% of gross gaming revenues. The Financial Forecast assumes that promotional allowances will decrease to 12.0% of gross gaming revenues in 1996 and 1997 due primarily to (i) an increasing slot machine mix which management assumes to cause a reduction in promotional allowances per dollar of gaming revenue and (ii) a decrease in the mix of projected Taj Mahal-sponsored (versus outside promoter-sponsored) entertainment events.

(4) OPERATING COSTS AND EXPENSES

  Management forecasted departmental operating expenses, including those allocated to casino, hotel and food and beverage operations, primarily based on the historical operating expenses of the Taj Mahal as well as estimated incremental increases in operating expenses due to the Taj Mahal Expansion. From 1993 to 1995, the Taj Mahal had EBITDA margins (i.e., EBITDA as a percentage of net revenues) of between 24.7-25.7%. The

Financial Forecast assumes that EBITDA margins will improve during the forecasted period for a number of reasons, including the following:

  . Improvements and/or reductions in certain coin and table game coupon programs that have been analyzed by management and found to be unprofitable. Management believes that certain of these programs could be reduced without materially affecting the Taj Mahal's revenues, thereby increasing EBITDA margins in the forecasted period;

  . The number of slot machines is assumed to increase as a result of the circus casino and the addition of the Sultan's Palace, which is assumed to make slot machine revenues a bigger proportion of gross gaming revenues than in the historical periods. Slot machines generate higher contribution margins than table games due to the lower level of labor required to operate slot machines as well as lower promotional expenses;

  . Based upon management's experience in staffing and planning the opening phases of the Trump Plaza Expansion, management has assumed that it will achieve certain efficiencies by not having to replicate certain management and administrative functions and departments (such as surveillance, security, accounting, reservations and marketing) at the hotel and gaming facilities comprising the Taj Mahal Expansion. Management believes that it will be able to leverage off of the existing management and administrative infrastructure at the Taj Mahal; and

  . Beginning in 1997, the Taj Mahal is assumed to receive certain rental revenues (without any associated operating expenses) from the addition of the Hard Rock Cafe, All Star Cafe and Rainforest Cafe, thereby increasing EBITDA margins.

(5) DEPRECIATION AND AMORTIZATION

  Depreciation and amortization is expected to increase from $43.4 million in 1995 to $48.4 million in 1996 due to increased capital expenditures on replacement furniture, fixtures and equipment and the shorter lives associated therewith. Depreciation and amortization is expected to decrease to $41.3 million in 1997 due to the expiration of the useful life of the original furniture, fixtures and equipment purchased for the Taj Mahal in 1990 which utilized an estimated useful life of seven years.

(6) CAPITAL EXPENDITURES

  Management anticipates that routine maintenance and improvement capital expenditures will be $28.6 million in 1996 and $25.0 million in 1997. Maintenance capital expenditures are anticipated to be larger in 1996 primarily because of the Taj Mahal's program to update its hotel rooms and slot machines and reconfigure its casino floor to accommodate the addition of Sultan's Palace. Capital expenditures for the Taj Mahal Expansion, including for the circus casino and approximately 800 room hotel tower, are expected to be $57.4 million and $122.2 million in 1996 and 1997, respectively.

                             TRUMP PLAZA ASSOCIATES

                    FORECASTED STATEMENT OF OPERATIONS DATA

                                COMPARATIVE HISTORICAL YEAR    FORECASTED YEAR
                                    ENDED DECEMBER 31,       ENDED DECEMBER 31,
                               ----------------------------- -------------------
                                 1993      1994      1995      1996      1997
                               --------- --------- --------- --------- ---------
                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Gaming...................  $ 264,081 $ 261,451 $ 298,073 $ 408,209 $ 442,681
    Rooms....................     18,324    18,312    19,986    40,105    44,338
    Food and beverage........     41,941    40,149    44,602    69,726    76,668
    Other....................      8,938     8,408     9,594    12,737    13,751
                               --------- --------- --------- --------- ---------
      Gross revenues.........    333,284   328,320   372,255   530,777   577,438
    Less: Promotional allow-
     ances...................     32,793    33,257    38,934    54,546    65,823
                               --------- --------- --------- --------- ---------
      Net revenues...........    300,491   295,063   333,321   476,231   511,615
  Costs and Expenses:
    Gaming...................    136,895   139,540   164,839   229,997   243,475
    Rooms....................      2,831     2,715     2,263     6,226     6,651
    Food and beverage........     18,093    17,050    18,306    29,668    32,201
    General and administra-
     tive....................     71,624    73,075    68,550    96,667   104,282
    Pre-opening expense......          0         0         0     5,200         0
    Depreciation and amorti-
     zation..................     17,554    15,653    16,213    23,018    24,970
    Other....................      3,854     3,615     3,363     5,029     5,280
                               --------- --------- --------- --------- ---------
                                 250,851   251,648   273,534   395,805   416,858
                               --------- --------- --------- --------- ---------
  Income from operations.....  $  49,640 $  43,415 $  59,787 $  80,426 $  94,757
                               ========= ========= ========= ========= =========
OTHER DATA:
  EBITDA(a)..................  $  68,241 $  60,524 $  75,290 $ 109,934 $ 121,569
  Capital expenditures
    Maintenance(b)...........      7,303    11,746    11,207    20,000    20,000
    Expansion(c).............  $   2,749 $   8,743 $  98,549 $  46,084 $       0

- ---------------------
(a) EBITDA represents income from operations before interest expense, taxes, depreciation, amortization, restructuring costs, the non-cash writedown of CRDA investments and preopening expenses.
(b) Represents maintenance capital expenditures of a routine or ongoing nature as well as improvements to existing facilities.
(c) The 1996 figure excludes $28.0 million associated with the exercise of the Trump Plaza East Purchase Option which will be funded out of the proceeds of the Offerings.

  See accompanying Summary of Significant Forecast Assumptions and Accounting
                                   Policies.

                            TRUMP PLAZA ASSOCIATES

      SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS AND ACCOUNTING POLICIES
                    YEARS ENDING DECEMBER 31, 1996 AND 1997

  The Financial Forecast presents, to the best of management's knowledge and belief, Trump Plaza Associates' expected statement of operations data for the forecast period. Accordingly, the forecast reflects management's judgment as of the date of this Prospectus of the expected conditions and its expected course of action. The assumptions disclosed herein are those that management believes are significant to the forecast. There will usually be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and these differences may be material. The comparative historical information for 1993, 1994 and 1995 is extracted from Trump Plaza Associates' financial statements for those years. Those financial statements, the information disclosed under "Risk Factors" and the balance of this Prospectus should be read carefully in their entirety for additional information.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  See Note (2) to THCR Atlantic City's audited financial statements.

(2) GAMING REVENUES

  Gaming revenues for Trump Plaza are forecasted based on an estimated Market Share, which is defined as the table drop or slot win, as applicable, for Trump Plaza divided by the corresponding estimated total table drop or slot win, as applicable, for the Atlantic City market generally.

  Gaming revenues for Trump Plaza in 1996 and 1997 assume the opening of Trump World's Fair in April 1996 and reflect the opening of the casino at Trump Plaza East in the middle of the first quarter of 1996.

  The table below presents historical and forecasted slot machine and table game statistics for the Atlantic City market and Trump Plaza:

                                     HISTORICAL                     FORECASTED
                          -----------------------------------  ----------------------
                             1993         1994        1995        1996        1997
                          ----------   ----------  ----------  ----------  ----------
                                          (DOLLARS IN THOUSANDS)
TABLE GAMES:
 Atlantic City table
  games drop(a).........  $6,835,572   $6,832,517  $7,110,612  $7,252,824  $7,397,881
 Atlantic City table
  drop games growth %...        (3.1)%        0.0%        4.1%        2.0%        2.0%
 Plaza table games
  drop(a)...............  $  626,621   $  599,881  $  626,832  $  798,854  $  853,897
 Plaza table games mar-
  ket share %(b)........         9.2%         8.8%        8.8%       11.0%       11.5%
 Plaza table games win..  $   93,392   $   92,770  $   96,518  $  123,822  $  132,354
 Plaza table units......          87           89          97         132         141
 Plaza table games fair
  share %(c)............         7.8%         8.0%        8.6%       11.1%       11.7%
 Plaza table games effi-
  ciency %(d)...........       118.0%       110.6%      102.5%       99.5%       98.5%
 Plaza table revenue per
  unit per day (actual
  dollars)..............  $    2,940   $    2,855  $    2,726  $    2,570  $    2,572
SLOT MACHINES:
 Atlantic City slot
  win(a)................  $2,214,638   $2,297,280  $2,572,219  $2,727,081  $2,890,706
 Atlantic City slot win
  growth %..............         --           3.7%       12.0%        6.0%        6.0%
 Plaza slot win(e)......  $  173,215   $  170,316  $  204,230  $  289,265  $  314,112
 Plaza slot market share
  %.....................         7.8%         7.4%        7.9%       10.6%       10.9%
 Plaza slot units.......       1,812        2,076       2,339       3,876       4,308
 Plaza slot fair share
  %(c)..................         7.6%         8.0%        8.2%       12.1%       12.4%
 Plaza slot efficiency
  %(d)..................       103.1%        92.5%       96.7%       87.7%       87.8%
 Plaza slot win per unit
  per day (actual
  dollars)(e)...........  $      262   $      225  $      239  $      204  $      200

- ---------------------
(a) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(b) Represents Trump Plaza's table game drop expressed as a percentage of total Atlantic City table drop.
(c) Represents the percentage of the total number of table games or slot machines, as applicable, at Trump Plaza to the total number of table games or slot machines, as applicable, in the total Atlantic City market.
(d) Represents the ratio of Trump Plaza's market share to its fair share.
(e) Slot revenue is on the cash basis and excludes amounts reserved for progressive jackpot accruals.
(f) Represents Trump Plaza's slot win expressed as a percentage of total Atlantic City slot win.

  Table Games. Trump Plaza's table game efficiency has historically been well over 100% which management believes to be due primarily to its success in attracting high-end table game players. In 1995, Trump Plaza's table game efficiency was 102.5%, which was lower than in previous years because of a continued deemphasis on "high roller" patrons from South America and the Far East.

  The Financial Forecast assumes that Trump Plaza's market share will grow from 8.8% in 1995 (and 1994) to 11.0% in 1996 and 11.5% in 1997. These Market
Share assumptions result in a table game efficiency of 99.5% in 1996 and 98.5% in 1997. Management believes that these market share and efficiency forecasts are reasonable in light of historical results and the assumption that the new casino area at Trump Plaza East and Trump World's Fair will increase Trump Plaza's table game positions by approximately 45%. In addition, Trump Plaza East and Trump World's Fair will increase Trump Plaza's hotel room inventory by over 150% (849 additional rooms). Management believes that these additional hotel rooms will serve as an important factor for increasing Trump Plaza's casino revenues, as management assumes these additional rooms will enable Trump Plaza to attract profitable weekend drive-in patrons as well as to host additional and larger conventions. As an illustration of the importance of additional hotel rooms, Trump Plaza was the only casino in Atlantic City to post a revenue increase for the month of January 1996 versus January 1995 despite severe weather conditions, which was due in part to the addition of 177 new rooms at Trump Plaza East that opened in late 1995.

  Slot Machines. Trump Plaza's slot machine efficiency grew from 92.5% in 1994 to 96.7% in 1995. Management has attributed this improved slot machine efficiency primarily to new marketing initiatives designed to attract high-end slot players and the introduction of newer more efficient slot machines and bill acceptors on slot machines.

  The Financial Forecast assumes that Trump Plaza's slot machine market share will increase from 7.9% in 1995 to 10.6% in 1996 and 10.9% in 1997. The Financial Forecast assumes that slot win in the Atlantic City Market grows at 6% per year. These market share assumptions result in a slot machine efficiency of 87.7% in 1996 and 87.8% in 1997, substantially lower than Trump Plaza's historical slot machine efficiency, due to the assumed increased number of slot machines as a result of the aforementioned openings of the new casino space at Trump Plaza East and Trump World's Fair.

(3) OTHER REVENUES

  Rooms. In 1995, Trump Plaza's occupancy rate was 89.2% and the average daily room rate was approximately $104. The Financial Forecast assumes that the occupancy rate for both years of the forecasted period will be 89.9% and the average daily room rate will be approximately $97. Management believes that the projected occupancy rates are reasonable despite the substantial increase in Trump Plaza's room base because of the high and increasing historical occupancy rates in Atlantic City generally and at Trump Plaza specifically. In addition, management believes that the additional room base will enable Trump Plaza to better attract convention and tour business which, it is anticipated, will increase occupancy rates during non-peak times. Management believes that the average daily room rates, however, will decline somewhat primarily because Trump World's Fair will be targeted to the middle market gaming patron and contains proportionately fewer suites than the existing Trump Plaza facility.

  Although the occupancy rate and average daily room rate assumptions are identical for 1996 and 1997, overall room revenues are projected to increase in 1997 due to an increase in available room days because of the assumed full year of operations at Trump Plaza East and Trump World's Fair.

  Food and Beverage. Food and beverage revenues represented 15.0% of gross gaming revenues in 1995. The Financial Forecast assumes that food and beverage revenues will represent approximately 17.1-17.3% of gross gaming revenues in the forecasted period. The resulting increase reflects management's assumptions regarding its planned marketing strategy at Trump World's Fair which will focus on providing complimentary food and beverage to attract middle market patrons.

  Other. Other revenues consists primarily of revenues from entertainment attractions, parking, retail shops and rentals. In 1995, other revenues were approximately $9.6 million and are projected to grow approximately 33% in 1996 and 8% in 1997 primarily due to increased entertainment attractions and retail shops at Trump World's Fair.

  Promotional Allowances. Promotional allowances represented 13.1% of gross gaming revenues in 1995. Historically, management has been constrained in its ability to provide complimentary hotel rooms to weekend drive-in patrons at Trump Plaza because of a lack of available hotel rooms. The Financial Forecast assumes that promotional allowances will increase to 13.4% and 14.9% of gross gaming revenues in 1996 and 1997, respectively. This expected increase is mostly attributable to the large increase in Trump Plaza's hotel room inventory which will enable Trump Plaza to attract more weekend drive-in customers by offering complimentary hotel rooms to casino patrons.

(4) OTHER COSTS AND EXPENSES

  Management forecasted departmental operating expenses, including those allocated to casino, hotel and food and beverage operations, primarily based on the historical departmental operating expenses of Trump Plaza as well as estimated increases in operating expenses due to Trump Plaza East and Trump World's Fair. From 1993 to 1995, Trump Plaza had EBITDA margins (i.e., EBITDA as a percentage of net revenues) of between 20.5-22.7%. The Financial Forecast assumes that Trump Plaza's EBITDA margin will improve during the forecasted period. This forecasted margin improvement is attributable mostly to operating efficiencies expected to be achieved by not duplicating certain management and administrative functions and departments (such as surveillance, security, accounting, reservations and marketing) at Trump Plaza East and Trump World's Fair because of the existing management and administrative infrastructure at Trump Plaza. For instance, Trump Plaza currently has 3,700 employees and management intends to hire only 1,500 additional employees for the Trump's World's Fair, whereas the Trump's World's Fair represents a 150% increase in Trump Plaza's hotel room inventory and 85% increase in casino square footage. In addition, the gaming mix at Trump World's Fair will have a higher proportion of slot machines than Trump Plaza historically, thereby increasing overall margins since slot machines typically operate at a higher contribution margin than table games.

  Management anticipates incurring approximately $5.2 million in one-time pre-opening expenses in 1996 as a result of the opening of Trump World's Fair and Trump Plaza East.

DEPRECIATION AND AMORTIZATION

  Depreciation and amortization expense is expected to increase from $16.2 million in 1995 to $23.0 million and $25.0 million in 1996 and 1997, respectively. This increased depreciation and amortization is due to the capital expenditures associated with the Trump Plaza Expansion.

CAPITAL EXPENDITURES

  Management anticipates that maintenance capital expenditures will be approximately $20 million in 1996 and $20 million in 1997. Maintenance capital expenditures in 1996 include approximately $10 million room and other improvements at Trump World's Fair. In addition, expansion capital expenditures are assumed to be $46.1 million in 1996, representing the remaining cost of Trump Plaza East and Trump World's Fair.

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

              CONSOLIDATED FORECASTED STATEMENT OF OPERATIONS DATA

                                                              FORECASTED
                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       ----------- ------------
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Gaming............................................ $   931,227 $  1,040,681
    Rooms.............................................      84,838       92,438
    Food and beverage.................................     128,015      144,868
    Other.............................................      30,946       35,751
                                                       ----------- ------------
      Gross revenues..................................   1,175,026    1,313,738
  Less: Promotional allowances........................     117,181      137,523
                                                       ----------- ------------
      Net revenues....................................   1,057,845    1,176,215
  Costs and Expenses:
    Gaming............................................     517,697      560,162
    Rooms............................................. 21,698            23,682
    Food and beverage.................................      54,758       59,819
    General and administrative........................     177,508      185,527
    Pre-opening expense...............................       5,200            0
    Depreciation and amortization.....................      75,927       70,779
    Other.............................................       5,029        5,280
                                                       ----------- ------------
                                                           857,817      905,248
                                                       ----------- ------------
  Income From Operations.............................. $   199,830 $    270,769
                                                       =========== ============
OTHER DATA:
  EBITDA(a)........................................... $   285,650 $    347,288
  Capital expenditures
    Maintenance(b)....................................      48,600       45,000
    Expansion(c)......................................     103,484      122,200

- ---------------------
(a) EBITDA represents income from operations before interest expense, taxes, depreciation, amortization, restructuring costs, the non-cash writedown of CRDA investments and preopening expenses.
(b) Represents maintenance capital expenditures of a routine or ongoing nature as well as improvements to existing facilities.
(c) The 1996 figure excludes $28.0 million associated with the exercise of the Trump Plaza East Purchase Option which will be funded out of the proceeds of the Offerings.



  See accompanying Summary of Significant Forecast Assumptions and Accounting
                                   Policies.

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

                        SUMMARY OF SIGNIFICANT FORECAST
                      ASSUMPTIONS AND ACCOUNTING POLICIES
                    YEARS ENDING DECEMBER 31, 1996 AND 1997

  The Forecasted Statement of Operations Data of Trump AC consolidates the separate projected Statement of Operations Data of Trump Plaza with that of the Taj Mahal and gives effect to the Merger Transaction as outlined below. The separate stand-alone Statements of Operations of Trump Plaza and the Taj Mahal do not reflect any adjustments related to or any effects resulting from the Merger Transaction.

  The adjustments to reflect the Merger Transaction are as follows:

  Cost Savings. Management anticipates that Trump AC will achieve $18.3 million in annual cost savings from combining certain operations of Trump Plaza and the Taj Mahal. Because of the timing of the Merger Transaction, Management anticipates that approximately one-half of these cost savings can be achieved in 1996, with the full amount being realized in 1997. Therefore the consolidated forecasted statements of operations for Trump AC reflect a decrease in general and administrative costs of $9.15 million and $18.3 million in 1996 and 1997, respectively.

  For an additional description of the anticipated cost savings, see "Business--General."

  Specified Parcels Lease. In connection with the Merger Transaction, Taj Associates will purchase the Specified Parcels from Realty Corp., thereby eliminating approximately $3.3 million in annual lease payments that have been included in the historical and forecasted periods as general and administrative expense on Taj Associates statement of operations (although such amounts were excluded for purposes of determining Taj Associates stand-alone EBITDA). Therefore, the consolidated forecasted statements of operations for Trump AC reflect the elimination of this lease expense for the forecasted periods.

  Taj Services Agreement. In connection with the Merger Transaction, the Taj Services Agreement will be terminated. Taj Associates' forecasted statements of operation include amounts that would have been paid pursuant to the Taj Services Agreement (although such amounts were excluded for purposes of determining Taj Associates stand-alone EBITDA) which are forecasted to have been $1.3 million in 1996 and $1.0 million in 1997 (less $575,000 which was paid annually by Trump to First Fidelity to reduce the amount owed by Taj Associates under the lease for the Specified Parcels). The consolidated forecasted statements of operations for Trump Atlantic City reflect the elimination of this expense for the forecasted periods.

  Trump Plaza East Lease. In connection with the Merger Transaction, Trump Plaza Associates will purchase Trump Plaza East for $28 million, thereby eliminating approximately $3.1 million in lease expense that has been classified as general and administrative expense on Trump Plaza Associates' forecasted statements of operations. Therefore, the consolidated forecasted statements of operations for Trump AC reflect the elimination of this lease expense for the forecasted period.

  Purchase Price Allocation. The Merger Transaction is accounted for as a purchase transaction. THCR will push down the excess of the cost of acquiring all of the direct and indirect equity interests in Taj Associates to Trump AC. Trump AC has allocated these amounts based upon the fair value of the assets acquired: $8.6 million to land and $164.7 million to building. The amounts allocated to building are forecasted to be depreciated over the remaining life of the building (35 years). The resulting additional depreciation of $5.1 million annually has been included in the forecasted consolidated statements of operations data.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS, THE GUARANTORS, OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE FIRST MORTGAGE NOTES BY ANYONE IN ANY JU-RISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  23
Use of Proceeds..........................................................  35
Capitalization...........................................................  36
Selected Historical Consolidated Financial Information...................  37
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
Unaudited Pro Forma Financial Information................................  48
Business.................................................................  53
Regulatory Matters.......................................................  80
Management...............................................................  89
Certain Transactions..................................................... 107
Description of the First Mortgage Notes.................................. 109
Security Ownership of Certain Beneficial Owners and Management........... 139
Description of the Trump AC Partnership Agreement........................ 140
Certain Federal Income Tax Considerations................................ 141
Underwriting............................................................. 143
Legal Matters............................................................ 144
Experts.................................................................. 144
Available Information.................................................... 144
Index to Financial Statements............................................ F-1
Index to Forecasted Financial Information................................ P-1

                                ---------------

  UNTIL JULY   , 1996 (90 DAYS AFTER THE DATE HEREOF), ALL DEALERS EFFECTING
TRANSACTIONS IN THE FIRST MORTGAGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                $1,100,000,000


                        TRUMP ATLANTIC CITY ASSOCIATES

                       TRUMP ATLANTIC CITY FUNDING, INC.

                         % FIRST MORTGAGE NOTES DUE 2006

                                ---------------

                                  PROSPECTUS

                                ---------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                             SALOMON BROTHERS INC

                           BT SECURITIES CORPORATION

                                APRIL   , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the First Mortgage Notes being registered, all of which will be paid by Trump Atlantic City. All amounts are estimates except the registration fee and the NASD filing fee.

   Registration Fee................................................. $  406,897
   NASD Filing Fee..................................................     30,500
   Blue Sky Fees and Expenses.......................................     54,500
   Accounting Fees and Expenses.....................................    400,000
   Legal Fees and Expenses..........................................  1,900,000
   Printing and Engraving Fees and Expense..........................    266,000
   Miscellaneous....................................................    150,000
                                                                     ----------
     Total.......................................................... $3,207,897
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers against liabilities and expenses they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in or not opposed to the best interests of the corporation.

TRUMP ATLANTIC CITY

  Article IX of the Certificate of Incorporation of Plaza Holding Inc., the managing general partner of Trump Atlantic City, provides that Plaza Holding Inc. may indemnify any director, officer, employee or agent of Plaza Holding Inc., or other person, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

  Article IX of the By-Laws of Plaza Holding Inc. provides that Plaza Holding Inc. shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Plaza Holding Inc.) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of Plaza Holding Inc., or is or was serving at the request of Plaza Holding Inc. as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Plaza Holding Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of Plaza Holding Inc.) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by Plaza Holding Inc. in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Plaza Holding Inc. as authorized in Article IX of the By-Laws of Plaza Holding Inc.

  Article IX of the By-Laws of Plaza Holding Inc. further provides that no director shall be personally liable to Plaza Holding Inc. or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (A) shall be liable under Section 174 of the General Corporation

Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

    (i) shall have breached his duty of loyalty to Plaza Holding Inc. or its stockholders;

    (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

    (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

    (iv) shall have derived an improper personal benefit.

  If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Plaza Holding Inc. shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

TRUMP AC FUNDING

  Article IX of the Trump AC Funding Certificate of Incorporation provides that Trump AC Funding shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Trump AC Funding) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of Trump AC Funding, or is or was serving at the request of Trump AC Funding as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Trump AC Funding, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of Trump AC Funding, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his conduct was unlawful.
Article IX of the Trump AC Funding Certificate of Incorporation further provides that Trump AC Funding shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, by or in the right of Trump AC Funding to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Trump AC Funding, or is or was serving at the request of Trump AC Funding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Trump AC Funding and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Trump AC Funding unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of Trump AC Funding) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by Trump AC Funding in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Trump AC Funding as authorized in Article IX.

  No director or officer shall be personally liable to Trump AC Funding or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer
(A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or
(B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

    (i) shall have breached his duty of loyalty to Trump AC Funding or its stockholders;

    (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

    (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

    (iv) shall have derived an improper personal benefit.

  If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Trump AC Funding shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

TRUMP AC

  Section 14.13 of Plaza Associates' Amended and Restated Partnership Agreement provides that Trump AC shall indemnify and hold harmless each Partner, its Affiliates and all officers, directors, employees and agents (individually, an "Agent") of such Partner, and its affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, brought or threatened in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of Trump AC or their status as an Agent including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a Partner, an Affiliate of a Partner, or an Agent of a Partner or of an Affiliate of a Partner at the time any such liability or expense is paid or incurred, so long as such indemnified person acted in good faith on behalf of Plaza Holdings, Inc., THCR Holdings or Trump AC and in a manner reasonably believed by such person to be in or not opposed to the best interests of Plaza Holdings, Inc., THCR Holdings or Trump AC but only if such course of conduct does not constitute gross negligence or willful misconduct; provided that such indemnification or agreement to hold harmless shall be recoverable only out of assets of Trump AC and not from the Partners and; provided, further that no indemnification shall be made to or on behalf of an Indemnitee if a judgment or other final adjudication adverse to the Indemnitee establishes that his or its acts or omissions (i) in the case of an Indemnitee who is or was a director of Holdings, Inc. or the THCR Holdings managing general partner, were in breach of his duty of loyalty to Holdings, Inc. or the THCR Holdings managing general partner, as the case may be, or were not in good faith or involved a knowing violation of law, or resulted in receipt by the Indemnitee of an improper personal benefit or (ii) in the case of all other Indemnitees, constituted gross negligence or willful misconduct.

  Termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not itself create a presumption that such Indemnitee did not meet the applicable standard of conduct for indemnification. Indemnity shall be paid in advance of the final disposition of the proceeding to an Indemnitee provided that the Indemnitee undertakes to repay Plaza Associates if it shall ultimately be determined that he or it is not entitled to indemnification as provided by Section 14.13. The indemnification provided by Section 14.13 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to action in the Indemnitee's capacity as a Partner, an Affiliate of a Partner, or as an officer, director, employee or agent of a Partner or Affiliate of a Partner and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. No

Indemnitee shall be denied indemnification in whole or in part under Section
14.13 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if such interest was fully disclosed and the transaction was approved by Plaza Holding Inc.

PLAZA ASSOCIATES

  Section 14.13 of Plaza Associates' Third Amended and Restated Partnership Agreement provides that Plaza Associates shall indemnify and hold harmless each Partner, its Affiliates and all officers, directors, employees and agents (individually, an "Agent") of such Partner, and its affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, brought or threatened in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of Plaza Associates or their status as an Agent including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a Partner, an Affiliate of a Partner, or an Agent of a Partner or of an Affiliate of a Partner at the time any such liability or expense is paid or incurred, so long as such indemnified person acted in good faith on behalf of Plaza Associates, TTMC or Trump AC and in a manner reasonably believed by such person to be in or not opposed to the best interests of Plaza Associates, TTMC or Trump AC but only if such course of conduct does not constitute gross negligence or willful misconduct; provided that such indemnification or agreement to hold harmless shall be recoverable only out of assets of Plaza Associates and not from the Partners and; provided, further that no indemnification shall be made to or on behalf of an Indemnitee if a judgment or other final adjudication adverse to the Indemnitee establishes that his or its acts or omissions (i) in the case of an Indemnitee who is or was a director of TTMC or the Trump AC managing general partner, were in breach of his duty of loyalty to TTMC or the Trump AC managing general partner, as the case may be, or were not in good faith or involved a knowing violation of law, or resulted in receipt by the Indemnitee of an improper personal benefit or (ii) in the case of all other Indemnitees, constituted gross negligence or willful misconduct.

  Termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not itself create a presumption that such Indemnitee did not meet the applicable standard of conduct for indemnification. Indemnity shall be paid in advance of the final disposition of the proceeding to an Indemnitee provided that the Indemnitee undertakes to repay Plaza Associates if it shall ultimately be determined that he or it is not entitled to indemnification as provided by Section 14.13. The indemnification provided by Section 14.13 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to action in the Indemnitee's capacity as a Partner, an Affiliate of a Partner, or as an officer, director, employee or agent of a Partner or Affiliate of a Partner and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. No Indemnitee shall be denied indemnification in whole or in part under Section 14.13 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if such interest was fully disclosed and the transaction was approved by Plaza Funding.

THCR

  Trump AC, Trump AC Funding and Plaza Associates are currently subsidiaries of THCR. Article IX of the THCR Certificate of Incorporation provides that THCR shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of THCR) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of THCR, or is or was serving at the request of THCR as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of THCR, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of THCR, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his conduct was unlawful. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of THCR) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by THCR in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by THCR as authorized in Article IX.

  No director or officer shall be personally liable to THCR or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

    (i) shall have breached his duty of loyalty to THCR or its stockholders;

    (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

    (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

    (iv) shall have derived an improper personal benefit.

  If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of THCR shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

  Each of the Executive Agreement between Trump and THCR and the Ribis Revised Plaza Agreement among Mr. Ribis, THCR and THCR Holdings, provides for the indemnification of such respective executive officer in connection with any claims made against the executive officer involving the performance of his duties, unless the claim is result of the gross negligence, willful conduct or bad faith of the executive officer.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

 There have been no recent sales of unregistered securities of the registrants other than in connection with the formation and capitalization of Trump AC Funding, which sale was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. In that regard, on January 30, 1996, Trump AC Funding sold to Trump AC 100 shares of its Common Stock for $100.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (A)         EXHIBITS
   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
    1.1        Form of Underwriting Agreement among Trump Atlantic City
               Associates, Trump Atlantic City Funding, Inc., Trump Plaza
               Associates, Donaldson, Lufkin & Jenrette Securities Corporation,
               BT Securities Corporation and Salomon Brothers Inc.

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
    2.1(13)    Agreement and Plan of Merger, dated January 8, 1996, between
               Trump Hotels & Casino Resorts, Inc., Taj Mahal Holding Corp. and
               THCR Merger Corp.
    2.1.1(15)  Amendment to Agreement and Plan of Merger, dated January 31,
               1996, by and among Trump Hotels & Casino Resorts, Inc., Taj
               Mahal Holding Corp. and THCR Merger Corp.
    3.1*       Certificate of Incorporation of Trump Atlantic City Funding,
               Inc. (formerly THCR Atlantic City Funding, Inc.).
    3.1.1      Certificate of Amendment of Certificate of Incorporation of
               Trump Atlantic City Funding, Inc. (formerly THCR Atlantic City
               Funding, Inc.).
    3.2*       By-Laws of Trump Atlantic City Funding, Inc. (formerly THCR
               Atlantic City Funding, Inc.).
    3.3-3.6    Intentionally omitted.
    3.7        Form of Third Amended and Restated Partnership Agreement of
               Trump Plaza Associates.
    3.8(7)     Partnership Agreement of Trump Atlantic City Associates
               (formerly Trump Plaza Holding Associates).
    3.8.1(7)   Amendment No. 1 to the Partnership Agreement of Trump Atlantic
               City Associates (formerly Trump Plaza Holding Associates.)
    3.8.2(14)  Amendment No. 2 to the Partnership Agreement of Trump Atlantic
               City Associates (formerly Trump Plaza Holding Associates.)
    3.8.3      Form of Amended and Restated Partnership Agreement of Trump
               Atlantic City Associates (formerly Trump Plaza Holding
               Associates.)
    3.9        Form of Second Amended and Restated Agreement of Limited
               Partnership of Trump Hotels & Casino Resorts Holdings, L.P.
    4.1(7)     Mortgage Note Indenture, among Trump Plaza Funding, Inc., as issuer, Trump Plaza Associates, as guarantor, and First Bank
               National Association, as trustee.
    4.2(7)     Indenture of Mortgage, between Trump Plaza Associates, as
               mortgagor, and Trump Plaza Funding, Inc., as mortgagee.
    4.3(7)     Assignment Agreement between Trump Plaza Funding, Inc., and
               First Bank National Association, as trustee.
    4.4(7)     Assignment of Operating Assets from Trump Plaza Associates to
               Trump Plaza Funding, Inc.
    4.5(7)     Assignment of Leases and Rents from Trump Plaza Associates to
               Trump Plaza Funding, Inc.
    4.6(7)     Indenture of Mortgage between Trump Plaza Associates and First
               Bank National Association, as trustee.
    4.7(7)     Assignment of Leases and Rents from Trump Plaza Associates to
               First Bank National Association, as trustee.
    4.8(7)     Assignment of Operating Assets from Trump Plaza Associates to
               First Bank National Association, as trustee.
    4.9(7)     Trump Plaza Associates Note to Trump Plaza Funding, Inc.
    4.10(7)    Mortgage Note Certificate (included in Exhibit 4.1).
    4.11(7)    Pledge Agreement of Trump Plaza Funding, Inc., in favor and for the benefit of First Bank National Association, as trustee.

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
    4.12-4.25  Intentionally omitted.
    4.26       Form of Indenture among Trump Atlantic City Associates and Trump
               Atlantic City Funding, Inc., as issuers, Trump Plaza Associates,
               Trump Taj Mahal Associates and The Trump Taj Mahal Corporation,
               as guarantors, Trump Taj Mahal Funding, Inc., and First Bank
               National Association, as trustee.
    4.27       Form of First Mortgage Note Certificate (included in exhibit
               4.26).
    4.28       Form of Indenture of Mortgage and Security Agreement among Trump
               Atlantic City Associates, Trump Atlantic City Funding, Inc.,
               Trump Plaza Associates, Trump Taj Mahal Associates and The Trump
               Taj Mahal Corporation, and First Bank National Association, as
               trustee.
    4.29       Form of Assignment of Leases and Rents among Trump Atlantic City
               Funding, Inc., Trump Atlantic City Associates, Trump Plaza
               Associates, Trump Taj Mahal Associates and The Trump Taj Mahal
               Corporation, and First Bank National Association, as collateral agent.
    4.30       Form of Collateral Agency Agreement among First Bank National
               Association, as collateral agent; First Bank National
               Association, as trustee; Trump Atlantic City Associates; Trump
               Atlantic City Funding, Inc.; the other secured parties signatory thereto; and the guarantors under the First Mortgage Note
               Indenture.
    5.1*       Opinion of Willkie Farr & Gallagher.
   10.1-10.6   Intentionally omitted.
   10.7(9)     Employment Agreement between Trump Plaza Associates and Barry
               Cregan.
   10.8-10.9   Intentionally omitted.
   10.10(3)    Agreement of Lease, dated as of July 1, 1980, by and between SSG
               Enterprises, as lessor and Atlantic City Seashore 2, Inc., as lessee, as SSG Enterprises' interest has been assigned to
               Seashore Four Associates, and as Atlantic City Seashore 2,
               Inc.'s interest has been, through various assignments, assigned to Trump Plaza Associates (with schedules).
   10.11(3)    Agreement of Lease, dated July 11, 1980, by and between Plaza
               Hotel Management Company, as lessor, and Atlantic City Seashore
               3, Inc., as lessee, as Atlantic City Seashore 3, Inc.'s interest has been, through various assignments, assigned to Trump Plaza
               Associates (with schedules).
   10.12(3)    Agreement of Lease, dated as of July 1, 1980, by and between
               Magnum Associates and Magnum Associates II, as lessor and
               Atlantic City Seashore 1, Inc., as lessee, as Atlantic City
               Seashore 1, Inc.'s interest has been, through various
               assignments, assigned to Trump Plaza Associates (with
               schedules).
   10.13-10.15 Intentionally omitted.
   10.16(1)    Trump Plaza Hotel and Casino Retirement Savings Plan effective as of November 1, 1986.
   10.17-10.20 Intentionally omitted.
   10.21(4)    Assignment of Lease, dated as of July 28, 1988, by and between
               Magnum Associates and Magnum Associates II, as assignor, Trump
               Seashore Associates, as assignee, and Trump Plaza Associates, as lessee.
   10.22-10.27 Intentionally omitted.
   10.28(2)    Option Agreement, dated as of February 2, 1993, between Donald
               J. Trump and Trump Plaza Associates.
   10.29       Intentionally omitted.

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
   10.30(5)    Amended and Restated Services Agreement between Trump Plaza
               Associates and Trump Plaza Management Corp.
   10.31-10.32 Intentionally omitted.
   10.33(6)    Mortgage from Donald J. Trump, as nominee, to Albert Rothenberg and Robert Rothenberg, dated October 3, 1983.
   10.34(6)    Intentionally omitted.
   10.35(6)    Mortgage from Trump Plaza Associates to The Mutual Benefit Life
               Insurance Company, dated October 5, 1990.
   10.35.1(6)  Collateral Assignment of Leases from Trump Plaza Associates to
               The Mutual Benefit Life Insurance Company, dated October 5,
               1990.
   10.36-10.37 Intentionally omitted.
   10.38(8)    Employment Agreement between Trump Plaza Associates and Nicholas
               L. Ribis.
   10.38.1(12) Employment Agreement between Trump Hotels & Casino Resorts
               Holdings, L.P. and Nicholas L. Ribis (with exhibits).
   10.39(8)    Severance Agreement between Trump Plaza Associates and Robert M.
               Pickus.
   10.39.1(16) Employment Agreement between Robert M. Pickus and Trump Hotels and Casino Resorts, Inc.
   10.40(10)   Employment Contract, dated as of February 7, 1995, between Trump
               Plaza Associates and Kevin S. Smith.
   10.41(10)   Employment Agreement between Trump Plaza Associates and James A.
               Rigot.
   10.42(10)   Option and Right of First Offer Agreement between Trump Plaza
               Associates and Missouri Boardwalk Inc., dated June 24, 1993.
   10.43(10)   Lease between Donald J. Trump and Missouri Boardwalk Inc., dated
               June 24, 1993.
   10.44(10)   Sublease between Donald J. Trump and Missouri Boardwalk Inc., dated June 24, 1993.
   10.45       Intentionally omitted.
   10.46(12)   Executive Agreement among Donald J. Trump, Trump Hotels & Casino
               Resorts, Inc. and Trump Hotels & Casino Resorts Holdings, L.P.
   10.47(12)   1995 Stock Incentive Plan of Trump Hotels & Casino Resorts, Inc.
   10.48-10.49 Intentionally omitted.
   10.50(11)   Acquisition Agreement, dated April 27, 1995, between Trump
               Oceanview, Inc. and The New Jersey Sports and Exposition
               Authority.
   10.51-10.55 Intentionally omitted.
   10.54(12)   Trademark License Agreement, dated June 12, 1995, between Donald
               J. Trump and Trump Hotels & Casino Resorts, Inc.
   10.55(12)   Trademark Security Agreement, dated June 12, 1995, between Trump
               Hotels & Casino Resorts, Inc. and Donald J. Trump.
   10.56(11)   Agreement of Sublease between Donald J. Trump and Time Warner
               Entertainment Company, L.P., as amended.
   10.57-10.62 Intentionally omitted.
   10.63(18)   Employment Agreement, dated as of August 18, 1995, between Trump
               Plaza Associates and Patrick J. O'Malley.
   12          Statement of Computation of Ratio of Earnings to Fixed Charges.

   EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
   -----------                     ----------------------
   21          List of Subsidiaries of Trump Atlantic City Associates.
   23.1        Consent of Arthur Andersen LLP.
   23.2        Intentionally omitted.
   23.3*       Consent of Willkie Farr & Gallagher.
   23.4*       Consent of Sterns & Weinroth.
   24.1*       Power of Attorney (included on signature page).
   25          Statement of Eligibility Under the Trust Indenture Act of 1939
               of First Bank National Association, the First Mortgage Note
               Trustee.
   27.1*       Financial Data Schedule of Trump Atlantic City Funding, Inc.
               (formerly THCR Atlantic City Funding, Inc.).
   27.2*       Financial Data Schedule of Trump Atlantic City Associates.
   27.3*       Financial Data Schedule of Trump Plaza Associates.

- ---------------------

* Previously filed.
(1) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. for the year ended December 31, 1986.
(2) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. for the year ended December 31, 1992.
(3) Incorporated herein by reference to the identically numbered Exhibit in the Registration Statement on Form S-1, Registration No. 33-4604, of Trump Plaza Funding, Inc.
(4) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. for the fiscal year ended December 31, 1990.
(5) Previously filed in the Registration Statement on Form S-1, Registration No. 33-58608, of Trump Atlantic City Associates (formerly Trump Plaza Holding Associates).
(6) Incorporated herein by reference to the identically numbered Exhibit in the Registration Statement on Form S-1, Registration No. 33-58602, of Trump Plaza Funding, Inc. and Trump Plaza Associates.
(7) Incorporated herein by reference to the identically numbered Exhibit in the Registration Statement on Form S-1, Registration No. 33-58608, of Trump Atlantic City Associates (formerly Trump Plaza Holding Associates).
(8) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. and Trump Atlantic City Associates (formerly Trump Plaza Holding Associates) for the year ended December 31, 1993.
(9) Incorporated herein by reference to the identically numbered Exhibit in the Quarterly Report on Form 1O-Q of Trump Plaza Funding, Inc. for the quarter ended September 30, 1994.
(10) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. and Trump Atlantic City Associates (formerly Trump Plaza Holding Associates) for the year ended December 31, 1994.
(11) Incorporated herein by reference to the identically numbered Exhibit to the Registration Statement on Form S-1, Registration No. 33-90784, of Trump Hotels & Casino Resorts, Inc.
(12) Incorporated herein by reference to the identically numbered Exhibit in the Quarterly Report on Form 10-Q of Trump Hotels & Casino Resorts, Inc., Trump Hotels & Casino Resorts Holdings, L.P. and Trump Hotels & Casino Resorts Funding, Inc. for the quarter ended June 30, 1995.
(13) Incorporated herein by reference to the identically numbered Exhibit on the Current Report on Form 8-K of Trump Hotels & Casino Resorts, Inc., dated January 10, 1996.
(14) Incorporated herein by reference to the identically numbered Exhibit to the Quarterly Report on Form 10-Q of Trump Plaza Funding, Inc., Trump Plaza Associates and Trump Atlantic City Associates (formerly Trump Plaza Holding Associates) for the quarter ended June 30, 1995.

(15) Incorporated herein by reference to the identically numbered Exhibit on the Current Report on Form 8-K of Trump Hotels & Casino Resorts, Inc., dated February 1, 1996.
(16) Incorporated herein by reference to the identically numbered Exhibit to the Registration Statement on Form S-4, Registration No. 333-153, of Trump Hotels & Casino Resorts, Inc.
(17) Contained on the signature page of this Registration Statement.

(18) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. and Trump Plaza Associates for the year ended December 31, 1995.

  (B) FINANCIAL STATEMENT SCHEDULES

  SCHEDULE II--Valuation and Qualifying Accounts of Trump Atlantic City
              Associates and Trump Plaza Associates for the years ended December 31, 1993, 1994 and 1995.

  SCHEDULE II--Valuation and Qualifying Accounts of Trump Taj Mahal
              Associates and Trump Taj Mahal Funding, Inc. for the years ended December 31, 1993, 1994 and 1995.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes as follows:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on April 9, 1996.

                                          TRUMP ATLANTIC CITY ASSOCIATES
                                          By: Trump Plaza Holding, Inc.,
                                              its Managing General Partner

                                                   /s/ Nicholas L. Ribis
                                          By: _________________________________
                                            Name:Nicholas L. Ribis
                                            Title:Vice President

                                          TRUMP ATLANTIC CITY FUNDING, INC.

                                                   /s/ Nicholas L. Ribis
                                          By: _________________________________
                                            Name:Nicholas L. Ribis
                                            Title:President, Chief Executive
                                            Officer, Chief  Financial Officer
                                            and Director

                                          TRUMP PLAZA ASSOCIATES
                                          By: Trump Plaza Funding, Inc.,
                                              its Managing General Partner

                                                   /s/ Nicholas L. Ribis
                                          By: _________________________________
                                            Name:Nicholas L. Ribis
                                            Title:Vice President

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

TRUMP ATLANTIC CITY ASSOCIATES
By: Trump Plaza Holding, Inc.
  its Managing General Partner

             SIGNATURES                         TITLE                DATE

                  *                     President and
- -------------------------------------    Chairman of the        April 9, 1996
           DONALD J. TRUMP               Board of Directors
                                         (principal
                                         executive officer)

                  *                     Chief Financial
- -------------------------------------    Officer (principal     April 9, 1996
      FRANCIS X. MCCARTHY, JR.           financial and
                                         accounting officer)

        /s/ Nicholas L. Ribis           Director
- -------------------------------------                           April 9, 1996
          NICHOLAS L. RIBIS

                  *                     Director
- -------------------------------------                           April 9, 1996
          WALLACE B. ASKINS

                  *                     Director
- -------------------------------------                           April 9, 1996
            DON M. THOMAS

         /s/ Nicholas L. Ribis
*By: ________________________________
           NICHOLAS L. RIBIS
           ATTORNEY-IN-FACT

TRUMP ATLANTIC CITY FUNDING, INC.

             SIGNATURES                         TITLE                DATE

                  *                     Chairman of the
- -------------------------------------    Board of Directors     April 9, 1996
           DONALD J. TRUMP

        /s/ Nicholas L. Ribis           President, Chief
- -------------------------------------    Executive Officer,     April 9, 1996
          NICHOLAS L. RIBIS              Chief Financial
                                         Officer and
                                         Director (principal
                                         executive and
                                         financial officer)

                  *                     Director
- -------------------------------------                           April 9, 1996
          ROBERT M. PICKUS

                  *                     Corporate Treasurer
- -------------------------------------    (principal             April 9, 1996
            JOHN P. BURKE                accounting officer)

         /s/ Nicholas L. Ribis
*By: ________________________________
           NICHOLAS L. RIBIS
           ATTORNEY-IN-FACT

TRUMP PLAZA ASSOCIATES
By: Trump Plaza Funding, Inc.
  its Managing General Partner

             SIGNATURES                         TITLE                DATE

                  *                     President and
- -------------------------------------    Chairman of the        April 9, 1996
           DONALD J. TRUMP               Board of Directors
                                         (principal
                                         executive officer)

                  *                     Chief Financial
- -------------------------------------    Officer (principal     April 9, 1996
      FRANCIS X. MCCARTHY, JR.           financial and
                                         accounting officer)

        /s/ Nicholas L. Ribis           Director
- -------------------------------------                           April 9, 1996
          NICHOLAS L. RIBIS

                  *                     Director
- -------------------------------------                           April 9, 1996
          WALLACE B. ASKINS

                  *                     Director
- -------------------------------------                           April 9, 1996
            DON M. THOMAS

         /s/ Nicholas L. Ribis
*By: ________________________________
           NICHOLAS L. RIBIS
           ATTORNEY-IN-FACT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Atlantic City Associates and  Trump Plaza Associates:

  We have audited in accordance with generally accepted auditing standards, the financial statements of Trump Atlantic City Associates and Trump Plaza Associates (Partnerships) included in this registration statement and have issued our report thereon dated February 21, 1996. Our audit was made for the purposes of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Partnerships' management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 21, 1996

                                                                     SCHEDULE II

    TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 1993 1994 AND 1995

                              BALANCE AT  CHARGED TO    OTHER         BALANCE AT
                               BEGINNING  COSTS AND    CHANGES          END OF
                               OF PERIOD   EXPENSES  (DEDUCTIONS)       PERIOD
                              ----------- ---------- ------------     -----------
YEAR ENDED DECEMBER 31, 1993
  Allowances for doubtful
   accounts.................  $14,402,000 $   90,000 $(3,876,000)(A)  $10,616,000
                              =========== ========== ===========      ===========
  Valuation allowance for
   interest differential on
   CRDA bonds...............  $ 1,934,000 $1,047,000         --       $ 2,981,000
                              =========== ========== ===========      ===========
YEAR ENDED DECEMBER 31, 1994
  Allowances for doubtful
   accounts.................  $10,616,000 $  323,000 $(2,446,000)(A)  $ 8,493,000
                              =========== ========== ===========      ===========
  Valuation allowance for
   interest differential on
   CRDA bonds...............  $ 2,981,000 $  838,000 $(1,645,000)(B)  $ 2,174,000
                              =========== ========== ===========      ===========
YEAR ENDED DECEMBER 31, 1995
  Allowances for doubtful
   accounts.................  $ 8,493,000 $1,057,000 $(1,473,000)(A)  $ 8,077,000
                              =========== ========== ===========      ===========
  Valuation allowance for
   interest differential on
   CRDA bonds...............  $ 2,174,000 $1,141,000 $(2,238,000)(B)  $ 1,077,000
                              =========== ========== ===========      ===========

- ---------------------
(A) Write-off of uncollectible accounts.
(B) Write-off of allowance applicable to contribution of CRDA deposits.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Taj Mahal Associates and Subsidiary:

  We have audited in accordance with generally accepted auditing standards, the financial statements of Trump Taj Mahal Associates (Partnership) and Subsidiary included in this registration statement and have issued our report thereon dated February 16, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Partnership's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 16, 1996

          TRUMP TAJ MAHAL ASSOCIATES AND TRUMP TAJ MAHAL FUNDING, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                             (DOLLARS IN THOUSANDS)

                           BALANCE AT CHARGED TO CHARGED  DEDUCTIONS   BALANCE
                           BEGINNING  COSTS AND  TO OTHER    FROM      AT END
                           OF PERIOD   EXPENSES  ACCOUNTS  RESERVES   OF PERIOD
                           ---------- ---------- -------- ----------  ---------
December 31, 1993:
  Allowance for doubtful
   receivables............  $ 5,275     $3,472     $--      $4,401(B)  $ 4,346
  Valuation allowance for
   CRDA investments (A)...    4,369      2,764      --         --        7,133
                            -------     ------     ----     ------     -------
                            $ 9,644     $6,236     $--      $4,401     $11,479
                            =======     ======     ====     ======     =======
December 31, 1994:
  Allowance for doubtful
   receivables............  $ 4,346     $2,974     $--      $3,261(B)  $ 4,059
  Valuation allowance for
   CRDA investments (A)...    7,133      2,134      --       4,753       4,514
                            -------     ------     ----     ------     -------
                            $11,479     $5,108     $--      $8,014     $ 8,573
                            =======     ======     ====     ======     =======
December 31, 1995:
  Allowance for doubtful
   receivables............  $ 4,059     $4,508     $--      $3,525(B)  $ 5,042
  Valuation allowance for
   CRDA investments (A)...    4,514      3,090      --         --        7,604
                            -------     ------     ----     ------     -------
                            $ 8,573     $7,598     $--      $3,525     $12,646
                            =======     ======     ====     ======     =======

- ---------------------
(A) See Note 5 to financial statements.

(B) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
      1.1      Form of Underwriting Agreement among Trump Atlantic City
               Associates, Trump Atlantic City Funding, Inc., Trump Plaza
               Associates, Donaldson, Lufkin & Jenrette Securities Corporation,
               BT Securities Corporation and Salomon Brothers Inc.
      3.1.1    Certificate of Amendment of Certificate of Incorporation of
               Trump Atlantic City Funding, Inc.
      3.7      Form of Third Amended and Restated Partnership Agreement of
               Plaza Associates.
      3.8.3    Form of Amended and Restated Partnership Agreement of Trump
               Atlantic City Associates.
      3.9      Form of Second Amended and Restated Agreement of Limited
               Partnership of Trump Hotels & Casino Resorts Holdings, L.P.
      4.26     Form of Indenture among Trump Atlantic City Associates and Trump
               Atlantic City Funding, Inc., as issuers, Trump Plaza Associates,
               Trump Taj Mahal Associates and The Trump Taj Mahal Corporation,
               as guarantors, Trump Taj Mahal Funding, Inc., and First Bank
               National Association as trustee.
      4.27     Form of First Mortgage Note Certificate (included in Exhibit
               4.26).
      4.28     Form of Indenture of Mortgage and Security Agreement among Trump
               Atlantic City Associates, Trump Atlantic City Funding, Inc.,
               Trump Plaza Associates, Trump Taj Mahal Associates and The Trump
               Taj Mahal Corporation, and First Bank National Association, as
               trustee.
      4.29     Form of Assignment of Leases and Rents among Trump Atlantic City
               Funding, Inc., Trump Atlantic City Associates, Trump Plaza
               Associates, Trump Taj Mahal Associates and The Trump Taj Mahal
               Corporation, and First Bank National Association, as trustee.
      4.30     Form of Collateral Agency Agreement among First Bank National
               Association, as collateral agent; First Bank National
               Association, as trustee; Trump Atlantic City Associates; Trump
               Atlantic City Funding, Inc., the other secured parties signatory thereto; and the guarantors under the First Mortgage Notes
               Indenture.
     12        Statement of Computation of Ratio of Earnings to Fixed Charges.
     21        List of Subsidiaries of Trump Atlantic City Associates.
     23.1      Consent of Arthur Andersen LLP.
     25        Statement of Eligibility Under the Trust Indenture Act of 1939
               of First Bank National Association, the First Mortgage Note
               Trustee.